    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1998

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PMR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               8093                              23-2491707
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                          SAN DIEGO, CALIFORNIA 92103
                           TELEPHONE: (619) 610-4001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ALLEN TEPPER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                          SAN DIEGO, CALIFORNIA 92103
                           TELEPHONE: (619) 610-4001
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                JEREMY D. GLASER, ESQ.                             WILLIAM F. CARPENTER III, ESQ.
                  COOLEY GODWARD LLP                            WALLER LANSDEN DORTCH & DAVIS, PLLC
           4365 EXECUTIVE DRIVE, SUITE 1100                         511 UNION STREET, SUITE 2100
             SAN DIEGO, CALIFORNIA 92103                             NASHVILLE, TENNESSEE 37219
              TELEPHONE: (619) 550-6000                              TELEPHONE: (615) 244-6380

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As promptly as practicable after this Registration Statement becomes effective and after the effective time of the proposed Merger described in this
                            Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering, pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
SECURITIES                          AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
TO BE REGISTERED                     REGISTERED            PER SHARE           OFFERING PRICE       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value.......................  2,663,195 shares(1)        $13.58(2)            $36,159,000            $10,666.91
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock of the Registrant, including shares issuable upon exercise of options, which may be issued to the former stockholders of Behavioral Healthcare Corporation pursuant to the merger described herein.
(2) Pursuant to Rule 457(f)(2) and (3) under the Securities Act of 1933, as amended, the registration fee has been calculated by multiplying the Proposed Maximum Offering Price by .000295. The Proposed Maximum Aggregate Offering Price is equal to the aggregate book value of the capital stock of Behavioral Healthcare Corporation computed as of April 30, 1998, ($129,659,000) minus the amount of cash ($93,500,000) to be paid by registrant in exchange for the capital stock of Behavioral Healthcare Corporation in the merger. The Proposed Maximum Offering Price Per Share is equal to the Proposed Maximum Aggregate Offering Price divided by the number of shares being registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                          SAN DIEGO, CALIFORNIA 92103
                                                  , 1998

DEAR FELLOW STOCKHOLDER:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of PMR Corporation, a Delaware corporation ("PMR"), which will
be held on                , 1998 at                o'clock a.m., local time, at
PMR's offices at 501 Washington Street, 5th Floor, San Diego, California. At the Annual Meeting, you will be asked to consider and vote upon (i) the merger (the "Merger") of BHC Acquisition Corp. a Delaware corporation and wholly owned subsidiary of PMR ("PMR Sub"), with and into Behavioral Healthcare Corporation, a Delaware corporation ("BHC"), pursuant to an Agreement and Plan of Merger, dated July 30, 1998 (the "Merger Agreement"), pursuant to which, among other things, PMR Sub will cease to exist and BHC will survive as a wholly owned subsidiary of PMR (collectively, the "Merger Proposal"), (ii) the election of two directors to hold office until the 2001 Annual Meeting of Stockholders,
(iii) the name change of PMR to "Bragen Health Solutions, Inc.," (iv) the amendment of PMR's 1997 Equity Incentive Plan (the "Incentive Plan"), as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares and to extend the term of the Incentive Plan until February 1, 2008, and (v) the ratification of the selection of Ernst & Young LLP as independent auditors of PMR for its fiscal year ending April 30, 1999.

     As a result of the Merger, each outstanding share of BHC Common Stock and each share of BHC Series A Preferred Stock (other than shares of BHC Common Stock or Series A Preferred Stock owned by Vencor, Inc. or its affiliates (the "Vencor Shares") or any shares of BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of BHC) (collectively, the "Converted Shares") will be converted into the right to receive: (i) 0.3401 of a share of PMR Common Stock (the "Exchange Ratio"), (ii) cash in an amount equal to $28,500,000 divided by the number of Converted Shares outstanding (the "Outstanding Shares") immediately prior to the effective time of the Merger (the "Effective Time"), and (iii) an unsecured subordinated promissory note of PMR in an amount equal to $925,000 divided by the Outstanding Shares. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into equivalent options for PMR Common Stock, based upon the Exchange Ratio. If the requisite approval of the stockholders of PMR and the stockholders of BHC is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or promptly
after                , 1998.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Prospectus/Joint Proxy Statement relating to the actions to be taken by PMR stockholders at the Annual Meeting. THE PROSPECTUS/JOINT PROXY STATEMENT MORE FULLY DESCRIBES THE PROPOSED MERGER AND THE OTHER PROPOSALS SUBMITTED HEREBY AND INCLUDES INFORMATION ABOUT PMR AND BHC. I URGE YOU TO READ THE PROSPECTUS/JOINT PROXY STATEMENT CAREFULLY.

     After careful consideration, your Board of Directors has unanimously approved the Merger and the transactions relating thereto and has concluded that these proposals are in the best interests of PMR and its stockholders. In addition, in connection with its approval of the proposed Merger, the Board of Directors has received a written opinion from its financial advisor, SunTrust Equitable Securities ("SunTrust Equitable"), to the effect that the Exchange Ratio and the merger consideration is fair, from a financial point of view, to the stockholders of PMR. A copy of SunTrust Equitable's written opinion, which sets forth a description of the assumptions made, matters considered and limitations of SunTrust Equitable's review, is attached to the accompanying Prospectus/Joint Proxy Statement as Appendix B, and PMR stockholders are urged to read carefully the opinion in its entirety.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST

INTERESTS OF, PMR AND THE PMR STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PMR APPROVE THE MERGER, THE ELECTION OF THE DIRECTORS, THE CORPORATE NAME CHANGE AND THE INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1997 EQUITY INCENTIVE PLAN, AND RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, ALL AS DESCRIBED IN THE PROSPECTUS/JOINT PROXY STATEMENT.

     Approval of the Merger Agreement and the Merger and the issuance by PMR of shares of PMR Common Stock in connection therewith, requires the affirmative vote of the holders of a majority of the shares of PMR Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting. As a group, all executive officers and directors of PMR own in the aggregate approximately 30.9% of the outstanding PMR Common Stock.

     I urge you to vote FOR approval of the Merger, the election of the directors, the corporate name change, the increase in shares authorized for issuance under the 1997 Equity Incentive Plan, and to ratify the selection of Ernst & Young as independent auditors, all as described in the Prospectus/Joint Proxy Statement. On behalf of your Board of Directors, thank you for your support.

                                          Sincerely,

                                          Allen Tepper
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PMR CORPORATION
                        501 WASHINGTON STREET, 5TH FLOOR
                          SAN DIEGO, CALIFORNIA 92103
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON                   , 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of PMR Corporation, a California corporation ("PMR"), will be held on
                           , 1998 at                o'clock a.m., local time, at
PMR's offices at 501 Washington Street, 5th Floor, San Diego, California.

     The Annual Meeting is for the following purposes:

          1. To consider and vote upon a proposal to approve the merger of BHC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PMR ("PMR Sub"), with and into Behavioral Healthcare Corporation, a Delaware corporation ("BHC"), pursuant to an Agreement and Plan of Merger, dated July 30, 1998, (the "Merger Agreement") among PMR, PMR Sub and BHC, and pursuant to which, among other things, PMR Sub will cease to exist and BHC will survive as a wholly owned subsidiary of PMR (the "Merger"). As a result of the Merger, each outstanding share of BHC Common Stock and each share of BHC Series A Preferred Stock (other than shares of BHC Common Stock or Series A Preferred Stock owned by Vencor, Inc. or its affiliates (the "Vencor Shares") or any shares of BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of BHC) (collectively, the "Converted Shares") will be converted into the right to receive (i) 0.3401 of a share of PMR Common Stock (the "Exchange Ratio"), (ii) cash in an amount equal to $28,500,000 divided by the number of Converted Shares outstanding (the "Outstanding Shares") immediately prior to the effective time of the Merger (the "Effective Time"), and (iii) an unsecured subordinated promissory note of PMR in an amount equal to $925,000 divided by the Outstanding Shares. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into equivalent options for PMR Common Stock, based upon the Exchange Ratio.

          2. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

          3. To approve the name change of PMR to "Bragen Health Solutions, Inc."

          4. To approve PMR's 1997 Equity Incentive Plan (the "Incentive Plan"), as amended, to increase to aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares and to extend the term of the Incentive Plan until February 1, 2008.

          5. To ratify the Selection of Ernst & Young LLP as independent auditors of PMR for its fiscal year ending April 30, 1999.

          6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS OF PMR UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

     Only holders of record of PMR Common Stock at the close of business on August 17, 1998 are entitled to notice of, and will be entitled to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Allen Tepper
                                      Chairman of the Board and
                                      Chief Executive Officer

San Diego, California
               , 1998

                       BEHAVIORAL HEALTHCARE CORPORATION
                       102 WOODMONT BOULEVARD, SUITE 800
                           NASHVILLE, TENNESSEE 37205

                                            , 1998

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "BHC Special Meeting") of Behavioral Healthcare Corporation, a Delaware
corporation ("BHC"), which will be held on                , 1998 at
               o'clock a.m., local time, at BHC's offices at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee.

     At the BHC Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger dated July 30, 1998 (the "Merger Agreement"), among BHC, PMR Corporation, a Delaware corporation ("PMR"), and BHC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PMR ("PMR Sub"), and (ii) approve the merger of PMR Sub with and into BHC, pursuant to which, among other things, PMR Sub will cease to exist and BHC will survive as a wholly owned subsidiary of PMR (the "Merger"). As a result of the Merger, each outstanding share of BHC Common Stock and each share of BHC Series A Preferred Stock (other than shares of BHC Common Stock or Series A Preferred Stock owned by Vencor, Inc. or its affiliates (the "Vencor Shares") or any shares of BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of BHC) (collectively, the "Converted Shares") will be converted into the right to receive: (i) 0.3401 of a share of PMR Common Stock (the "Exchange Ratio"), (ii) cash in an amount equal to $28,500,000 divided by the number of Converted Shares outstanding (the "Outstanding Shares") immediately prior to the effective time of the Merger (the "Effective Time"), and (iii) an unsecured subordinated promissory note of PMR in an amount equal to $925,000 divided by the Outstanding Shares. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into equivalent options for PMR Common Stock, based upon the Exchange Ratio. If the requisite approval of the stockholders of PMR and the stockholders of BHC is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or promptly
after                , 1998.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT AND THE APPENDICES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AND DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, BHC AND THE BHC STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT BHC STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of BHC Common Stock and Series A Preferred Stock, voting as separate classes. Certain executive officers, directors and stockholders of BHC owning in the aggregate approximately 89% of the outstanding BHC Common Stock and 100% of the outstanding Series A Preferred Stock have each agreed to vote or direct the vote of all BHC Common Stock and Series A Preferred Stock over which they have voting power or control in favor of the Merger Agreement and the Merger. As a result, approval of the Merger by the BHC stockholders is assured.

     In view of the importance of the action to be taken at this BHC Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Prospectus/Joint Proxy Statement, including the appendices thereto, which also include information on PMR, BHC and the Merger. Whether or not you expect to attend the BHC Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                      Sincerely,

                                      Edward A. Stack
                                      President and Chief Executive Officer

                       BEHAVIORAL HEALTHCARE CORPORATION
                       102 WOODMONT BOULEVARD, SUITE 800
                           NASHVILLE, TENNESSEE 37205
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                   , 1998

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "BHC Special Meeting") of Behavioral Healthcare Corporation, a Delaware corporation
("BHC"), will be held on                , 1998, at                o'clock a.m.,
local time, at BHC's offices at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee.

     The BHC Special Meeting is for the following purposes:

     1. To consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger dated July 30, 1998 (the "Merger Agreement"), among BHC, PMR Corporation, a Delaware corporation ("PMR"), and BHC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PMR ("PMR Sub"), and (ii) approve the merger of PMR Sub with and into BHC, pursuant to which, among other things, PMR Sub will cease to exist and BHC will survive as a wholly owned subsidiary of PMR (the "Merger"). As a result of the Merger, each outstanding share of BHC Common Stock and each share of Series A Preferred Stock (other than shares of BHC Common Stock or Series A Preferred Stock owned by Vencor, Inc. or its affiliates (the "Vencor Shares") or any shares of BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of
       BHC) (collectively, the "Converted Shares") will be converted into the right to receive: (i) 0.3401 of a share of PMR Common Stock (the "Exchange Ratio"), (ii) cash in an amount equal to $28,500,000 divided by the number of Converted Shares outstanding (the "Outstanding Shares") immediately prior to the effective time of the Merger (the "Effective Time"), and (iii) an unsecured subordinated promissory note of PMR in an amount equal to $925,000 divided by the Outstanding Shares. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into equivalent options for PMR Common Stock, based upon the Exchange Ratio.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS OF BHC UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL DESCRIBED ABOVE.

     Only the holders of record of BHC Common Stock and Series A Preferred Stock at the close of business on August 17, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Edward A. Stack
                                          President and Chief Executive Officer

Nashville, Tennessee
               , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED AUGUST 25, 1998
PROSPECTUS

                                PMR CORPORATION
                                   PROSPECTUS
                            ------------------------

                                PMR CORPORATION
                                      AND

                       BEHAVIORAL HEALTHCARE CORPORATION
                             JOINT PROXY STATEMENT

     This Prospectus/Joint Proxy Statement is being furnished to the stockholders of PMR Corporation, a Delaware corporation ("PMR"), on behalf of the PMR Board of Directors (the "PMR Board") for use at the Annual Meeting of
Stockholders of PMR to be held on             , 1998 at      o'clock a.m., local
time, at PMR's offices at 501 Washington Street, 5th Floor, San Diego, California, and at any adjournments or postponements thereof (the "PMR Meeting").

     This Prospectus/Joint Proxy Statement is also being furnished to the stockholders of Behavioral Healthcare Corporation, a Delaware corporation ("BHC"), on behalf of the BHC Board of Directors (the "BHC Board") for use at
the Special Meeting of Stockholders of BHC to be held on             , 1998 at
     o'clock a.m., local time, at BHC's offices at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee, and at any adjournments or postponements thereof (the "BHC Meeting").

     The PMR Meeting and the BHC Meeting are being called in connection with the proposed merger of BHC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PMR ("PMR Sub"), with and into BHC (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated July 30, 1998, among PMR, PMR Sub and BHC. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) PMR Sub will cease to exist and BHC will survive as a wholly owned subsidiary of PMR and (ii) each outstanding share of BHC Common Stock and each share of BHC Series A Preferred Stock (other than any shares of BHC Common Stock or Series A Preferred Stock owned by Vencor, Inc. ("Vencor") or its affiliates (the "Vencor Shares") or any shares of BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of BHC) (collectively, the "Converted Shares") will be converted into the right to receive (i) 0.3401 of a share of PMR Common Stock (the "Exchange Ratio"), (ii) a cash amount equal to $28,500,000 divided by the number of Converted Shares outstanding (the "Outstanding Shares") immediately prior to the effective time of the Merger (the "Effective Time"), and (iii) an unsecured promissory note of PMR in an amount equal to $925,000 divided by the number of Outstanding Shares. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into equivalent options for PMR Common Stock, based upon the Exchange Ratio.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED BY PMR OR BHC TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PMR, BHC OR ANY OTHER PERSON. THIS PROSPECTUS/ JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.
                            ------------------------

    THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS             , 1998.

     PMR Common Stock is included on the Nasdaq National Market ("Nasdaq") under the symbol "PMRP." It is a condition of the obligations of PMR and BHC to consummate the Merger that the shares of PMR Common Stock to be issued in the Merger be approved for inclusion on Nasdaq.

     Because the Exchange Ratio is fixed, changes in the market price of PMR Common Stock will affect the dollar value of the PMR Common Stock to be received by BHC stockholders in the Merger. As a result, the exact value of the shares of PMR Common Stock to be received by BHC stockholders in the Merger will not be known at the time of the PMR Meeting and the BHC Meeting. Stockholders of PMR and BHC are encouraged to obtain current market quotations for PMR Common Stock prior to the PMR Meeting and BHC Meeting.

     This Prospectus/Joint Proxy Statement also constitutes the Prospectus of PMR with respect to the shares of PMR Common Stock to be issued in the Merger in exchange for outstanding shares of BHC Common Stock. The combination of (i) an aggregate of 2,600,000 shares of PMR Common Stock, (ii) cash in an amount equal to $28,500,000 divided by the number of Outstanding Shares and (iii) an unsecured subordinated promissory note from PMR in an amount equal to $925,000 divided by the number of Outstanding Shares (the "Merger Consideration") will be issued in the Merger. The Vencor Shares shall be converted into the right to receive $65,000,000 in cash in the aggregate. In addition, certain outstanding options to acquire BHC Common Stock under BHC's 1993 Stock Plan that are not repurchased pursuant to the Merger Agreement will be converted as a result of the Merger into options to acquire up to a maximum of approximately 63,195 shares of PMR Common Stock.

     If the requisite approvals of the stockholders of PMR and the stockholders of BHC are received and other conditions to the Merger are satisfied or waived,
the Merger is expected to be consummated on or promptly after             , 1998
(the "Closing").

     All information contained or incorporated by reference in this Prospectus/Joint Proxy Statement relating to PMR or PMR Sub has been supplied by PMR, and all information contained in this Prospectus/Joint Proxy Statement relating to BHC has been supplied by BHC.

     This Prospectus/Joint Proxy Statement is first being mailed to stockholders
of PMR and BHC on or about             , 1998.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF PMR AND STOCKHOLDERS OF BHC ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/JOINT PROXY STATEMENT IN ITS ENTIRETY.

     SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR ADDITIONAL FACTORS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF BHC AND STOCKHOLDERS OF PMR.
                            ------------------------

     THE SHARES OF PMR COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................   iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   iv
SUMMARY.....................................................    1
RISK FACTORS................................................   14
  Integration of Operations.................................   14
  Additional Shares to be Issued by PMR; Shares Eligible for
     Future Sale, Dilutive Effect to PMR Stockholders.......   14
  Deterrent Effect of Termination; Provisions and Other
     Agreements.............................................   15
  Fixed Exchange Ratio......................................   15
  Rights of Holders of BHC Common Stock Following the
     Merger.................................................   15
  Regulatory Matters........................................   15
  Substantial Leverage and Debt Service Obligations.........   16
  Dependence Upon Medicare, Medicaid and Other Third Party
     Reimbursements.........................................   16
  State and Federal Anti-Kickback and Self-Referral Laws....   18
  Federal and State False Claims Act........................   19
  Fraud and Abuse Related to CHAMPUS........................   21
  Impact of Health Care Reform and the Balanced Budget Act
     of 1997................................................   21
  Sufficiency of Existing Reserves to Cover Reimbursement
     Risks..................................................   21
  Continuity of Management Contracts........................   22
  Dispute Under TennCare Program............................   22
  Licensure and Certification...............................   23
  Risks Associated with Acquisitions........................   23
  Management of Rapid Growth................................   24
  Dependence on Healthcare Professionals....................   24
  Dependence on Key Personnel...............................   24
  Competition...............................................   24
  Availability and Adequacy of Insurance....................   25
  Shares Eligible for Sale..................................   25
  Possible Volatility of Stock Price........................   25
  Anti-Takeover Provisions..................................   25
  Year 2000 Compliance......................................   26
THE PMR MEETING.............................................   26
THE BHC MEETING.............................................   28
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............   29
  Background of the Merger..................................   29
  PMR's Reasons for the Merger..............................   33
  Disease Management Strategy for Neurological Disorders....   33
  Revenue Enhancement Potential.............................   34
  Potential Cost Savings....................................   34
  Impact on PMR Earnings Per Share..........................   34
  PMR Board Recommendation..................................   35
  BHC's Reasons for the Merger..............................   35
  BHC Board Recommendation..................................   36
  Opinion of SunTrust Equitable Securities Corporation......   36
  Interest of Certain Persons in the Merger.................   42
  Regulatory Matters........................................   42

                                                              PAGE
                                                              ----
  Certain Federal Income Tax Matters........................   43
  Accounting Treatment......................................   45
  Appraisal Rights of BHC Stockholders......................   45
  No Appraisal Rights of PMR Stockholders...................   47
TERMS OF THE MERGER.........................................   48
  Effective Time............................................   48
  Manner and Basis for Converting Shares....................   48
  Effect of the Merger......................................   49
  Treatment of Employee Equity Benefit Plans................   50
  Stock Ownership Following the Merger......................   50
  Representations and Warranties............................   50
  Covenants.................................................   50
  Indemnification and Reimbursement.........................   52
  No Solicitation...........................................   52
  Conditions to the Merger..................................   53
  Termination of the Merger Agreement.......................   55
  Effect of Termination.....................................   55
  Break-Up Fees.............................................   56
  Merger Expenses and Fees and Other Costs..................   56
  Related Agreements........................................   56
  Affiliates' Restrictions on Sale of PMR Common Stock......   57
  Financing.................................................   57
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (Unaudited)...............................................   58
ELECTION OF PMR DIRECTORS...................................   64
APPROVAL OF PMR NAME CHANGE TO BRAGEN HEALTH SOLUTIONS,
  INC.......................................................   66
AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN TO INCREASE
  SHARES....................................................   66
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...........   72
PMR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   73
  Section 16(a) Beneficial Ownership Reporting Compliance...   74
EXECUTIVE COMPENSATION......................................   75
  Compensation of PMR Directors.............................   75
  Outside Directors' Non-Qualified Stock Option Plan of
     1992...................................................   75
  1997 Equity Incentive Plan................................   75
COMPENSATION PURSUANT TO PLANS..............................   76
  Compensation of Executive Officers........................   76
  Stock Option Grants and Exercises.........................   77
  Aggregated Option Exercises in Last Fiscal Year, and
     Fiscal Year End Option Values..........................   77
EMPLOYMENT AGREEMENTS.......................................   77
REPORT OF THE COMPENSATION COMMITTEE OF THE PMR BOARD OF
  DIRECTORS ON EXECUTIVE COMPENSATION.......................   77
  Executive Officer Compensation Program....................   77
  CEO Compensation..........................................   79
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   79
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   79
PERFORMANCE MEASUREMENT COMPARISON..........................   80
OTHER MATTERS...............................................   80
INFORMATION WITH RESPECT TO PMR.............................   80

                                                              PAGE
                                                              ----
PMR BUSINESS................................................   81
MARKET PRICE OF AND DIVIDENDS ON PMR'S COMMON EQUITY AND
  RESTATED
  STOCKHOLDER MATTERS.......................................   81
SELECTED FINANCIAL DATA AND SUPPLEMENTAL FINANCIAL
  INFORMATION...............................................   81
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   81
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL
  DISCLOSURE................................................   81
BHC BUSINESS................................................   82
BHC DIRECTORS AND EXECUTIVE OFFICERS........................   90
BHC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   93
BHC MANAGEMENT..............................................   98
BHC PRINCIPAL STOCKHOLDERS..................................   99
DESCRIPTION OF CAPITAL STOCK................................  101
COMPARISON OF RIGHTS OF PMR STOCKHOLDERS AND BHC
  STOCKHOLDERS..............................................  102
EXPERTS.....................................................  105
LEGAL MATTERS...............................................  105
INDEX TO FINANCIAL STATEMENTS...............................  F-1

THE FOLLOWING APPENDICES ALSO CONSTITUTE PART OF THIS PROSPECTUS/JOINT PROXY
STATEMENT:

Appendix A -- Agreement and Plan of Merger and Reorganization

Appendix B -- Opinion of SunTrust Equitable Securities Corporation

Appendix C -- Section 262 of the Delaware General Corporation Law

                             AVAILABLE INFORMATION

     PMR is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web, located at http://www.sec.gov.

     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of BHC to approve the Merger Proposal (defined below) constitutes an offering of the PMR Common Stock to be issued in connection with the Merger. Accordingly, PMR has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (as amended from time to time, the "Registration Statement"). This Prospectus/Joint Proxy Statement constitutes the prospectus of PMR that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus/Joint Proxy Statement in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto and amendments thereof, has been filed with the Commission through the EDGAR system. In addition, such reports, proxy statements and other information concerning PMR can be inspected at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of the Registration Statement, including the exhibits thereto and amendments thereof and other material that is not included herein, may be inspected, without charge, at the offices of the Commission or on the EDGAR system referred to above.

     Statements made in this Prospectus/Joint Proxy Statement concerning the contents of any contract, agreement or other document accurately describe the material provisions of such contract, agreement or other document but are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement or attached as an appendix to the Prospectus/Joint Proxy Statement or otherwise filed with the Commission, reference is hereby made to that exhibit or appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by PMR pursuant to the Exchange Act (File No. 0-20488) or filed herewith and attached hereto are incorporated by reference in this Prospectus/Joint Proxy Statement:

     1. PMR's Current Report on Form 8-K dated August 4, 1998*;

     2. PMR's Annual Report on Form 10-K for the fiscal year ended April 30, 1998**;

     3. PMR's Annual Report to Stockholders for the fiscal year ended April 30, 1998***.
---------------
  * Previously filed.

 ** Previously filed and attached hereto.

*** Attached hereto.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified and superseded.

     THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS/JOINT PROXY STATEMENT HAS BEEN DELIVERED FROM PMR CORPORATION, 501 WASHINGTON STREET, 5TH FLOOR, SAN DIEGO, CALIFORNIA 92103, ATTENTION: MARK P. CLEIN, CHIEF FINANCIAL OFFICER; TELEPHONE NUMBER: (619) 610-4001. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE BHC MEETING AND THE PMR MEETING, ANY SUCH REQUEST SHOULD
BE MADE BY             , 1998.
                            ------------------------

     This Prospectus/Joint Proxy Statement contains trademarks and registered trademarks of PMR, BHC and other companies.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Prospectus/Joint Proxy Statement and the Appendices hereto. Stockholders of PMR and stockholders of BHC are urged to read this Prospectus/Joint Proxy Statement and the Appendices in their entirety.

     Except for the historical information contained herein, the discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. PMR's, BHC's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and elsewhere in this Prospectus/Joint Proxy Statement and in the information and documents annexed hereto or incorporated herein by reference.

GENERAL

     This Prospectus/Joint Proxy Statement is being provided to stockholders of PMR in connection with the proposed Merger of PMR Sub with and into BHC, pursuant to which PMR Sub will cease to exist and BHC will survive the Merger as a wholly owned subsidiary of PMR, the election of two directors to serve until the 2001 Annual Meeting of Stockholders, the name change of PMR to "Bragen Health Solutions, Inc.," the amendment of PMR's 1997 Equity Incentive Plan (the "Incentive Plan") to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares and to extend the term of the Incentive Plan until February 1, 2008, and the ratification of the selection of Ernst & Young LLP as independent auditors for PMR for the year ending April 30, 1999. This Prospectus/Joint Proxy Statement is being provided to stockholders of BHC in connection with the proposed Merger of PMR Sub with and into BHC. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A.

THE PARTIES

  PMR

     PMR is a leading manager of specialized mental health care programs and disease management services designed to treat individuals with a serious mental illness, primarily schizophrenia and bi-polar disorder. PMR operates a broad range of outpatient and community-based psychiatric services, consisting of 37 intensive outpatient programs, two case management programs and four chemical dependency programs. In addition, PMR recently announced an agreement to form Stadt Solutions LLC, a venture with Stadlander Drug Distribution Co., Inc. to operate a specialty pharmacy program for individuals with mental illness. Upon formation, Stadt Solutions LLC will operate 14 pharmacies.

     PMR was incorporated in Delaware in 1988 and its principal executive offices are located at 501 Washington Street, 5th Floor, San Diego, California 92103. Its telephone number is (619) 610-4001. PMR maintains a web site on the World Wide Web at http://www.pmrcorp.com. Unless otherwise indicated, "PMR" refers to PMR Corporation, a Delaware corporation, and its subsidiaries.

     See "Risk Factors" for a discussion of the risks associated with the ownership of PMR Common Stock, including risks related to the Merger.

  PMR Sub

     PMR Sub was incorporated in Delaware in January 1998. It is a wholly owned subsidiary of PMR and has no material assets or liabilities and has not engaged in any activities except in connection with the proposed Merger. PMR Sub's executive offices are located at 501 Washington Street, 5th Floor, San Diego, California 92103. Its telephone number is (619) 610-4001.

  BHC

     BHC is a provider of behavioral and psychiatric health care services. Through its wholly owned subsidiaries, BHC owns and operates 43 psychiatric facilities, including 38 acute care psychiatric facilities and five residential treatment centers. In addition, BHC operates 19 mobile crisis services and 89 outpatient treatment centers in affiliation with, or under license of, these facilities. BHC currently has over 3,500 licensed beds in its facilities, which are located in 18 states and Puerto Rico, BHC's facilities provide a full range of treatment services for children, adolescents and adults with psychiatric, emotional, substance abuse and behavioral disorders. BHC's facilities are licensed, certified for participation in Medicare and Medicaid and accredited by the Joint Commission of Accreditation of Healthcare Organizations ("JCAHO").

     BHC was incorporated in Delaware in June 1993, and its principal executive offices are located at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee 37205. BHC's telephone number is (615) 269-3492. Unless otherwise indicated, "BHC" refers to Behavioral Healthcare Corporation, a Delaware corporation, and its subsidiaries.

MEETINGS OF PMR STOCKHOLDERS AND BHC STOCKHOLDERS

  Date, Time and Place

     The PMR Meeting will be held on                , 1998 at   o'clock a.m.,
local time, at PMR's offices at 501 Washington Street, 5th Floor, San Diego, California.

     The BHC Meeting will be held on                , 1998 at   o'clock a.m.,
local time, at BHC's offices at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee.

  Purposes of the Meetings

     PMR Meeting. At the PMR Meeting, stockholders of PMR will be asked to consider and vote upon proposals to (i) approve the Merger (referred to herein as the "Merger Proposal"); (ii) elect two directors to hold office until the 2001 Annual Meeting of Stockholders; (iii) approve the name change of PMR to "Bragen Health Solutions, Inc."; (iv) approve PMR's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares and to extend the term of the Incentive Plan until February 1, 2008; (v) ratify the selection of Ernst & Young LLP as independent auditors of PMR for its fiscal year ending April 30, 1999; and (vi) transact such other business as may properly came before the meeting or any adjournment or postponement thereof.

     BHC Meeting. At the BHC Meeting, stockholders of BHC will be asked to consider and vote upon the Merger Proposal.

  Record Date; Shares Entitled to Vote

     PMR. Only holders of record of PMR Common Stock at the close of business on August 17, 1998 (the "Record Date") are entitled to notice of and to vote at the PMR Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 6,960,130 shares of PMR Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the PMR Meeting.

     BHC. Only holders of record of BHC Common Stock and Series A Preferred Stock (collectively "BHC Capital Stock") at the close of business on the Record Date are entitled to notice of and to vote at the BHC Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 13,563,280 shares of BHC Common Stock and 5,651,367 shares of BHC Series A Preferred Stock, each of which will be entitled to one vote on each matter to be acted upon at the BHC Meeting.

  Vote Required

     PMR. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of PMR Common Stock present (in person or by proxy) and entitled to vote on the Merger Proposal. As a group, all executive officers and directors of PMR and their respective affiliates beneficially owned 2,405,359 shares, or approximately 30.9%, of the PMR Common Stock outstanding as of the Record Date. In addition, the PMR stockholders will be asked to elect two directors to the PMR Board, to approve the change of PMR's name to "Bragen Health Solutions, Inc.", to approve an increase of shares reserved under PMR's 1997 Equity Incentive Plan and to extend the term of the Incentive Plan until February 1, 2008 and to ratify PMR's selection of Ernst & Young LLP as PMR's independent auditors for the fiscal year ending April 30, 1999. The election of the directors will require a plurality of votes present (in person or by proxy) and entitled to vote at the PMR Meeting and the approval of the remaining proposals will require the vote of a majority of the votes present (in person or by proxy) and entitled to vote at the PMR Meeting.

     BHC. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of BHC Common Stock and Series A Preferred Stock, voting as separate classes, outstanding on the Record Date and entitled to vote on the Merger Proposal. As a group, all executive officers and directors of BHC and their respective affiliates beneficially owned 11,620,938 shares of BHC Common Stock and 5,651,367 shares of Series A Preferred Stock, or approximately 82%, of the BHC Common Stock and 100% of the Series A Preferred Stock respectively, outstanding as of the Record Date. Certain executive officers and directors of BHC and their affiliates owning in the aggregate approximately 81% of the outstanding BHC Common Stock and 100% of the outstanding Series A Preferred Stock, respectively, and certain other stockholders owning in the aggregate approximately 8% of the outstanding BHC Common Stock have each agreed to vote or direct the vote of all BHC Capital Stock over which they have voting power or control in favor of the Merger Agreement and the Merger. As a result, approval of the Merger at the BHC Meeting is assured. See "Terms of the Merger -- Related Agreements -- Stockholder Agreements."

  Recommendations of Boards of Directors

     The PMR Board. The PMR Board has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of PMR and its stockholders. The PMR Board has unanimously recommended approval of the Merger Proposal by the PMR stockholders. The primary factors considered and relied upon by the PMR Board in reaching its recommendation are described below under "Approval of the Merger and Related Transactions -- PMR's Reasons for the Merger."

     The BHC Board. The BHC Board has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of BHC and its stockholders. The BHC Board has unanimously recommended approval of the Merger Proposal by the BHC stockholders. The primary factors considered and relied upon by the BHC Board in reaching its recommendation are described below under "Approval of the Merger and Related Transactions -- BHC's Reasons for the Merger."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the combined businesses of PMR and BHC.

OPINION OF PMR'S FINANCIAL ADVISOR

     SunTrust Equitable Securities Corporation ("SunTrust Equitable") has acted as financial advisor to PMR in connection with the Merger. As part of its role as financial advisor to PMR, SunTrust Equitable was engaged to render its opinion as to the fairness, from a financial point of view, to PMR's stockholders of the consideration to be paid by PMR pursuant to the Merger Agreement. The full text of the opinion of SunTrust Equitable, which sets forth the assumptions made, matters considered and limitations on the review undertaken by SunTrust Equitable, is attached as Appendix B to this Prospectus/Joint Proxy Statement. PMR stockholders are urged to read the opinion in its entirety. See "Approval of the Merger and Related Transactions -- Opinion of SunTrust Equitable Securities Corporation."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the BHC Board with respect to the Merger Proposal, holders of BHC Capital Stock should be aware that members of the BHC Board and the executive officers of BHC have certain interests in the Merger that are in addition to the interests of the holders of BHC Capital Stock generally. Promptly following consummation of the Merger, Edward A. Stack, President and Chief Executive Officer of BHC, will be elected as a director, President and Chief Operating Officer of PMR and will continue under his current employment agreement with BHC. In addition, Mr. Stack and, subject to certain conditions, Michael E. Davis, Chief Financial Officer of BHC, will receive retention bonuses consisting of an aggregate of 100,000 shares and 50,000 shares, respectively, of PMR Common Stock. Further, Vencor, the holder of approximately 60% of BHC Capital Stock, will receive $65,000,000 in cash for the Vencor Shares. The members of the BHC Board, including BHC's outside directors, were aware of these interests and took such interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "Approval of the Merger and Related
Transactions -- Interests of Certain Persons in the Merger," and "-- Background of the Merger."

REGULATORY MATTERS

     The Merger is subject to review by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and certain information and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "Risk
Factors -- Regulatory Matters" and "Approval of the Merger and Related Transactions -- Regulatory Matters."

CERTAIN FEDERAL INCOME TAX MATTERS

     The exchange of BHC Capital Stock for the Merger Consideration pursuant to the Merger will be a taxable exchange for federal income tax consequences. Accordingly, each BHC stockholder will generally realize gain or loss equal to the difference between such stockholder's adjusted tax basis in his, her or its BHC Capital Stock and such stockholder's portion of the Merger Consideration. BECAUSE EACH STOCKHOLDER'S SITUATION IS UNIQUE, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM. See "Approval of the Merger and Related Transactions -- Material Federal Income Tax Matters."

ACCOUNTING TREATMENT

     The Merger is intended to be treated as a purchase for financial accounting purposes. See "Approval of the Merger and Related Transactions -- Accounting Treatment" and "Terms of the Merger -- Conditions to the Merger."

APPRAISAL RIGHTS OF BHC STOCKHOLDERS

     If the Merger Proposal is approved by the required vote of BHC stockholders and is not abandoned or terminated, the holders of BHC Common Stock and Series A Preferred Stock may be entitled to exercise appraisal rights pursuant to Section 262 of the Delaware General Corporation Law ("DGCL)," a copy of which is attached hereto as Appendix C, with respect to shares that are not voted in favor of the Merger. See "Approval of the Merger and Related
Transactions -- Appraisal Rights of BHC Stockholders" and Appendix C.

NO APPRAISAL RIGHTS OF PMR STOCKHOLDERS

     The stockholders of PMR are not entitled to appraisal rights in connection with the Merger under the DGCL. See "Approval of the Merger and Related Transactions -- No Appraisal Rights of PMR Stockholders" and Appendix C.

THE MERGER

     Terms of the Merger; Exchange Ratio. As a result of the Merger, BHC will become a wholly owned subsidiary of PMR and each outstanding share of BHC Common Stock and Series A Preferred Stock (other than the Vencor Shares and other than any shares of BHC Common Stock owned by PMR, BHC, PMR Sub or any direct or indirect wholly owned subsidiary of PMR or BHC) will be converted into the right to receive: (i) 0.3401 (the "Exchange Ratio") of a share of PMR Common Stock,
(ii) cash in an amount equal to $28,500,000 divided by the number of Outstanding Shares, and (iii) an unsecured subordinated promissory note from PMR in an amount equal to $925,000 divided by the number of Outstanding Shares (collectively, together with the cash payable with respect to the Vencor Shares, the "Merger Consideration"). The Exchange Ratio may be adjusted prior to the Effective Time to the extent necessary to account for certain changes in capitalization of BHC. Cash will be paid in lieu of issuing fractional shares. A portion of the Merger Consideration is to be held in escrow to secure the performance of the indemnification obligations of the BHC stockholders pursuant to the Merger Agreement. See "Terms of the Merger -- Related
Agreements -- Escrow Agreement." An aggregate of 2,600,000 shares of PMR Common Stock will be issued in the Merger, and certain outstanding BHC 1993 Options under the BHC 1993 Stock Plan (the "BHC 1993 Plan") that are not repurchased pursuant to the Merger Agreement will be converted into options to acquire up to a maximum of approximately 63,195 shares of PMR Common Stock. See "Terms of the Merger -- Manner and Basis for Converting Shares."

     Other Effects of the Merger. The Merger will be consummated promptly after the approval by the PMR stockholders and the BHC stockholders of the Merger Proposal and the satisfaction or waiver of the other conditions to consummation of the Merger (the "Closing Date"). The Merger will become effective on the date that a certificate of merger is duly filed with the Delaware Secretary of State (the "Effective Time"). At the Effective Time, PMR Sub will merge with and into BHC, with the result that BHC will be the surviving corporation in the Merger and a wholly owned subsidiary of PMR (the "Surviving Corporation"). The stockholders of BHC (other than Vencor) will become stockholders of PMR (as described below), and their rights will be governed by PMR's Certificate of Incorporation, as amended (the "PMR Certificate"), the Bylaws of PMR (the "PMR Bylaws") and the DGCL. See "Terms of the Merger -- Effect of the Merger" and "Comparison of Rights of Stockholders of PMR and Stockholders of BHC."

     Exchange of BHC Stock Certificates. Promptly after the Effective Time, PMR, acting through StockTrans, Inc. as its exchange agent (the "Exchange Agent"), will deliver to each holder of record, as of the Effective Time, of a certificate or certificates which immediately prior to the Effective Time represented BHC Converted Shares a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for the Merger Consideration, including certificates representing shares of PMR Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF BHC COMMON STOCK OR PREFERRED STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL. See "Terms of the Merger -- Manner and Basis for Converting Shares."

     BHC Stock Options. Prior to the Effective Time, BHC has agreed to offer to repurchase from holders of all outstanding stock options under BHC's option plans, all such outstanding stock options for an aggregate purchase price of $1,135,546 (the "Repurchase Offer"). At the Effective Time, PMR shall pay in cash, to each person that has accepted the Repurchase Offer, an amount equal to either fifty cents ($0.50) (or in the case of certain of the options issued pursuant to the BHC 1993 Plan, one dollar and twenty-five cents ($1.25)) per share of BHC Common Stock issuable upon exercise of options exercisable immediately prior to the Closing Date held by such person. All stock options of BHC (other than options under the BHC 1993 Plan) that (i) remain unexercised as of the Effective Time and (ii) are held by persons who do not accept the Repurchase offer, will be terminated as of the Closing Date. At the Effective Time, all options to purchase BHC Common Stock then outstanding under the BHC 1993 Plan (each a "BHC 1993 Option" and, collectively, the "BHC 1993 Options") will be automatically converted into an option (a "PMR Exchange Option") to purchase that number of shares of PMR Common Stock equal to the number of shares of BHC Common Stock issuable immediately prior to the Effective Time upon exercise of the BHC 1993 Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding BHC 1993 Option divided by the Exchange Ratio, and with other terms and conditions (such as vesting) that are the same as the terms and conditions of such BHC 1993 Option immediately before the Effective Time. As of the Record Date, 185,812 shares of BHC Common Stock were issuable upon the exercise of outstanding BHC 1993 Options, which options (assuming the holders of such BHC 1993 Options do not accept the Repurchase Offer) will be converted into PMR Exchange Options to acquire approximately 63,195 shares of PMR Common Stock at the Effective Time. The weighted average exercise price per share of all BHC 1993 Options outstanding as of the Record Date is approximately $6.58 per share. Following the Merger, the weighted average exercise price per share of all PMR Exchange Options will be approximately $19.35 per share. All PMR Exchange Options will be fully vested and immediately exercisable. To the extent any outstanding options under BHC's option plans are exercised from the date of the Merger Agreement to the Effective Time, the issued BHC Common Stock will be converted at the Exchange Ratio. At the Effective Time, BHC will terminate the BHC 1993 Plan and its 1996 Stock Option Plan. See "Terms of the
Merger -- Treatment of Employee Equity Benefit Plans."

     Promptly following the Effective Time, PMR will file on Form S-8 as a post-effective amendment to the Registration Statement to register shares of PMR Common Stock issuable as a result of the exercise of PMR Exchange Options.

     Stock Ownership Following the Merger. An aggregate of 2,600,000 shares of PMR Common Stock will be issued to BHC stockholders in the Merger and certain outstanding BHC 1993 Options (assuming no holders of such options accept the Repurchase Offer) will be converted into options to acquire up to a maximum of approximately 63,195 additional shares of PMR Common Stock. Based upon the number of shares of PMR Common Stock issued and outstanding as of the Record Date, and after giving effect to the issuance of PMR Common Stock as described in the previous sentence and the exercise of all options to purchase BHC Common Stock assumed by PMR, the former holders of BHC Common Stock and BHC 1993 Options would hold, and have voting power with respect to, approximately 29% of PMR's total issued and outstanding shares on a fully diluted basis. The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either PMR or BHC subsequent to the dates indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of PMR or BHC as of the Effective Time or of PMR at any time following the Effective Time. See "Risk Factors -- Additional Shares To Be Issued By PMR; Shares Eligible For Future Sale; Dilutive Effect to PMR Stockholders" and "Terms of the Merger -- Stock Ownership Following the Merger."

     Board of Directors; Management Following the Merger. There will be no change in the current PMR Board and officers of PMR as a result of the Merger, except that Mr. Stack, the current President and Chief Executive Officer of BHC, will become the President and Chief Operating Officer and a director of PMR. On the Effective Time, the officers of BHC (as the Surviving Corporation) will be Allen Tepper as President and Secretary and Mr. Stack as Chief Executive Officer and Treasurer, and the directors of BHC will be Mr. Tepper, Mr. Stack and Mark
P. Clein, the Executive Vice President and Chief Financial Officer of PMR. See "Terms of the Merger -- Effect of the Merger."

     Covenants. Pursuant to the Merger Agreement, each of BHC and PMR has agreed (on behalf of itself and each of its subsidiaries) that, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, subject to certain exceptions, and except to the extent that the other party consents in writing, each will conduct its business and operations in the ordinary course and in accordance with past practices and in compliance with all applicable laws and regulations and the requirements of all applicable material contracts; preserve intact its current business organization; keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others with which it has business relationships; use all reasonable efforts to keep in full force all of its existing insurance policies; and provide all material notices, assurances and support required by any material contract to which it is a party. In addition, subject to certain exceptions, BHC and PMR have agreed that, without the prior written consent of the other, they will not perform or engage in certain activities in the conduct of their respective businesses and the businesses of their subsidiaries. See "Terms of the Merger -- Covenants."

     No Solicitation. Pursuant to the Merger Agreement, except under certain limited circumstances, each of BHC and PMR has agreed that it will not (i) solicit any alternate acquisition proposal, (ii) participate in any discussions or negotiations with any other parties with respect to an alternate acquisition proposal, or (iii) provide any non-public information concerning each other to any other parties in connection with any alternate acquisition proposal. See "Terms of the Merger -- No Solicitation."

     Conditions to the Merger. Consummation of the Merger is subject to certain conditions, including among others (i) declaration by the Commission of the effectiveness of the Registration Statement, (ii) approval of the Merger Proposal by the PMR stockholders and the BHC stockholders, (iii) absence of any material legal proceeding relating to the Merger, (iv) all waiting periods under the HSR Act will have expired or terminated early, (v) subject to certain materiality thresholds, the accuracy of the representations and warranties made by each party in the Merger Agreement, (vi) subject to certain materiality thresholds, performance of all covenants required by the Merger Agreement, (vii) execution of related agreements, and (viii) PMR obtaining acceptable financing. See "Terms of the Merger -- Conditions to the Merger" and "-- Financing."

     Termination; Break-Up Fees. The Merger Agreement may be terminated by either party under certain circumstances. PMR and BHC have agreed that, if the Merger is not consummated, under certain circumstances, PMR or BHC, as the case may be, will pay to the other a sum of $7.5 million. In addition, if the Merger Agreement is terminated because certain BHC stockholder agreements are not terminated as required in the Merger Agreement, BHC must reimburse PMR for existing fees and expenses not to exceed $2,000,000, and if the Merger Agreement is terminated because PMR's stockholders fail to approve the Merger, PMR shall reimburse BHC for fees and expenses not to exceed $500,000. See "Terms of the Merger -- Termination of the Merger Agreement," "-- Termination of Merger Agreement," "-- Effect of Termination" and "-- Break-Up Fees."

     Stockholder Agreements. Concurrently with the execution of the Merger Agreement, certain principal stockholders of BHC (the "Principal Stockholders") owning in the aggregate approximately 89% of the BHC Common Stock and 100% of the BHC Series A Preferred Stock entered into Stockholder Agreements with PMR, (each a "Stockholder Agreement" and, collectively, the "Stockholder Agreements"). Pursuant to the Stockholder Agreements, each of such persons agreed to vote or direct the vote of all shares of BHC Common Stock and Series A Preferred Stock over which such person has voting power or control in favor of the Merger Agreement and the Merger Proposal and has delivered an irrevocable proxy to PMR to vote such shares in favor of the Merger and the Merger Proposal and against any other merger or similar transaction. See "Terms of the Merger -- Related Agreements -- Stockholder Agreements."

     Affiliate and Lock-Up Agreements. Each of the members of the BHC Board and certain officers of BHC have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of BHC Common Stock held by them prior to the Merger and the shares of PMR Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws. See "Terms of the Merger -- Related Agreements -- Affiliate and Lock-Up Agreements."

     Escrow Agreement. As a condition to the Merger, PMR has entered into an escrow agreement with StockTrans, Inc. as "Escrow Agent" and Mr. Stack, Vencor and Welsh, Carson, Andersen & Stowe, VI, L.P. ("Welsh Carson") as the Stockholder Representatives (the "Escrow Agreement") in the form attached as
Exhibit I to the Merger Agreement. Pursuant to the Merger Agreement, at the Effective Time, PMR or the Exchange Agent shall withhold from the Merger
Consideration: (i) $4,388,507 of the cash to be delivered to Vencor, (ii) cash in the amount of $1,061,430 to be delivered to the holders of Converted Shares
(iii) a promissory note in the aggregate amount of $925,000 to be delivered to the holders of the Converted Shares, and (iv) 175,000 shares of PMR Common Stock to be delivered to the holders of Converted Shares (collectively the "Escrow Amount"), to be held in escrow as collateral for reimbursement and indemnification obligations of the BHC Stockholders set forth in the Merger Agreement. The Escrow Agreement shall terminate on the 18-month anniversary of the Effective Time. The BHC stockholders' interests in the escrow account under the Escrow Agreement shall be non-assignable and non-transferable, except by operation of law. See "Terms of the Merger -- Manner and Basis for Converting Shares" and "-- Related Agreements -- Escrow Agreement."

     Exchange Agent Agreement. Prior to the Effective Time, PMR will enter into an Exchange Agent Agreement with StockTrans, Inc. as the Exchange Agent (the "Exchange Agent Agreement") in the form attached as Exhibit H to the Merger Agreement. At the Effective Time, PMR shall make available to the Exchange Agent certificates representing shares of PMR Common Stock issuable in exchange for Converted Shares and shall deposit with the Exchange Agent the cash portion of the Merger Consideration (other than the cash and shares of PMR Common Stock to be deposited in the Escrow Account) including cash to be paid to the holders of Converted Shares in lieu of fractional shares. See "Terms of the Merger -- Related Agreements -- Exchange Agent Agreement."

     Merger Expenses and Fees and Other Costs. Except for certain limited exceptions, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger Agreement is terminated under specified circumstances, the parties shall share equally the fees and expenses associated with the printing and filing of the S-4 Registration

Statement and this Prospectus/Joint Proxy Statement and any amendments or supplements thereto and with filings under the HSR Act. See "Terms of the Merger -- Merger Expenses and Fees and Other Costs."

     PMR and BHC estimate that they will incur direct transaction costs and restructuring expenses of approximately $5.1 million ($3.0 million net of tax) associated with the Merger. These nonrecurring costs will be charged to operations upon consummation of the Merger, expected in the quarter ending January 31, 1999. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors -- Integration of Operations."

FINANCING

     The consummation of the Merger is subject to the condition that PMR obtain financing of at least $175,000,000 upon reasonably acceptable terms which PMR expects will be comprised of a combination of bank financing and the issuance of debt securities. PMR has obtained a commitment from Bank of America to act as a lead arranger for a senior secured revolving credit facility. See "Terms of the Merger -- Financing."

MARKET PRICE DATA

     The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices per share of PMR Common Stock as reported on the Nasdaq National Market under the symbol "PMRP."

                      QUARTERLY PERIOD                         HIGH     LOW
                      ----------------                        ------   ------
Fiscal year ending April 30, 1997:
  2nd Quarter...............................................  $35.25   $14.13
  3rd Quarter...............................................   31.44    20.25
  4th Quarter...............................................   29.75    16.75
Fiscal year ended April 30, 1998:
  1st Quarter...............................................   24.13    16.88
  2nd Quarter...............................................   24.50    19.13
  3rd Quarter...............................................   23.63    17.00
  4th Quarter...............................................   19.50    10.50
Fiscal year ending April 30, 1999:
  1st Quarter...............................................   15.38     9.88
  2nd Quarter (through August   , 1998).....................      --       --

     BHC is a privately held Delaware corporation. There has been no public trading market in the securities of BHC and, therefore, it is not possible to provide historical per share market price data for such securities.

     As of the Record Date, there were approximately 87 stockholders of record of PMR Common Stock, as shown on the stock records of PMR.

     Neither PMR nor BHC has ever paid any cash dividends on its capital stock. PMR anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business.

     On July 29, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing price on the Nasdaq National Market for PMR Common Stock was $9.875 per share. As of the Record Date, the closing price on the Nasdaq National Market for PMR Common Stock was $9.25 per share. There can be no assurance as to the actual price of PMR Common Stock or BHC Common Stock prior to or at the Effective Time of the Merger or of PMR Common Stock at any time following the Effective Time of the Merger. See "-- Comparative Per Share Data" and "Risk Factors."

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below with respect to PMR's consolidated statements of operations for each of the three years in the period ended April 30, 1998, and with respect to PMR's consolidated balance sheets at April 30, 1997 and 1998, are derived from the audited consolidated financial statements of PMR which are incorporated by reference into this Prospectus/Joint Proxy Statement and attached hereto as part of Exhibit 13.1. The selected historical financial data set forth below with respect to PMR's consolidated statements of operations for each of the two years in the period ended April 30, 1995 and with respect to PMR's consolidated balance sheets at April 30, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of PMR not included elsewhere in this Prospectus/Joint Proxy Statement. The selected historical financial data set forth below with respect to the consolidated statements of operations of BHC for each of the three years in the period ended June 30, 1998 and with respect to BHC's consolidated balance sheets at June 30, 1997 and 1998 are derived from the audited consolidated financial statements of BHC included elsewhere in this Prospectus/Joint Proxy Statement. The selected historical financial data set forth below with respect to BHC's consolidated statements of operations for each of the two years in the period ended June 30, 1996 and with respect to BHC's consolidated balance sheets at June 30, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of BHC not included elsewhere in this Prospectus/Joint Proxy Statement.

     The data set forth below should be read in conjunction with, the related consolidated financial statements and the notes related thereto.

                     PMR SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED APRIL 30,
                                                   -----------------------------------------------
                                                    1998      1997      1996      1995      1994
                                                   -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT INFORMATION
Revenues.........................................  $67,524   $56,637   $36,316   $21,747   $22,786
Expenses:
  Operating expenses.............................   48,256    41,423    28,472    20,648    17,165
  Marketing, general and administrative..........    9,186     6,350     4,019     2,977     2,781
  Provision for bad debts........................    5,149     3,084     1,448     1,317     1,342
  Depreciation and amortization..................    1,065       701       596       403       276
  Special charge.................................    2,583        --
  Interest, net..................................   (1,187)     (217)        2        62       (40)
  Minority interest in loss of subsidiary........       --        --        (1)     (108)     (135)
  Income (loss) before income taxes..............    2,472     5,296     1,780    (3,552)    1,397
  Income tax expense (benefit)...................    1,014     2,172       730    (1,266)      572
Net income (loss)................................    1,458     3,124     1,050    (2,286)      825
Dividends declared on preferred stock............       --        17       132        66        28
Net income (loss) for common stock...............    1,458     3,107       918    (2,352)      797
Net Income (loss) per share
  Basic..........................................      .24       .66       .26      (.71)      .25
  Diluted........................................      .22       .55       .23      (.71)      .25
WEIGHTED SHARES OUTSTANDING
Basic............................................    6,053     4,727     3,484     3,336     3,228
Diluted..........................................    6,695     5,646     4,471     3,336     3,347

                                                                   AS OF APRIL 30,
                                                   -----------------------------------------------
                                                    1998      1997      1996      1995      1994
                                                   -------   -------   -------   -------   -------
BALANCE SHEET INFORMATION
Working Capital..................................  $51,820   $17,036   $10,911   $ 8,790   $ 7,705
Total Assets.....................................   70,449    32,450    21,182    14,811    13,671
Long Term Debt...................................      392         0         0       126       320
Total Liabilities................................   16,903    16,202    12,070     7,749     5,972
Stockholders' Equity.............................   53,546    16,248     9,112     7,062     7,699

                     BHC SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth the selected historical financial information of BHC for each of the five years in the period ended June 30, 1998. The Summary of Operations and Balance Sheet Data for the five years ended June 30, 1998, presented below, have been derived from, and should be read in conjunction with BHC's audited consolidated financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             SUMMARY OF OPERATIONS

                                                          YEAR ENDED JUNE 30,
                                         -----------------------------------------------------
                                           1998        1997       1996       1995       1994
                                         --------    --------    -------    -------    -------
                                                            (IN THOUSANDS)
Revenue................................  $313,837    $223,811    $58,059    $61,233    $53,039
Expenses:
  Operating expenses...................   260,463     179,358     49,474     52,353     43,777
  Marketing, general, and
     administrative....................     8,978       6,260      1,765      1,433      1,165
  Provision for bad debts..............    18,464      12,576      2,442      2,221      2,397
  Depreciation and amortization........     9,504       5,708      1,766      1,818      1,568
  Interest, net........................     7,848       5,409      1,555      2,491      2,199
  Non-recurring charge.................     1,058(3)       --         --      2,379(1)      --
                                         --------    --------    -------    -------    -------
Income before income taxes.............     7,522      14,500      1,057     (1,462)     1,933
Income tax expense.....................     2,909       5,983        459       (460)       742
                                         --------    --------    -------    -------    -------
Income before extraordinary item.......     4,613       8,517        598     (1,002)     1,191
Extraordinary item.....................        --         415(2)      --         --         --
                                         --------    --------    -------    -------    -------
Net income (loss)......................  $  4,613    $  8,102    $   598    $(1,002)   $ 1,191
                                         ========    ========    =======    =======    =======

---------------
(1) In the fiscal year ended June 30, 1995, BHC adopted Statement of Accounting Financial Standards #121 ("FAS 121"), "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," and recorded a write down of one hospital.

(2) In the fiscal year ended June 30, 1997, BHC refinanced certain debt obligations associated with a major acquisition and wrote off deferred loan costs associated with its former credit facility.

(3) In the fiscal year ended June 30, 1998, BHC wrote off certain due diligence costs associated with the terminated merger with CBHS.

                                 BALANCE SHEET DATA

                                                          YEAR ENDED JUNE 30,
                                         -----------------------------------------------------
                                           1998        1997       1996       1995       1994
                                         --------    --------    -------    -------    -------
                                                            (IN THOUSANDS)
Working capital........................    44,740      36,978     10,442      4,594      4,364
Total assets...........................   271,943     283,821     53,821     52,496     40,435
Long-term debt.........................    86,068      97,500     15,249        822     21,820
Total liabilities......................   142,623     159,098     22,974     22,228     29,134
Stockholders' equity...................   129,320     124,723     30,847     30,268     11,301

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The selected pro forma combined financial data are derived from the unaudited pro forma combined condensed financial statements included elsewhere in this Prospectus/Joint Proxy Statement, which give effect to the Merger as a purchase, and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the unaudited pro forma operating data, PMR's consolidated financial statements for the fiscal year ended April 30, 1998 have been combined with the consolidated financial statements of BHC for the fiscal year ended June 30, 1998. For purposes of the unaudited pro forma combined balance sheet data, PMR's consolidated financial data at April 30, 1998 has been combined with BHC's consolidated financial data at June 30, 1998. No dividends have been declared or paid on PMR Common Stock or BHC Common Stock.

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of future financial position or results of operations.

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED
                                                              APRIL 30, 1998
                                                              --------------
INCOME STATEMENT DATA
Revenue.....................................................     $381,361
Expenses:
  Operating expenses........................................      350,496
  Depreciation and amortization.............................       10,126
  Special charge............................................        3,641
  Interest (income) expense.................................       12,268
                                                                 --------
                                                                  376,531
                                                                 --------
Income before income taxes..................................        4,830
Income tax expense..........................................        1,857
                                                                 --------
Net income..................................................     $  2,973
                                                                 ========
OTHER FINANCIAL DATA
EBITDA(1)...................................................     $ 27,224
EBITDA margin...............................................          7.1%

                                                              APRIL 30, 1998
                                                              --------------
BALANCE SHEET DATA
Cash and cash equivalents...................................     $  5,000
Working capital.............................................       53,411
Total assets................................................      303,149
Total debt..................................................      228,631
Total stockholders' equity..................................       74,518

---------------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a widely recognized financial indicator of a company's ability to service or incur debt. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of the combined company, nor is it meant to be predictive of future results of operations or cash flows.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of PMR and BHC and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a purchase of BHC by PMR assuming the Merger had been effected for the year ended April 30, 1998 and as of April 30, 1998. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial data and the separate historical consolidated financial statements of PMR and BHC, and notes thereto. The pro forma combined per share data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, PMR's financial data at April 30, 1998 have been combined with BHC's financial data at June 30, 1998.

PMR Corporation -- Historical
  Net income per share......................................  $ .24
  Cash dividends per share..................................    N/A
  Book value per share(1)...................................  $7.70
BHC -- Historical
  Net income per share......................................    N/A
  Cash dividends per share..................................    N/A
  Book value per share(2)...................................  $6.73
PMR Corporation -- Pro Forma
  Net income per share(4)...................................  $ .31
  Cash dividends per share..................................    N/A
  Book value per share(3)...................................  $7.75

---------------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of PMR Common Stock at the end of each period.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of the year.

(3) PMR and BHC estimate they will incur transaction-related costs of approximately $5.1 million associated with the Merger, including estimated costs associated with integrating the two companies, which will be charged to operations upon consummation of the Merger. The Pro Forma Combined Book Value Per Share data give effect to estimated costs of $3.0 million, net of tax, as if such costs and charge had been incurred as of April 30, 1998. These costs and charge are not included in the pro forma income per share data. See "Unaudited Pro Forma Condensed Combined Financial Information" and accompanying notes thereto.

(4) The equivalent BHC pro forma per share amounts are calculated by dividing the PMR combined pro forma per share amounts by the Exchange Ratio.

                                  RISK FACTORS

     The following risk factors should be considered by holders of PMR Common Stock and BHC Capital Stock in evaluating whether to approve the Merger Proposal. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus/Joint Proxy Statement.

     The discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. PMR's, BHC's and the combined company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement or incorporated herein by reference.

RISKS RELATED TO THE MERGER

     Integration of Operations. If the combined company and the stockholders of PMR and BHC are to realize the anticipated benefits of the Merger, the operations of PMR and BHC must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different, although complementary, corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues, or that there will not be other material adverse effects of these integration efforts or that such integration efforts can be successfully accomplished. Such effects could materially reduce the earnings of the combined company. Subsequent to the Merger, PMR expects to incur a charge in the third quarter of fiscal 1999, currently estimated to be $5.1 million, to reflect the combination of PMR and BHC, including transaction and restructuring costs. This amount is a preliminary estimate only. There can be no assurance that PMR will not incur additional charges in the third quarter and subsequent quarters to reflect costs associated with the Merger.

     Additional Shares To Be Issued By PMR; Shares Eligible For Future Sale; Dilutive Effect To PMR Stockholders. As a result of the Merger, it is anticipated that PMR will issue 2,600,000 shares of PMR Common Stock, and up to approximately 63,195 shares of PMR Common Stock will be issuable upon the exercise of stock options assumed by PMR in connection with the Merger (based on the Exchange Ratio). In general, these shares will be freely tradable following the Merger, subject to certain volume and other resale restrictions for affiliates of BHC or BHC stockholders who become affiliates of PMR pursuant to Rule 144 and Rule 145 under the Securities Act. An aggregate of approximately 74% shares issued in the Merger will be beneficially owned by such persons. All of the directors and certain of the executive officers and stockholders of BHC have entered into Affiliate and Lock-Up Agreements with PMR whereby they have agreed that, for a period of one year following the Effective Time, they will not sell or transfer any of the shares of PMR Common Stock to be issued to them in the Merger, subject to certain limited exceptions. After the first year, they may sell or transfer the shares of PMR Common Stock issued to them in the Merger, in accordance with the resale restrictions of Rule 145. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the price of PMR Common Stock. As of August 14, 1998, there were approximately 6,960,130 shares of PMR Common Stock outstanding. As a result of the Merger, any given PMR stockholder's percentage ownership of PMR capital stock prior to the Merger will decrease and the percentage ownership of all pre-Merger PMR stockholders will be decreased from 100% of the outstanding capital stock of PMR immediately prior to the Merger to approximately 71% of the outstanding capital stock of PMR immediately following the Merger. See "Approval of the Merger and Related Transactions -- Interests of Certain Persons in the Merger," "Terms of the Merger Agreement -- Related Agreements -- Affiliate and Lock-Up Agreements," and "-- Affiliates' Restrictions on sale of PMR Common Stock."

     Deterrent Effect Of Termination Provisions And Other Agreements. In the event the Merger Agreement is terminated under certain circumstances, BHC will be required to pay to PMR a nonrefundable fee, in cash, of $7,500,000. BHC has also agreed not to (i) solicit, initiate or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person relating to, (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or cooperate with any person relating to, or (iii) consider, entertain or accept any proposal or offer from any person relating to a possible Company Acquisition Transaction (as defined in the Merger Agreement). In addition, pursuant to the Stockholder Agreement, certain BHC stockholders, who together hold approximately 89% of the BHC Common Stock outstanding on the Record Date, have agreed to vote and have granted irrevocable proxies to PMR to vote all of the shares of BHC Common Stock over which such stockholders have voting power as of the Record Date in favor of the Merger Proposal. The combined effect of the agreements described above could be to render more difficult or discourage an attempt by a party other than PMR to obtain control of BHC by means of a merger or otherwise. See "Terms of the Merger -- Termination of the Merger Agreement" "-- No Solicitation," "-- Effect of Termination" and "-- Related Agreements."

     Fixed Exchange Ratio. As a result of the Merger, each outstanding share of BHC Common Stock and Series A Preferred Stock (other than the Vencor Shares or BHC Common Stock owned by BHC or any direct or indirect wholly owned subsidiary of BHC) will be converted into 0.3401 of a share of PMR Common Stock. Because the Exchange Ratio is fixed, and will not otherwise increase or decrease due to fluctuations in the market price of PMR Common Stock, the specific value of the consideration to be received by BHC stockholders (other than Vencor) in the Merger will depend on the market price of PMR Common Stock at the Effective Time. In the event that the market price of PMR Common Stock decreases or increases prior to such time, the market value of PMR Common Stock to be received by BHC stockholders in the Merger would correspondingly decrease or increase. The market prices of PMR Common Stock as of recent dates are set forth herein under "Summary -- Market Price Data." BHC stockholders are advised to obtain recent market quotations of PMR Common Stock. PMR Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market prices of PMR Common Stock at any time before the Effective Time or as to the market price of PMR Common Stock at any time thereafter. See "Summary -- Market Price Data."

     Rights Of Holders Of BHC Common Stock Following The Merger. Following the Merger, holders of BHC Common Stock outstanding as of the Effective Time will become holders of PMR Common Stock. Certain differences exist between the rights of stockholders of BHC under BHC's Certificate of Incorporation (the "BHC Certificate") and BHC's Bylaws (the "BHC Bylaws"), and the rights of stockholders of PMR under the PMR's Certificate of Incorporation (the "PMR Certificate") and PMR's Bylaws (the "PMR Bylaws"). See "Comparison of Rights of PMR Stockholders and BHC Stockholders."

     Regulatory Matters. Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been observed. The review of the Merger pursuant to the HSR Act may substantially delay or proscribe consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that PMR would prevail or would not be required to terminate the Merger Agreement or to accept certain conditions in order to consummate the Merger. PMR and BHC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 20, 1998. These filings commenced a 30-day waiting period under the HSR Act, with respect to which both PMR and BHC have requested early termination. If, prior to the expiration of such period, the FTC or the Antitrust Division should request additional information or documentary material under the HSR Act, consummation of the Merger could be delayed until after the companies have substantially complied with the request. There can be no assurance as to whether or when the HSR Act waiting period applicable to the Merger will expire or be terminated. See "Approval of the Merger and Related Transactions -- Regulatory Matters."

RISKS RELATED TO THE COMBINED BUSINESS

     Substantial Leverage And Debt Service Obligations. As a result of the Merger, including the financing necessary to consummate the Merger, the combined company will be highly leveraged, with indebtedness that is substantial in relation to its stockholder's equity. The combined company's high degree of leverage could have the following consequences to the combined company: (i) the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the combined company's cash flow must be dedicated to the payment of principal and interest on its indebtedness; (iii) the combined company will be substantially more leveraged than certain of its competitors, which might place the combined company at a competitive disadvantage; (iv) the combined company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the combined company's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or in the event of adverse changes in the regulatory environment applicable to the combined company.

     The combined company's ability to repay or to refinance its indebtedness and to pay interest on its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the combined company's control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing strategic projects. The combined company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the combined company can successfully implement its business strategy. There can be no assurance that the combined company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized.

     If the combined company's cash flow and capital resources are insufficient to fund its debt service obligations, the combined company may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to restructure its debt. There can be no assurance that the combined company's cash flow and capital resources will be sufficient for payment of principal of and interest on its indebtedness in the future, or that any such alternative measures would be successful or would permit the combined company to meet its scheduled debt service obligations. See "Terms of the Merger -- Financing."

     Dependence Upon Medicare, Medicaid and Other Third Party Reimbursement. A significant component of the combined company's revenues will be derived from payments made (i) by providers to the combined company for managing and administering outpatient programs ("Outpatient Programs") for providers (the "PMR Business"), and (ii) by Medicare, Medicaid and other third party payors to the combined company for inpatient and outpatient psychiatric hospital services (the "Inpatient Programs" or the "BHC Business") and Outpatient Programs. The combined company's Inpatient Programs will receive payments from third-party reimbursement sources, including commercial insurance carriers (which provide coverage to insureds on both an indemnity and through various managed care plans), Medicare, Medicaid, and the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"), in addition to payments directly from patients.

     Substantially all of the patients admitted to the Outpatient Programs are eligible for Medicare coverage and a significant portion of patients admitted to the Inpatient Programs are eligible for Medicare coverage. The Medicare Program is a federal health program created in 1965 as part of the federal social security system. It is administered by the U.S. Department of Health and Human Services which has established Health Care Financing Administration ("HCFA") to promulgate rules and regulations governing the Medicare program and the benefits associated therewith. A provider's Medicare payments can be adversely affected by actions of HCFA or fiscal intermediaries in several ways including: (i) denials of coverage on claims for services furnished to Medicare eligible patients; (ii) disallowances of costs claimed on the annual cost report on the grounds that such costs are unreasonable, relate to uncovered services or are otherwise non-allowable; or (iii) changes in the law or interpretation of the law governing Medicare coverage and payment. Providers generally seek reimbursement of management fees related to the Outpatient Programs from the fiscal intermediaries as part of their overall payments from Medicare, and payment of the combined company's management fee may be directly affected by the reimbursement experience of the provider. The combined company's psychiatric hospitals participate in the Medicare, Medicaid and CHAMPUS programs.

     In certain instances, providers will not be obligated to pay the combined company's management fee if coverage for claims submitted by the provider related to services furnished by the combined company are denied by Medicare's fiscal intermediary. In other instances, the combined company may be obligated to indemnify a provider to the extent the combined company's management fee charged to the provider is disallowed by Medicare's fiscal intermediary for reimbursement. The occurrence of either of these events with respect to a significant number of providers or a significant amount of fees could have a material adverse effect upon the combined company's business, financial condition and results of operations.

     The combined company's Outpatient and Inpatient Programs may in the future be subject to Focused Medical Reviews. A "Focused Medical Review" consists of an intensive review by fiscal intermediaries of HCFA, on an industry-wide basis, of certain targeted claims. Focused Medical Reviews may occur for a number of reasons including, without limitation, an intermediary's concern about coverage for claims at a specific site or because HCFA has identified certain services as being at risk of inappropriate program payment. This generally occurs when HCFA identifies significant industry-wide increases in payments for certain types of services, as had been the case with partial hospitalization benefits.

     During 1997 and 1998, HCFA has increased its scrutiny of outpatient psychiatric services due to a significant increase in charges to Medicare for outpatient partial hospitalization and other mental health services. PMR believes that Focused Medical Reviews and related denials are increasing throughout the industry, including at programs managed by the combined company. Any denied claims resulting from future Focused Medical Reviews could have a material adverse effect on the combined company's business, financial condition and results of operations.

     All of the partial hospitalization programs managed by the combined company are required under HCFA's current interpretation of the Medicare regulations, to be "provider based" programs by HCFA. This designation is important since partial hospitalization services are covered only when furnished by or "under arrangement" with, a "provider", i.e., a hospital or a community mental health center ("CMHC"). A CMHC is typically a not-for-profit organization which lacks access to capital, sophisticated management information and financial systems, and comprehensive programs for treating serious mental illness patients. To the extent that partial hospitalization programs are not deemed by HCFA to be "provider based" under HCFA's current interpretation of the Medicare regulations, there would not be Medicare coverage for the services furnished at that site under Medicare's partial hospitalization benefit. In addition, HCFA has published criteria for determining when programs operated may be deemed to be "provider based" programs. The proper interpretation and application of these criteria are not entirely clear, and there is a risk that some of the sites managed by the combined company will be found not to be "provider based." If such a determination is made, HCFA may cease reimbursing for the Outpatient Program services at the provider, and HCFA has not ruled out the possibility that, in some situations, it would seek retrospective recoveries from providers. Any such cessation of reimbursement for Outpatient Program services or retrospective recoveries could result in non-payment by providers and have a material adverse effect on the combined company's business, financial condition and results of operations.

     For example, in February 1998, PMR announced that Scripps Health had received a letter from an official at Region IX of HCFA, informing Scripps Health that its partial hospitalization programs managed by PMR could no longer be considered "provider based" for Medicare reimbursement purposes. In July 1998, HCFA notified Scripps Health that certain of the Outpatient Programs were approved as "provider based" and that certain other Outpatient Program locations were not "provider based" because they did not meet HCFA's service area requirements. As a result of HCFA's notice, PMR and Scripps Health amended their contract, Scripps Health reconfigured certain of its partial hospitalization programs and one of the locations was acquired by another provider who engaged PMR to manage the program. While to PMR's knowledge, no other PMR programs have received provider based challenges to date, it is possible that these challenges will emerge with other Outpatient Program providers and that the combined company may not be able to amend its contracts to satisfy HCFA or its Outpatient Program provider customers. In addition, there can be no assurance that HCFA will not challenge the "provider based" status of the Scripps Health program in the future. If the combined company is unable to amend its contracts to satisfy any "provider based" challenge in the future, the potential termination of any such contracts could have a material adverse effect upon the combined company's business, financial condition and results of operations.

     Payments from Medicaid will be a substantial source of revenue for the combined company. The Medicaid program is a joint state and federally funded program established as part of the Social Security Act to provide certain defined health care benefits to poor, indigent or otherwise eligible general welfare recipients. Many of the patients that will be served in the Outpatient Programs managed by the combined company and Inpatient Programs owned and operated by the combined company are indigent or have very limited resources. Accordingly, many of those patients will have Medicaid coverage.

     The United States Congress has in the past, and may in the future, consider legislation to substantially alter the overall Medicaid program, to give states greater flexibility in the design and operation of their individual Medicaid program, and to stabilize federal spending for such benefits. Various states are also considering substantial health care reform measures which could modify the manner in which all health services are delivered and reimbursed, especially with respect to Medicaid recipients and with respect to other individuals funded by public resources. Additionally, all Medicaid funding is generally conditioned upon financial appropriations to state Medicaid agencies by the state legislatures and there are uncertain political pressures on such legislatures in terms of controlling and reducing such appropriations. The overall trend is generally to impose lower reimbursement rates and to negotiate reduced contract rates with providers, including incentives to assume risk not only by licensed managed care organizations with whom state Medicaid agencies contract, but by subcontracted providers, such as the combined company. The reduction in other public resources could also have an impact upon the delivery of services to Medicaid recipients. As states consider methods to control the cost of health care services generally, and behavioral health services specifically, to Medicaid recipients, and because such recipients are, as a group, heavy users of the type of services which the combined company will offer, the effect of Medicaid reimbursement and regulatory compliance could be material to the combined company's business, financial condition and results of operations. The combined company cannot predict the extent or scope of changes which may occur in the ways in which state Medicaid programs contract for and deliver services to Medicaid recipients.

     Payments from commercial insurance carriers including managed care programs will also be a substantial source of revenue for the combined company's Inpatient Programs. In the early 1990s, many commercial insurance carriers sought to control the cost of providing care to their patients by instituting managed care programs or seeking the assistance of managed care companies. Commercial insurance carriers established managed care programs or engaged managed care companies in many areas of healthcare, including behavioral healthcare. Providers who participate in managed care programs typically agree to provide services to patients for a discount from established rates, which generally results in pricing concessions by the providers and lower margins. Additionally, managed care programs generally encourage alternatives to inpatient treatment settings and reduce utilization of inpatient services. The effect of pricing concessions by the combined company to commercial insurance carriers could have a material adverse effect on the combined company's business, financial condition and results of operations.

     State and Federal Anti-Kickback and Self-referral Laws. The combined company will be subject to federal and state laws that govern financial and other arrangements between healthcare providers. Such laws include the illegal remuneration provisions of the Social Security Act (the "Anti-Kickback Statute") and the physician self-referral provisions of the Omnibus Budget Reconciliation Act of 1989 ("Stark I") and the Omnibus Budget Reconciliation Act of 1993 ("Stark II"), or referred to together as the "Stark Law" or "Stark Legislation." Several states in which the combined company will operate have also enacted similar laws.

     The Anti-Kickback Statute prohibits, among other things, the willful and knowing offer, payment, solicitation or receipt of any form of remuneration, in exchange for, or which is intended to induce, the referral of patients for services that will be paid for in whole or in part under any federal health care program, including Medicare, Medicaid and CHAMPUS. A violation of the Anti-Kickback Statute is a felony, punishable by a fine of up to $25,000, a term of imprisonment for up to five years, or both. In addition, an individual or entity convicted of a violation of the Anti-Kickback Statute will be excluded from participation in any Federal healthcare program. Violation of the Anti-Kickback Statute can also be the basis for civil money penalties of $50,000 per violation plus three times the remuneration offered and/or exclusion from governmental health care programs through administrative proceedings commenced by the Office of the Inspector General of the Department of Health and Human Services (the "Department").

     In order to provide guidance with respect to the Anti-Kickback Statute, Congress required the Department to issue regulations outlining business arrangements that would not be subject to prosecution under the Anti-Kickback Statute. These regulations include "safe harbors" for certain investment interests, leases of space and equipment, personal service arrangements, employment arrangements, personal services and management contracts, sale of physician practices, discounts, and waiver of beneficiary co-payments and deductibles. Certain transactions and agreements of the combined company will not satisfy all of the applicable criteria contained in the safe harbor regulations that relate to such transactions and agreements. PMR and BHC believe that such transactions and agreements do not violate the Anti-Kickback Statute; however, there can be no assurance that: (i) government enforcement agencies will not assert that certain of these arrangements are in violation of the Anti-Kickback Statute or (ii) the Anti-Kickback Statute and safe harbor regulations will not ultimately be interpreted by the courts in a manner inconsistent with the combined company's business practices. The investigation or conviction of, or other enforcement proceeding against the combined company, for a violation of the Anti-Kickback Statute could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Stark II prohibits a physician or members of his immediate family who have a financial relationship with entities that furnish designated health services from referring patients to such entities for Medicare or Medicaid reimbursed services and billing for services provided pursuant to such prohibited referrals. Stark II contains a number of exceptions to its general referral prohibition. In addition, a violation of Stark II may result in the imposition of civil monetary penalties of up to $15,000 for each service billed in violation of the statute and exclusion from participation in any federal healthcare program. PMR and BHC believe that the financial relationships between the combined company's programs and physicians do not violate Stark II or the regulations promulgated thereunder. There can be no assurance that: (i) government enforcement agencies will not contend that certain of these financial relationships are in violation of the Stark Legislation; (ii) that the Stark Legislation will not ultimately be interpreted by the courts in a manner inconsistent with the combined company's practices; or (iii) regulations will be finalized in the future that will result in an interpretation of the Stark Law that is inconsistent with the combined company's practices. The investigation or conviction of, or other enforcement proceeding against the combined company for, a violation of the Stark Law could have a material adverse effect on the combined company's business, financial condition and results of operations.

     The combined company will also be subject to state fee-splitting illegal remuneration and self-referral statutes and regulations that prohibit payments in exchange for referrals and referrals by physicians or other healthcare providers to persons or entities with which the physician or healthcare provider has a financial relationship. These state statutes generally apply to services reimbursed under both government programs and private health insurance plans. Violations of these laws may result in payment not being made for the items or services rendered, loss of the healthcare provider's license, fines, and/or criminal penalties. These statutes and regulations vary widely from state to state, are often vague and, in many states, have not been interpreted by courts or regulatory agencies. Although neither PMR nor BHC have reason to believe that they are, or that the combined company will be in violation of any such state statutes, there can be no assurance that the combined company's business arrangements will not be subject to challenge under these types of laws in one or more states. The investigation or conviction of, or other enforcement proceeding against the combined company for, a violation of a state's illegal remuneration or self-referral laws could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Federal and State False Claims Acts. The Office of the Inspector General within the Department, as well as other federal, state, and private organizations, are aggressively enforcing their interpretation of Medicare and Medicaid laws and policies, and other applicable standards. Often in such enforcement efforts, the government has relied on the Federal Civil False Claims Act. Under that law, if the government prevails in a case, it is entitled to treble damages, not less than $5,000 nor more than $10,000 per claim, and reasonable attorney fees and costs. In addition, an individual or entity found to have submitted false claims can be excluded from governmental healthcare programs, including Medicare and Medicaid. If the combined company or a provider contracting with the combined company were excluded from governmental health programs, no services furnished by the combined company or that contracting provider would be covered by any governmental healthcare program. Some of the providers contracting with the combined company are reported to be under active investigation for health care fraud, although the combined company is not aware of those investigations relating to programs with which the combined company is involved.

     To prevail in a Civil False Claims Act case, the government need show only that incorrect claims were submitted with "reckless disregard" or in "deliberate ignorance" of the applicable law. The government does not have to prove that the claims were submitted with the intent to defraud a governmental or private health care payor. The qui tam provisions of the Civil False Claims Act permit individuals also to bring suits under the Claims Act. The incentive for an individual to do so is that he or she will usually be entitled to approximately 15% to 30% of any ultimate recovery. Under the Civil False Claims Act, the Office of the Inspector General, in conjunction with the Department of Justice, have successfully made demands on thousands of providers to settle alleged improper billing disputes at double damages or more. The combined company would be liable under the False Claims Act to the extent that it is found to have submitted or "caused" false claims to have been presented.

     In February 1998, PMR announced that an Outpatient Program that it formerly managed in Dallas, Texas was the subject of a civil investigation conducted by the U.S. Department of Health and Human Services' Office of Inspector General and the U.S. Attorney's office in Dallas, Texas. In addition, PMR was informed in July 1998 that a qui tam suit had been filed by a former employee of PMR against a subsidiary of PMR.

     There are many other civil and criminal statutes at the federal and state levels that may penalize conduct related to submitting false claims for health care services or for offering or receiving anything of value in exchange for the referral of patients. The penalties under many of those statutes are severe, and the government often need not prove intent to defraud in order to prevail. PMR and BHC believe that the PMR Business and the BHC Business are, and the combined company's business will be, in material compliance with applicable regulatory and industry standards. However, in light of the complexity of the policies governing governmental healthcare programs together with changing and uncertain interpretations of those policies, it is impossible to be absolutely assured that the government (or a qui tam relator in the name of the government) will not assert that some conduct by the combined company has given rise to potentially a large liability.

     In the past, there have been occasions when Medicare fiscal intermediaries have denied coverage for all or substantially all of the claims submitted by the providers where PMR managed an Outpatient Program. Such denials have occurred even though a physician has certified that the Outpatient Program services were medically necessary. Notwithstanding PMR's ongoing efforts to assure that the Outpatient Program services furnished by it under contract are consistent with its understanding of the Medicare coverage criteria, it is possible that there will be future occasions when a substantial number of services furnished at a site managed by the combined company will be denied coverage. The Health Insurance Portability and Accountability Act of 1996 grants the Department broad authority to impose civil monetary penalties on providers for certain activities. Among those activities are the repeated submission of claims for services which are not medically necessary. If there were again to be occasions when a Medicare fiscal intermediary denied a large number of claims for a site managed by the combined company, it is possible that the government would seek sanctions against the combined company from the provider and possibly from the combined company. It is not clear at this time how the government will apply this new application. A conviction or investigation of the combined company for a violation of federal or state false claims acts could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Fraud and Abuse related to CHAMPUS. CHAMPUS regulations authorize CHAMPUS to exclude from the CHAMPUS program any provider that has committed fraud or engaged in abusive practices. The regulations permit CHAMPUS to make its own determination of abusive practices without reliance on any actions of the Department. The term "abusive practices" is defined broadly to include, among other things, the provision of medically unnecessary services, the provision of care of inferior quality and the failure to maintain adequate medical or financial records. Although PMR and BHC believe that the combined business will be in material compliance with the applicable CHAMPUS regulations, exclusion from the CHAMPUS program could have a material adverse effect on the business, financial condition and results of operations of the combined company.

     Impact of Health Care Reform and the Balanced Budget Act of
1997. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Virtually every state legislature, along with Congress, has enacted changes in the regulation of and reimbursement for healthcare services. Changes in the law, new interpretations of existing laws, or changes in payment methodology or amounts may have a dramatic effect on the relative costs associated with doing business and the amount of reimbursement provided by government or other third-party payors. Under the Medicare provisions of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), costs for Medicare are determined for all Medicare providers. A target cost per case is established for each year (the "Target Rate"). On August 5, 1997, the President signed the Balanced Budget Act ("BBA"), which enacted substantial changes in the Medicare and Medicaid reimbursement of health care services provided by all health care providers, including inpatient and outpatient psychiatric services. In particular, reimbursement for services provided by hospitals and units exempt from the prospective payment system ("PPS-Exempt"), including psychiatric hospitals, was significantly revised for the next five years. Changes include reductions in Medicare allowable bad debt, a 15% reduction in capital payments, a cap on TEFRA Target Rates, caps on bonus payments, and an update factor of zero for Federal fiscal year 1998. The BBA also effects substantial changes in the Medicaid program, the federal-state health care program for indigents. In particular the BBA lessens the restrictions on state Medicaid plans through the repeal of the Boren Amendment, which established a floor in the amount a state may reimburse a provider for services rendered and the elimination of the requirement for payment by Medicaid of an indigent Medicare beneficiary's coinsurance. The combined company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate on these issues will likely continue in the future.

     Finally, the BBA requires the implementation of a prospective payment system ("PPS") for all outpatient hospital services, including partial hospitalization, for the calendar year beginning January 1, 1999. Under such a system, a predetermined rate would be paid to providers regardless of the provider's reasonable costs. The implementation of the PPS under the BBA could have an adverse effect on the current operations by PMR and BHC individually as well as the combined company prospectively. While the actual reimbursement rates and methodology for the PPS have not been determined and thus their effect is unknown, the combined company may need to negotiate modifications to its contracts with providers for the management of Outpatient Programs, which could have a material adverse effect on the combined company's business, financial condition and results of operations. Recent concerns over HCFA's compliance with year 2000 computer issues have raised the possibility of significant delays in the implementation of PPS. The uncertainty regarding PPS has negatively affected PMR's marketing of new programs due to provider's uncertainty regarding the economic impact of the new rates. While management cannot predict the impact of continued delays on the combined company's marketing program, it could have a material adverse impact on PMR's ability to sign new contracts and retain existing contracts.

     The percentage of revenues of BHC and PMR attributable to Medicare and Medicaid was 17% and 30%, respectively, for fiscal 1998 for BHC and 69% and 22%, respectively, for fiscal 1998 for PMR. The combined company anticipates that BBA will have an adverse effect on reimbursement for its services, but it is not able to predict the scope or amount thereof.

     Sufficiency of Existing Reserves to Cover Reimbursement Risks. The combined company will maintain significant reserves to cover the potential impact of the following primary uncertainties: (i) the disallowance of costs upon audit of the combined company's Inpatient Program cost reports by fiscal intermediaries; (ii) the combined company may have an obligation to indemnify certain providers for some portions of its management fee under Outpatient Programs which may be subject to disallowance upon audit of a provider's cost report by fiscal intermediaries; and (iii) the combined company may not receive full payment of the management fees owed to it by a provider under Outpatient Programs during the periodic review of the provider's claims by the fiscal intermediaries. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payments. The final determination of amounts earned under a program often requires several years due to audits by the program representatives, provider's rights of appeal and the application of a number of technical reimbursement provisions. Further, PMR has been advised by HCFA that certain program-related costs under Outpatient Programs are not allowable for reimbursement. The combined company may ultimately be responsible for reimbursement of the amounts previously paid that are disallowed. Although the combined company believes that its potential liability to satisfy such requirements has been adequately reserved in its financial statements, there can be no assurance that such reserves will be adequate. The obligation to pay the amounts estimated within the combined company's financial statements (or such greater amounts as are due), if and when they become due, could have a material adverse effect upon the combined company's business, financial condition and results of operations.

     Continuity of Management Contracts. Substantially all of the revenues of the PMR Business are derived from contracts with providers, behavioral health organizations and case management agencies. The continued success of the combined company is subject to its ability to maintain, renew, extend or replace existing management contracts and obtain new management contracts. These contracts generally have defined terms of duration and many have automatic renewal provisions. The contracts often provide for early termination either by the provider if specified performance criteria are not satisfied or by the combined company under various other circumstances.

     Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain providers to terminate their mental health programs or convert their mental health programs from independently managed programs to programs operated internally. In addition, it is possible that providers, behavioral health organizations and case management agencies with whom PMR currently has contracts or that the combined company may seek to contract with in the future may elect not to renew their contract or enter into a contract with PMR, as the case may be, because such entities may view the combined company as an actual or potential competitor. There can be no assurance that any provider or case management agency will continue to do business with the combined company following expiration of any of its management contracts, or that such management contracts will not be terminated prior to expiration. In addition, there can be no assurance that a provider or case management agency that would be willing to contract with PMR prior to the Merger will be willing to contract with the combined company. In addition, any changes in the Medicare or Medicaid program which have the effect of limiting or reducing reimbursement levels for mental health services provided by programs managed by the combined company could result in the early termination of existing management contracts and could adversely affect the ability of the combined company to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a significant number of management contracts could result in a significant decrease in the combined company's net revenues and could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Dispute Under TennCare Program. Commencing in July 1996, two managed care consortiums became the payors for mental health care services under the Tennessee TennCare Partners State Medicaid Managed Care Program ("TennCare"). PMR is currently, and the combined company will continue in the process of, arbitrating disputes under its agreement with a case management agency in Memphis, Tennessee. PMR anticipates terminating or substantially restructuring the agreement with the Memphis case management agency. While PMR does not anticipate that the outcome of this arbitration will have a material adverse effect on the combined company's business, PMR cannot predict the outcome of this matter or other potential related changes or outcomes, with any degree of certainty, and such results could individually or in the aggregate have a material adverse effect on the combined company's business, financial condition and results of operations.

     Licensure And Certification. The provision of mental health services is highly regulated and subject to extensive and frequently changing regulations. Changes in laws and new interpretations of existing laws can have a significant effect on the methods of doing business, cost of doing business and the amount of reimbursement available from governmental and other payors. The combined company is subject to certain state laws and regulations including those governing the licensure of health facilities and programs, licensure of affiliated pharmacies, and certificate of need laws intended to avoid the proliferation of unnecessary or under utilized healthcare services. These laws and regulations vary considerably among states and the combined company may be subject to different types of laws and regulations depending on the specific regulatory approach adopted by each state to regulate the services provided by the combined company. Additionally, state and federal laws provide for the periodic inspection or review by state agencies, the Department and CHAMPUS to determine compliance with their respective standards of medical care, staffing, equipment and cleanliness necessary for continued licensing or participation in the Medicare, Medicaid or CHAMPUS programs. The admission and treatment of patients at psychiatric hospitals is also subject to substantial state regulation relating to involuntary admissions, confidentiality or patient medical information, patients' rights and federal regulation relating to confidentiality of medical records of substance abuse patients. Certain regulatory agencies having jurisdiction over the combined company possess discretionary powers when issuing or renewing licenses or granting approval of proposed actions such as mergers, change of ownership, transfer or assignment of licenses and certain intra-corporate transactions.

     A regulatory agency or a court in a state in which the combined company operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to the combined company differently from the way the combined company believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licenses and governmental approvals could substantially alter to the combined company's business operations, delays the expansion of the combined company's business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on the combined company's business, financial condition and results of operations. PMR and BHC believe that the PMR Business and the BHC Business comply in all material respects with the applicable licensing and certification requirements.

     Risks Associated with Acquisitions. The combined company intends as part of its business strategy going forward to pursue acquisitions of complementary businesses as it seeks to compete in the rapidly changing healthcare industry. Acquisitions involve numerous risks, including difficulties in assimilation of the operations and personnel of the acquired business, the integration of management information and accounting systems of the acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which the combined company has no direct prior experience, and the potential loss of key employees of the acquired business. The combined company's management will be required to devote substantial time and attention to the integration of any such businesses and to any material operational or financial problems arising as a result of any such acquisitions. There can be no assurance that operation or financial problems will not occur as a result of any such acquisitions. Failure to effectively integrate acquired businesses could have a material adverse effect on the combined company's business, financial condition and results of operations.

     The combined company intends to continue to evaluate potential acquisitions of, or investments in, companies which the combined company believes will complement or enhance its existing business. Future acquisitions by the combined company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets which could adversely affect the combined company's business, financial condition and results of operations. There can be no assurance that the combined company will consummate any acquisition in the future or, if consummated, that any such acquisition will ultimately be beneficial to the combined company.

     Management of Rapid Growth. The combined company expects that PMR's outpatient psychiatric management services business and the number of its outpatient, case management and chemical dependency programs, as combined with the BHC businesses acquired in the Merger may increase significantly as it pursues its growth strategy. If it materializes, this rapid growth will place significant demands on the combined company's management resources. The combined company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems, and to continue to attract, train, motivate, manage and retain key employees. If the combined company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

     Dependence On Healthcare Professionals. Psychiatrists are anticipated to be the source of a significant portion of the patients to be treated at the combined company's hospitals. Therefore, the success of the combined company's hospitals will be dependent in part on the number and quality of the psychiatrists on the medical staffs of the hospitals and their admission practices. It is likely that a small number of psychiatrists account for a significant portion of patient admissions at some of the combined company's hospitals. There can be no assurance that the combined company can retain its current psychiatrists on staff or that additional psychiatrist relationships will be developed in the future. Furthermore, the combined company is not expected to have contractual arrangements with hospital psychiatrists restricting the ability of such psychiatrists to practice elsewhere.

     Dependence on Key Personnel. The combined company will depend upon the services of its senior management for the management of the combined company's operations and the implementation of its business strategy. In addition, the combined company's success is also dependent upon its ability to attract and retain additional qualified management personnel to support the combined company's growth. The loss of the services of any or all such individuals or the combined company's inability to attract additional management personnel in the future may have a material adverse effect on the combined company's business, financial condition and results of operations. The combined company presently has no employment agreements with any of its senior executive officers, except for Mr. Stack.

     The combined company's success and growth strategy also will depend on its ability to attract and retain qualified clinical, marketing and other personnel. The combined company will compete with psychiatric hospitals, general acute care hospitals and other health care providers for the services of psychiatrists, psychologists, social workers, therapists and other clinical personnel. Demand for such clinical personnel is high and they are often subject to competing offers. There can be no assurance that the combined company will be able to attract and retain the qualified personnel necessary to support its business in the future. Any such inability may have a material adverse effect on the combined company's business, financial condition and results of operations.

     Competition. In general, the operation of psychiatric facilities and programs is characterized by intense competition. General, community and specialty hospitals, including national companies and their subsidiaries, provide many different health care programs and services. The combined company anticipates that competition will increase as pressure to contain the rising costs of health care continues to intensify, particularly as programs such as those operated by the combined company are perceived to help contain mental health care costs. Many other companies engaged in the management of outpatient psychiatric programs compete with the PMR Business for the establishment of affiliations with acute care hospitals. Furthermore, while the combined company's existing competitors in the case management business are predominantly not-for-profit CMHCs and case management agencies, the combined company anticipates that other health care management companies will eventually compete for this business. Many of these present and future competitors are substantially more established and have greater financial and other resources than the combined company. In addition, the combined company's current and potential providers may choose to operate mental health programs themselves rather than contract with the combined company. There can be no assurance that the combined company will be able to compete effectively with its present or future competitors, and any such inability could have a material adverse effect on the combined company's business, financial condition and results of operations.

     In June 1998, PMR announced an agreement to form a new company called Stadt Solutions, LLC ("Stadt Solutions") that will be jointly owned by the combined company and Stadtlander Drug Distribution Co., Inc. ("Stadtlander"). Stadt Solutions will offer a specialty pharmacy program for individuals with serious mental illness, initially serving approximately 6,000 individuals through fourteen pharmacies in thirteen states.

     The specialty pharmacy business is intensely competitive. There are numerous local, regional and national companies which can dispense pharmaceuticals locally or through the mail. There are also numerous companies which provide lab work and analysis services necessary for blood monitoring. Many of these companies have substantially greater resources than Stadt Solutions. While the combined company believes that Stadt Solutions will be the first specialty pharmacy company to focus on mental illness and further believes that Stadt Solutions will offer value added disease management services not typically provided by competitors, there can be no assurance that Stadt Solutions will be able to compete successfully with its present or future competitors.

     Availability and Adequacy of Insurance. The provision of mental health care services entails an inherent risk of liability. In recent years, participants in the industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The combined company will likely regularly be subject to such lawsuits, including for situations in which patients or participants in the combined company's programs have committed suicide. PMR currently maintains annually renewable liability insurance intended to cover such claims and believes that its insurance is in conformity with industry standards. There can be no assurance, however, that claims in excess of the combined company's insurance coverage or claims not covered by the combined company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the combined company not covered by, or in excess of, the combined company's insurance coverage could have a material adverse effect upon the combined company's business, financial condition and results of operations. In addition, claims asserted against the combined company, regardless of their merit or eventual outcome, could have a material adverse effect upon the combined company's reputation and ability to expand its business, and could require management to devote time to matters unrelated to the operation of the combined company's business. There can be no assurance that the combined company will be able to obtain liability insurance coverage on commercially reasonable terms in the future or that such insurance will provide adequate coverage against potential claims.

     Shares Eligible For Sale. Sales by holders of substantial amounts of PMR Common Stock could adversely affect the prevailing market price of the PMR Common Stock. The number of shares of PMR Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), including Rule 144 ("Rule 144") under the Securities Act. Following consummation of the Merger, the combined company will have approximately 9,560,130 shares of Common Stock outstanding. Of these shares, the officers and directors of the combined company and their affiliates will own 2,405,359 shares and may acquire up to 832,061 shares upon the exercise of outstanding stock options and warrants as of August 15, 1998. These outstanding shares, and shares that may be issued upon the exercise of the options and warrants, are considered "restricted securities" and may be sold, subject to the volume limitations under Rule 144.

     Possible Volatility of Stock Price. The market price of the PMR Common Stock could be subject to significant fluctuations in response to various factors and events, including, but not limited to, the liquidity of the market for the PMR Common Stock, variations in combined company's quarterly results of operations, revisions to existing earnings estimates by research analysts and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or mental health services in particular, some of which are unrelated to combined company's operating performance. In addition, the stock market in recent years has generally experienced significant price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the PMR Common Stock.

     Anti-Takeover Provisions. PMR's Board of Directors has the authority, without action by the stockholders, to issue shares of preferred stock and to fix the rights and preferences of such shares. The ability to issue shares of preferred stock, together with certain provisions of the DGCL and certain provisions of the PMR's Restated Certificate of Incorporation, such as staggered terms for directors, limitations on the stockholders' ability to call a meeting or remove directors and the requirement of a two-thirds vote of stockholders for amendment of certain provisions of PMR's Restated Certificate of Incorporation or approval of certain business combinations, may delay, deter or prevent a change in control of the combined company, may discourage bids for PMR Common Stock at a premium over the market price of PMR Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the PMR Common Stock. See "Comparison of Rights of PMR Stockholders and BHC Stockholders."

     Year 2000 Compliance. The year 2000 issue is the result of computer applications being written using two digits rather than four to define the applicable year. Computer applications may recognize a date using "00" as the year 1900 rather than the year 2000, resulting in system failures or miscalculations causing disruption of operations. PMR has reviewed its material computer applications for year 2000 compliance and is working with vendors and suppliers to make its computer applications year 2000 compliant. However, if any such corrections cannot be completed on a timely basis, the year 2000 issue could have a material adverse impact on the combined company's business, financial condition and results of operations. Because of the many uncertainties associated with year 2000 compliance issues, and because the PMR's assessment is necessarily based on information from third party vendors and suppliers, there can be no assurance that the PMR's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct.

     PMR has not determined whether and to what extent computer applications of contract providers and Medicare and other payors will be year 2000 compliant. In addition, the combined company has not determined the extent to which any disruption in the billing practices of providers or the payment practices of Medicare or other payors caused by the year 2000 issues will affect the combined company's operations. However, any such disruption in the billing or reimbursement process could have a substantial adverse impact on Medicare or Medicaid payments to providers and, in turn, payments to the combined company. Any such disruption could have a material adverse effect upon the combined company's business, financial condition and results of operations.

                                THE PMR MEETING

DATE, TIME AND PLACE OF MEETING

     The PMR Meeting will be held on                ,                , 1998 at
     o'clock a.m., local time, at 501 Washington Street, 5th Floor, San Diego, California. PMR intends to deliver this Prospectus/Joint Proxy Statement on or
about                  , 1998, to all PMR stockholders entitled to vote at the
PMR Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of PMR Common Stock at the close of business on August 17, 1998 (the "Record Date"), are entitled to notice of and to vote at the PMR Meeting. As of the close of business on the Record Date, there were 6,960,130 shares of PMR Common Stock outstanding and entitled to vote, held of record by 87 Stockholders. Each PMR stockholder is entitled to one vote for each share of PMR Common Stock held as of the Record Date.

VOTING OF PROXIES

     The PMR proxy accompanying this Prospectus/Joint Proxy Statement is solicited on behalf of the PMR Board for use at the PMR Meeting and at any adjournment or postponement thereof. PMR stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the PMR Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal, the election of two directors to hold office until the 2001 Annual Meeting of Stockholders, the name change of PMR to "Bragen Health Solutions, Inc.," the amendment of PMR's 1997
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

Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares and to extend the term of the Incentive Plan until February 1, 2008, and the ratification of the selection of Ernst & Young LLP as independent auditors of PMR for its fiscal year ending April 30, 1999, each as unanimously recommended by the PMR Board, as indicated herein. The PMR Board is not currently aware of any business to be brought before the PMR Meeting other than the specific proposals referred to in this Prospectus/Joint Proxy Statement and specified in the accompanying notice of the PMR Meeting. As to any other business that may properly come before the PMR Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

     A PMR stockholder who has given a proxy may revoke it at any time before it is exercised at the PMR Meeting by (i) delivering to the Secretary of PMR (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the PMR Meeting or (iii) attending the PMR Meeting and voting in person (although attendance at the PMR Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of PMR Common Stock present (in person or by proxy) and entitled to vote at the PMR Meeting. Directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote. The remaining proposals each require the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a group, all executive officers and directors of PMR and their respective affiliates beneficially owned 2,405,259 shares, or approximately 30.9%, of the PMR Common Stock outstanding as of August 14, 1998.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of a majority of the shares of PMR Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the PMR Meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will not be counted for any purpose in determining whether any of the proposals have been approved.

SOLICITATION OF PROXIES AND EXPENSES

     PMR will bear the entire cost of the solicitation of votes of PMR stockholders, including printing, assembly and mailing of this Prospectus/Joint Proxy Statement, the proxy and any additional information furnished to its stockholders. PMR has engaged the firm of StockTrans, Inc. to assist it in the distribution and solicitation of proxies and has agreed to pay StockTrans, Inc. a fee of approximately $1,600.00 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of PMR Common Stock beneficially owned by others to forward to such beneficial owners. PMR may reimburse persons representing beneficial owners of PMR Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other employees of PMR and by ChaseMellon Stockholder Services. No additional compensation will be paid to directors, officers and other regular employees for such services.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at PMR's 1999 Annual Meeting of Stockholders and included in the proxy statement and proxy relating to such Annual Meeting must be received by PMR prior to the date that is 120 days in advance of the anniversary date of the mailing date of this Prospectus/Joint Proxy Statement, which mailing date is expected to be August 25, 1998. In addition, unless a stockholder who wishes to bring a matter before the stockholders at PMR's 1999 Annual Meeting of Stockholders notifies PMR of such matter prior to the date that is 45 days in advance of the anniversary date of the mailing date of this Prospectus/Joint
Proxy Statement, which mailing date is expected to be             , 1998, PMR
management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

BOARD RECOMMENDATION

     THE PMR BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PMR AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                                THE BHC MEETING

DATE, TIME AND PLACE OF MEETING

     The BHC Meeting will be held on                  , 1998 at      o'clock
a.m., local time, at BHC's offices at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee. BHC intends to deliver this Prospectus/ Joint Proxy
Statement on or about                  , 1998, to all BHC stockholders entitled
to vote at the BHC Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of BHC Common Stock and Series A Preferred Stock at the close of business on August 17, 1998 (the "Record Date") are entitled to notice of and to vote at the BHC Meeting. As of the Record Date, there were 13,610,674 shares of BHC Common Stock outstanding and entitled to vote, held of record by 157 stockholders and 5,651,367 shares of Series A Preferred Stock outstanding and entitled to vote, held of record by three stockholders. The principal stockholders of BHC are identified below under "BHC Principal Stockholders."

STOCKHOLDER VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of BHC Common Stock and the Series A Preferred Stock, voting as separate classes, outstanding as of the Record Date is required to approve the Merger Proposal. Each holder of record of BHC Common Stock and Series A Preferred Stock on the Record Date will be entitled to cast one vote per share on the Merger Proposal. As a group, the directors and executive officers of BHC and their respective affiliates beneficially owned 11,133,502 shares, or approximately 82%, of the BHC Common Stock and 5,651,367 shares, or 100% of the Series A Preferred Stock outstanding as of the Record Date.

     The presence, in person or by proxy, of at least a majority of the shares of BHC Common Stock and Series A Preferred Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the BHC Meeting. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of BHC Common Stock and Series A Preferred Stock for approval of the Merger Proposal, the effect of an abstention will have the same effect as a vote against the proposal.

     Certain executive officers, directors and stockholders of BHC owning in the aggregate approximately 81% of the outstanding BHC Common Stock and 100% of the outstanding BHC Series A Preferred Stock have agreed to vote or direct the vote of all BHC Common Stock and Series A Preferred Stock over which they have voting power or control in favor of the Merger Agreement and the Merger. As a result, approval of the Merger Proposal at the BHC Meeting is assured. See "Terms of the Merger -- Related Agreements -- Voting Agreements."

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

PROXIES

     All shares of BHC Common Stock or Series A Preferred Stock that are entitled to vote and are represented at the BHC Meeting by properly executed proxies received prior to or at the BHC Meeting and not duly and timely revoked will be voted at the BHC Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve the Merger Proposal.

     Execution of a proxy does not in any way affect a stockholder's right to attend the BHC Meeting and vote in person. A BHC stockholder who has given a proxy may revoke it at any time before it is exercised at the BHC Meeting by (i) delivering to the Secretary of BHC (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the BHC Meeting or (iii) attending the BHC Meeting and voting in person (although attendance at the BHC Meeting will not, by itself, revoke a proxy).

SOLICITATION OF PROXIES; EXPENSES

     BHC will bear the entire cost of the solicitation of votes of BHC stockholders, including printing, assembly and mailing of this Prospectus/Joint Proxy Statement, the proxy and any additional information furnished to its stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other employees of BHC. No additional compensation will be paid to directors, officers and other regular employees for such services.

BOARD RECOMMENDATION

     THE BHC BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BHC AND THE BHC STOCKHOLDERS AND THEREFORE HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                                   PROPOSAL 1

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     Other than statements of historical fact, the statements made in this section, including statements as to the benefits expected to result from the Merger and as to future financial performance and the analyses performed by PMR's financial advisor, are forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus/Joint Proxy Statement.

BACKGROUND OF THE MERGER

     At its Board of Directors meeting held on April 29, 1998, the BHC Board discussed the then-current operations of BHC, the status of the psychiatric healthcare industry and the healthcare industry generally, and BHC's strategic position in such industry. The BHC Board also discussed and considered at this meeting the Board's view that BHC should explore possible strategic combinations that would be expected to strengthen BHC and also, perhaps, provide some measure of liquidity for the existing BHC stockholders. The possibility of an initial public offering of BHC's common stock was also considered. During these discussions, and after the Board had discussed and considered various possibilities (including the possibility that BHC would continue to operate as an independent, privately-held company), the Board authorized Russell L. Carson, the Chairman of the Board of Directors of BHC, and Mr. Stack to explore and evaluate the feasibility of strategic transactions involving BHC. Following the meeting, Messrs. Carson and Stack considered various, possible strategic transactions with various companies engaged in the healthcare industry.

     On April 30, 1998, Mr. Tepper and Mr. Stack, the respective chief executive officers of PMR and BHC, met at an industry conference in Phoenix, Arizona to explore the merits of a possible business combination between the two companies. The meeting was arranged by Mr. Leopold Swergold of ING Baring Furman Selz LLC ("ING Baring Furman Selz") (formerly known as Furman Selz LLC and successor in interest to ING Baring (U.S.) Securities, Inc.), who had discussions with both Mr. Tepper and Mr. Stack over the previous twelve months regarding such a combination. During this preliminary meeting, Mr. Tepper and Mr. Stack discussed the respective strategic opportunities for each of their businesses and the potential synergies that might be realized from a combination of PMR and BHC. Subsequent to this meeting, Mr. Tepper and Mr. Stack authorized Mr. Swergold to have ING Baring Furman Selz analyze potential transaction structures.

     On May 27, 1998, Mr. Tepper and Mr. Stack met in Nashville, Tennessee to discuss the various roles to be played in the combined company by the current management of PMR and BHC if a combination were to take place. It was determined that Mr. Tepper would become the Chairman and Chief Executive Officer and Mr. Stack would become the President and Chief Operating Officer of the combined company. On May 28, 1998, Messrs. Tepper, Stack, Swergold and Carson met to discuss the strategic rationale of the combination, potential structures for an acquisition of BHC by PMR and a general approach to the completion of due diligence.

     During this meeting in Nashville, ING Baring Furman Selz presented PMR and BHC with a financial model which was intended to estimate the projected operating results of the combined companies. The financial model was prepared by ING Baring Furman Selz and PMR. This model formed the basis of the discussions between PMR and BHC, made certain assumptions regarding the number of shares of PMR Common Stock to be issued in the proposed transaction and, because the number of shares to be issued in the transaction was to be based upon an average trading value of the PMR Common Stock, this model made certain assumptions regarding the trading value of PMR Common Stock that would be used to calculate the exchange ratio. This financial model indicated that a combination with BHC could be accretive to PMR's earnings, and served as the financial basis for the offer made by PMR to BHC. Following this meeting, ING Baring Furman Selz worked with representatives of both companies to refine the financial model and to propose, along with PMR, a transaction and financing structure for the proposed transaction and to determine the impact of the transaction on the projected earnings of PMR.

     On June 4, 1998, PMR officially retained ING Baring Furman Selz to provide advisory and investment banking services with regard to PMR's potential merger with BHC. On the same date, certain representatives of PMR, BHC and ING Baring Furman Selz (including Messrs. Tepper, Stack and Swergold, respectively) met at BHC's executive offices to negotiate certain preliminary terms of a potential merger. Issues that were discussed during the meeting included valuation of BHC, forms of consideration, schedule for due diligence of both parties and potential timing of definitive agreements and closing for the transaction.

     During the June 4 meeting, representatives of PMR and BHC negotiated a preliminary term sheet that outlined the basic terms of the transaction being discussed. This term sheet provided that, subject to various conditions, (i) PMR would pay the holders of BHC Capital Stock an aggregate amount of $135,000,000, $70,000,000 of which was to be paid in cash and $65,000,000 of which was to be paid through the issuance of shares of PMR Common Stock (the value of which would be determined based upon an average trading price of the PMR Common Stock over a period of time); (ii) the shares of PMR Common Stock to be issued in connection with the Merger would be subject to a three-year voting trust agreement, pursuant to which agreement Mr. Tepper would have the sole right to vote such shares during such period; (iii) PMR and BHC would be subject to reciprocal "no-shop" agreements for a period of time; (iv) two representatives of the BHC stockholders would be elected to the PMR Board of Directors; (v) certain stockholders of BHC were to execute and deliver to PMR, upon the execution of any definitive agreement, proxies and voting agreements that would assure PMR that the proposed transaction would be approved by the BHC stockholders; (vi) outstanding employee options of BHC would be repurchased; and
(vii) Mr. Stack and Mr. Davis would be issued at closing 100,000 and 50,000 shares of PMR Common Stock, respectively, as a retention bonus.

     On June 5, 1998, a meeting of the members of the PMR Board was held. All of the members of the PMR Board attended the meeting in person or by conference telephone. Mark P. Clein, Executive Vice President and Chief Financial Officer of PMR, made a presentation to the PMR Board concerning proposed terms of the potential acquisition of BHC, including BHC's background, services, structure and organization, financial performance over recent years and current financial condition, and certain advantages and disadvantages of the proposed combination. The PMR Board discussed the presentation and, although no vote was taken at the time, it was the consensus of the PMR Board members that PMR should continue discussions with BHC.

     On June 8, 1998, the BHC Board held a special meeting to discuss and consider the status of the discussions between BHC and PMR and to further evaluate BHC's strategic options in light of the conversations had by Messrs. Stack and Carson with other entities engaged in the healthcare industry. During this meeting, the members of the BHC Board discussed and considered in detail the preliminary term sheet negotiated between PMR and BHC. At this meeting, the members of the BHC Board also discussed and considered the feasibility and advisability of a combination of PMR and BHC, the financial condition of the combined companies, the ability of PMR and BHC to obtain bank financing for the proposed Merger, the impact that the proposed Merger might have on the trading market of PMR's Common Stock, the trading history of PMR's Common Stock, the reputation and capabilities of PMR and its management team, whether PMR's business might be complementary to BHC's business, certain perceived strengths of the combined company, the headquarters location of the combined company, the impact of the proposed transaction on BHC's employees, and the likelihood that such transaction could be consummated in a timely fashion. Following this discussion, the BHC Board authorized Messrs. Carson and Stack to continue their discussions with PMR. The BHC Board also authorized Mr. Stack to execute and deliver a confidentiality and "no-shop" agreement with PMR.

     Legal counsel for PMR distributed the initial draft of the proposed Merger Agreement on June 24, 1998. On June 30, 1998, a conference call was arranged with certain representatives and legal counsel of PMR and BHC and ING Baring Furman Selz to discuss the initial comments of BHC to the initial draft of the Merger Agreement. Among the issues discussed during this conference call were the nature of the representations and warranties to be given by each of PMR and BHC, respectively, whether such representations and warranties should survive the consummation of the Merger, and respective indemnity obligations following the consummation of the Merger. Following these discussions, a revised draft of the proposed Merger Agreement was distributed by PMR's legal counsel on July 7, 1998.

     On July 10, 1998, certain representatives and legal counsel of both companies met in PMR's executive offices in San Diego, California, with ING Baring Furman Selz in attendance by telephone, to discuss certain unresolved issues related to the Merger Agreement, including the nature and survival of representations and warranties, respective indemnity obligations following the consummation of the Merger, the obligations of certain stockholders of BHC to make representations and warranties, the nature and extent of the closing conditions, and preliminary due diligence reports.

     From mid-June through early July 1998, representatives of PMR conducted a due diligence review of BHC's business. During this same period, representatives of BHC conducted a due diligence review of PMR's business.

     During the first two weeks of July 1998, PMR, together with ING Baring Furman Selz, concluded that, as a result of the then-current trading value of the PMR Common Stock, the terms of the proposed transaction set forth in the preliminary term sheet could result in the issuance to holders of the BHC Capital Stock in the proposed transaction of greater than fifty-percent of the outstanding PMR Common Stock and would likely result in a transaction that would be dilutive to PMR's earnings. As a result, PMR indicated to BHC that it would not be willing to proceed with the proposed transaction on the terms set forth in the preliminary term sheet, but that PMR would be willing to proceed if the mix and aggregate amount of consideration to be issued in the transaction could be renegotiated.

     During the week of July 20, 1998, ING Baring Furman Selz, on behalf of PMR, proposed certain revised transaction terms to Mr. Stack. This proposal contemplated that the Vencor Shares would be purchased by PMR for cash, at a discount from the value to be paid to all other holders of BHC Capital Stock (based upon the then-current trading value of the PMR Common Stock). Mr. Stack indicated to ING Baring Furman Selz that, although he would be willing to discuss any reasonable proposal with the BHC Board, he could not recommend or support the current proposal. Soon thereafter, Mr. Tepper called Mr. Stack and made a revised proposal on behalf of PMR. Mr. Stack indicated to Mr. Tepper that he would discuss this proposal with members of the BHC Board and with representatives of Vencor.

     During the course of the next few days, representatives of PMR, BHC and ING Baring Furman Selz sought to negotiate terms acceptable to each of PMR and BHC. These negotiations resulted in an agreement that PMR would pay the holders of BHC Capital Stock an aggregate amount of $118,500,000 in connection with the proposed transaction, $65,000,000 of which would be paid in cash for the Vencor Shares, $28,500,00 of which would be paid in cash to all holders of the BHC Capital Stock other than Vencor, and $25,000,000 of which would be paid through the issuance of shares of PMR Common Stock to all holders of the BHC Capital Stock other than Vencor. The parties did not agree, at this time, how the shares of PMR Common Stock would be valued.

     On July 24 and July 25, 1998, representatives and legal counsel of both companies and ING Baring Furman Selz met in San Diego, California to negotiate the final terms of the Merger Agreement. At this meeting, Mr. Stack indicated that it was BHC's desire to agree upon a set number of shares of PMR Common Stock that would be issued in the proposed transaction. Mr. Stack further indicated that, in light of the revisions made in the financial terms of the proposed transactions, BHC expected PMR to make various other concessions. A revised draft of the Merger Agreement was thereafter distributed to all parties.

     On July 28, 1998, a meeting of the members of the PMR Board was held. All of the members of the PMR Board attended the meeting in person. Prior to the meeting, near-final versions of the draft Merger Agreement and related agreements had been made available. At the meeting, PMR's officers made presentations to the PMR Board members on PMR's due diligence investigation with respect to BHC. The terms of the proposed combination, including the proposed exchange ratio and other elements of the merger consideration were also presented. In addition, SunTrust Equitable made a financial presentation to the PMR Board and delivered to the PMR Board its oral opinion as to the fairness to PMR's stockholders, from a financial point of view, of the merger consideration to be received by BHC's stockholders in the Merger. During the course of the presentations, members of the PMR Board asked detailed questions and considered and discussed various considerations at length. Following discussion by the PMR Board, the PMR Board unanimously (i) determined that the terms of the proposed Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, PMR and its stockholders and (ii) approved the proposed Merger Agreement and the Merger and all related agreements contemplated thereby, including the issuance of shares of PMR Common Stock in connection therewith. The PMR Board also instructed PMR's management to negotiate and finalize the terms of the draft Merger Agreement.

     Based upon analysis of the factors as described above and under the heading "-- PMR's Reasons for the Merger," the PMR Board has unanimously approved the Merger and the Merger Agreement.

     On July 29, 1998, the BHC Board met to discuss and consider the terms and conditions of the proposed Merger and the Merger Agreement, a near-final version of which had been provided to the directors prior to such meeting. At this meeting, Mr. Stack summarized each of the material terms of the proposed Merger, the Merger Agreement and the related documents and agreements. In addition, other members of BHC's management discussed the expected financial impact of the proposed Merger. During the course of these presentations, members of the BHC Board asked detailed questions and considered and discussed various terms of the proposed Merger Agreement and proposed Merger at length.

     The members of the BHC Board discussed and analyzed in detail the disparate consideration proposed to be paid to the stockholders of BHC in connection with the Merger. Specifically, the BHC Board discussed and considered that, pursuant to the then-current terms of the Merger Agreement, Vencor was to receive $65,000,000 in cash for its approximate 60% ownership of the outstanding capital stock of BHC, while all stockholders of BHC other than Vencor were to receive $28,500,000 in cash, 2,600,000 shares of PMR Common Stock, and an unsecured promissory note in the aggregate amount of $925,000 for their remaining approximate 40% ownership of the of the outstanding capital stock of BHC. The Board discussed that, based upon the closing price of the PMR Common Stock on July 28, 1998 (the last trading day immediately preceding the date of such BHC Board meeting), the stockholders of BHC other than Vencor would receive approximately $7.37 per share of BHC Common Stock, while Vencor would receive approximately $5.58 per
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

share of BHC Common Stock and Series A Preferred Stock. The BHC Board also further recognized and considered that the combination of consideration proposed to be received by the individual stockholders of BHC other than Vencor would permit such stockholders to decide, on an individual basis, whether to continue to remain as an investor in the combined company or to liquidate completely (subject to shares to be placed in escrow and restrictions affecting shares owned by affiliates) their investment. As a result of these considerations, and based upon various factors including the respective valuations presented to the BHC Board, a consensus was reached among the members of the BHC Board that, in the judgment of such directors, the proposed transaction was in the best interest of all of BHC's stockholders. Based upon the factors described above and under the heading "-- BHC's Reasons for the Merger," the BHC Board has unanimously approved the Merger and the Merger Agreement.

     On July 30, 1998, representatives of PMR and BHC executed the Merger Agreement.

PMR'S REASONS FOR THE MERGER

     In the course of reaching its decision to approve the Merger, the Merger Agreement, the issuance by PMR of shares of PMR Common Stock and the payment of other consideration in connection therewith, and each of the transactions and arrangements contemplated thereby, the PMR Board consulted with PMR legal and financial advisors as well as with PMR management, and considered a number of a factors, including, among other things: (i) information concerning PMR's and BHC's respective businesses, prospects, financial performances, financial conditions and operations; (ii) an analysis of the respective contributions to revenues, operating profits and net profits of PMR and BHC the combined company;
(iii) the proposed terms and the structure of the Merger; (iv) the value of PMR Common Stock; (v) potential synergies and alternatives for growth resulting from the Merger; (vi) the terms of the Merger Agreement, including the parties' mutual representations, warranties, and covenants and indemnity obligations and the conditions to their respective obligations; (vii) the SunTrust Equitable opinion relating to the fairness, from a financial point-of-view to PMR's stockholders of the consideration to be received in the Merger by the BHC stockholders; (viii) reports from management and legal advisors on the results of PMR's due diligence investigation of BHC; and (ix) the business advantages expected to result from, and potential risks presented by, the proposed combination of PMR and BHC. In particular, the PMR Board's deliberations included an analysis of the following factors:

DISEASE MANAGEMENT STRATEGY FOR NEUROLOGICAL DISORDERS

     - The Merger is consistent with PMR's strategy of becoming a vertically integrated provider of disease management services for the SMI population, thus controlling directly and more effectively the disparate components of the delivery system.

     - The Merger will facilitate PMR's ability to expand its care continuum by adding complementary inpatient services, partial hospitalization and residential treatment services to existing outpatient and case management programs.

     - The Merger will accelerate PMR's development of recent strategic initiatives in the areas of pharmacy services, clinical drug trials, and informatics across a broader and more diverse patient population.

     - The Merger will enhance PMR's ability to enter into at-risk contracts with managed care companies in markets currently served by BHC by allowing PMR to control the crucial inpatient hospital cost component more effectively.

     - The Merger will facilitate the ability of PMR to broaden the diagnostic categories treated as well as reduce PMR's dependence on Medicare as its primary payor source.

     - The Merger represents an important step in PMR's long-range strategy of positioning itself as a vertically integrated manager and provider of health care services to disease-specific patient populations afflicted with chronic forms of neurological impairment.

REVENUE ENHANCEMENT POTENTIAL

     - PMR will be able to add SMI outpatient programs to BHC facilities in markets currently served by PMR and BHC and add SMI outpatient programs to BHC inpatient facilities in markets.

     - PMR's expertise in developing and managing outpatient programs will assist PMR in expanding and potentially improving the profitability of existing BHC outpatient programs.

     - PMR will potentially gain significant leverage for its recent pharmacy joint venture through the opportunity to offer pharmacy products and services to patients at BHC facilities.

     - PMR's post-Merger patient population will present an enhanced and compelling resource to pharmaceutical companies for clinical drug trials, which already represented an area of strategic focus for PMR. PMR believes that the potential for additional clinical drug trial revenue will be enhanced by the Merger.

POTENTIAL COST SAVINGS

     - PMR anticipates that it will be able to eliminate $2.0 million to $3.0 million of costs post-Merger in the corporate and regional expense categories.

     - Because BHC receives a component of its reimbursement under Medicare Part A, PMR will be cost-reimbursed for certain amounts of post-Merger combined general and administrative expenses.

IMPACT ON PMR EARNINGS PER SHARE

     - If potential cost savings and revenue enhancements are achieved, and based on the currently available information and the current economic regulatory requirements, the Merger is projected to be accretive to PMR's earnings in its first full year as a combined company, which will be the period ending April 30, 2000.

     The PMR Board also considered a variety of potentially negative factors concerning the Merger, including (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that Merger would not have a negative effect on PMR's earnings per share; (iii) the charges expected to be incurred in connection with the Merger, including transaction costs and costs of integrating the businesses of the companies, to be reflected in a charge estimated to be approximately $7 million, to be expensed in the periods in which the costs will be incurred (see "Unaudited Pro Forma Combined Consolidated Financial Information"); (iv) the risk that the combined company's ability to increase or maintain revenue might be diminished by intensified competition among providers of similar or related services; (v) the risk that other benefits sought to be obtained by the Merger would not be obtained; (vi) the risks associated with increasing the leverage of PMR; (vii) the risks associated with expanding PMR's business to become a "provider" of mental health services; and (viii) other risks related to the Merger and the business of BHC, including the ability to sustain BHC's operating margins and the ability to retain BHC's key personnel. See "Risk Factors."

     Based on the factors described above, the PMR Board determined that the Merger is fair to and in the best interests of PMR and its stockholders, and approved the Merger, the Merger Agreement, the issuance by PMR of shares of PMR Common Stock and the payment of other consideration in connection therewith, and the transactions contemplated thereby.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive but is believed to include the material factors considered by the PMR Board. In reaching a determination whether to approve the Merger Agreement, the Merger, and the issuance by PMR of shares of PMR Common Stock and the payment of other consideration therewith, in view of the wide variety of factors considered, the PMR Board did not find it practical to quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

PMR BOARD RECOMMENDATION

     FOR THE REASONS DISCUSSED ABOVE, THE PMR BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF PMR AND THE PMR STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

BHC'S REASONS FOR THE MERGER

     The BHC Board, based upon various factors, concluded that the Merger Agreement and the Merger are in the best interests of the stockholders of BHC, unanimously approved the Merger Agreement and the Merger, and resolved to recommend to the BHC stockholders that they vote to approve the Merger Agreement and the Merger. The BHC Board believes that the Merger offers BHC and its stockholders other than Vencor an opportunity to continue to participate in the healthcare industry through a stronger, combined company. Following the consummation of the Merger, the BHC Board believes that the combined company's ability to compete in such industry will be strengthened by the potential business synergies expected to be afforded by the Merger, and by the combination of the management teams of BHC and PMR. The BHC Board believes that these and other potential synergies offered by the Merger will, if any such benefits are ultimately realized, be beneficial to BHC's stockholders.

     The following are the material factors considered by the BHC Board in reaching its conclusions: (i) the analysis of its management with respect to the potential strategic and financial benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to PMR; (ii) current industry, economic and market conditions;
(iii) information concerning the financial condition, results of operations and cash flows and business of PMR and BHC, both on an historical and a prospective basis; (iv) the historical market prices and trading information with respect to the PMR Common Stock and the desire of BHC to obtain liquidity for the holders of BHC Capital Stock; (v) the express terms and conditions of the Merger Agreement, including the requirement for BHC stockholder approval and the fees and expenses that would be payable by BHC upon termination under certain circumstances; (vi) the BHC Board's evaluation of the potential long-term value of shares in the combined company resulting from the Merger; (vii) the increased access to the capital markets expected to be available to the combined company resulting from the Merger; (viii) the complementary corporate cultures and philosophies of BHC and PMR, which the BHC Board concluded would facilitate BHC's ability to consummate the Merger in a timely fashion and could ease the transition period of the combined company resulting from the Merger; (ix) the corporate governance aspects of the Merger, including that the size of the PMR Board would be increased to include one member of the current BHC Board; and (x) the ability to obtain required consents and regulatory approvals to consummate the transaction.

     In addition, the BHC Board considered the risks inherent in the Merger, including the risk that the anticipated benefits of the Merger might not be realized, that the Exchange Ratio is fixed and will not be adjusted in the event of any increase or decrease in the trading values of the PMR Common Stock, and the difficulties associated with consolidating the operations of BHC and PMR and the related challenges that will be faced by management of the combined company in such efforts. After considering all of such information, however, the BHC Board concluded that the Merger would be in the best interests of the stockholders of BHC. There can be no assurances, however, that any expected benefits of the Merger, including those considered by the BHC Board, will be realized.

     BHC believes that the foregoing discussion, while not exhaustive, identifies and describes the material factors and information considered by the BHC Board. In reaching the determination to approve and recommend the Merger, and in view of the wide variety of factors considered, the BHC Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. Rather, the BHC Board viewed its positions and recommendation as being based upon the totality of the information presented and considered, the BHC Board's determination that the Merger constituted an opportunity to strategically align BHC and PMR with the intention of building a stronger, combined company, and the BHC Board's conclusion that the combined company would likely be better able to compete in the current healthcare environment.

BHC BOARD RECOMMENDATION

     THE BHC BOARD UNANIMOUSLY RECOMMENDS THAT THE BHC STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AT THE BHC SPECIAL MEETING. Certain directors of BHC may be deemed to have certain interests in the Merger in addition to their interests as BHC stockholders. See "-- Interests of Certain Persons in the Merger; Certain Relationships."

OPINION OF SUNTRUST EQUITABLE SECURITIES CORPORATION

     PMR engaged SunTrust Equitable to act as its financial advisor to the PMR Board. In connection with that engagement, the PMR Board requested SunTrust Equitable evaluate the fairness, from a financial point of view, to the PMR stockholders holding shares of PMR Common Stock prior to the proposed acquisition of the consideration to be paid in the Merger ("the Transaction").

     The form of the full text of the opinion of SunTrust Equitable, dated July 30, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken by SunTrust Equitable, is attached hereto as Appendix B and should be read carefully and in its entirety by the PMR stockholders.

     PMR stockholders should note that the SunTrust Equitable opinion was prepared for the PMR Board and addresses only the fairness of the Transaction, in the aggregate, to the stockholders of PMR, from a financial point of view, and does not constitute a recommendation to any stockholder of PMR as to how such stockholder should vote upon the proposed Transaction. The Suntrust Equitable opinion does not constitute an opinion as to the price at which PMR Common Stock will actually trade at any time. SunTrust Equitable was not requested by the PMR Board to make, nor did SunTrust Equitable make, any recommendation as to the total consideration to be paid by PMR, which determination was reached through negotiations between PMR and BHC without any involvement by SunTrust Equitable. No restrictions or limitations were imposed upon SunTrust Equitable with respect to the investigations made or procedures followed in rendering its opinion.

     In conducting its analysis and arriving at its opinion regarding the fairness, from a financial point of view, of the proposed Transaction to the common stockholders of PMR, SunTrust Equitable reviewed the Merger Agreement. SunTrust Equitable also reviewed certain publicly available business and financial information relating to PMR and BHC as well as other information, including financial projections, provided to SunTrust Equitable by PMR and BHC. SunTrust Equitable discussed the past and current operations and financial condition and prospects of PMR and BHC with members of senior management of each company. SunTrust Equitable also considered other information, financial studies, analyses, investigations, and financial, economic, market and trading criteria as it deemed relevant.

     SunTrust Equitable assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of its opinion, and SunTrust Equitable did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of PMR or BHC. With respect to PMR's and BHC's financial projections, SunTrust Equitable assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of PMR's and BHC's managements, and SunTrust Equitable expressed no opinion with respect to such forecasts or the assumptions upon which they were based.

     In preparing its opinion for the PMR Board of Directors, SunTrust Equitable performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying SunTrust Equitable's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances; therefore, the process undertaken to deliver an opinion is not readily susceptible to summary description. In arriving at its opinion, SunTrust Equitable did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, SunTrust Equitable believes its analysis must be considered as a whole and that selecting portions, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its resulting opinion. In its various analyses, SunTrust Equitable made numerous assumptions with respect to PMR and BHC, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of PMR and BHC. The estimates in such analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested.

     The generally accepted financial analyses SunTrust Equitable used in reaching its opinion included: (i) a selected companies trading analysis, including publicly traded companies in the facility-based behavioral health care industry; (ii) a selected acquisitions analysis, which consisted of reviewing operating statistics and purchase price information with respect to selected acquisitions of businesses in the behavioral health care industry; (iii) discounted cash flow analyses, which consisted of discounting to present value the projected cash flows and terminal values of BHC, PMR, and PMR pro forma for the Transaction; (iv) an analysis of the pro forma effect of the Transaction on PMR's fully diluted earnings per share; (v) an analysis of the pro forma impact of the Transaction on PMR's April 30, 1998 book capitalization and leverage;
(vi) a pro forma contribution analysis, which consisted of reviewing the respective contribution of PMR and BHC to the pro forma combined historical and projected income statements; and (vii) an analysis of the trading and volume performance of PMR's Common Stock. Concurrent with these analyses, SunTrust Equitable evaluated the impact of PMR's post-Transaction capital structure on the combined company's ability to fund projected growth. The material portions of these analyses are summarized below.

SELECTED PUBLIC COMPANIES ANALYSIS

     To provide contextual data and comparative market information, SunTrust Equitable analyzed the operating performance of PMR and BHC relative to certain companies whose securities are publicly traded and that were deemed by SunTrust Equitable to be reasonably similar to PMR pro forma for the BHC acquisition (facility-based behavioral health care providers). The selected companies chosen included: Children's Comprehensive Services, Inc.; Res-Care Inc.; and Universal Health Services, Inc. (the "Selected Companies").

     SunTrust Equitable examined certain publicly available financial data of the Selected Companies for the latest twelve months ("LTM") and earnings estimates for the twelve months ending December 31, 1998 and December 31, 1999. The projected results were based upon consensus sources. Such data included enterprise value (defined as the market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of LTM revenues, LTM EBITDA and LTM EBIT, and equity value as a multiple of LTM pre-tax income, LTM net income, book value, and price to earnings ratios based upon estimated calendar year 1998 and 1999 earnings per share ("EPS").

     SunTrust Equitable noted that as of July 27, 1998, the Selected Companies were trading at implied multiples of enterprise value in: (i) a range of 1.2x to 1.6x (with an average of 1.4x) LTM revenues; and (ii) a range of 9.8x to 12.1x (with an average of 11.1x) LTM EBITDA; and (iii) a range of 14.1x to 16.3x (with an average of 15.3x) LTM EBIT. SunTrust Equitable noted that as of the same date, the Selected Companies were trading at implied multiples of equity value in: (iv) a range of 9.7x to 15.9x (with an average of 12.1x) LTM pre-tax income; and (v) a range of 16.2x to 24.8x (with an average of 19.2x) LTM net income; and
(vi) a range of 1.9x to 3.0x (with an average of 2.3x) book value; 16.2x to 22.2x (with an average of 19.4x) 1998 estimated calendar year EPS and a range of 12.1x to 18.6x (with an average of 15.7x) estimated calendar year 1999 EPS.

     Based on the terms of the Transaction, the consideration to be paid by PMR represents an enterprise value of $210.5 million and an equity value of $120.2 million. These values imply multiples of 0.7x BHC's LTM revenue, 7.9x BHC's LTM EBITDA, 11.9x BHC's LTM EBIT, 11.9x BHC's LTM pre-tax income, 19.2x BHC's LTM net income, and 0.9x BHC's book value.

     As BHC has sold three facilities in the past 12 months, SunTrust Equitable notes that fourth quarter 1998 results may be somewhat different than fourth quarter 1997 results. SunTrust Equitable therefore believed it important to note that, based on BHC's third fiscal quarter's results annualized, the enterprise and equity values implied multiples of 0.7x run-rate revenue, 7.3x run-rate EBITDA, 10.7x run-rate EBIT, 10.1x run-rate pre-tax income, and 14.2x run-rate net income.

     While all of the companies chosen are facility-based behavioral health companies, SunTrust Equitable noted none were sufficiently similar to pro forma PMR to allow SunTrust Equitable to reach its usual level of comfort regarding the relative valuation implied for pro forma PMR by this type of analysis.

SELECTED ACQUISITIONS ANALYSIS

     SunTrust Equitable performed an analysis based upon selected merger and acquisition transactions in the behavioral health care industry set forth below (the "Selected Transactions"). Multiples reviewed in the Selected Transactions analysis included (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) as a multiple (when available) of LTM revenues, LTM EBITDA and LTM EBIT, and (ii) aggregate purchase price (defined as equity value of the offer) as a multiple (when available) of LTM pre-tax income, LTM net income and stockholders' equity.

     The Selected Transactions were comprised of the following seven transactions (Acquiror/Target): Youth and Family Centered Services, Inc./the behavioral health care operations of Youth Services International; Res-Care/Communications Network Consultants; Horizon Health Corporation/Acorn Behavioral HealthCare; PsychPartners/Apogee Behavioral Health; Magellan Health Services/Merit Behavioral Care; Horizon Health Care/FPM Behavioral Health; and Vencor, Inc./Transitional Hospitals Corporation. Based upon the Selected Transactions, SunTrust Equitable noted the implied multiples of aggregate transaction value and aggregate purchase price, respectively, were in: (i) a range of 0.5x to 1.9x (with an average(1) of 1.2x) LTM revenues; a range of 8.4x to 18.5x (with an average of 11.7x) LTM EBITDA; a range of 8.7x to 58.8x (with an average of 23.0x) LTM EBIT; a range of 7.5x to 166.2x (with an average of 28.3x) estimated LTM pre-tax income; a range of 8.5x to 276.9x (with an average of 52.6x) LTM net income; and a range of 1.7x to 9.6x (with an average of 5.0x) stockholders' equity.

     In March 1998, Magellan Health Services entered into an agreement in which it agreed to sell its interest in Charter Behavioral Health System ("CBHS") to Crescent Operating, Inc. for $280.0 million in cash. In addition to CBHS, Magellan agreed to sell: (i) Charter Advantage (the entity conducting Charter's franchise operations); (ii) Charter System (the entity owning the system's intellectual property); (iii) Group Practice Affiliates (Charter's physician practice management business); (iv) certain behavioral staff model operations;
(v) Charter's Puerto Rican provider management business; (vi) Golden Isle Assurance Company (one of the company's captive insurance companies; and (vii) Strategic Advantage (which owned intellectual property used by the company to monitor clinical results). As the $280.0 million sale price included the consideration paid for these seven additional businesses, and as no supplemental information was disclosed in Magellan's 8-K detailing the consideration and pro forma operating results attributable to CBHS and the other businesses, SunTrust Equitable chose not to include the Magellan/Crescent Operating transaction in the Selected Acquisition Analysis.

     Based on the terms of the Transaction, the consideration to be paid by PMR represents an enterprise value of $210.5 million and an equity value of $120.2 million. These values imply multiples of 0.7x BHC's LTM revenue, 7.9x BHC's LTM EBITDA, 11.9x BHC's LTM EBIT, 1.9x BHC's LTM pre-tax income, 19.2x BHC's LTM net income, and 0.9x BHC's book value, respectively.

     Sun Trust Equitable noted that no transaction utilized in the Selected Acquisition Analysis is wholly comparable to the Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PMR and BHC and other qualitative factors that do not readily lend themselves to quantitative analysis.

---------------

(1)Averages exclude high and low values.

Mathematical analysis such as determining the average is not in itself a meaningful method of using selected transaction data.

DISCOUNTED CASH FLOW ANALYSIS

  BHC

     Using a discounted cash flow analysis, SunTrust Equitable estimated the present value of the future cash flows that BHC could produce over a five-year period (1999 through 2003) as a stand-alone entity (without giving effect to potential operating or other efficiencies pro forma the Transaction) in accordance with forecasts developed by BHC management and certain variants thereof. SunTrust Equitable determined certain equity market value reference ranges in each analysis based upon the sum of the aggregate discounted value of BHC's free cash flows over a five-year investment horizon and the product of the final year's projected free cash flow multiplied by terminal values.

     To calculate free cash flow, SunTrust Equitable (i) tax-affected BHC's projected earnings before interest, intangible amortization, and tax expense;
(ii) added back depreciation; (iii) subtracted the change in working capital; and (iv) subtracted capital expenditures. The estimated free cash flows over a five year projection horizon were discounted to present values utilizing BHC's estimated weighted average cost of capital ("WACC"). SunTrust Equitable applied a range of multiples from 11.1x to 14.2x to BHC's terminal year (2004) free cash flow, determining the appropriate range of terminal multiples by assuming a range of growth rates for BHC's free cash flow beyond the five-year projection horizon of between 1.5% and 3.5%.

     In determining BHC's WACC (the discount rate to be used in its discounted cash flow calculations), SunTrust Equitable relied upon the capital asset pricing model ("CAPM"). In utilizing the CAPM, SunTrust Equitable incorporated the following assumptions: (i) a risk-free rate of return equal to the then-current five-year treasury bond yield of 5.46%; (ii) an average levered beta ((LOGO)) for the selected publicly traded companies and BHC, of 0.76 and 0.81, respectively; and (iii) a private equity risk-premium (above the risk-free rate) of 15.0%.

     This analysis resulted in an equity value reference range per share of BHC Common Stock of $3.44 to $4.69, compared to an equity value per share of $6.23 in the Transaction.

  PMR

     SunTrust Equitable applied the same discounted cash flow valuation methodology to PMR, both as a stand-alone and pro forma the Transaction. On a stand-alone basis, SunTrust Equitable discounted the sum of PMR's free cash flows over a five-year investment horizon and the terminal value for free cash flow generated beyond that period using PMR's stand-alone WACC.

     SunTrust Equitable applied a range of multiples from 11.6x to 21.5x to PMR's terminal year (2004) free cash flow, determining the appropriate range of terminal multiples by assuming a range of growth rates for PMR's free cash flow in 2004 and beyond of between 3.0% and 7.0%. In determining PMR's WACC, SunTrust Equitable relied upon the following CAPM assumptions: (i) the same risk-free rate of return of 5.46%; (ii) an average levered beta for comparable publicly-traded companies and PMR, of 0.86 and 0.74, respectively; and (iii) a common stock risk-premium of 8.4%.

     This analysis resulted in an equity value reference range per share of PMR Common Stock of $14.70 to $21.61.

  Pro Forma PMR

     To arrive at a range of valuation for PMR common stock giving pro forma effect to the Transaction, SunTrust Equitable discounted the sum of PMR's free cash flows over a five-year investment horizon and the terminal value for free cash flow generated beyond that time using PMR's pro forma WACC.

     SunTrust Equitable applied a range of multiples from 17.4x to 26.8x to PMR's pro forma terminal year (2004) free cash flow, determining the appropriate range of terminal multiples by assuming a range of growth rates for pro forma PMR's free cash flow in 2004 and beyond of between 4.0% and 6.0%. In determining PMR's pro forma WACC under CAPM, SunTrust Equitable utilized the same risk-free rate and common stock risk premium as was utilized to examine PMR on a stand-alone basis and an average levered beta for selected comparable publicly traded companies (a universe expanded to include the Selected Companies used for BHC's valuation and the comparable companies used in PMR's stand-alone valuation) and pro forma PMR, of 0.83 and 1.32, respectively.

     This analysis resulted in an equity value reference range per share of PMR Common Stock of $20.79 to $35.16.

PRO FORMA DILUTION ANALYSIS

     SunTrust Equitable analyzed the pro forma effects resulting from the Transaction on the projected EPS of PMR, including, without independent verification, an assumed level of revenue enhancements and operating synergies projected by the management of PMR and BHC for each of the years ending April 30, 1998 through 2004. This analysis was based upon a number of assumptions, including, among others, completion of the Transaction, estimated amounts and timing of the synergies and the projected financial performance of PMR and BHC. The analysis assumed, on a pro forma basis, that the Transaction was consummated on May 1, 1997.

     The analysis indicated the Transaction, accounted for as a purchase transaction, would be accretive/ (dilutive) to PMR's stand-alone EPS estimate(2) by (6.1%), 5.2%, and 4.8%, assuming $0 million, $2.4 million and $4.5 million in pro forma revenue enhancements and synergies for the years ending April 30, 1998, 1999, and 2000, respectively.

CAPITALIZATION AND LEVERAGE ANALYSIS

     SunTrust Equitable analyzed the pro forma impact of the Transaction on PMR's April 30, 1998 book capitalization and leverage. SunTrust Equitable measured PMR's pro forma LTM EBITDA (defined as earnings before interest, taxes, and depreciation and amortization but not including non-recurring items) expressed as a multiple of pro forma LTM interest expense; PMR's pro forma LTM EBITDA less capital expenditures expressed as a multiple of pro forma LTM interest expense; PMR's pro forma LTM EBIT (defined as earnings before interest and taxes but not including non-recurring items) expressed as a multiple of pro forma LTM interest expense; PMR's pro forma indebtedness expressed as a percentage of pro forma total book capitalization; PMR's pro forma indebtedness expressed as a percentage of pro forma total stockholders' equity; PMR's pro forma indebtedness expressed as a percentage of pro forma tangible net worth; and PMR's pro forma indebtedness expressed as a multiple of pro forma LTM EBITDA (collectively, the "PMR Credit Statistics").

     SunTrust Equitable compared the PMR Credit Statistics to similar measurements for the Selected Companies. Based upon this analysis, SunTrust Equitable noted the following credit statistics for the Selected Companies:
EBITDA/interest expense ranged from 12.6x to 371.7x (an average of 132.6x); EBITDA less capital expenditures/interest expense ranged from 6.4x to 283.9x (with an average of 100.1x); EBIT/interest ranged from 6.5x to 301.1x (with an average of 106.0x); debt/capitalization ranged from 17.2% to 61.5% (with an average of 40.1%); debt/equity ranged from 20.8% to 159.8% (with an average of 84.0%); debt/tangible net worth ranged from 30.7% to 187.2% (with an average of 96.7%); and debt/EBITDA ranged from 1.1x to 5.2x (with an average of 2.7x).

     Based upon the Capitalization and Leverage analysis, the Transaction would result in the following pro forma credit statistics for PMR: EBITDA/interest equates to 2.4x; EBITDA less capital expenditures/interest

---------------

(2)Actual results and consensus EPS estimates assuming PMR continued to operate on a stand-alone basis.
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

equates to 2.1x; EBIT/interest equates to 1.7x; debt/capitalization equates to 59.1%; debt/equity equates to 187.8%; debt/tangible net worth equates to 201.5%; and debt/EBITDA equates to 4.5x.

     As PMR currently has very little debt, and as the Transaction will be funded with a significant amount of new debt, the results of the pro forma capitalization analysis suggest PMR will be significantly more leveraged upon completion of the Transaction. This highly leveraged capital structure will increase the combined company's risk profile in the event of operational or post-Transaction integration difficulties.

PRO FORMA CONTRIBUTION ANALYSIS

     SunTrust Equitable analyzed the pro forma relative contributions of BHC to certain PMR operations measures the ("Operations Measures") resulting from the Transaction for the fiscal year-ended April 30, 1998 and the projected fiscal year ending April 30, 1999.

     Each analysis reflected the historical and projected financial information provided by PMR and BHC management. The analyses did not assume the realization of any synergies in connection with the Transaction. For the fiscal year-ended April 30, 1998, the relative contribution to Pro Forma PMR from each of PMR and BHC would be approximately: (i) 18.3% and 81.7% of total revenue, respectively;
(ii) 21.6% and 78.4% of EBITDA, respectively; and (iii) 26.2% and 73.8% of EBIT, respectively.

     For the fiscal year-ending April 30, 1999, the relative contribution to Pro Forma PMR from each of PMR and BHC would be approximately: (i) 20.5% and 79.5% of projected total revenue, respectively; (ii) 24.8% and 75.2% of projected EBITDA, respectively; and (iii) 29.7% and 70.3% of projected EBIT, respectively.

     Upon consummation of the Transaction, stockholders of PMR and BHC will own 71.6% and 28.4% of Pro Forma PMR, on a fully-diluted basis, based upon the Exchange Ratio, respectively. However, it should be noted that PMR Common Stock represents only 12.2% of the total enterprise value in the Transaction. (The balance consists of 42.3% cash, 45.1% assumed debt and 0.4% seller financing.)

TRADING ANALYSIS

     SunTrust Equitable's analysis of the performance of PMR Common Stock consisted of a historical analysis of closing prices and trading volume on (i) a daily basis for the period from July 1, 1997 through July 24, 1998 and (ii) a monthly basis for the period from July 1995 through July 1998. During the period in the daily analysis, PMR Common Stock reached a high of $24.25 per share and a low of $8.88 per share. During the period in the monthly analysis, PMR Common Stock reached a high of $31.25 per share and a low of $3.63 per share. On July 24, 1998, the closing price of PMR Common Stock was $9.31.

CONCLUSION

     In performing its analyses, SunTrust Equitable made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of PMR and BHC. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Actual values will depend upon several factors, including events affecting the provider-based behavioral health care industry, general economic, market, and interest rate conditions, and other factors which generally influence the price of securities.

     Pursuant to the terms of SunTrust Equitable's engagement, PMR has agreed to pay SunTrust Equitable an aggregate fee of $400,000 for its services in connection with the Transaction, none of which is contingent upon the consummation of the Transaction. PMR has also agreed to reimburse SunTrust Equitable for its reasonable out-of-pocket expenses incurred in performing its services and to indemnify SunTrust Equitable and related persons against certain liabilities.

     SunTrust Equitable was selected to render an opinion in connection with the Transaction based upon SunTrust Equitable's qualifications as investment bankers, health care expertise and reputation, including the fact that SunTrust Equitable, as part of its health care investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     SunTrust Equitable Securities Corporation is a nationally recognized investment banking firm that provides a full range of financial, advisory and brokerage services. SunTrust Equitable served as the lead managing underwriter in connection with PMR's follow-on equity offering, which was completed in October 1997. SunTrust Equitable is a market maker in PMR Common Stock and regularly publishes research on PMR. Accordingly, SunTrust Equitable may at any time hold a long or short position in such securities.

     Based on the foregoing, SunTrust Equitable concluded the consideration to be paid by PMR pursuant to the Agreement is fair, from a financial point of view, to the Common Stockholders of PMR.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the BHC Board with respect to the Merger Proposal, holders of BHC Capital Stock should be aware that members of the BHC Board and the executive officers of BHC have certain interests in the Merger that are in addition to the interests of the holders of BHC Capital Stock generally. The members of the BHC Board, including the outside directors, were aware of these interests and took such interests into account in approving the Merger Agreement and transactions contemplated thereby.

     Effective upon consummation of the Merger, Mr. Stack, the current President and Chief Executive Officer of BHC, will be elected by the PMR Board to fill a newly created vacancy on the PMR Board of Directors and shall be appointed as the President and Chief Operating Officer of PMR, subject to his current employment agreement with BHC. Under his employment agreement, if Mr. Stack is terminated by BHC without cause or pursuant to a constructive termination, including a termination following a change in control of BHC, Mr. Stack would be entitled to (i) three times his highest annual salary under the agreement, (ii) the maximum bonus that could be obtained by Mr. Stack for the year, and (iii) the continuation of Mr. Stack's benefits for up to three years.

     In connection with the Merger, PMR has agreed that, at the Effective Time, PMR will award to Mr. Stack and, subject to certain conditions, Mr. Davis, Chief Financial Officer of BHC, retention bonuses in the amounts of 100,000 shares of PMR Common Stock and 50,000 shares of PMR Common Stock, respectively, in the event that each of them remains employed by BHC as of the Effective Time.

     Vencor, the holder of an approximate 60% interest of BHC Capital Stock, will receive $65,000,000 in cash for the Vencor Shares.

REGULATORY MATTERS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. PMR and BHC filed notification and report forms under the HSR Act with the FTC and Antitrust Division on August 20, 1998. These filings commenced a 30-day waiting period under the HSR Act, with respect to which PMR and BHC have requested early termination. If, prior to the expiration of such period, the FTC or the Antitrust Division should request additional information or documentary material under the HSR Act, consummation of the Merger could be delayed until after the companies have substantially complied with the request.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger or seeking to impose conditions on PMR with respect to the business operations of the combined companies. In addition, the review of the Merger pursuant to the HSR Act may substantially delay or proscribe consummation of the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such challenge is made, that PMR would prevail or would not be required to terminate the Merger Agreement or to accept certain conditions in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of BHC Capital Stock. This discussion assumes that holders of shares of BHC Capital Stock hold such shares as capital assets. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the BHC stockholders.

     BHC stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular BHC stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger).

     No ruling from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of the Merger will be requested. The tax consequences set forth in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

     EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     TAXABLE SALE OF BHC CAPITAL STOCK. The exchange of BHC Capital Stock for the Merger Consideration pursuant to the Merger will be a taxable sale of each stockholder's BHC Capital Stock. Accordingly, each BHC stockholder will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in his, her or its BHC Capital Stock and the sum of (i) the fair market value of the Merger Consideration received on the Closing Date, (ii) the fair market value, as of the Closing Date, of the escrowed PMR Common Stock (the "Escrow Shares") and (iii) the amount of the other escrowed portions of the Merger Consideration (the "Deferred Payments"), other than imputed interest, as described below. Such gain or loss will be a capital gain or loss if the BHC Capital Stock was held as a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder held his, her or its BHC Capital Stock for more than one year. Long-term capital gain will be subject to a maximum federal tax rate of 20% for noncorporate taxpayers.

     IMPUTED INTEREST. Any Deferred Payment received by a BHC stockholder will be bifurcated into an interest component and a principal component under the imputed interest rules. The portion of each Deferred Payment that will be treated as a payment of principal is determined by discounting the payment back from the payment date to the Closing Date at the lowest "applicable federal rate" for short-term debt instruments, as published by the IRS, over the three-month period ending on the Closing Date. The remainder of each Deferred Payment will be treated as interest. Amounts treated as interest will be includable in the taxable income of the stockholder as ordinary income in accordance with his, her or its method of accounting.

     INSTALLMENT SALES TREATMENT. Because certain payments of Merger Consideration (pursuant to the Escrow and the Notes) are to be received after the close of the taxable year in which the Merger occurs, any gain realized by a BHC stockholder resulting from the sale of his, her or its shares must be reported under the installment method, unless the stockholder affirmatively elects out of or is otherwise ineligible for installment method treatment. Under the installment method, a portion of each payment of the Merger Consideration is generally taxable as gain in the year of receipt and a portion represents a tax-free recovery of the stockholder's basis in the BHC shares. The gain is calculated by multiplying the principal amount of any payment received in the year by a "gross profit ratio" which is the ratio that
(i) the selling price (excluding imputed interest) less the stockholder's adjusted basis in the BHC shares bears to (ii) the total selling price of the stockholder's BHC shares. Notwithstanding the general rule regarding when payments are taken into income under the installment sales method, the Escrow Shares will be treated as received by the BHC stockholders on the Closing Date.

     The installment method does not apply to stockholders who will recognize a loss in the Merger, who affirmatively elect out of installment method treatment or are otherwise ineligible for installment sales treatment. A stockholder may elect out of the installment method by timely filing the appropriate form with his, her or its tax return for the tax year in which the Merger occurs. In general, if the installment sales rules do not apply, a stockholder will recognize any gain or loss on the exchange on the Closing Date.

     Certain transactions can accelerate the recognition of gain under the installment sale method, including a disposition or pledge of an installment obligation or the grant of a security interest therein. Additionally, a stockholder that reports gain under the installment sales method may be required to pay interest on the deferred tax liability. In general, if the total face amount of all installment obligations held by a BHC stockholder (including the right to receive Deferred Payments) exceeds, at the close of a taxable year, $5 million, interest as additional tax is required to be paid on the deferred tax liability at the underpayment rate under Section 6621(a)(2) of the Code multiplied by the percentage of such face amount in excess of $5 million.

     Moreover, if a Deferred Payment were actually reduced by the amount of an indemnification claim or Escrow Shares were returned to PMR pursuant to the Merger Agreement, stockholders could be required to redetermine the amount and timing of interest and gain recognized. In such an event, the stockholders should consult with their own tax advisors regarding the application of the imputed interest and installment sales rules.

     DISQUALIFIED DISPOSITIONS. Stockholders who acquired their BHC Capital Stock pursuant to the exercise of an incentive stock option, as defined in section 422 of the Code ("ISO"), that was either (i) exercised within one year of the Closing Date or (ii) granted within two years of the Closing Date, will be subject to the Code's "disqualifying disposition" rules. As a result, such stockholders would recognize ordinary income in 1998 (regardless or whether or not they have elected out of the installment method) equal to the lesser of (i) the excess of the fair market value of their BHC Capital Stock on the date of exercise over the stockholder's adjusted basis in the stock or (ii) the stockholder's actual gain, if any, on the exchange (i.e., the excess, if any, of the amount received and to be received for the stockholder's stock over the stockholder's adjusted basis in the stock). The remainder of the gain, if any, will be reported in accordance with the rules described above except that for purposes of the installment method, a stockholder's basis in his or her BHC Capital Stock will be increased by the amount of the ordinary income recognized.

     TAX BASIS AND HOLDING PERIOD WITH RESPECT TO PMR COMMON STOCK RECEIVED. To the extent that BHC stockholders receive PMR Common Stock as part of the Merger Consideration, the amount realized with respect to such stock will be equal to the fair market value of the stock as of the Closing Date. A stockholder's aggregate basis in such PMR Common Stock will equal its fair market value as of the Closing Date and the holding period for such stock will begin the day after the Closing Date.

     DISSENTING STOCKHOLDERS. BHC stockholders who perfect their appraisal rights with respect to their BHC Capital Stock and do not own any shares of PMR capital stock (either actively or constructively within the meaning of Section 318 of the Code) following the receipt of such cash, will generally recognize gain or loss measured by the difference between the amount of cash received and the stockholder's adjusted tax basis in the BHC Capital Stock. Such gain or loss will be capital gain or loss if the BHC Capital Stock was held as a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder held his, her or its BHC stock for more than one year. Long-term capital gain will be subject to a maximum federal tax rate of 20% for noncorporate taxpayers.

     BACKUP WITHHOLDING. Certain noncorporate BHC stockholders may be subject to backup withholding at a rate of 31% on the gross proceeds received pursuant to the Merger. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certified that he, she or it is not subject to backup withholding on a substitute Form W-9, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HOLDERS OF BHC CAPITAL STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABIITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a purchase for accounting purposes.

APPRAISAL RIGHTS OF BHC STOCKHOLDERS

     Holders of BHC Capital Stock as of the Record Date (the "Record Holders") are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") for such securities. The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Appendix C to this Prospectus/Joint Proxy Statement. A person having a beneficial interest in BHC Capital Stock as of the Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the Record Holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, as in the case of the BHC Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its capital stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROSPECTUS/JOINT PROXY STATEMENT SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF BHC COMMON STOCK AND BHC SERIES A PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

     Under the DGCL, a Record Holder of BHC Capital Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the Merger nor consents thereto in writing will be entitled to have his or her BHC Capital Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold shares of a constituent corporation to the Merger and may be required by the Merger Agreement to accept the Merger Consideration.

     A Record Holder of BHC Capital Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of BHC, before the vote on the Merger Agreement at the BHC Meeting, a written demand for appraisal of his or her BHC Capital Stock. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform BHC of the identity of the Record Holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of BHC Capital Stock should be sent or delivered to BHC at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee 37205. In addition, a Record Holder of BHC Capital Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their BHC Capital Stock in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time of the Merger, BHC, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any Record Holder of BHC Capital Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of each class of BHC Capital Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation or within ten days after expiration of the period for delivery of demands for appraisal whichever is later.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Record Holder of BHC Capital Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the BHC Capital Stock, and neither PMR nor BHC currently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A Record Holder of BHC Capital Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of BHC Capital Stock is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of BHC Capital Stock entitled to appraisal rights and will appraise the "fair value" of the BHC Capital Securities, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who had stock represented by certificates to submit their stock certificates to the Register in Chancery, for notation thereon of the pendency of the appraisal proceedings, if any stockholder fails to comply with such direction the Court may dismiss the proceedings as to such stockholder. Stockholders considering seeking appraisal should be aware that the "fair value" of their BHC Capital Stock as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would have received if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose BHC Capital Stock have been appraised. The costs of the action may be determined by such court and imposed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder as the Court deems just, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of BHC Capital Stock in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the BHC Capital Stock entitled to appraisal.

     If any Record Holder of BHC Capital Stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the

DGCL, the BHC Capital Stock of such stockholder will be deemed to receive Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Any Record Holder of BHC Capital Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the BHC Capital Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of BHC Capital Stock as of a date prior to the Effective Time).

NO APPRAISAL RIGHTS OF PMR STOCKHOLDERS

     Under Section 262 of the DGCL, appraisal rights are generally available to stockholders of a constituent Delaware corporation in connection with a merger. PMR stockholders are not entitled to any appraisal rights with respect to the Merger because, under the DGCL, PMR is not a constituent corporation in the Merger. The vote of PMR stockholders with respect to the Merger Proposal is being solicited by PMR to comply with the DGCL and Nasdaq requirements for Nasdaq National Market issuers.

                              TERMS OF THE MERGER

     This section of the Prospectus/Joint Proxy Statement describes certain aspects of the proposed Merger. The Merger Agreement provides for the merger of PMR Sub, a newly formed, wholly owned Delaware subsidiary of PMR, with and into BHC. The discussion in this Prospectus/Joint Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are accurate in all material respects but do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Joint Proxy Statement as Appendix A and incorporated herein by reference. All PMR stockholders and BHC stockholders are urged to read the Merger Agreement in its entirety.

EFFECTIVE TIME

     The Merger will be consummated on             , 1998, or as the parties may
otherwise agree, but in no event later than the fifth business day following the satisfaction or waiver of all other conditions to consummation of the Merger. The Merger will become effective on the date the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware. At the Effective Time, PMR Sub will merge with and into BHC, with the result that BHC will be the Surviving Corporation in the Merger and will be wholly-owned by PMR. As described below, the stockholders of BHC will become stockholders of PMR, and their rights will be governed by the Certificate of Incorporation and Bylaws of PMR. See "Comparison of Rights of PMR Stockholders and BHC Stockholders."

MANNER AND BASIS FOR CONVERTING SHARES

     Exchange of Stock. Except as provided below, at the Effective Time, each outstanding share of BHC Common Stock and each share of BHC Series A Preferred Stock (other than the Vencor Shares and other than any shares of BHC Common Stock owned by PMR, BHC, PMR Sub or any direct or indirect wholly owned subsidiary of PMR or BHC) (collectively the "Converted Shares") will be converted into the right to receive: (i) 0.3401 (the "Exchange Ratio") shares of PMR Common Stock, (ii) cash in an amount equal to $28,500,000 divided by the number of Converted Shares outstanding immediately prior to the Effective Time (the "Outstanding Shares"), and (iii) an unsecured subordinated promissory note of PMR in an amount equal to $925,000 divided by the number of Outstanding Shares. The Vencor Shares will be converted into the right to receive $65,000,000 in cash in the aggregate. The Exchange Ratio may adjust prior to the Effective Time to the extent necessary to account for certain changes in capitalization of BHC. A portion of the Merger Consideration is to be held in escrow to secure the performance of the indemnification obligations of the BHC stockholders pursuant to the Merger Agreement. See "-- Indemnification and Reimbursement" and "-- Related Agreements -- Escrow Agreement."

     An aggregate of 2,600,000 shares of PMR Common Stock will be issued in the Merger, and certain outstanding BHC 1993 Options will be converted into options to acquire up to a maximum of approximately 63,195 additional shares of PMR Common Stock (assuming no holders of BHC 1993 Options accept the Repurchase Offer).

     Each holder of BHC Series B Preferred Stock has agreed to exchange, immediately prior to the Effective Time, each outstanding share of BHC Series B Preferred Stock for one share of BHC Common Stock. In addition, each share of BHC Common Stock then held as treasury shares shall be cancelled.

     Prior to the Effective Time, BHC has agreed to offer to repurchase from holders of all outstanding stock options under BHC's option plans, all such outstanding stock options for an aggregate purchase price of $1,135,546. On the Closing Date, PMR shall pay, in cash, to each person that has accepted the Repurchase Offer an amount equal to either fifty cents ($0.50) (or in the case of certain of the BHC 1993 Options, one dollar and twenty-five cents ($1.25)) per share of BHC Common Stock issuable upon exercise of options exercisable immediately prior to the Closing Date held by such person. All stock options of BHC (other than options under the BHC 1993 Plan) that (i) remain unexercised as of the Closing Date and (ii) are held by persons who do not accept the Repurchase Offer, will be terminated as of the Closing Date. At the Effective

Time, all outstanding BHC 1993 Options that are not repurchased in the Repurchase Offer will be assumed by PMR. See "-- Treatment of Employee Equity Benefit Plans."

     Each share of Common Stock, $.01 par value per share, of PMR Sub issued and outstanding as of the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of PMR Sub Common Stock will evidence ownership of such shares of capital stock of the Surviving Corporation.

     Promptly after the Effective Time, PMR, acting through the Exchange Agent, will deliver to each holder of record as of the Effective Time of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of BHC Common Stock and Series A Preferred Stock, a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for certificates representing shares of PMR Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF BHC COMMON STOCK AND SERIES A PREFERRED STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

     Following the surrender of certificates which formerly represented outstanding shares of BHC Common Stock and Series A Preferred Stock, each holder shall be entitled to receive the Merger Consideration (less the Merger Consideration deposited into escrow under the Escrow Agreement) with respect to the shares represented by the surrendered certificate. Upon termination of the Escrow Agreement, each such holder shall be entitled to receive from the escrow such holder's pro rata interest in the remaining balance, if any, of the promissory note, PMR Common Stock and cash previously deposited into escrow under the Escrow Agreement.

     Fractional Shares. No fractional shares of PMR Common Stock will be issued in the Merger. Instead, each BHC stockholder who would otherwise be entitled to receive a fraction of a share of PMR Common Stock will receive an amount in cash (without interest) determined by multiplying such fraction by $9.2596. PMR intends to use its current cash resources to fund the payments for fractional shares.

EFFECT OF THE MERGER

     Once the Merger is consummated, PMR Sub will cease to exist as a corporation, and BHC will remain as the Surviving Corporation.

     Pursuant to the Merger Agreement, the Certificate of Incorporation and the Bylaws of the Surviving Corporation will be amended and restated to reflect the provisions of the Certificate of Incorporation and Bylaws of PMR Sub immediately prior to the Effective Time. The officers of the Surviving Corporation will be Allen Tepper (President and Secretary) and Mr. Stack (Chief Executive Officer and Treasurer). The directors of the Surviving Corporation will be Messrs. Tepper, Clein and Stack. There will be no change in the current PMR Board and officers of PMR as a result of the Merger. In addition, following consummation of the Merger, Mr. Stack will be elected as a director of PMR and as the President and Chief Operating Officer of PMR.

     If the combined company is to realize the anticipated benefits of the Merger, the operations of PMR and BHC must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different, although complementary, corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts or that such integration efforts can be successfully accomplished. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, PMR expects to incur transaction and integration costs currently estimated to be $7 million, to reflect the combination of PMR and BHC. This amount is a preliminary estimate only. There can be no assurance that PMR will not incur additional charges to reflect costs associated with the Merger.

TREATMENT OF EMPLOYEE EQUITY BENEFIT PLANS

     Stock Options. As of the Effective Time, each BHC 1993 Option that is then outstanding and is not repurchased in the Repurchase Offer, whether vested or unvested, will be assumed by PMR, and will continue to have, and be subject to, the same terms and conditions set forth in the BHC 1993 Plan and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each BHC 1993 Option will be or become exercisable for PMR Common Stock rather than BHC Common Stock, (ii) the number of shares of PMR Common Stock subject to each BHC 1993 Option shall be equal to the number of shares of BHC Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole number of shares of PMR Common Stock (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each BHC 1993 Option shall be adjusted by dividing the per share exercise price under such option by the Exchange Ratio and rounding up to the nearest cent and
(iv) all restrictions on the exercise of each such assumed BHC 1993 Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of each such option shall otherwise remain unchanged.

STOCK OWNERSHIP FOLLOWING THE MERGER

     An aggregate of 2,600,000 shares of PMR Common Stock will be issued to BHC stockholders in the Merger, an aggregate of 150,000 shares will be issued to Mr. Stack and, subject to certain conditions, Mr. Davis as retention bonuses and PMR will (assuming no holders of BHC 1993 Options accept the Repurchase Offer) assume options to acquire up to approximately 63,195 additional shares of BHC Common Stock. Based upon the number of shares of PMR Common Stock issued and outstanding as of the Record Date, and after giving effect to the issuance of PMR Common Stock as described in the previous sentence and the exercise of all options to purchase BHC Common Stock assumed by PMR, the former holders of Converted Shares and options to purchase BHC Common Stock would hold, and have voting power with respect to, approximately 29% of PMR's total issued and outstanding shares. The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of BHC subsequent to the dates indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of PMR or BHC as of the Effective Time or of PMR at any time following the Effective Time.

REPRESENTATIONS AND WARRANTIES

     Pursuant to the Merger Agreement, each of PMR, BHC and PMR Sub made certain representations and warranties relating to its respective business and various other matters. The representations and warranties made by PMR, BHC and PMR Sub will survive the Merger and shall expire on the 18-month anniversary of the Closing Date.

COVENANTS

     Pursuant to the Merger Agreement, each of BHC and PMR has agreed (on behalf of itself and each of its subsidiaries) that, until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time (the "Pre-Closing Period"), subject to certain exceptions, and except to the extent that the other party consents in writing, it will conduct its business and operations in the ordinary course and in accordance with past practices use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and others with which it has business relationships, and pay the premiums required by and use its best efforts to keep in full force all of its existing insurance policies.

     In addition, except as permitted by the terms of the Merger Agreement, and subject to certain exceptions, during the Pre-Closing Period, each of BHC and PMR has agreed not to do any of the following or to permit its subsidiaries to do any of the following without the prior written consent of the other:

          (a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (b) sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that BHC and PMR may issue Common Stock upon the valid exercise of options (and make certain other limited grants and issuances);

          (c) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (d) form any subsidiary or acquire any equity interest or other interest in any other entity;

          (e) make any capital expenditure in excess of certain agreed upon amounts;

          (f) enter into or permit any of the properties or assets, owned or used by it to become bound by, any material contract or amend or prematurely terminate or waive any material right or remedy under, any material contract, except in the ordinary course of business and consistent with prior practices;

          (g) acquire, lease or license any right, personal or real property or other asset from any other person or entity or sell or otherwise dispose of, or lease or license, or waive or relinquish any right with respect to any personal or real property or any other asset to any other person or entity (other than the sale or disposition of certain subsidiaries of BHC) except for any such actions pursuant to contracts that can be performed wholly or terminated without penalty within one year and which do not exceed $250,000 in value or liability (in any one transaction or series of related transactions);

          (h) lend money to any person or entity, or incur or guarantee any indebtedness in excess of $250,000 (except for routine borrowings made in the ordinary course of business under its line of credit or ordinary course inter-company indebtedness);

          (i) change any of its methods of accounting or accounting practices in any material respect (except as required under generally accepted accounting principles, consistently applied ("GAAP");

          (j) make any tax election;

          (k) commence or settle any material legal proceeding; or

          (l) agree or commit to take any of the actions described in clauses
     (a) through (m) above.

     Each of BHC and PMR has further agreed that during the Pre-Closing Period each will not (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any stock option plan, any provision of any agreement evidencing any outstanding stock option or any provision of any restricted stock purchase agreement, or (ii) establish, adopt or amend any employee benefit plan, or (except in the ordinary course of business) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or hire any indirect employee whose aggregate annual compensation is expected to exceed $150,000 or adopt any severance plan or arrangement or enter into any severance agreement or any other plan or arrangement or agreement providing for the payment of any benefit or accelerations of any options upon a change in control or termination of employment. Finally, each of BHC and PMR has agreed, during the Pre-Closing period, to notify the other of certain material events; to take actions necessary to give notice of, convene and hold a meeting of stockholders and solicit proxies with respect to the meeting, make all necessary filings required by the Merger, refrain from public announcements regarding the

Merger without the other's written consent (except for disclosures required by applicable law) and provide certain documents to the other and keep the other's information confidential.

     BHC has made certain covenants with respect to its option plans and has agreed to (i) assist PMR in obtaining land surveys for real property owned by BHC or any of its subsidiaries, (ii) obtain a commitment for title insurance for each parcel of real property owned by BHC or any of its subsidiaries, and (iii) offer to repurchase, as of the Effective Time, all outstanding stock options of BHC for an aggregate purchase price of $1,135,546.

     PMR has agreed to use all reasonable efforts, subject to the fiduciary duties of PMR's directors, to ensure that, as soon as practicable following the Effective Time, the board of PMR shall appoint Edward A. Stack as a director of PMR.

INDEMNIFICATION AND REIMBURSEMENT

     As provided in the Merger Agreement, PMR and the BHC stockholders are required to indemnify and hold each other (and each other's affiliates) harmless from, and to compensate and reimburse each other and each other's affiliates, for damages resulting from (i) inaccuracies and breaches of representations and warranties, (ii) breaches of covenants and (iii) actions which violate certain healthcare regulatory requirements. However, the foregoing obligations are subject to certain limitations. The BHC stockholders shall have no liability under the indemnification provisions until the indemnified damages reach $2,000,000, in which event the BHC stockholders shall be liable for $1,000,000 of such threshold amount and all damages in excess of the threshold amount; provided, however, that the BHC stockholders' liability shall not exceed $8,000,000. PMR shall have no liability under the indemnification provisions until the indemnified damages reach $407,500, in which event PMR shall be liable for $203,750 of such threshold amount and all damages in excess of the threshold amount; provided, however, that PMR's liability under the indemnification provisions shall not exceed $1,630,000. No parties shall be liable under the indemnification provisions for damages resulting from changes in governmental regulations or interpretations thereof, relating to the healthcare industry as of the Closing Date. PMR has the option of satisfying any liability for indemnification by using cash or PMR Common Stock, or a combination thereof.

     The Merger Consideration deposited into escrow under the Escrow Agreement on the Effective Time shall be available to satisfy indemnification obligations of the BHC stockholders under the Merger Agreement. In addition, PMR shall have the option to draw from the escrow account under the Escrow Agreement, up to an amount equal to 50% of aggregate costs incurred after the date of the Merger Agreement, to retrofit and/or remove, dispose and close underground storage tanks located on real property being acquired by PMR through the Merger, minus $300,000.

NO SOLICITATION

     Under the terms of the Merger Agreement, BHC has agreed that, during the Pre-Closing Period, BHC will not directly or indirectly, (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person (other than PMR) relating to a possible Company Acquisition Transaction (as defined below), (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or cooperate in any other way with, any person (other than PMR) relating to or in connection with a Company Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any person (other than PMR) relating to a possible Company Acquisition Transaction. A "Company Acquisition Transaction" means any transaction not contemplated by the Merger Agreement involving: (a) any sale, license, disposition or acquisition of all or a material portion of BHC, business or assets (except for subsidiaries which have been identified by BHC for sale or disposition as discussed with PMR (collectively, the "Excluded Subsidiaries")); or (b) the issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of BHC or any subsidiary of BHC (other than common stock issued to employees of BHC upon exercise of BHC 1993 Options and other than the Excluded Subsidiaries),
(ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of BHC or any subsidiary of BHC (other than stock options granted to employees of BHC in the ordinary course of business and other than the Excluded Subsidiaries), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of BHC or any subsidiary of BHC (other than the Excluded Subsidiaries); or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving BHC or any of its subsidiaries other than the Excluded Subsidiaries; provided, however that, with respect to the restructuring of BHC and its subsidiaries in order to take advantage of tax savings available under Indiana and Tennessee law, such restructuring shall not be deemed a "Company Acquisition Transaction" only in the event that no reduction in ownership by BHC of such subsidiaries occurs as a result of such restructuring. Pursuant to the Merger Agreement, BHC further agreed that it will promptly advise PMR orally and in writing of any material inquiry, proposal or offer relating to a possible Company Acquisition Transaction received by BHC, or any of the Principal Stockholders or any of their respective representatives.

     Notwithstanding the foregoing, but subject to the restrictions on the conduct of BHC's business described above, prior to the Effective Time, to the extent the BHC Board determines, in good faith, based upon advice of its legal counsel, that the Board's fiduciary duties under applicable law require it to do so, BHC may participate in discussions or negotiations with, and furnish information regarding BHC to, any person, entity or group after such person, entity or group has delivered to BHC in writing an unsolicited bona fide possible Company Acquisition Transaction.

     Under the terms of the Merger Agreement, PMR has agreed that, during the Pre-Closing Period, PMR will not directly or indirectly, (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person other than BHC, relating to a Parent Acquisition Transaction (as defined below), (ii) participate in any discussions or negotiation or enter into any agreement with, or provide any non-public information to or cooperate in any other way with, any person (other than BHC) relating to or in connection with a Parent Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any person (other than BHC) relating to a possible Parent Acquisition Transaction. A "Parent Acquisition Transaction" means any transaction not contemplated by the Merger Agreement involving: (a) any sale, license, disposition or acquisition of all or a material portion of the business or assets of PMR or any PMR subsidiary; or
(b) the issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of PMR or any PMR subsidiary (other than common stock issued to employees of PMR upon the exercise of outstanding stock options of PMR, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of PMR or any PMR subsidiary (other than stock options granted to employees of PMR in the ordinary course of business), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of PMR or any PMR subsidiary; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving PMR or any PMR subsidiary. Pursuant to the Merger Agreement, PMR further agreed that it will promptly advise BHC in writing of any material inquiry, proposal or offer relating to a possible Parent Acquisition Transaction received by PMR.

     Notwithstanding the foregoing, but subject to the restrictions on the conduct of PMR's business described above, prior to the Effective Time, to the extent the PMR Board determines, in good faith, based upon advice of its legal counsel, that the Board's fiduciary duties under applicable law require it to do so, PMR may participate in discussions or negotiations with, and furnish information regarding PMR to, any person, entity or group after such person, entity or group has delivered to PMR in writing an unsolicited bona fide possible Parent Acquisition Transaction.

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (subject to certain materiality qualifications): (i) the principal terms of the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of PMR and BHC; (ii) the Commission shall have declared the Registration Statement of which this Prospectus/Joint Proxy Statement is a part effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued; (iii) there shall have been no material legal proceedings relating to the Merger or prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (iv) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby will have expired or terminated; (v) PMR and BHC shall have received a legal opinion from Waller Lansden Dortch & Davis, PLLC and Cooley Godward LLP, respectively, dated as of the Closing Date, reasonably satisfactory in form and substance to the receiving party; (vi) the shares of PMR Common Stock issuable to stockholders of BHC in the Merger shall have been approved for listing on the Nasdaq Stock National Market subject to notice of issuance; (v) execution of the Escrow Agreement;
(vi) execution of the Exchange Agent Agreement; (vii) receipt of customary closing certificates; (viii) receipt of all required consents; (ix) PMR and BHC shall have received certain financial statements from the other; (x) PMR shall have received the written opinion from SunTrust Equitable to the effect that the Merger Consideration to be received by the BHC stockholders is fair to the Stockholders of PMR; (xii) there shall not have been a material adverse change of governmental laws or regulations or interpretations thereof, relating to the healthcare industry and (xiii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     The obligation of BHC to consummate and effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by BHC: (i) the representations and warranties of PMR and PMR Sub contained in the Merger Agreement shall have been accurate in all material respects as of the date of the Merger Agreement and such representations and warranties shall be accurate in all material respects on the Closing Date, and (ii) PMR and PMR Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Closing Date.

     The obligations of PMR and PMR Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
PMR: (i) the representations and warranties of BHC contained in the Merger Agreement shall have been accurate in all material respects, as of the date of the Merger Agreement and such representations and warranties shall be accurate in all material respects on the Closing Date; and (ii) BHC shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Closing Date.

     In addition, the obligations of PMR and PMR Sub to consummate and effect the Merger is subject to PMR's receipt of the following agreements and documents
(i) Affiliate and Lock-Up agreements in the form attached to the Merger Agreement, executed by each person who is reasonably determined to be an "affiliate" of BHC (as that term is used in Rule 145 promulgated under the Act);
(ii) valid consents and agreements executed by all of the persons who are parties to the Existing Stockholders' Agreements irrevocably consenting and agreeing to the termination of each of the Existing Stockholders' Agreements;
(iii) Stockholder Agreements executed by each Principal Stockholder; (iv) Series B Preferred Stock Agreement executed by Welsh, Carson, Andersen & Stowe, VI, L.P.; (v) written resignations of certain officers and directors of BHC; (vi) certain Phase I environmental reports, (vii) title policies with respect to real property owned by the Acquired Companies; (viii) BHC shall have provided PMR with evidence of the termination of its stock option and other benefit plans; and (ix) an amendment of the Asset Purchase Agreement and Merger Agreement between BHC and Transitional Hospitals Corporation.

     Further, the obligations of PMR and PMR Sub to consummate and effect the Merger is subject to: (i) the exercise or termination and cancellation prior to the Closing Date of each and every unexpired and unexercised stock option not included in the Repurchase Offer (other than the BHC 1993 Options) and warrant of BHC and the termination of the related BHC Option Plans; (ii) PMR's receipt of bank financing of at least $175,000,000 on terms reasonably acceptable to PMR; (iii) PMR's review of certain leases of BHC and determination that such leases would not result in a Material Adverse Effect on BHC; and (iv) the acquisition by BHC of all of the stock and/or assets of CBHS, an affiliate of Vencor. See "-- Financing."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated at any time prior to the Closing Date without either party incurring any termination fee as follows:

          (a) by PMR, if PMR reasonably determines that the timely satisfaction of any condition to PMR's performance under the Merger Agreement has become impossible (other than as a result of any failure on the part of PMR or PMR Sub to comply with or perform any covenant or obligation of PMR or PMR Sub set forth in the Merger Agreement);

          (b) by BHC, if BHC reasonably determines that the timely satisfaction of any condition to BHC's performance under the Merger Agreement has become impossible (other than as a result of any failure on the part of BHC or any of the Principal Stockholders to comply with or perform any covenant or obligation set forth in the Merger Agreement or in any other agreement or instrument delivered to PMR);

          (c) by either PMR or BHC, if the Merger is not consummated by January 31, 1999 for any reason, provided that the right to terminate the Merger Agreement as provided in this clause (c) is not available to any party whose failure to comply with or perform any covenant or obligation set forth in the Merger Agreement resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

          (d) by mutual consent of PMR and BHC; and

          (e) by PMR if PMR and the Board of Directors conclude in good faith that PMR must accept an unsolicited bona fide written proposed Parent Acquisition Transaction which could reasonably be executed to result in a transaction that is more favorable to PMR's stockholders than the Merger (a "Superior Proposal"); provided that PMR shall pay to BHC a nonrefundable fee of $7.5 million in cash upon PMR's election to accept such Superior Proposal.

     In addition, PMR may terminate the Merger Agreement immediately and BHC shall pay PMR a nonrefundable fee of $7.5 million if (i) prior to the Closing Date, BHC accepts a third party proposal or offer relating to a possible Company Acquisition Transaction; (ii) BHC fails to complete the BHC stockholders meeting; (iii) BHC's Board of Directors withdraws, amends or modifies in an adverse manner to PMR, its recommendation that BHC's stockholders approve the Merger; or (iv) BHC terminates the Merger Agreement other than as permitted in the Merger Agreement.

     BHC may also terminate the Merger Agreement immediately and PMR shall pay BHC a nonrefundable fee of $7.5 million if (i) prior to the Closing Date, PMR accepts a third party proposal or offer relating to a possible Company Acquisition Transaction; (ii) PMR fails to complete the PMR stockholders meeting; (iii) PMR's Board withdraws, amends or modifies, in an adverse manner to BHC, its recommendation that PMR's stockholders approve the Merger; or (iv) PMR terminates the Merger Agreement other than as permitted in the Merger Agreement.

     In the event the Merger Agreement is terminated because BHC fails to obtain the termination of certain of its stockholder agreements by August 29, 1998, then BHC shall reimburse PMR's fees and expenses incurred in connection with the Merger Agreement, not to exceed $2,000,000.

     In the event the Merger Agreement is terminated because PMR's stockholders fail to approve the Merger, the PMR shall reimburse BHC's fees and expenses incurred in connection with the transactions contemplated in the Merger Agreement, not to exceed $500,000.

EFFECT OF TERMINATION

     If the Merger Agreement is terminated by PMR or BHC as described above, the Merger Agreement will be of no further force or effect, except that certain provisions contained therein, including those discussed below relating to "break-up" fees payable by PMR to BHC or by BHC to PMR under certain circumstances, will survive such termination, and PMR, BHC and PMR Sub will remain liable for certain breaches of the Merger Agreement occurring prior to such termination.

BREAK-UP FEES

     The Merger Agreement provides that a termination fee of $7.5 million will be incurred by PMR or BHC, as applicable, if the Merger Agreement is terminated by either party other than as permitted in the Merger Agreement and in certain other events. See "-- Termination of the Merger Agreement."

MERGER EXPENSES AND FEES AND OTHER COSTS

     Except as described above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger Agreement is terminated for any reason other than the failure of PMR's stockholders to approve the Merger or for which PMR is obligated to pay termination fees, then PMR and BHC shall share equally all fees and expenses (other than attorneys fees) incurred in connection with the printing and filing of the Registration Statement and this Prospectus/Joint Proxy Statement and any amendments or supplements thereto and the filings under the HSR Act up to a maximum liability for BHC of $125,000.

     Pursuant to the SunTrust Equitable engagement letter, PMR has agreed to pay SunTrust Equitable a fee of $400,000 for its services in connection with the delivery of the opinion of SunTrust Equitable. PMR also has agreed to indemnify SunTrust Equitable against certain liabilities, including liabilities under the federal securities laws arising in connection with its engagement by PMR. In addition, PMR has agreed to pay ING Baring Furman Selz a fee of $2.1 million upon consummation of the Merger for its services as PMR's financial advisor.

     PMR estimates that PMR and BHC will incur direct transaction costs of approximately $7 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the quarter ending December 31, 1998. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors -- Integration of Operations."

RELATED AGREEMENTS

     Stockholder Agreements. In connection with the execution of the Merger Agreement, the Principal Stockholders entered into Stockholder Agreements with PMR pursuant to which each Principal Stockholder agreed that such Principal Stockholder will vote all shares of BHC held by him, her or it in favor of the Merger Proposal and each of the other actions contemplated by the Merger Agreement.

     Affiliate and Lock-up Agreements. To help ensure that BHC stockholders comply with applicable securities laws, certain BHC stockholders, including the Principal Stockholders, have entered into agreements pursuant to which they have agreed not to sell, pledge or otherwise transfer such shares except to the extent covered by and in compliance with Rule 145. Such agreements also restrict such person's rights to transfer Converted Shares prior to the Merger and PMR Common Stock (or any other securities of PMR) following the Merger until the first anniversary of the Closing Date. See "-- Affiliates' Restrictions on Sale of PMR Common Stock."

     Escrow Agreement. PMR and the Stockholder Representatives have entered into the Escrow Agreement in the form attached as Exhibit I to the Merger Agreement. Pursuant to the Merger Agreement, at the Effective Time, PMR or the Exchange Agent shall withhold (i) $4,388,507 of the cash to be delivered to Vencor, (ii) $1,061,430 of the cash to be delivered to the holders of the Converted Shares,
(iii) a promissory note in the aggregate amount of $925,000 to be delivered to the holders of Converted Shares and (iv) 175,000 shares of the Merger Consideration to be delivered to the holders of Converted Shares, to be held in escrow as collateral for reimbursement and indemnification obligations set forth in the Merger Agreement. The Escrow Agreement shall terminate on the 18-month anniversary of the Effective Time. The BHC stockholders' interests in the escrow account under the Escrow Agreement shall be non-assignable and non-transferable, except by operation of law.

     Exchange Agent Agreement. Prior to the Effective Time, PMR will enter into an Exchange Agent Agreement with StockTrans, Inc. in the form attached as Exhibit H to the Merger Agreement. At the Effective Time, PMR shall make available to the Exchange Agent certificates representing shares of PMR Common Stock issuable in exchange for Converted Shares and shall deposit with the Exchange Agent the cash of the Merger Consideration (other than the cash to be deposited in the Escrow Account), including cash to be paid to the holders of Converted Shares in lieu of fractional shares.

AFFILIATES' RESTRICTIONS ON SALE OF PMR COMMON STOCK

     The shares of PMR Common Stock to be issued pursuant to the Merger and the Merger Agreement will have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing such shares to be traded without restriction by all former holders of Converted Shares who (i) are not deemed to be affiliates of BHC at the time of the BHC Meeting (as "affiliates" is defined for purposes of Rule 145) and (ii) who do not become affiliates of PMR after the Merger. The directors of BHC, certain executive officers and certain significant stockholders of BHC may be deemed to be affiliates of BHC at the time of the BHC Meeting.

     The Principal Stockholders have entered into agreements not to make any public sale of any PMR Common Stock received upon conversion of BHC Common Stock in the Merger except in compliance with Rule 145 or under certain other limited circumstances. Such agreements also restrict such persons' rights to transfer shares of BHC Common Stock prior to the Merger and PMR Common Stock (or any other securities of PMR) following the Merger until the first anniversary of the Closing Date. See "Terms of the Merger -- Related Agreements -- Affiliate Agreements" above. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of PMR Common Stock and also on the number of shares of PMR Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three-month period. Rule 145 will not generally preclude sales by affiliates. These Rule 145 restrictions will generally apply for a period of at least one year after the Effective Time (or longer if the person remains or becomes an affiliate of PMR).

FINANCING

     In connection with the Merger, PMR will seek to fund the cash portion of the Merger Consideration from the proceeds of a bank financing and the proceeds from the issuance of subordinated debt. It is a condition to the consummation of the Merger that PMR obtain reasonably acceptable financing of at least $175,000,000.

     The consummation of the Merger is subject to the condition that PMR obtain financing of at least $175,000,000 upon reasonably acceptable terms, which PMR expects will be comprised of a combination of bank financing and the issuance of debt securities. PMR has obtained a commitment from Bank of America to act as a lead arranger for a senior secured revolving credit facility.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma condensed financial statements give affect to the acquisition of Behavioral Healthcare Corporation ("BHC") by PMR Corporation ("PMR").

     The unaudited pro forma condensed consolidated balance sheet as of April 30, 1998 and the pro forma condensed consolidated income statement for the year ended April 30, 1998 have been derived by the application of pro forma adjustments to the historical financial statements of PMR as of and for the fiscal year ended April 30, 1998 and BHC as of and for the fiscal year ended June 30, 1998. The pro forma condensed consolidated income statement for the year ended April 30, 1998 is presented as if the merger had occurred on May 1, 1997. The adjustments are described in the accompanying notes.

     The pro forma adjustments have been prepared by the management of PMR and are based on available data and certain assumptions that management believes are reasonable. The unaudited pro forma financial data do not purport to represent what PMR's results of operations actually would have been if the transactions described above had been consummated as of the dates or for the periods indicated above, or what such results will be for any future date or future period. The final allocation of the purchase price in accordance with generally accepted accounting principles, may differ from the preliminary estimates used herein due to the final determination of the allocations of amounts to fixed assets, other assets and assumed liabilities, based on asset appraisals and valuations of certain other assets and assumed liabilities and management's evaluation of such items.

                                PMR CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 APRIL 30, 1998
                                 (IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS      PRO FORMA
                                                 PMR        BHC        (NOTE B)       CONSOLIDATED
                                               -------    --------    -----------     ------------
ASSETS
Current assets:
  Cash and cash equivalents..................  $18,523    $  5,443     $ (18,966)(1)    $  5,000
  Short-term investments, available for
     sale....................................   20,257          --       (20,257)(1)          --
  Accounts receivable, net...................   16,656      57,360            --          74,016
  Assets held for sale.......................       --       8,423            --           8,423
  Deferred income tax benefits...............    4,136       1,968            --           6,104
  Prepaid expenses and other current
     assets..................................    1,192       6,977            --           8,169
                                               -------    --------     ---------        --------
          Total current assets...............   60,764      80,171       (39,223)        101,712
Property and equipment, net..................    3,492     166,347            --         169,839
Long-term receivables, and other.............    2,977       2,395            --           5,372
Deferred income tax benefit..................    2,080          --            --           2,080
Intangible assets, net.......................    1,136      23,030           (20)(2)      24,146
                                               -------    --------     ---------        --------
          Total assets.......................  $70,449    $271,943     $ (39,243)       $303,149
                                               =======    ========     =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities...  $ 4,004    $ 19,443     $  15,171(3)     $ 38,618
  Accrued compensation and employee
     benefits................................    2,179       6,810            --           8,989
  Advances from case management agencies.....    1,686          --            --           1,686
  Income taxes payable.......................    1,074          --        (2,066)(4)        (992)
  Current portion of long-term debt..........       --       9,178        (9,178)(5)          --
                                               -------    --------     ---------        --------
          Total current liabilities..........    8,943      35,431         3,927          48,301
Other long-term liabilities..................    7,568       6,866            --          14,434
Long-term debt, net of current portion.......      392      86,068        65,515(5)      151,975
Deferred income taxes........................       --      13,921            --          13,921
Redeemable preferred stock...................       --         337          (337)(6)          --
Stockholders' equity:
  Preferred stock............................       --          57           (57)(6)          --
  Common stock...............................       69         115           (89)(6)          95
  Additional paid-in capital.................   47,960     115,683       (91,674)(6)      71,969
  Retained earnings..........................    5,517      13,465       (16,528)(6)       2,454
                                               -------    --------     ---------        --------
          Total stockholders' equity.........   53,546     129,320      (108,348)         74,518
                                               -------    --------     ---------        --------
                                               $70,449    $271,943     $ (39,243)       $303,149
                                               =======    ========     =========        ========

      See notes to pro forma condensed consolidated financial statements.

                                PMR CORPORATION

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                                  (UNAUDITED)
                           YEAR ENDED APRIL 30, 1998
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS       PRO FORMA
                                              PMR          BHC        (NOTE B)        CONSOLIDATED
                                           ----------    --------    -----------      ------------
Revenue................................    $   67,524    $313,837      $    --        $   381,361
Expenses:
  Operating expenses...................        48,256     260,463           --            308,719
  Marketing, general and
     administrative....................         9,186       8,978           --             18,164
  Provision for bad debts..............         5,149      18,464           --             23,613
  Depreciation and amortization........         1,065       9,504         (443)(7)         10,126
  Special charge.......................         2,583       1,058           --              3,641
  Interest (income) expense............        (1,187)      7,848        5,607(8)          12,268
                                           ----------    --------      -------        -----------
                                               65,052     306,315        5,164            376,531
                                           ----------    --------      -------        -----------
Income before income taxes.............         2,472       7,522       (5,164)             4,830
Income tax expense.....................         1,014       2,909       (2,066)(4)          1,857
                                           ----------    --------      -------        -----------
Net income.............................         1,458       4,613       (3,098)             2,973
Accrued preferred dividends............            --          36          (36)                --
                                           ----------    --------      -------        -----------
Net income available to common
  stockholders.........................    $    1,458    $  4,577      $(3,062)       $     2,973
                                           ==========    ========      =======        ===========
Earnings per common share
  Basic................................    $      .24                                 $       .31
                                           ==========                                 ===========
  Diluted..............................    $      .22                                 $       .27
                                           ==========                                 ===========
Shares used in computing earnings per
  share
  Basic................................     6,053,243                                   9,538,040
                                           ==========                                 ===========
  Diluted..............................     6,695,321                                  11,117,490
                                           ==========                                 ===========

      See notes to pro forma condensed consolidated financial statements.

                                PMR CORPORATION

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 APRIL 30, 1998

NOTE A

     PMR Corporation (PMR) is acquiring Behavioral Healthcare Corporation (BHC) through a merger with a total cost of approximately $271 million and is changing its name to Bragen Healthcare Solutions, Inc. (the "Company"). Consideration includes $95.6 million of cash and promissory notes, approximately 2.6 million shares of PMR common stock, based on the stock price at the date of the merger agreement, and the assumption of approximately $95 million of debt. In addition to the 2.6 million shares, 150,000 shares will be issued to certain officers as a retention bonus. The value of these shares (approximately $1,480,000 at July 30, 1998) will be recorded by PMR as additional compensation expense in the third quarter of fiscal 1999. The pro forma financial statements assume the issuance of $100 million aggregate principle amount of subordinated debt securities with a 10 year term and the incurrence of an aggregate of $51 million of bank indebtedness under a new credit facility for $100 million with a 5-year maturity.

     The transaction will be accounted for as a purchase. The Company has classified the aggregate excess of cost over book value of net assets acquired, as intangible assets in the accompanying unaudited pro forma condensed consolidated balance sheet. The excess purchase price is amortized over 25 years for the purpose of these pro forma financial statements. Estimated liabilities for severance and restructuring related to BHC and cost associated with issuance of debt of PMR total approximately $8.1 million and are included in the pro forma adjustments as an adjustment to Intangibles. Environmental liabilities related to certain BHC facilities have not been estimated and are not included in the pro forma financial statements. Estimated liabilities for transaction and restructuring related to PMR and BHC which total approximately $5.1 million will be expensed in the third quarter of fiscal 1999 and are therefore not included in the pro forma condensed consolidated statement of operations. Estimated liabilities related to the issuance of PMR stock total approximately $1.5 million and are recorded as a reduction to additional paid-in-capital through a pro forma adjustment.

NOTE B

     The pro forma adjustments to the condensed consolidated income statement reflect the amortization of the acquired intangible assets and deferred financing costs and the interest expense which resulted from the additional borrowings used to finance the merger, along with the related income tax effects of all the preceding adjustments. Based on recent appraisals of BHC's property and equipment, it was determined that the net book value approximates the fair market value. Therefore, no pro forma adjustment was made to property and equipment. The pro forma adjustments to the condensed consolidated balance sheet relate the goodwill acquired, the issuance of debt as described in Note A and the purchase of BHC stock and stock options.

                                PMR CORPORATION

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                 APRIL 30, 1998

     These adjustments are summarized as follows:

     (1) Pro forma adjustment to cash and short-term investments include:

                                                         (IN THOUSANDS)
Sources of funds:
  PMR short-term investments...........................     $ 20,257
  Borrowings under new subordinated debt securities....      100,000
  Borrowings under new credit facility.................       50,658
Use of funds:
  Repayment of existing debt...........................      (95,246)
  Cash payment to BHC shareholders.....................      (94,635)
                                                            --------
Use of cash............................................     $(18,966)
                                                            ========

     (2) Represents the excess of cost over fair market value of assets acquired in the acquisition of BHC and deferred financing costs as follows:

                                                         (IN THOUSANDS)
Cash paid to BHC shareholders..........................     $ 94,635
Liabilities assumed....................................      142,286
Stock issued to BHC shareholders.......................       25,560
Notes issued to BHC shareholders.......................          925
Estimated transaction and restructuring costs..........        8,074
                                                            --------
Total acquisition costs and liabilities assumed........      271,480
Assets acquired:
  Current assets.......................................       80,171
  Property and equipment...............................      166,347
  Other assets.........................................        2,395
                                                            --------
Total identifiable tangible assets.....................      248,913
                                                            --------
Intangible assets acquired and deferred financing
  costs................................................       22,567
Add: Reduction in amortization.........................          443
Less: BHC intangibles..................................      (23,030)
                                                            --------
                                                            $    (20)
                                                            ========

     (3) Represents additional liabilities as follows:

                                                         (IN THOUSANDS)
Estimated transaction and restructuring costs..........     $  8,074
Estimated Stock issuance costs.........................        1,526
Accrued interest expense...............................        5,607
Less: Accrued preferred dividends......................          (36)
                                                            --------
                                                            $ 15,171
                                                            ========

     (4) Represents income tax effect of pro forma income before taxes at an effective tax rate of 40 percent.

                                PMR CORPORATION

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                 APRIL 30, 1998

     (5) Represents incremental borrowing computed as follows:

                                                         (IN THOUSANDS)
Subordinated notes.....................................     $100,000
Credit facility........................................       50,658
Promissory notes.......................................          925
                                                            --------
     Total borrowings..................................      151,583
Less:
  Existing long-term debt refinanced...................      (95,246)
                                                            --------
  Incremental borrowing................................     $ 56,337
                                                            ========

     (6) Represents elimination of BHC stock resulting from stock purchase and conversion to PMR shares as follows:

                                                         (IN THOUSANDS)
Issuance of 2,588,390 PMR common shares................    $      26
Less: Existing BHC common shares.......................         (115)
                                                           ---------
                                                           $     (89)
                                                           =========
BHC additional paid-in capital.........................    $(115,683)
PMR additional paid-in capital.........................       (1,526)
Issuance of common shares to BHC shareholders..........       25,535
                                                           ---------
                                                           $ (91,674)
                                                           =========

     (7) Represents amortization of acquired intangibles over 25 years.

     (8) Represents incremental interest expense related to new borrowings.

                                   PROPOSAL 2

                           ELECTION OF PMR DIRECTORS

     PMR's Restated Certificate of Incorporation (the "PMR Restated Certificate") and PMR's Bylaws provide that the PMR Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the PMR Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the PMR Board to fill a vacancy (including a vacancy created by an increase in the PMR Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The PMR Board is presently composed of six members. There are two directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of PMR who was previously elected by the stockholders. If elected at the PMR Meeting, each of the nominees would serve until the 2001 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the PMR Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 PMR ANNUAL MEETING

SUSAN D. ERSKINE

     Ms. Erskine, 46, was a co-founder of PMR in May 1988 and has been Executive Vice President, Secretary and a director of PMR since October 31, 1989. Ms. Erskine previously served in several operational and marketing management positions with acute care hospitals and health care management organizations. She holds a Master's degree in Health Science and completed post graduate work at Stanford University in Education and Psychology. She has extensive experience in program development, marketing and management of psychiatric programs, both inpatient and outpatient.

RICHARD A. NIGLIO

     Mr. Niglio, 55, has been a director of PMR since 1992. Mr. Niglio has recently been appointed as Chairman and Chief Executive Officer of Equity Enterprises, Inc. From 1987 until May 1998, Mr. Niglio was Chief Executive Officer and Director of Children's Discovery Centers of America, Inc. From 1982 until March 1987, he was President, Chief Executive Officer and a director of Victoria Station Incorporated, a restaurant chain based in Larkspur, California. Prior to that time, he held various executive positions with several major publicly held companies such as Kentucky Fried Chicken and International Multi-Foods.

                        THE PMR BOARD RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 PMR ANNUAL MEETING

ALLEN TEPPER

     Mr. Tepper, 50, was a co-founder of PMR in May 1988 and has served as Chairman and Chief Executive Officer of PMR since October 31, 1989 and previously served as President from October 1989 to April 1997. Mr. Tepper was a co-founder of Consolidated Medical Corp. in 1979, which was engaged in out-patient clinic management for acute care hospitals in the Philadelphia area. The company was sold to the Berwind Corporation in 1984 and Mr. Tepper remained with the company until December 1986 as Senior Vice President. Mr. Tepper holds a Masters of Business Administration degree from Northwestern University and a Bachelors degree from Temple University.

CHARLES C. MCGETTIGAN

     Mr. McGettigan, 53, has been a director of PMR since 1992. Mr. McGettigan was a co-founder in November 1988 and remains a Managing Director of McGettigan, Wick & Co., Inc., an investment banking firm. He is a general partner of Proactive Investment Managers, L.P., a limited partnership which, through its holdings, is a principal stockholder of PMR. See "Security Ownership of Certain Beneficial Owners and Management." Mr. McGettigan has previously served as an investment banker with Blyth Eastman Dillon & Co. (1970-1980); Dillon, Read & Co., Inc. (1980-1982); Woodman, Kirkpatrick & Gilbreath (1983-1984); and Hambrecht & Quist (1984-1988). Mr. McGettigan serves on the Boards of Directors of Cuisine Solutions, Inc., Modtech, Inc., Onsite Energy, Sonex Research, Tanknology -- NDE, and Wray-Tech Instruments.

EDWARD A. STACK

     Effective upon consummation of the Merger, Mr. Stack, the current President and Chief Executive Officer of BHC, will be elected by the PMR Board to fill a new vacancy on the PMR Board of Directors. Mr. Stack has served as President and Chief Executive Officer and as a Director of BHC since BHC's inception in June 1993. Prior to joining BHC, Mr. Stack served as President of Western Group Operations of HCA Psychiatric Company. He also serves on the boards of the National Association of Psychiatric Health Systems and the Catholic Charities of Tennessee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 PMR ANNUAL MEETING

DANIEL L. FRANK

     Mr. Frank, 42, has served as a director of PMR since 1992 and has been President of the Disease Management Division of PMR since April 1, 1998. Previously, Mr. Frank was with Coram Healthcare from 1996 until its sale in 1997, where he served as President, Lithotripsy, and was responsible for business development, sales and marketing. From 1993 to 1996 Mr. Frank was Chief Executive Officer of Western Medical Center-Anaheim and Santa Ana Health, Inc., a provider of acute and long-term health care. From 1991 to 1993 he was the President of Summit Ambulatory Network and was responsible for developing integrated delivery systems including physicians, hospitals and free-standing health care related services.

EUGENE D. HILL, III

     Mr. Hill, 46, has served as a director of PMR since 1995. Mr. Hill has been with Accel Partners, a venture capital firm, since 1994 and has been a General Partner of the firm since 1995, where he focuses on healthcare service investments. Prior to that time, he was President of Behavioral Health at United Healthcare Corporation from 1992 to 1994. From 1988 to 1992, he served as President and CEO of U.S. Behavioral Health , a managed behavioral healthcare company he built from a start-up to a national enterprise. Previously Mr. Hill was the President and Chairman of Sierra Health and Life Insurance Company. Prior to Sierra, he served as the Administrator of the Southern Nevada Memorial Hospital and the Boston City Hospital. He has been a managed healthcare consultant and venture capital advisor, and serves on the Boards of Directors of Paidos Health Management, Forhealth UF Pathology Labs, Presidium, Navix Radiology Systems, Abaton.com and Delos Womenshealth. He is a graduate of Middlebury College, received his M.B.A. in health care administration from Boston University and has completed Harvard University's Executive Program in Health Systems Management.

PMR BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended April 30, 1998 the PMR Board held six meetings. The PMR Board has an Audit Committee and a Compensation Committee.

     The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting the independent auditors for PMR, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and
(4) overseeing the scope and accuracy of PMR's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for PMR. The members of the Audit Committee are Messrs. Daniel L. Frank and Charles C. McGettigan (Chairman). During fiscal 1998, the Audit Committee conducted one (1) meeting.

     The Compensation Committee is responsible for continually reviewing PMR's compensation and benefit programs and making recommendations regarding these programs to the Board from time to time. The Committee consists of Messrs. Richard A. Niglio (Chairman) and Eugene D. Hill, III. The Compensation Committee conducted one meeting during fiscal 1998.

     During the fiscal year ended April 30, 1998, each PMR Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 3

          APPROVAL OF PMR NAME CHANGE TO BRAGEN HEALTH SOLUTIONS, INC.

     The PMR Board has adopted, subject to stockholder approval, an amendment to the PMR Restated Certificate to change PMR's corporate name to Bragen Health Solutions, Inc.

     The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of PMR Common Stock entitled to vote will be required to approve this amendment to the PMR Restated Certificate. As a result, abstentions and broker non-votes will have the same effect as negative votes.

             THE PMR BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                                   PROPOSAL 4

         AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN TO INCREASE SHARES

     PMR's 1997 Equity Incentive Plan (the "Incentive Plan") was originally adopted by the PMR Board of Directors in February 1990 and approved by the PMR stockholders in August 1990. As a result of a series of amendments, as of August 7, 1998, there were 2,000,000 shares reserved for issuance under the Incentive Plan.

     At August 14, 1998, options (net of cancelled or expired options) covering an aggregate of 1,048,803 shares had been granted under the Incentive Plan and only 951,197 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Plan. In connection with the Merger and the assumption of certain BHC options, in August 1998, the PMR Board approved an amendment to the Incentive Plan, subject to PMR stockholder approval, to increase the number of shares authorized for issuance under the Incentive Plan from 2,000,000 shares to 3,000,000 shares and to extend the term of the Incentive Plan until February 2, 2008. This amendment is intended to afford PMR greater flexibility in providing employees with stock incentives and ensures that PMR can continue to provide such incentives at levels determined appropriate by the PMR Board.

     PMR stockholders are requested in this Proposal 4 to approve the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the PMR stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                     THE PMR BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

     The essential features of the Incentive Plan, as amended, are outlined below:

GENERAL

     The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "Stock Awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights.

PURPOSE

     The Incentive Plan provides a means by which selected employees and directors of and consultants to PMR and its affiliates could be given an opportunity to purchase stock in PMR, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of PMR. Approximately 401 of PMR's approximately 838 employees, directors and consultants are eligible to participate in the Incentive Plan.

ADMINISTRATION

     The Incentive Plan is administered by the PMR Board. The PMR Board has the power to construe and interpret the Incentive Plan and, subject to the provisions of the Incentive Plan, to determine the persons to whom and the dates on which Stock Awards will be granted, the number of shares to be subject to the Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. The PMR Board is authorized to delegate administration of the Incentive Plan to a committee of one or more members of the PMR Board. In the discretion of the PMR Board, a committee may consist solely of two or more outside directors in accordance with Code Section 162(m), or solely of two or more non-employee directors. The PMR Board has delegated administration of the Incentive Plan to the Compensation Committee of the PMR Board (the "PMR Compensation Committee"). As used herein with respect to the Incentive Plan, the "PMR Board" refers to the PMR Compensation Committee as well as to the PMR Board of Directors itself.

ELIGIBILITY

     Incentive stock options may be granted under the Incentive Plan only to employees (including officers and employee-directors) of PMR and its affiliates. Employees (including officers), directors and consultants are eligible to receive Stock Awards other than incentive stock options and stock appreciation rights appurtenant thereto.

     No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of PMR or any of its affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of PMR and its affiliates and determined for each share as of the date the option to purchase the shares was granted ) in excess of $100,000, any such excess options will be treated as nonstatutory stock options. No person may be granted options covering more than 400,000 shares of PMR Common Stock per calendar year.

STOCK SUBJECT TO THE INCENTIVE PLAN

     If any Stock Award granted under the Incentive Plan expires or otherwise terminates in whole or in part without having been exercised in full (or vested in the case of restricted stock), the PMR Common Stock not purchased under such Stock Award will revert to and again become available for issuance under the Incentive Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the PMR Common Stock on the date of the option grant (110% for holders deemed to own more than 10% of the outstanding voting power of PMR) and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the PMR Common Stock on the date of option grant. On April 30, 1998, the closing price of PMR's Common Stock as reported on the Nasdaq National Market was $15.00 per share.

     The PMR Board has the authority, with the consent of affected holders, to reprice outstanding and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. To the extent required by Section 162(m) of the Code, an option repriced under the Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 400,000 share limitation.

     The exercise price of options granted under the Incentive Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the PMR Board, (i) by delivery of other PMR Common Stock, or (ii) pursuant to a deferred payment or other arrangement, or (c) in any other form of legal consideration acceptable to the PMR Board.

     Exercise/Vesting. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the PMR Board. Shares of stock covered by currently outstanding options under the Incentive Plan typically vest at the rate of 20% per year during the optionee's employment or services as a director or consultant. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The PMR Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but any unvested shares so purchased shall be subject to a repurchase right in favor of PMR or to any other restriction the PMR Board determines to be appropriate. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing PMR to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned and unencumbered stock of PMR or by a combination of these means.

     Term. The maximum term of options under the Incentive Plan is 10 years. An optionee whose relationship with PMR or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the period specified by the PMR Board following such cessation. Options may be exercised for up to twelve months after an optionee's relationship with PMR and its affiliates ceases due to disability, and up to twelve months following an optionee's death (unless such options expire sooner or later by their terms).

     Restrictions on Transfer. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that the PMR Board may grant a nonstatutory stock option that is transferable, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. In addition, shares subject to repurchase by PMR under an early exercise stock purchase agreement may be subject to restrictions on transfer which the PMR Board deems appropriate.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

     Payment. The purchase price under a restricted stock purchase agreement shall be such amount as the PMR Board shall determine and designate in such agreement, however, stock bonuses may be awarded in consideration of past services actually rendered without a purchase payment. In no event shall the purchase price of such restricted stock purchase agreement be less than eighty-five percent (85%) of the stock's fair market value on the date said award is made.

     The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either (a) in cash at the time of purchase; or (b) at the discretion of the PMR Board, according to a deferred payment or other arrangement or (c) in any other form of legal consideration acceptable to the PMR Board. The PMR Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to PMR or for its benefit.

     Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of PMR in accordance with a vesting schedule as determined by the PMR Board. The PMR Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

     Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Incentive Plan or subject to any Stock Award granted under the Incentive Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Incentive Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan and the type of security, number of shares and price per share of stock subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Incentive Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of PMR, or of a specified type of merger or other corporate reorganization to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the Incentive Plan or substitute similar Stock Awards for those outstanding under such plan, or such outstanding Stock Awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the Incentive Plan, or to substitute similar options, then the time during which such Stock Awards may be exercised may be accelerated and the Stock Awards terminated if not exercised during such time. The acceleration of an Stock Award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of PMR.

DURATION, AMENDMENT AND TERMINATION

     The PMR Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Subject to stockholder approval of this Proposal 4, the Incentive Plan will terminate February 1, 2008 unless sooner terminated by the PMR Board.

     The PMR Board may also amend the Incentive Plan at any time or from time to time. The PMR Board may amend the terms of any already granted option or SAR at any time or from time to time (subject to the consent of the holder). However, no amendment will be effective unless approved by the stockholders of PMR to the extent stockholder approval is necessary for the Incentive Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any Nasdaq or securities exchange listing requirements. The PMR Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or PMR by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a mid-term or long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, PMR will generally be entitled (subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Incentive Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or PMR by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, PMR is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a reporting obligation, PMR will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who are subject to
Section 16(b) of the Exchange Act or who acquire stock subject to certain repurchase rights.

     Restricted Stock Purchase Awards and Stock Bonuses. Restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

     Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, PMR is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, PMR will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from PMR, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

     Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors"; and
(ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 5

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The PMR Board has selected Ernst & Young LLP as PMR's independent auditors for the fiscal year ending April 30, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as PMR's independent auditors is not required by PMR's Bylaws or otherwise. However, the PMR Board is submitting the selection of Ernst & Young LLP to the PMR stockholders for ratification as a matter of good corporate practice. If the PMR stockholders fail to ratify the selection, the PMR Audit Committee and the PMR Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the PMR Audit Committee and the PMR Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of PMR and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the PMR Meeting will be required to ratify the selection of Ernst & Young LLP.

                     THE PMR BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5

       PMR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of PMR's Common Stock as of August 14, 1998, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of PMR as a group; and (iv) all those known by PMR to be beneficial owners of more than five percent of PMR's Common Stock. Except as otherwise indicated, the address of each holder identified below is in care of PMR, 501 Washington Street, 5th Floor, San Diego, California 92103.

                                                               BENEFICIAL OWNERSHIP(1)
                                                            -----------------------------
                                                            NUMBER OF
                     BENEFICIAL OWNER                       SHARES(1)    PERCENT OF TOTAL
                     ----------------                       ---------    ----------------
Persons and entities affiliated with Proactive Investment
  Managers, L.P.(2).......................................  1,358,883          19.2%
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Jon D. Gruber(2)..........................................  1,241,708          17.5%
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
J. Patterson McBaine(2)...................................  1,170,083          16.5%
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Charles C. McGettigan(2)..................................    716,336          10.1%
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Myron A. Wick III(2)......................................    632,836           8.9%
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Allen Tepper(3)...........................................  1,003,319          14.2%
Mark P. Clein(4)..........................................    238,544           3.3%
Susan D. Erskine(5).......................................    141,919           2.0%
Fred D. Furman(6).........................................    118,741           1.7%
Daniel L. Frank(7)........................................     76,500             *
Eugene D. Hill, III(8)....................................     29,000             *
Richard A. Niglio(9)......................................     81,000             *
All executive officers and directors as a group(10).......  2,405,359          30.9%

---------------
  *  Less than one percent.

 (1) Applicable percentages of ownership are based on 6,960,130 shares of PMR Common Stock outstanding on August 14, 1998, adjusted as required by rules promulgated by the Securities and Exchange Commission (the "SEC"). This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PMR believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the percentage ownership of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

 (2) Charles C. McGettigan, a director of PMR since 1992, Myron A. Wick III, J. Patterson McBaine and Jon D. Gruber are general partners of Proactive Investment Managers, L.P. Proactive Investment Managers, L.P. is the General Partner of Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Shares beneficially owned include (i) 26,500 shares held by Proactive Investment Managers, L.P. (which include 26,500 shares issuable pursuant to a warrant exercisable within 60 days of August 14, 1998, (ii) 561,470 shares held by Proactive Partners, L.P. (which include 26,500 shares issuable pursuant to a warrant exercisable within 60 days of August 14, 1998, (iii) 42,041 shares held by

Fremont Proactive Partners, L.P., (iv) with respect to Mr. McGettigan, 86,825 shares held by Mr. McGettigan (which include 79,500 shares issuable pursuant to options exercisable within 60 days of August 14, 1998), (v) with respect to
     Messrs. Gruber and McBaine, 497,547 shares held by entities controlled by Messrs. Gruber and McBaine (which include (A) 423,247 shares held by Lagunitas Partners L.P., a limited partnership of which an entity controlled by Messrs. Gruber and McBaine is the controlling general partner, (B) 21,000 shares held by Gruber & McBaine International, a corporation, and over which Messrs. Gruber and McBaine have voting and investment power and (C) 53,300 shares held in various accounts managed by an investment advisor controlled by Messrs. Gruber and McBaine), (vi) with respect to Mr. McBaine, 42,525 shares held by Mr. McBaine (which include 1,500 shares over which Mr. McBaine has shared ownership with his wife, 1,000 shares held by Mr. McBaine's minor child who lives with Mr. McBaine and 2,000 shares held by Mr. McBaine's child, over which shares Mr. McBaine has voting and investment power), (vii) with respect to Mr. Gruber, 114,150 shares held by Mr. Gruber (which include 49,425 shares over which Mr. Gruber shares ownership with his wife, 3,200 shares over which Mr. Gruber has sole voting and investment power as a trustee for a foundation, 4,000 shares over which Mr. Gruber has sole voting and investment power as a trustee of accounts for the benefit of his children and 500 shares held by his wife) and (viii) with respect to Mr. Wick, 2,825 shares held by Mr. Wick. Proactive Investment Managers, L.P. and Messrs. McGettigan, Wick, McBaine and Gruber, as general partners of Proactive Investment Managers, L.P., share voting and investment power of the shares and may be deemed to be beneficial owners of the shares held by Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Messrs. McGettigan, Wick, McBaine and Gruber disclaim beneficial ownership of any shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P., Fremont Proactive Partners, L.P. or other entities they control or for which they exercise voting and investment power as described above, except to the extent of their respective interests in such shares arising from their pecuniary interest in such partnerships.

 (3) Includes 9,076 shares held by Mr. Tepper, 875,033 shares held by Mr. Tepper, as Trustee FBO Tepper Family Trust (the "Family Trust"), 15,000 shares held by Mr. Tepper and Ms. Tepper as Trustees FBO The Tepper 1996 Charitable Remainder Trust UA DTD 11/19/96 (the "Charitable Remainder Trust"), and 104,210 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

 (4) Includes 205,544 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

 (5) Includes 87,566 shares issuable pursuant to options exercisable within 60 days of August 14, 1998 and 7,000 shares held by Ms. Erskine's spouse, William N. Erskine, who has sole voting and dispositive power over such shares and as to which Ms. Erskine disclaims beneficial ownership.

 (6) Includes 70,000 shares issuable pursuant to an outstanding warrant and 48,741 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

 (7) Includes 75,000 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

 (8) Includes 29,000 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

 (9) Includes 79,500 shares issuable pursuant to options exercisable within 60 days of August 14, 1998.

(10) Includes 832,061 shares of PMR Common Stock issuable pursuant to exercise of outstanding options exercisable within 60 days of August 14, 1998, as described in the notes above, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires PMR's directors and executive officers, and persons who own more than ten percent of a registered class of PMR equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of PMR Common Stock and other equity securities of PMR. PMR officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish PMR with copies of all Section 16(a) forms they file.

     To PMR's knowledge, based solely on a review of the copies of such reports furnished to PMR and written representations that no other reports were required, during the fiscal year ended April 30, 1998, all

Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF PMR DIRECTORS

     The employee-directors of PMR receive no fees or other compensation in connection with their services as directors. PMR has adopted an informal policy to pay a fee of $500 to each non-employee director who attends a regularly scheduled or special meeting of the PMR Board and to pay expenses for attendance at any such meeting. During the fiscal year ended April 30, 1998, Messrs. Hill, McGettigan, Niglio and Frank each received such payments in the amount of $3,000 and PMR paid their expenses in connection with attendance at meetings.

OUTSIDE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN OF 1992

     Each non-employee director of PMR receives stock option grants under the Outside Directors' Non-Qualified Stock Option Plan of 1992 (the "Outside Directors' Plan"). Only non-employee directors of PMR are eligible to receive options under the Outside Directors' Plan. Options granted under the Outside Directors' Plan are intended by PMR not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

     Option grants under the Outside Directors' Plan are non-discretionary. As of the date of the regular meeting of the PMR Board closest to August 3rd of each year, each member of PMR's Board who is not an employee of PMR is automatically granted under the Outside Directors' Plan, without further action by PMR, the PMR Board or the stockholders of PMR, an option to purchase 15,000 shares of Common Stock of PMR. The PMR Board may also grant options at any other time under the Outside Directors' Plan. The exercise price of options granted under the Outside Directors' Plan must be at least 100% of the fair market value of the PMR Common Stock subject to the option on the date of the option grant. Options granted under the Outside Directors' Plan are immediately exercisable as to 30% of the option shares and the remaining 70% of the option shares become exercisable in equal installments on each of the first, second and third anniversary of the option grant date in accordance with the terms of the Outside Directors' Plan. In the event of certain mergers of PMR with or into another corporation or certain other consolidation, acquisition of assets or other change-in-control transactions involving PMR, the exercisability of each option will accelerate.

     On May 1, 1997, PMR granted options covering 15,000 shares to each non-employee director of PMR, at an exercise price per share of $18.875. The fair market value of such PMR Common Stock on the date of grant was $18.875 per share (based on the closing sales price reported in the Nasdaq National Market on that date). As of August 7, 1998, 92,000 shares of PMR Common Stock have been purchased pursuant to options exercised under the Outside Directors' Plan.

1997 EQUITY INCENTIVE PLAN

     On February 1, 1990, the PMR Board adopted and on August 16, 1990, stockholders approved PMR's Employee's Incentive Stock Option Plan of 1990. As a result of a series of amendments to the plan, there are 2,000,000 shares of PMR Common Stock authorized for issuance under the plan. In April 1997, the PMR Board amended the plan to provide for, among other things, grants of nonstatutory stock options and acceleration of vesting upon certain terminations of employment in connection with a change in control of PMR (as described below), and the PMR Board renamed the plan as the PMR Corporation 1997 Equity Incentive Plan (the "Incentive Plan"). Executive officers and employee-directors may be granted options to purchase shares of Common Stock under the Incentive Plan. A detailed summary of the terms of the Incentive Plan is set forth under Proposal 4 above.

     During the last fiscal year, PMR did not grant any options to the Named Executive Officers (defined below) or employee-directors of PMR.

                         COMPENSATION PURSUANT TO PLANS

     PMR maintains a tax-deferred retirement plan under Section 401(k) of the Internal Revenue Code for the benefit of all employees meeting minimum eligibility requirements (the "Plan"). Under the Plan, each employee may defer up to fifteen percent (15%) of pre-tax earnings, subject to certain limitations. PMR will match fifty percent (50%) of an employee's deferral to a maximum of three percent (3%) of an employee's gross salary. PMR's matching contribution vests over a five (5) year period. For the years ended April 30, 1998, 1997 and 1996, PMR contributed $265,000, $186,000 and $138,000, respectively, to match employee deferrals. Of these amounts, $20,482, $19,558 and $9,655, respectively, were contributed to match deferrals of the named executive officers of PMR.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended April 30, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the PMR's Chief Executive Officer and its other four most highly compensated executive officers at April 30, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                              ANNUAL COMPENSATION       COMPENSATION
                                            ------------------------    ------------
                                                                         SECURITIES      ALL OTHER
             NAME AND                                                    UNDERLYING     COMPENSATION
        PRINCIPAL POSITION          YEAR    SALARY($)(1)    BONUS($)     OPTIONS(#)        ($)(2)
        ------------------          ----    ------------    --------    ------------    ------------
Allen Tepper......................  1998      175,000             0             0          4,750
Chief Executive Officer             1997      174,998       150,761        57,731          5,182
                                    1996      128,356        85,958        67,785          3,550
Fred D. Furman....................  1998      160,501             0             0          4,559
President                           1997      160,498        89,880        29,660          4,592
                                    1996      148,815        63,068        31,534          2,552
Susan D. Erskine..................  1998      130,000             0             0          4,750
Executive Vice President --         1997      129,998        68,250        22,523          5,638
Development and Secretary           1996      108,910        63,854        52,298            601
Mark P. Clein.....................  1998      150,000             0             0          6,423
Executive Vice President            1997      153,740        84,000        27,720              0
and Chief Financial Officer         1996            0             0       220,000              0

---------------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of PMR, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus shown in the table.

(2) Represents matching contributions by PMR under PMR's 401(k) Plan.

                       STOCK OPTION GRANTS AND EXERCISES

     For the fiscal year ended April 30, 1998, PMR did not make any individual grants of stock options to any of the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF
                                                                   SECURITIES
                                                                   UNDERLYING
                                                                   UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT FY-      IN-THE-MONEY OPTIONS AT
                                   SHARES                            END(#)                FY-END($)(2)
                                 ACQUIRED ON       VALUE          EXERCISABLE/             EXERCISABLE/
             NAME                EXERCISE(#)   REALIZED($)(1)     UNEXERCISABLE           UNEXERCISABLE
             ----                -----------   --------------   -----------------    ------------------------
Mr. Tepper.....................     9,076         $158,127      114,172/       --    $  418,317/          --
Ms. Erskine....................        --               --       87,566/       --    $  544,176/          --
Mr. Furman.....................    20,000          355,000      118,176/   44,346    $1,211,551/    $118,214
Mr. Clein......................    20,000          330,000      205,544/   22,176    $2,050,000/          --

---------------
(1) Based on the fair market value per share of PMR Common Stock (the closing sales price reported by the Nasdaq National Market) at the date of exercise, less the exercise price.

(2) Based on the fair market value per share of PMR Common Stock ($15.00) at April 30, 1998, less the exercise price, multiplied by the number of shares underlying the option.

                             EMPLOYMENT AGREEMENTS

     PMR does not have an employment agreement with its Chief Executive Officer or with any of its other executive officers. Pursuant to the terms of PMR's Incentive Plan, options awarded to participants (including executive officers) will become fully exercisable upon a termination of employment (other than for cause) or constructive termination within one year following certain change in control transactions, and all shares subject to options granted to employee-directors under the Incentive Plan will immediately become exercisable upon such a change in control transaction. See "Executive Compensation -- 1997 Equity Incentive Plan."

             REPORT OF THE COMPENSATION COMMITTEE OF THE PMR BOARD
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the PMR Board (the "Committee") is responsible for developing and making recommendations to the Board with respect to PMR's executive compensation policies. The Committee consists of outside directors Richard A. Niglio and Eugene D. Hill, III.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     PMR's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in PMR; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

---------------

  (1)The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of PMR under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     The components of PMR's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, (iii) incentive compensation in the form of stock options, and (iv) participation in PMR's 401(k) Plan. An explanation of the 401(k) Plan appears at "Executive Compensation -- Compensation Pursuant to Plans."

     Base Salary. Base salary levels for the PMR's executive officers are determined, in part, through comparisons with companies in the out-patient service industry, other companies with which PMR competes for personnel, and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of PMR. The Committee reviews each executive's salary on an annual basis and may increase each executive's salary based on (i) the individual's increased contribution to PMR over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

     Annual Cash Bonuses. The Compensation Committee recommends the payment of bonuses from time-to-time to PMR's employees, including its executive officers to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if PMR achieves or exceeds certain corporate performance objectives relating to net income. Accrued monthly, depending on the earnings of PMR, is a cash bonus pool to be paid out after fiscal year end. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year.

     Stock Option Plans. PMR believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by PMR for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of PMR. This incentive is intended to reward, motivate and retain the services of executive employees. PMR has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

     Incentive Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Compensation Committee or the PMR Board. PMR 1997 Equity Incentive Plan (the "Incentive Plan") provides for the grant of 2,000,000 Options, of which 903,437 had been granted as of April 30, 1998. Incentive Stock Options are granted with exercise prices equal to the prevailing market value of PMR's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee. Incentive Stock Options granted to holders of 10% or more of PMR's stock are granted with exercise prices equal to 110% of the prevailing market value of PMR's common stock on the date of grant and have terms of 5 years.

     PMR has also granted Nonstatutory Stock Options on occasion, generally, in circumstances where the grant of the option may not satisfy certain of the technical criteria for an Incentive Stock Option. In April 1997, PMR's stock option plan was amended to permit the award of Nonstatutory Stock Options under the Incentive Plan. Through April 30, 1998, PMR had granted 430,462 Nonstatutory Stock Options to executive personnel outside of the Incentive Plan and 88,757 Nonstatutory Stock Options under the Incentive Plan. See "Executive
Compensation -- 1997 Equity Incentive Plan."

     The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including:
(i) the overall performance of PMR for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to PMR on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in PMR's industry; and (vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO COMPENSATION

     Mr. Tepper's base salary has been and will continue to be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." In setting the compensation for Mr. Tepper for fiscal year 1998, PMR sought to retain a key executive officer while continuing to tie a significant percentage of his compensation to company performance.

                                          By the Compensation Committee
                                          Richard A. Niglio
                                          Eugene D. Hill, III

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, PMR compensation committee consists of Richard A. Niglio and Eugene D. Hill, III. During the 1998 fiscal year, Allen Tepper was an executive officer of PMR and each of PMR's subsidiaries (which included Psychiatric Management Resources, Inc., Collaborative Care, Inc., PMR-CD, Inc., Aldine-CD, Inc., Collaborative Care Corporation and Twin Town Outpatient). All directors of PMR, including Mr. Niglio and Mr. Hill, have options to purchase shares of PMR's Common Stock. See "Executive Compensation -- Outside Directors' Non-Qualified Stock Option Plan of 1992" and "1997 Equity Incentive Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GRANT OF OPTIONS TO CERTAIN DIRECTORS AND EXECUTIVE OFFICERS.

     Directors and members of management of PMR have been granted options to purchase PMR Common Stock. See "Executive Compensation -- Outside Directors' Non-Qualified Stock Option Plan of 1992," "1997 Equity Incentive Plan of 1997," "Option Grants in Last Fiscal Year."

     On April 1, 1998 Daniel L. Frank became President of PMR's Disease Management Division. Mr. Frank will receive an annual salary of $150,000 in connection with his employment. In addition, PMR is in the process of finalizing the compensation package (including the number of stock options to be awarded to Mr. Frank) and the terms of such options in connection with his employment.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph and table show the total stockholder return of an investment of $100 in cash on April 30, 1993 for PMR's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. All values assume reinvestment of the full amount of all dividends and are calculated as of April 30, of each year:

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG PMR CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ HEALTH SERVICES INDEX

                         5 YEAR CUMULATIVE RETURN GRAPH

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of PMR under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

     The PMR Board knows of no other matters that will be presented for consideration at the PMR Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                        INFORMATION WITH RESPECT TO PMR

     This Prospectus/Joint Proxy Statement is accompanied by PMR's Annual Report on form 10-K for the year ended April 30, 1998 ("Form 10-K") and its Annual Report to Stockholders for the year ended April 30, 1998.

                                  PMR BUSINESS

     This information contained in the section entitled "Item 1. Business" of the Form 10-K (attached hereto as Exhibit 13.1) is incorporated herein by reference.

 MARKET PRICE OF AND DIVIDENDS ON PMR'S COMMON EQUITY AND RESTATED STOCKHOLDER
                                    MATTERS

     The information contained in the section entitled "Item 5. Market Price of and Dividends on PMR's Common Equity and Related Stockholder Matters" of the Form 10-K (attached hereto as Exhibit 13.1) is incorporated herein by reference.

         SELECTED FINANCIAL DATA AND SUPPLEMENTAL FINANCIAL INFORMATION

     The information contained in the section entitled "Item 6. Selected Financial Data" of the Form 10-K (attached hereto as Exhibit 13.1) is incorporated herein by reference.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The information contained in the section entitled "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Form 10-K (attached hereto as Exhibit 13.1) is incorporated herein by reference.

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

     The information contained in the section entitled "Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure" of the Form 10-K (attached hereto as Exhibit 13.1) is incorporated herein by reference.

                                  BHC BUSINESS

     The following discussion contains forward-looking statements that involve risks and uncertainties. BHC's and the combined company actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "BHC Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

GENERAL

     BHC is a provider of behavioral and psychiatric health care services. Through its wholly-owned subsidiaries, BHC owns and operates 43 psychiatric facilities, including 38 acute care psychiatric facilities and five residential treatment centers. In addition, BHC operates 19 mobile crisis services and 89 outpatient treatment centers in affiliation with, or under license of, these facilities. BHC currently has over 3,500 licensed beds in its facilities, which are located in 18 states and Puerto Rico. BHC's facilities are licensed, certified for participation in Medicare and Medicaid and accredited by the Joint Commission of Accreditation of Healthcare Organizations.

     BHC facilities provide a full range of treatment services for children, adolescents and adults with psychiatric, emotional, substance abuse and behavioral disorders. BHC's specialization of programs enables the clinical staff at its various facilities to provide care that is specific to the patient's needs and facilitates monitoring of the patient's progress. BHC's typical treatment program integrates physicians and other patient-care professionals with structured activities, providing patients with testing, adjunctive therapies (occupational, recreational and other), group therapy, individual therapy and educational programs. A treatment program includes one or more of the types of treatment offered within the scope of a facility's continuum of care. For those patients who do not have a personal psychiatrist or other specialist, the hospital refers the patient to a member of its medical staff.

OPERATIONS

     BHC has worked to expand significantly the scope of its psychiatric treatment programs to create a continuum of care from which the most appropriate and cost-effective treatments can be selected to meet the needs of its payors and patients. In addition to offering traditional inpatient treatment programs, BHC provides less costly treatment alternatives such as partial hospitalization, residential treatment and intensive and non-intensive outpatient programs. By offering such programs through a single organization, BHC believes that the transition among differing intensities of care occurs rapidly and cost effectively from the perspective of the patient, clinical team (including the medical director, the clinical or nursing director, the admissions director and the program director) and payor.

     Greater than 50% of the patients treated in BHC facilities suffer from affective disorders such as major depressive disorder, dysthymic disorder, bipolar disorder, or cyclothymic disorder. Substance abuse related disorders are found in approximately 20% of patients admitted to BHC facilities. The remaining patients admitted to BHC facilities have various disorders including schizophrenia or related disorders, other psychotic disorders, childhood disorders, and other forms of personality disorders or anxiety disorders. Patients admitted to BHC hospitals for acute, inpatient treatment commonly suffer from suicidal ideation, homicidal ideation, or in some way are unable to care for themselves due to the severity of their psychiatric illness.

Clinical Programs

     When an individual inquires about treatment at a BHC facility, the individual is encouraged to meet with a clinician for a free assessment to determine what, if any, type of treatment is needed. All BHC facilities have assessment departments that employ clinically trained and credentialed staff who are competent to conduct assessments. In addition, many BHC facilities have mobile assessment teams that go out into their communities to conduct assessments in various locations, including for example, local hospital emergency rooms.

     If an individual is a candidate for treatment in a BHC program, a physician member of the medical staff of the relevant BHC facility determines whether to admit the patient to the program. The physician, typically a psychiatrist, leads the patient's multidisciplinary treatment team. Once admitted to a treatment program, a patient receives an array of clinical assessments, including a history and physical examination, a nursing assessment, a psychosocial assessment, and an activity therapy assessment. Once all assessments have been completed, the multidisciplinary treatment team meets to develop a treatment plan for the patient.

     Patients receive individual, group and family therapy as prescribed by their individualized treatment plans while in a treatment program in a BHC facility. Additionally, medication management is generally prescribed by the patient's attending psychiatrist, if it is an appropriate and needed form of treatment. Patients also receive such therapies as activity therapy, recreational therapy, and occupational therapy, if appropriate.

     An essential part of treatment for patients in any treatment program in a BHC facility is discharge planning. The multidisciplinary team works with every patient to determine specifically what needs to be in place for the patient to leave the inpatient hospital or other treatment program. This can range from living arrangements to outpatient therapy and may include support groups, custody arrangements, or specialized medication regimes. Usually, a social worker or another credentialed clinician manages the patient's discharge planning. This phase of treatment is important in preventing recidivism to the facility and in providing the proper supportive environment for the patient in leaving the facility.

Specialty Programs

     BHC facilities operate as mental health centers in their communities with the hospital serving as a hub for a full continuum of services. In addition, many BHC facilities have developed specialty programs to meet community needs or integrated networks that provide services in a variety of ways. The following are examples of specialty programs or integrated networks in the BHC family of facilities:

     - MOBILE CRISIS ASSESSMENT TEAMS: provide assessment services at various designated locations within the hospital's community utilizing trained, credentialed clinicians.

     - CLINICAL RESEARCH TRIALS: through contractual arrangements with clinical research companies, several hospitals have been designated as research sites and participate in studies regarding new psychotropic medications, primarily to treat schizophrenia and bipolar disorders.

     - 23 HOUR UNITS: these units provide crisis stabilization and intensive observation and treatment for a 23 hour period and are intended to reduce the need for acute, inpatient treatment.

     - THERAPEUTIC DAY SCHOOLS: through contractual arrangements with the local school systems, certain BHC facilities provide psychoeducational services to emotionally and behaviorally disturbed students within the community's public school system.

     - ELECTROCONVULSIVE THERAPY (ECT): ECT is a treatment modality indicated for certain forms of psychotic depression. ECT is considered a special treatment procedure requiring the attendance of an anesthesiologist and specially trained nursing staff.

     - SEXUAL PERPETRATOR PROGRAMS: a specialty area particularly for adolescent patients at several BHC facilities, usually adolescent residential treatment programs, that specialize in treating this type of patient.

     - WIIT PROGRAM: through a contractual arrangement with a psychologist in South Florida, one BHC facility provides a separate unit to treat female patients who have been the victims of severe physical and emotional abuse.

MARKETING

     BHC's marketing programs are directed to referral sources and are designed to increase awareness of a facility's programs and services. Referral sources include psychiatrists, psychologists, medical practitioners, managed mental health organizations, courts and probationary officers, law enforcement agencies, schools and clergy. BHC's hospitals work closely with mental health professionals, non-psychiatric physicians, emergency rooms and community agencies that come in contact with individuals who may need treatment for mental illness or substance abuse. A portion of BHC's marketing efforts is directed at increasing general awareness of mental health and addictive disease and the services offered by BHC's hospitals. Each facility's marketing staff, together with other facility personnel, maintains direct contact with referral sources to meet the needs of the referral sources. These needs may be related to a desired treatment program, the desires of the patient's family, hospital policies or the timely receipt of accurate information.

SOURCES OF REVENUE

     BHC's facilities receive revenue from third-party reimbursement sources, including commercial insurance carriers (which provide coverage to insureds on both an indemnity basis and through various managed care plans), Medicare, Medicaid and CHAMPUS, in addition to payments directly from patients.

     Third-party reimbursement programs generally reimburse facilities either on the basis of facility charges (charge-based), on the basis of the facility's costs as audited or projected by the third-party payor (cost-based), or on the basis of negotiated rates (per diem-based). Amounts received under government programs, health maintenance organizations ("HMO's"), preferred provider organizations ("PPO's") and other managed health care arrangements and certain self-insured employers are generally less than the hospital's established charges. The following table sets forth, by category, the approximate percentages of BHC's consolidated gross patient revenues charged by BHC's facilities derived from various sources for the periods indicated.

                                                      YEAR-ENDED JUNE 30,
                                                      --------------------
                                                      1998    1997    1996
                                                      ----    ----    ----
Cost-based programs:
  Medicare..........................................   17%     18%     23%
  Medicaid..........................................   30%     29%     22%
     Sub-total......................................   47%     47%     45%
Cost-based and per diem-based programs:
  HMO/PPO...........................................   26%     24%     33%
  Commercial and other..............................   28%     29%     22%
     Sub-total......................................   53%     53%     55%
          Total.....................................  100%    100%    100%

     Most private insurance carriers reimburse their policyholders or make direct payments to the hospitals for charges at rates specified in their policies. The patient remains responsible to the hospital for any difference between the insurance proceeds and the total charges.

     Most of BHC's hospitals have entered into contracts with HMO's, PPO's, certain self-insured employers and other managed care plans which provide for reimbursement at rates less than the hospital's normal charges. In addition to contracts entered into by individual hospitals with such managed care plans, BHC has entered into regional and national contracts with HMO's, PPO's, self-insured employers and other managed care plans that apply to all of BHC's hospitals in the geographic areas covered by a contract. BHC expects its percentage of revenue from these payor sources to increase in the future.

     Under the Medicare provisions of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), costs per Medicare case are determined for each of BHC's hospitals. A target cost per case is established for each year (the "Target Rate"). On August 5, 1997, Congress passed the Balanced Budget Act ("BBA"), which enacted substantial changes in the Medicare reimbursement of health care services provided by all Medicare providers. In particular, reimbursement for services provided by facilities exempt from the prospective payment system hospitals and units, including psychiatric hospitals, was significantly revised for the next five years. Changes include reductions to capital payments, a cap on TEFRA Target Rates, caps on bonus payments, and an update factor of zero for fiscal year 1998. All TEFRA hospitals will be subject to an across-the-board reduction in capital costs of 15% for each of the five fiscal years starting with fiscal year 1998.

The BBA establishes a cap on TEFRA Target Rates at the seventy-fifth percentile of all the target amounts in fiscal year 1996 for all psychiatric hospitals, inflated to present time. Prospective rules published May 8, 1998 establish caps on the Target Rate for fiscal year 1999 at $10,443. The Target Rate for each hospital is increased annually by the application of an "update factor." Following the enactment of the BBA, the update in the Target Rate for fiscal year 1998 is zero. Updates in fiscal year 1999 through fiscal year 2002 will vary, depending on the comparison of a hospital's actual inpatient operating cost to its Target Rate. A hospital with costs in excess of 110% of its Target Rate will get the full market basket update. Finally, beginning in fiscal year 1998, bonus payments will be capped at the lesser of 15% of the excess or 2% of the Target Rate.

     Most of BHC's hospitals participate in state-operated Medicaid programs. Current federal law prohibits Medicaid funding for inpatient services in freestanding psychiatric hospitals for patients between the ages of 21 and 64. Each state is responsible for establishing the Medicaid eligibility and coverage criteria, payment methodology and funding mechanisms which apply in that state, subject to federal guidelines. Accordingly, the level of Medicaid payments received by BHC's hospitals varies from state to state. In addition to the basic payment level for patient care, several state programs include a financial benefit for hospitals which treat a disproportionately large volume of Medicaid patients as a percentage of the total patient population. The BBA reduces disproportionate share benefits by approximately $10.4 billion over the next five years. In California, where BHC operates 10 hospitals, the disproportionate share benefits are projected to decrease 20% from 1998 to 2002. The amount of disproportionate share payments each hospital can receive is limited by BBA and through the use of formulas based generally on the cost of providing services to Medicaid and uninsured patients. The changes set forth in the BBA could adversely affect a hospital currently receiving large DSH payments.

     In addition to the other changes in reimbursement affected by the BBA, the BBA also repeals the Boren Amendment. Provider payments generally, and payments to BHC hospitals for services rendered to Medicaid patients specifically, are likely to be reduced as a result of this charge. BHC is unable to predict the magnitude of these changes.

     Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may affect payments made under either or both of such programs. In addition, federal or state governments could reduce the future funds available under such programs or adopt additional restrictions on admissions and more stringent requirements for utilization of services. These types of measures could adversely affect BHC's operations. Final determination of amounts payable under Medicare and certain Medicaid programs are subject to review and audit.

     Most of BHC's hospitals receive revenues from the CHAMPUS program. Under various CHAMPUS programs, payments can either be based on contractually agreed upon rates or rates determined by regulatory formulas. CHAMPUS patients are subject to annual limits on the number of psychiatric days covered by CHAMPUS. Covered inpatient services are generally limited to 30 days for adult acute patients, 45 days for child and adolescent acute patients, and 150 days for residential treatment center patients.

EMPLOYEES

     At August 8, 1998, BHC employed approximately 4,329 full-time employees. In addition, BHC employed a corporate headquarters staff of approximately 47, including 14 senior managers. No employee of BHC is subject to a collective bargaining agreement, and BHC believes that its relations with its employees are good.

PROPERTIES

     BHC owns each of its facilities, except as indicated below. The following table provides certain information with respect to BHC's facilities.

             HOSPITAL/RESIDENTIAL                                          NUMBER       DATE
               TREATMENT CENTER                        LOCATION            OF BEDS    ACQUIRED
             --------------------                      --------            -------    --------
Aspen Hill Hospital*                            Flagstaff, Arizona            26        6/1/96
Pinnacle Pointe Hospital                        Little Rock, Arkansas        102       12/1/96
Alhambra Hospital                               Rosemead, California          85       12/1/96
Canyon Ridge Hospital                           Chino, California             59        1/1/94
Cedar Vista Hospital**                          Fresno, California            61        1/1/94
Fremont Hospital                                Fremont, California           78       12/1/96
Heritage Oaks Hospital                          Sacramento, California        75       12/1/96
Ross Hospital                                   Kentfield, California         72        1/1/95
San Luis Rey Hospital                           Encinitas, California        123       12/1/96
Sierra Vista Hospital                           Sacramento, California        72       12/1/96
Vista Del Mar Hospital                          Ventura, California           87       12/1/96
                                                Walnut Creek,
Walnut Creek Hospital                           California                   108       12/1/96
Ft. Lauderdale Hospital                         Ft. Lauderdale, Florida      100       12/1/96
St. John's River Hospital                       Jacksonville, Florida         99       12/1/96
Intermountain Hospital                          Boise, Idaho                  95       12/1/96
BHC of Northern Indiana                         Plymouth, Indiana             80        6/3/97
Meadows Hospital                                Bloomington, Indiana          78      11/19/96
Columbus Hospital                               Columbus, Indiana             70        6/3/97
Lebanon Hospital                                Lebanon, Indiana              94        6/3/97
Streamwood Hospital                             Streamwood, Illinois         100       12/1/96
Valle Vista Health System                       Greenwood, Indiana            96       12/1/96
College Meadows Hospital                        Lenexa, Kansas               120       12/1/96
East Lake Hospital                              New Orleans, Louisiana        80       12/1/96
Meadow Wood Hospital                            Baton Rouge, Louisiana        85       12/1/96
Sand Hill Hospital                              Gulfport, Mississippi         90       12/1/96
Spirit of St. Louis Hospital                    St. Charles, Missouri        104       12/1/96
Mesilla Valley Hospital                         Las Cruces, New Mexico       115      11/19/96
Pinon Hills Hospital                            Santa Fe, New Mexico          40        6/1/96
Pinon Hills Residential Treatment Center        Santa Fe, New Mexico          53        6/1/96
Montevista Hospital                             Las Vegas, Nevada             80        7/1/93
West Hills Hospital                             Reno, Nevada                  95        7/1/93
Willow Springs Residential Treatment Center     Reno, Nevada                  74        7/1/93
Belmont Pines Hospital                          Youngstown, Ohio              77      11/19/96
Fox Run Hospital                                St. Clairsville, Ohio         65      11/19/96
Windsor Hospital                                Chagrin Falls, Ohio           71        6/1/96
Pacific Gateway Hospital                        Portland, Oregon              66        6/3/97
Pacific View Residential Treatment Center       Gresham, Oregon               34        6/3/97
San Juan Capestrano Hospital                    San Juan, Puerto Rico         88       4/15/97
Cedar Crest Hospital & Residential Treatment
  Center                                        Belton, Texas                 70        7/1/93
Community Residential Treatment Center of San
  Antonio***                                    San Antonio, Texas            36       12/1/96
Millwood Hospital                               Arlington, Texas              98       12/1/96

             HOSPITAL/RESIDENTIAL                                          NUMBER       DATE
               TREATMENT CENTER                        LOCATION            OF BEDS    ACQUIRED
             --------------------                      --------            -------    --------
Olympus View Hospital                           Salt Lake City, Utah         102       12/1/96
Fairfax Hospital                                Kirkland, Washington         133        8/1/97

---------------
  * Aspen Hill Hospital is a leased facility expected to be sold August 31, 1998.

 ** BHC Cedar Vista Hospital, Inc., a subsidiary of BHC, owns a 33% interest in
    Valle Behavioral Health Network, LLC which operates the hospital. BHC Cedar Vista Hospital, Inc. owns 100% of the real property.

*** Community Residential Centers of San Antonio is a leased facility. Community
    Psychiatric Centers of Texas, Inc., a subsidiary of BHC, owns a 70% interest in Community Residential Centers of San Antonio, LLC, which operates the hospital.

SEASONALITY

     Psychiatric hospital admissions, particularly admissions of children and adolescents, are subject to certain seasonal fluctuations, including decreases in admission levels during the summer months and holiday periods. A significant adverse trend in the Company's operations during any historical peak period would have a material adverse effect on the Company's results of operations for the full year. Certain of BHC's expenses, including debt service and certain personnel costs, are fixed, and accordingly, there can be no assurance that BHC will not be adversely affected by the seasonality of its operations.

COMPETITION

     In most of its markets, BHC competes with other providers of psychiatric services including psychiatric hospitals owned and operated by governmental agencies, nonprofit organizations supported by endowments and charitable contributions, and proprietary hospital corporations. The hospitals frequently draw patients from areas outside their immediate locale and, therefore, BHC's hospitals may, in certain markets, compete with both local and distant hospitals. BHC also competes with psychiatric units in medical/surgical hospitals. Many of BHC's competitors are larger and have greater financial resources than BHC. There can be no assurance, therefore, that BHC can compete effectively with such providers. The competitive position of a hospital is, to a significant degree, dependent upon the number and quality of physicians who practice at the hospital and who are members of its medical staff.

     In recent years, the competitive position of hospitals has been affected by the ability of such hospitals to obtain contracts with PPO's, HMO's and other managed care programs to provide inpatient and other services. Such contracts normally involve a substantial discount from the hospital's established charges. These contracts also frequently provide for pre-admission certification and for concurrent length of stay reviews. The importance of obtaining contracts with HMO's, PPO's and other managed care companies varies from market to market, depending on the individual market strength of the managed care companies.

     State certificate of need laws regulate BHC and its competitors' abilities to build new hospitals and to expand existing hospital facilities and services. These laws do provide some protection from competition, as their intent is to prevent duplication of services. In most cases, these state laws do not restrict the ability of BHC or its competitors to offer new outpatient services. BHC operates 30 hospitals in 12 states which do not have certificate of need laws applicable to hospitals. In addition, in certain states, as a practical matter, it is necessary to pledge to provide various amounts of uncompensated care to indigent persons in order to obtain a certificate of need.

     BHC's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Factors which affect BHC include (i) the imposition of more stringent length of stay and admission criteria by payors;
(ii) the failure of reimbursement rates received from certain payors that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of its business that BHC derives from payors that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductibles and co-insurance for individual patients; (v) a trend toward limiting employee mental health benefits, such as reductions in annual and lifetime limits on mental health coverage and (vi) pricing pressure related to an increasing rate of claims denials by third party payors. In response to these conditions, BHC has (i) strengthened controls to minimize costs and capital expenditures; (ii) reviewed its portfolio of hospitals and sold, closed or consolidated operations in certain locations; (iii) developed strategies to increase outpatient services and partial hospitalization programs to meet the demands of the marketplace; (iv) implemented programs to contest third party denials relating to valid pre-certified medical procedures; (v) renegotiated certain contracts with managed care organizations at increased rates; and (vi) created an integrated national behavioral healthcare system, thereby improving BHC's ability to obtain contracts with large private and public payors.

REGULATION

     Licensing and Certification. Psychiatric hospitals are subject to substantial regulatory, accreditation and certification requirements. These include, but are not limited to, requirements related to licensure, Medicare and Medicaid participation and payment and accreditation organizations. The issuance, renewal and continuance of many of these license, certifications, and accreditations are based upon governmental and private regulatory agency inspections, surveys, audits, investigations or other reviews, including self-reporting requirements. An adverse view or determination by any one of such regulatory authorities could result in loss, delay or denial of reimbursement to such hospital. BHC currently anticipates that the BHC hospitals will be able to continue to obtain and maintain applicable licenses, certifications and accreditations and to obtain reimbursement for services. However, the failure to obtain or maintain any license or certification could result in material adverse consequences to the operations or financial condition of the hospital and possibly BHC.

     In addition, there are specific laws regulating the civil commitment of psychiatric patients and the disclosure of information regarding patients being treated for chemical dependency or psychiatric disorders. Many states have adopted a "patient's bill of rights" which sets forth standards dealing with issues such as using the least restrictive treatment environment, patient confidentiality, allowing the patient access to the telephone and mail, allowing the patient to see a lawyer and requiring the patient to be treated with dignity. BHC believes that the hospitals operated by its subsidiaries are in substantial compliance with all applicable state and federal laws and regulations, including those governing patient rights.

     In the ordinary course of its business, the BHC facilities, like others in the health care industry, receive statements of deficiency for failure to comply with various federal and state regulatory requirements. To date, such statements of deficiency have not had any material adverse effects on BHC's operations.

     Utilization Review. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet recognized professional standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by peer review organizations ("PRO's"), in a timely manner to determine the medical necessity of the admissions. In addition, under the Peer Review Improvement Act of 1982 (the "Peer Review Act"), PRO's may deny payment for services provided and, in more extreme cases, PRO's have the authority to recommend to the Department of Health and Human Services (the "Department") that a provider who is in substantial noncompliance with the medical necessity and quality of care standards of a PRO or who has grossly and flagrantly violated an obligation to render quality care be excluded from participation in the Medicare program or be required to reimburse the federal government for certain payments previously made to the provider under the Medicare program.

     Each of BHC's hospitals has developed and implemented a quality assurance program and implemented procedures for utilization review to meet its obligations under the Peer Review Act. BHC believes that adequate allowances relating to such denials have been made, although it is uncertain whether such allowances will cover adequately any denials in the future. Nevertheless, the activities of PRO's and other public and private utilization review agencies may have the effect of causing physicians who practice at BHC's hospitals to reduce the number of patient admissions. BHC believes that compliance with regulations overseen by PRO's has reduced the number of patient admissions and the length of stays of Medicare patients. It is uncertain whether the PRO's will continue to reduce the number of admissions or length of stays of Medicare patients at the BHC hospitals.

     Fraud and Abuse. The provisions of the Social Security Act addressing illegal remuneration (the "Anti-Kickback Statute") prohibit providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for a Medicare or Medicaid covered service or item or ordering any covered service or item. Violations of this statute may be punished by a fine of up to $50,000 or imprisonment for each violation and damages up to three times the total amount of remuneration. In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act and the BBA ("HIPAA"), (the "Protection Act") imposes civil penalties for a violation of these prohibitions, including exclusion from the Medicare and Medicaid programs by the Secretary of the Department of Health and Human Services ("HHS").

     Effective June 1, 1997, pursuant to the enactment of HIPAA, the Secretary may and in some cases, must exclude individuals and entities from participating in any government health care program that the Secretary determines has "committed an act" in violation of the Anti-Kickback Statute or has improperly filed claims in violation of the Anti-Kickback Statute. Further, the BBA expanded the authority of the Secretary to exclude a person involved in fraudulent activity from participation in a program providing health benefits, whether directly or otherwise, which is funded directly, in whole or in part, by the United States Government.

     The Protection Act authorized the OIG to publish regulations outlining certain categories of activities that would be deemed not to violate the Anti-Kickback Statute (the "Safe Harbors"). On July 29, 1991, the OIG published final Safe Harbor regulations implementing the Congressional intent expressed in the Protection Act. The preamble to the Safe Harbor regulations states that the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the Anti-Kickback Statute because the regulations do not make conduct illegal. Any conduct that could be construed to be illegal after the promulgation of this rule would have been illegal prior to the publication of the regulations. See "Risk Factors -- State and Federal Anti-Kickback and Self-Referral Laws."

     BHC believes that its current operations are in compliance with the federal Anti-Kickback Statute.

     The Federal Anti-Referral (Stark) Legislation. In recent years Congress and various state legislatures have considered a number of proposals that would have prohibited, or at least severely limited, the ability of physicians and other referral sources to refer patients to ventures with which the referral source has a financial relationship. In 1989, Congress passed provisions of the Omnibus Budget Reconciliation Act of 1989 ("OBRA '89"), which prohibits a physician from referring patients to an entity that furnishes clinical laboratory services with whom the physician has a financial relationship, if Medicare would pay for the services. On January 1, 1995, provisions of the Omnibus Budget Reconciliation Act of 1989 ("OBRA '93") imposed additional restrictions on physician referrals.

     OBRA '93 severely limits the ability of a physician to refer patients for certain "designated health services" as defined in the statute provided by entities with which the physician has an ownership interest or a compensation arrangement and prohibits a physician from billing Medicare for services provided pursuant to a prohibited referral. Designated health services include clinical laboratory services; physical therapy services; occupational therapy services; radiology or other diagnostic services; radiation therapy services; durable medical equipment; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics and prosthetic devices; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services.

     BHC believes that its current operations are in compliance with provisions of federal law, including Stark II.

     State Legislation. Similar to federal law, California also prohibits the offer, delivery, receipt or acceptance by any physician of any remuneration as compensation or an inducement for patient referrals. Violation of this statute is punishable by possible imprisonment and/or a civil monetary fine not to exceed $10,000. In addition, Texas law prohibits a person from intentionally or knowingly offering to pay or agreeing to accept any remuneration for securing or soliciting patients. Although BHC exercises care in an effort to structure its arrangements with health care providers to comply with the relevant state statutes, and although management believes that BHC is in compliance with these laws, there can be no assurance that (i) governmental officials charged with responsibility for enforcing these laws will not assert that BHC or certain transactions in which it is involved are in violation of such laws, and (ii) such state laws will ultimately be interpreted by the courts in a manner consistent with the practices of BHC.

     Accreditation. All of the BHC facilities are accredited by JCAHO. The JCAHO is a voluntary national organization which undertakes a comprehensive review for purposes of accreditation of health care facilities. In general, hospitals and certain other health care facilities are initially surveyed by JCAHO within 12 months after the commencement of operations and resurveyed at triennial intervals thereafter.

LEGAL PROCEEDINGS

     BHC is, from time to time, a party to litigation which arises in the normal course of its business. BHC does not have pending any litigation that, separately or in the aggregate, is currently expected to have a material adverse effect on the operating results or financial condition of BHC.

                      BHC DIRECTORS AND EXECUTIVE OFFICERS

     Edward A. Stack, 52, has served as President and Chief Executive Officer and as a Director of BHC since BHC's inception in June 1993. Prior to joining BHC, Mr. Stack served as President of Western Group Operations of HCA Psychiatric Company. He also serves on the boards of the National Association of Psychiatric Health Systems and the Catholic Charities of Tennessee.

     Winfield C. Dunn, 71, has served as a Director of BHC since July 1993. Dr. Dunn is the former Governor of the State of Tennessee, and currently serves on the boards PhyCor, Inc., a physician practice management company, MedShares Management, a home health care business, and the American Cancer Society.

     Howard C. Landis, 44, has served as a Director of BHC since July 1993. Mr. Landis is a partner in RFE Associates, the general partner of RFE Investment Partners, and also serves on the boards of Accu Health and a number of privately-owned companies.

     Neil R. Anderson, 42, has served as a Director of BHC since July 1994. Mr. Anderson is Vice President of Calver Corporation and the President and Treasurer of the Rose-Marie and Jack R. Anderson Foundation, and also serves on the boards of Airmark Blueprinting, Harmony Health System and CHAMA.

     Helen King Cummings, 57, has served as a Director of BHC since July 1995. Ms. Cummings was previously the Vice President -- Health Financing of Columbia/HCA Healthcare Corporation. She also serves on the board of the Frist Foundation.

     Russell L. Carson, 55, has served as a Director of BHC since May 1995, and as Chairman of the Board of Directors of BHC since November 1997. Since 1979, Mr. Carson has been a general partner of Welsh, Carson, Anderson & Stowe ("WCAS"), an investment firm that specializes in the acquisition of companies in the information services and healthcare industries. Mr. Carson serves on the Board of Directors of American Oncology Resources, Inc., an out-patient cancer care company, STERIS Corporation, a manufacturer and marketer of infectious-preventative technologies and a provider of surgical support services, National Surgery Centers, Inc., an owner and manager of ambulatory surgery centers, Quorum Health Group, Inc., an acute care hospital company, and several private companies.

     Richard H. Stowe, 54, has served as a Director of BHC since May 1995. Since 1979, he has been a general partner of WCAS. Mr. Stowe serves on the Board of Directors of EmCare Holdings, Inc., an emergency physician management services company, Health Management Systems, Inc., a provider of revenue enhancement and cost reduction services for health care providers and payors, Medaphis Corporation, a provider of business management services for physicians and hospitals, and several private companies.

     James H. Gillenwater Jr., 40, has served as a Director of BHC since July 1997. Mr. Gillenwater has been the Senior Vice President of Planning and Development of Vencor, Inc. since 1989.

     Michael Barr, 48, has served as a Director of BHC since December 1997. Mr. Barr has been the Chief Operating Officer of Vencor since 1996. Prior to such time, from November 1995, Mr. Barr was an Executive Vice President of Vencor. Prior to November 1995 and since 1985, Mr. Barr was the Vice President, Operations of Vencor's predecessor. Mr. Barr also serves on the board of Colorado MedTech.

     Michael E. Davis, 40, has served as Secretary and Chief Financial Officer since BHC's inception in June 1993. Prior to joining BHC, Mr. Davis served as Assistant Administrator at HCA Richland Hospital and Chief Financial Officer of Research Psychiatric Center in Kansas City, Missouri.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of BHC has an Audit and Compliance Committee which is composed of Dr. Dunn, Mr. Anderson and Ms. Cummings, a Compensation Committee composed of Mr. Stowe and Mr. Landis, and an Executive Committee composed of Mr. Carson, Mr. Stack and Mr. Barr. During fiscal 1998, the Audit and Compliance Committee held one meeting. During the fiscal year ended June 30, 1998, the Compensation Committee and the Executive Committee held no meeting(s).

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Restated Certificate of Incorporation of BHC provides that a director of BHC will not be personally liable to BHC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to BHC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (or the corresponding provision of any successor act or law) and (iv) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation further provides that if the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of BHC will be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Further, any repeal or modification of these provisions, or the adoption of any provision inconsistent with these provisions, will not adversely affect any right or protection of a director of BHC existing at the time of such repeal or modification or adoption of an inconsistent provision.

     On July 30, 1998, BHC entered into indemnification agreements with each of its directors and executive officers. These agreements obligate BHC and its successors to indemnify (and advance expenses to) BHC's current directors and executive to the fullest extent permitted by applicable law.

     The following table sets for the selected historical financial information of BHC for each of the five years in the period ended June 30, 1998. The Summary of Operations and Balance Sheet Data for the five years ended June 30, 1998, presented below, have been derived from, and should be read in conjunction with BHC's audited consolidated financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             SUMMARY OF OPERATIONS

                                                          YEAR ENDED JUNE 30,
                                         -----------------------------------------------------
                                           1998        1997       1996       1995       1994
                                         --------    --------    -------    -------    -------
                                                            (IN THOUSANDS)
Revenue................................  $313,837    $223,811    $58,059    $61,233    $53,039
Expenses:
  Operating expenses...................   260,463     179,358     49,474     52,353     43,777
  Marketing, general, and
     administrative....................     8,978       6,260      1,765      1,433      1,165
  Provision for bad debts..............    18,464      12,576      2,442      2,221      2,397
  Depreciation and amortization........     9,504       5,708      1,766      1,818      1,568
  Interest, net........................     7,848       5,409      1,555      2,491      2,199
  Non-recurring charge.................     1,058(3)       --         --      2,379(1)      --
                                         --------    --------    -------    -------    -------
Income before income taxes.............     7,522      14,500      1,057     (1,462)     1,933
Income tax expense.....................     2,909       5,983        459       (460)       742
                                         --------    --------    -------    -------    -------
Income before extraordinary item.......     4,613       8,517        598     (1,002)     1,191
Extraordinary item.....................        --         415(2)      --         --         --
                                         --------    --------    -------    -------    -------
Net income (loss)......................  $  4,613    $  8,102    $   598    $(1,002)   $ 1,191
                                         ========    ========    =======    =======    =======

---------------
(1) In the fiscal year ended June 30, 1995, BHC adopted Statement of Accounting Financial Standards #121 ("FAS 121"), "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," and recorded a write down of one hospital.

(2) In the fiscal year ended June 30, 1997, BHC refinanced certain debt obligations associated with a major acquisition and wrote off deferred loan costs associated with its former credit facility.

(3) In the fiscal year ended June 30, 1998, BHC wrote off certain due diligence costs associated with the terminated merger with CBHS.

                               BALANCE SHEET DATA

                                                          YEAR ENDED JUNE 30,
                                         -----------------------------------------------------
                                           1998        1997       1996       1995       1994
                                         --------    --------    -------    -------    -------
                                                            (IN THOUSANDS)
Current assets.........................  $ 80,171    $ 82,366    $17,327    $25,509    $11,480
Current liabilities....................    35,431      45,388      6,885     20,915      7,116
Working capital........................    44,740      36,978     10,442      4,594      4,364
Working capital ratio..................      2.26        1.81       2.52       1.22       1.61
Property, plant and equipment, net.....   166,347     174,813     35,499     26,714     28,357
Total assets...........................   271,943     283,821     53,821     52,496     40,435
Long-term debt.........................    86,068      97,500     15,249        822     21,820
Redeemable preferred stock.............       337         313         --         --         --
Common stockholders' equity............   129,320     124,723     30,847     30,268     11,301

             BHC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. BHC's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "BHC Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

OVERVIEW

     BHC is a leading provider of services to treat children, adolescents, adults, and seniors with psychiatric disorders and substance abuse addictions. BHC offers a full range of services to those populations, including inpatient care, residential care, partial hospitalization and intensive outpatient programs, and out patient centers. BHC is currently the second largest facility-based behavioral healthcare services provider in the United States. BHC owns and operates 38 acute care psychiatric facilities and 5 residential treatment centers in 18 states and Puerto Rico. In addition the Company operates 17 mobile crisis services and 89 outpatient treatment centers in affiliation (or under license of) these facilities.

     For the fiscal year ended June 30, 1998, 1997, and 1996, BHC derived approximately 25%, 24%, and 33%, respectively, of its gross patient revenue from managed-care payors (primarily HMOs and PPOs); 28%, 29% and 22%, respectively, from other payor sources; and 47%, 47%, and 45%, respectively, from governmental payors (primarily Medicare, Medicaid and CHAMPUS). BHC believes that revenue from private payors, as a percentage of total gross patient revenue, has declined because of a shift by purchasers of healthcare coverage to managed-care plans that generally authorize shorter lengths of stay than traditional insurance plans and authorize more outpatient treatment plans. Services to Medicare patients have increased due to increased demand by and growth in the elderly population. Services to Medicaid patients have increased due to increased utilization. These shifts in BHC's payor mix and BHC's increase in residential treatment business, have resulted in lower net revenue per equivalent patient day.

INDUSTRY TRENDS

     BHC's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Factors which affect BHC include (i) the imposition of more stringent length of stay and admission criteria by payors;
(ii) the failure of reimbursement rate increases from certain payors that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of its business that BHC derives from payors that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductible and co-insurance for individual patients; (v) a trend toward providing care at lower levels of treatment, i.e., partial hospitalization, intensive outpatient and other outpatient modalities; and (vi) a trend toward limiting employee health benefits, such as reductions in annual and lifetime limits on mental health coverage. In response to these conditions, BHC has (i) strengthened controls to reduce costs, (ii) reviewed its portfolio of hospitals and sold or closed hospitals or consolidated operations in certain locations, (iii) developed strategies to increase outpatient services and partial hospitalization programs to meet the demands of the marketplace,
(iv) implemented programs to contest third party denials relating to valid pre-certified medical procedures, (v) renegotiated certain contracts with managed care organizations at increased rates, and (vi) created an integrated national behavioral healthcare system, thereby improving BHC's ability to obtain contracts with large private and public payors.

     Because of the industry factors referred to previously, BHC's operating margin declined to 8.3% in fiscal 1998 from 11.4% in fiscal 1997. Operating income (revenue less operating expenses, marketing, general and administrative expenses and bad debt expense) was $25.9 million for fiscal 1998, excluding non-reoccurring charges of $1.1 million, compared with $25.6 million in fiscal 1997. BHC's goal is to increase its revenues and patient volumes through contracting activities, to consolidate markets where practical to reduce operating costs, and to enter joint venture arrangements with other healthcare providers in response to this trend. BHC continues to broaden the scope of its services it provides by offering alternatives to traditional inpatient treatment settings such as partial hospitalization, intensive outpatient and residential treatment programs.

     BHC's ability to increase the rates it charges to offset increased costs is limited because BHC derives a significant portion of its revenues from patients covered by governmental and managed-care programs. With respect to governmental programs, the amount BHC is paid for its services is established by law and regulation. With respect to managed-care programs, the amount is established by the managed-care contracts. Although inflation has not been a significant factor in BHC's results of operations in recent years, a resurgence of inflation could adversely affect BHC's results of operations because of such limitations on BHC's ability to increase its rates. It is unlikely that federal and state governments will increase reimbursement rates under their programs in amounts sufficient to offset future price increases that result from general inflationary pressures.

     BHC's business is seasonal in nature, with a reduced demand for certain services generally occurring during the summer months comprising the first fiscal quarter and during the second fiscal quarter, particularly around major holidays such as Thanksgiving and Christmas.

     To date, BHC's business strategy has been three-fold. BHC has sought to:
(i) develop and operate behavioral healthcare integrated delivery systems in certain markets and states in which it has one or more hospitals; (ii) grow through acquisitions of other behavioral health care provider companies offering complementary service to its portfolio; and (iii) maintain and advance its position as a leading provider of government-financed behavioral health services (Medicare, Medicaid, and CHAMPUS).

     In November 1996, BHC acquired substantially all of the assets of Transitional Hospitals Corporation's (formerly Community Psychiatric Centers or "CPC") psychiatric operations in the United States and Puerto Rico for a combination of cash and BHC's stock. Also in November, BHC acquired substantially all of the assets of four psychiatric facilities related through a majority owner, United Psychiatric Group, for cash. In June 1997, BHC acquired substantially all of the assets of five psychiatric hospitals previously owned by Sterling Healthcare Corporation for cash. Management believes that these purchases will assist BHC in implementing its strategy by increasing BHC's size, market position and geographical coverage. For example, these acquisitions permitted BHC to enter 34 new markets in 13 new states and Puerto Rico.

     A summary of psychiatric hospitals in operation during each fiscal year is as follows:

                                                    1998    1997    1996    1995    1994
                                                    ----    ----    ----    ----    ----
Beginning of the year.............................   47      13       9      8       6
Consolidated/closed/sold..........................   (4)     --      (1)    --      --
Acquired..........................................           34       5      1       2
                                                     --      --      --      --      --
End of year.......................................   43      47      13      9       8
                                                     ==      ==      ==      ==      ==

Includes all hospitals owned through joint ventures

     The following table summarizes, for the periods indicated, changes in selected operating indicators:

                                                               PERCENTAGE OF REVENUE
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
Revenue:....................................................  100.0%   100.0%   100.0%
Operating expenses..........................................   83.0%    80.1%    85.2%
Marketing, general and administrative.......................    2.9%     2.8%     3.0%
Provision for bad debts.....................................    5.9%     5.6%     4.2%
                                                              -----    -----    -----
Total expenses..............................................   91.7%    88.6%    92.5%
                                                              -----    -----    -----
Operating margin............................................    8.3%    11.4%     7.5%

     Following are the financial and statistical results from operations of hospitals which are included in BHC's consolidated financial statements:

                        SELECTED HOSPITAL OPERATING DATA

                                                     FISCAL YEAR ENDED JUNE 30,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
Number of Hospitals(1)..............        43          47          13           9           8
Licensed Beds.......................     3,552       3,887         882         749         677
Net Revenue (In thousands)(2).......  $313,837    $223,811    $ 58,059    $ 61,233    $ 53,039
Total Inpatient Days(3).............   630,903     443,088     113,928     105,407      96,490
Total Equivalent Patient Days(4)....   717,640     498,479     130,969     126,330     107,697
Net Revenue/Equivalent Patient
  Day(2)(4).........................  $    437    $    449    $    443    $    485    $    492
Admissions..........................    51,118      35,834      10,233       9,722       7,633
Average Length of Stay (Days).......      12.3        12.4        11.1        10.8        12.6

     The table below presents "same store" data for facilities in operation on June 30, 1998.

                        SELECTED HOSPITAL OPERATING DATA

                                                      FISCAL YEAR ENDED JUNE 30,
                                        -------------------------------------------------------
                                          1998      % CHANGE      1997      % CHANGE     1996
                                        --------    --------    --------    --------    -------
Number of Hospitals(1)................         6        0%             6        0%            6
Licensed Beds.........................       450        0%           450        0%          450
Net Revenue (In thousands)(2).........  $ 45,478       (2)%     $ 46,514        9%      $42,858
Total Inpatient Days(3)...............    93,174       (2)%       94,936       11%       85,910
Total Equivalent Patient Days(4)......   104,777       (2)%      107,226       10%       97,551
Net Revenue / Equivalent Patient
  Day(2)(4)...........................  $    434        0%      $    434       (1)%     $   439
Admissions............................     7,793        2%         7,661       18%        6,515
Average Length of Stay (Days).........      12.0       (3)%         12.4       (6)%        13.2

---------------
(1) Hospitals in operation on June 30, 1998.

(2) Includes inpatient, outpatient and other revenue.

(3) Provision of care to one patient for one day.

(4) Represents inpatient days adjusted to reflect outpatient utilization, computed by dividing patient charges by inpatient charges per day.

YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997

     Patient days at BHC's hospitals increased 42% in fiscal 1998 as compared to fiscal 1997. The increase resulted primarily from patient days attributable to the acquisitions. Patient days at the same store hospitals decreased 2% due primarily to a 3% decrease in the average length of stay from 12.4 days in fiscal 1997 to 12.0 days in fiscal 1998 for the same store hospitals. Total admissions increased 43% for fiscal 1998 as compared to fiscal 1997. The increase in admissions resulted primarily from admissions attributable to the acquisitions. On a same store hospital basis, admissions increased 2% for fiscal 1998 as compared to fiscal 1997.

     BHC's net revenue increased $90 million, or 40%, from $223.8 million in fiscal 1997 to $313.8 million in fiscal 1998. The increase resulted primarily from acquisitions. Net revenue at BHC's same store hospitals decreased 2% from $46.5 million in fiscal 1997 to $45.5 million in fiscal 1998. BHC derived net revenue in fiscal 1998 of $268.3 from the acquisitions as compared to $177.3 million in fiscal 1997. Net revenue per equivalent patient day decreased 2.7% to $437 in fiscal 1998 from $449 in fiscal 1997. The decreases were primarily due to an increase in Medicaid utilization and an increase in utilization of BHC's residential treatment facilities which have lower rates compared to the acute psychiatric facilities.

     Following is a discussion of changes in operating expenses for fiscal 1998 compared to fiscal 1997.

     BHC's operating expenses increased $81.1 million or 45% in fiscal 1998 to $260.5 million from $179.4 million in fiscal 1997. The increase was primarily due to expenses incurred in connection with the acquisitions. Cost savings at the same store hospitals were achieved in the areas of supplies, contract services and repairs and maintenance.

     BHC's marketing, general and administrative expenses, which are expenses derived from BHC's main corporate office operations increased $2.7 million or 44% in fiscal 1998 to $9.0 million from $6.3 million in fiscal 1997. The increase was primarily due to acquisitions.

     BHC's bad debt expenses increased to $18.5 million in fiscal 1998 from $12.6 million in fiscal 1997. The increase was primarily due to the acquisitions. Bad debt expense as a percentage of net revenue increased to 5.9% in fiscal 1998 from 5.6% in fiscal 1997.

     Depreciation and amortization increased 66% to $9.5 million in fiscal 1998. This increase resulted primarily from the depreciation related to the acquisitions and the amortization of the related covenant not to compete and costs in excess of net assets acquired.

     Net interest expense for fiscal 1998 increased 45% to $7.8 million from the previous fiscal year due to a new credit facility that was put in place in November 1996 related to the acquisitions and the refinancing of existing debt. Fiscal 1998 represents a full year operating under this credit facility.

     During fiscal 1998, BHC recorded unusual items of $1.1 million. Included in the unusual charges was the write off of certain due diligence costs in the amount of $500,000 associated with a terminated merger agreement with Charter Behavioral Health Systems, LLC. BHC also expensed $600,000 associated with the termination of Richard Conte's Services Agreement with BHC. Mr. Conte was the former Chairman and CEO of Transitional Hospitals Corporation and became Chairman of BHC in November 1996 with the acquisition previously disclosed. Mr. Conte resigned as Chairman of BHC in November 1997.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

     Patient days at BHC's hospitals increased 289% in fiscal 1997. The increase resulted primarily from the acquisitions. Patient days at the same store hospitals increased 11% due primarily to a 18% increase in admissions and a 6% decrease in the average length of stay for the same store hospitals. Total admissions increased 250% in fiscal 1997 as compared to fiscal 1996. The increase resulted primarily from the acquisitions.

     BHC's net revenue increased $165.8 million or 285% from $58.1 million in fiscal 1996 to $223.8 in fiscal 1997. The increase resulted primarily from acquisitions. Net revenue at BHC's same store hospitals increased 9% from $42.9 million in fiscal 1996 to $46.5 million in fiscal 1997. BHC derived net revenue in fiscal 1997 of $177.3 million from the acquisitions. Net revenue per equivalent patient day increased 1.4% to $449 in fiscal 1997 from $443 in fiscal 1996. The increases were primarily due to the acquisitions which had higher net revenue per equivalent patient days compared to BHC's other hospitals.

     Following is a discussion of changes in operating expenses for fiscal 1997 compared to fiscal 1996.

     BHC's operating expenses increased $129.9 million or 263% in fiscal 1997 to $179.4 million from $49.5 million in fiscal 1996. The increase was primarily due to expenses incurred in connection with the acquisitions. Same store hospitals' operating expenses increased $3.0 million or 8% in fiscal 1997. The increase was primarily due to the increase in volume for the same store hospitals.

     BHC's marketing, general and administrative expenses, which are expenses derived from BHC's main corporate office operations, increased $4.5 million in fiscal 1997 to $6.3 million from $1.8 million in fiscal 1996. The increase was primarily due to the acquisitions.

     BHC's bad debt expense increased to $12.6 million in fiscal 1998 from $2.4 million in fiscal 1997. The increase was primarily related to the acquisitions. The acquisitions resulted in additional bad debt expense of $8.7 million in fiscal 1997. Bad debt expense as a percentage of net revenue increased to 5.6% in fiscal 1997 from 4.2% in fiscal 1996.

     Depreciation and amortization increased 223% to $5.7 million in fiscal 1997. This increase resulted primarily from the depreciation related to the acquisitions and the amortization of the related covenant not to compete and costs in excess of net assets acquired.

     Net interest expense for fiscal 1997 increased 248% to $5.4 million from previous fiscal year due to a new credit facility that was put in place in November 1996 related to the acquisitions and the refinancing of existing debt.

     During fiscal 1997 BHC recorded an after-tax extraordinary charge of $415,000. This charge was related to the write-off of deferred loan costs associated with the payoff of the 1995 credit agreement.

LIQUIDITY AND CAPITAL RESOURCES

  Operational Activities

     BHC's net cash provided by operating activities was $14.3 million and $12.0 million for fiscal 1998 and fiscal 1997, respectively. The increase in net cash provided by operating activities is primarily related to positive cash flows from operations and increased collections of accounts receivable. As of June 30, 1998 and June 30, 1997, the company had working capital of $44.7 million and $37 million, respectively, including cash and cash equivalents of $5.4 million and $3.5 million. The increase in working capital is due primarily to the reduction of accounts payable and other accrued liabilities. Management believes that the company will have adequate cash flow from operations to fund its operations, capital expenditures and debt service obligations over the next year.

  Investing Activities

     BHC's net cash used in investing activities was $122,000 and $120 million for fiscal year 1998 and fiscal 1997, respectively. The decrease in net cash used by investing activities is primarily attributed to the acquisitions in fiscal 1997. During fiscal 1998 and fiscal 1997, BHC incurred approximately $11.7 million and $8.7 million, respectively, in capital expenditures, primarily for routine capital replacement, conversion to a new management information system and the expansion of the company's Puerto Rico facility. The capital outlays were purchased with cash provided by operations. BHC also generated $19 million and $833,000 in proceeds from the sale of non-strategic assets in fiscal 1998 and fiscal 1997, respectively.

  Financing Activities

     On November 27, 1996, BHC entered into a credit agreement ("1996 Credit Agreement") with a group of banks, for the purposes of financing the acquisition of the hospitals formerly owned by Transitional Hospitals Corporation, refinancing the outstanding principal due under the 1995 Credit Agreement, repaying a bridge loan, financing working capital, and for general corporate purposes.

     Under the 1996 Credit Agreement, the Company may borrow up to $70 million in the form of a term loan and an additional $75 million under a revolving credit arrangement. As of June 30, 1998, BHC had $51.7 million and $43.0 million outstanding under the term loan and the revolving credit agreement, respectively. As of June 30, 1998 there was $29.8 million of available credit under the revolving credit agreement.

     BHC made a $3 million principal prepayment on September 30, 1997 and a $5 million principal prepayment on December 31, 1997. Commencing September 30, 1998 and each quarter thereafter until

December 31, 1998, the maximum principal amount outstanding under the term loan will be reduced by approximately $2.2 million per quarter. Effective March 31, 2000 until June 30, 2002, the maximum principal amount outstanding under the term loan will be reduced by approximately $3.2 million per quarter. On September 30, 2002 and November 27, 2002, the loan maturity date, the maximum principal amount outstanding under the term loan will be reduced by approximately $2.4 million and $3.7 million respectively. BHC may borrow from time to time a minimum of $3 million under the revolving credit agreement. Any amounts borrowed under the revolving credit agreement mature on November 27, 2001. As of June 30, 1998 the company was in compliance with all debt covenants. BHC management believes that the business will generate sufficient cash flows from operations to meet its future debt service requirements.

     In November, 1997 the company issued approximately 2.5 million Treasury shares of BHC stock for $14.8 million net of recorded expenses associated with the acquisition of four hospitals from United Psychiatric Group.

                                 BHC MANAGEMENT

     The executive officer of BHC who will serve as a director or executive officer of PMR is Edward A. Stack. See "Approval of the Merger and Related Transactions -- Interests of Certain Persons in the Merger" and "Terms of the Merger -- Effect of Merger." His age as of August 17, 1998 is as follows:

                NAME                     AGE                  POSITION
                ----                     ---                  --------
Edward A. Stack......................    52     President and Chief Operating
                                                Officer

     Edward A. Stack has served as President and Chief Executive Officer and as a Director of BHC since BHC's inception in June 1993. Prior to joining BHC, Mr. Stack served as President of Western Group Operations of HCA Psychiatric Company. He also serves on the boards of the National Association of Psychiatric Health Systems and the Catholic Charities of Tennessee.

     The following table shows for the fiscal year ended June 30, 1998, certain compensation awarded or paid to, or earned by Mr. Stack:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                             AWARDS
                                           ANNUAL COMPENSATION     --------------------------
                                           --------------------    SECURITIES     ALL OTHER
                                 FISCAL     SALARY      BONUS      UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR      ($)(1)      ($)(2)      OPTIONS         ($)(3)
  ---------------------------    ------    --------    --------    ----------    ------------
Edward A. Stack................   1998     333,500     263,614         0            17,800

(1) Represents matching contributions by BHC under BHC's 401(k) Plan, automobile allowance, and certain executive benefits and financial planning perquisites.

OPTION GRANTS IN LAST FISCAL YEAR

     For the fiscal year ended June 30, 1998, BHC did not grant any stock options to Mr. Stack.

AGGREGATED OPTION FISCAL YEAR-END OPTION VALUES

                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                       UNDERLYING OPTIONS AT            IN-THE-MONEY OPTIONS
                                         FISCAL YEAR END(1)            AT FISCAL YEAR END(2)
                                    ----------------------------    ----------------------------
                                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                    -----------    -------------    -----------    -------------
Edward A. Stack...................    122,000         183,000           $0              $0

---------------
(1) All options become fully exercisable upon a change in control of BHC.

(2) Based on the aggregate book value per share of BHC Common Stock ($7.00) at June 30, 1998, less the exercise price, multiplied by the number of shares underlying the option.

                           BHC PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the BHC Capital Stock as of August 17, 1998, by (i) each director and executive officer of BHC, (ii) all directors and executive officers as a group and (iii) each stockholder known by BHC to be the beneficial owner of more than 5% of the outstanding BHC Capital Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares shown to be beneficially owned by them, except to the extent such power is shared by a spouse under applicable law.

                                                                                             SHARES OF
                                                                                                PMR
                                                                                               COMMON
                                                                                               STOCK
                                                                      PERCENT OF BHC        BENEFICIALLY
                                                                       CAPITAL STOCK           OWNED
                                   SHARES OF BHC CAPITAL STOCK     BENEFICIALLY OWNED BY     AFTER THE
                                   BENEFICIALLY OWNED BY CLASS             CLASS               MERGER
                                   ----------------------------    ---------------------    ------------
                                                      SERIES A                 SERIES A
    NAME OF BENEFICIAL OWNER         COMMON          PREFERRED     COMMON     PREFERRED
    ------------------------       -----------       ----------    -------    ----------
Vencor, Inc......................   6,000,000(1)     5,651,367(2)    92.7%       100%               --
3800 Providian Center
44 West Market Street
Louisville, KY 40202

Welsh, Carson, Anderson &
  Stowe, VI, L.P.................   3,248,464(3)             0       23.1%        --             11.3%
320 Park Avenue, Suite 2500
New York, NY 10022-6815

NationsBank Capital
  Corporation....................   1,099,285                0        7.8%        --              3.8%
66th Floor, 901 Main Street
Dallas, TX 75202-2911

RFE Investment Partners IV,
  L.P............................     874,107                0        6.2%        --              3.0%
36 Grove Street
New Canaan, CT 06840

Edward A. Stack..................     874,107(4)             0        6.2%        --              4.0%(12)
Michael E. Davis.................     160,513(5)             0        1.1%        --              1.0%(13)
Winfield Dunn....................      22,000(6)             0          *         --                 *
Howard C. Landis.................     874,107(7)             0          *         --              3.0%
Russell L. Carson................   3,284,996(8)             0          *         --             11.4%
Richard H. Stowe.................   3,263,079(8)             0          *         --             11.3%
Helen King Cummings..............      40,600(9)             0          *         --                 *
Neil R. Anderson.................     350,000(10)            0        2.5%        --              1.2%
James Gillenwater................   6,000,000(1)     5,651,367(2)    92.7%       100%               --
Michael Barr.....................   6,000,000(1)     5,651,367(2)    92.7%       100%               --
All directors and executive
  officers as a group (10
  persons).......................  11,620,938(11)    5,651,367(2)    82.8%       100%              21%(14)

---------------

 * Represents less than 1% of the BHC Common Stock outstanding.

(1) Includes shares owned directly by the following, wholly owned subsidiaries of Vencor, Inc. ("Vencor"); (i) Transitional Hospitals Corporation, 3,248,405 shares; (ii) Community Psychiatric Centers of California, 1,112,919 shares; (iii) Community Psychiatric Centers Properties Incorporated, 1,385,076 shares; (iv) Interamericana Healthcare Group, Inc., 246,900 shares; and (v) C.P.C. of Louisiana, Inc., 6,700 shares. Messrs. Gillenwater and Barr are officers of Vencor. Messrs. Gillenwater and Barr disclaim beneficial ownership of such shares of BHC Common Stock.

 (2) Includes shares owned directly by the following, wholly owned subsidiaries of Vencor; (i) Community Psychiatric Centers Properties Incorporated 4,350,712 shares; (ii) Community Psychiatric Centers of California, 1,299,817 shares; and (iii) C.P.C. of Louisiana, Inc., 838 shares. Messrs. Gillenwater and Barr are officers of Vencor. Messrs. Gillenwater and Barr disclaim beneficial ownership of such shares of Series A Preferred Stock.

 (3) Includes 73,064 shares of BHC Common Stock owned directly by WCAS Healthcare Partners L.P. ("WCAS Healthcare"), a limited partnership affiliated with Welsh Carson Anderson & Stowe, VI, L.P. ("WCAS VI").

 (4) Includes 305,000 shares of BHC Common Stock issuable upon the exercise of options.

 (5) Includes 147,000 shares of BHC Common Stock issuable upon the exercise of options.

 (6) Includes 12,000 shares of BHC Common Stock issuable upon the exercise of options.

 (7) Includes 874,107 shares of BHC Common Stock owned directly by RFE Investment Partners IV, L.P. ("RFE IV"). Mr. Landis is a general partner of RFE Associates, which, in turn, is the general partner of RFE IV. Mr. Landis disclaims beneficial ownership of such shares of BHC Common Stock except to the extent of his pecuniary interest therein.

 (8) Includes 3,248,464 owned directly by WCAS Healthcare and WCAS VI. Messrs. Carson and Stowe are general partners of Welsh, Carson, Anderson & Stowe, which, in turn, is the general partner of each of WCAS Healthcare and WCAS
     VI. Messrs. Carson and Stowe disclaim beneficial ownership of such shares of BHC Common Stock except to the extent of their pecuniary interest therein.

 (9) Includes 12,000 shares of BHC Common Stock issuable upon the exercise of options.

(10) Includes shares owned directly by Calver Fund, Inc. ("Calver") (190,000) shares, and Drake & Co. ("Drake"), (160,000 shares). Mr. Anderson is a Managing Director of Calver, which, in turn, may be deemed to control Drake. Mr. Anderson disclaims beneficial ownership of such shares of BHC Common Stock.

(11) Includes 10,112,571 shares of BHC Common Stock beneficially owned by Vencor, WCAS Healthcare, WCAS VI, RFE IV, Calver and Drake as discussed in notes (1), (3), (7), (8) and (10) above. Also includes 476,000 shares of BHC Common Stock issuable upon the exercise of options as discussed in notes 4, 5, 6 and 9.

(12) Includes 100,000 shares of PMR Common Stock issuable to Mr. Stack on the Closing Date as a retention bonus.

(13) Includes 50,000 shares of PMR Common Stock issuable to Mr. Davis on the Closing Date as a retention bonus.

(14) Includes 150,000 shares of PMR Common Stock issuable to Messrs. Stack and Davis on the Closing Date as retention bonuses.

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF PMR CAPITAL STOCK

     PMR's authorized capital stock consists of 19,000,000 shares, $0.01 par value, of Common Stock and 1,000,000 shares of preferred stock, $0.01 par value ("PMR Preferred Stock").

     PMR Common Stock. As of the Record Date, there were approximately 6,960,130 shares of PMR Common Stock outstanding held of record by approximately 87 stockholders. PMR Common Stock is listed on the Nasdaq National Market under the symbol "PMRP." The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any shares of PMR Preferred Stock which may then be outstanding, holders of PMR Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. PMR currently anticipates that all of its earnings will be retained to finance the growth and development of the business of the combined company business and, therefore, does not anticipate that any cash dividends will be declared on the PMR Common Stock in the foreseeable future. The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of PMR. PMR's Restated Certificate of Incorporation gives holders of PMR Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of PMR Common Stock are, and the shares issuable as part of the Merger Consideration will be, when issued and paid for, fully paid and nonassessable. The rights, preferences, and privileges of holders of PMR Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which PMR may designate and issue in the future.

     PMR Preferred Stock. PMR has 1,000,000 shares of PMR Preferred Stock authorized and no shares are outstanding. The PMR Board has the authority, without further action by stockholders, to issue up to 1,000,000 shares of PMR Preferred Stock in one or more or series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such PMR Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and sinking fund terms, any or all of which may be greater than the rights of the PMR Common Stock.

     Warrants. As of the Record Date, Proactive Investment Managers, L.P. and Proactive Partners, L.P. hold outstanding warrants to purchase up to an aggregate 53,000 shares of PMR Common Stock (subject to adjustment upon certain dilutive events) at an exercise price of $2.50 per share (the "Proactive Warrants"). The Proactive Warrants are currently exercisable in whole or in part, and expire on October 31, 1999. The shares issuable upon exercise of the Proactive Warrants were registered for resale in a registration statement on Form S-3 (Reg. No. 033-97202), as amended.

     In addition, as of the date of this Prospectus, Case Management, Inc. ("CMI") and Mental Health Cooperative, Inc. ("MHC") hold outstanding warrants to purchase up to an aggregate 40,000 shares of PMR Common Stock (subject to adjustment upon certain dilutive events) at a weighted average exercise price of $18.26 per share (the "CMI Warrants" and the "MHC Warrants") of which 20,000 shares are currently exercisable and all of which will expire on September 1, 2002. CMI and MHC have the right, under Management and Affiliation Agreements with PMR, to earn warrants to purchase up to an aggregate 540,000 additional shares of PMR Common Stock. The number of warrants earned and issued to CMI and MHC are dependent on revenues generated by the programs that are the subject of PMR's agreements with CMI and MHC. To date warrants to purchase up to 15,000 shares have been earned under such agreements.

     Registration Rights. Pursuant to a Registration Rights Agreement dated as of July 1, 1996, between PMR and Wayne C. Nickens (the "Nickens Agreement"), Mr. Nickens, a consultant to PMR, is entitled to certain rights with respect to the registration of up to 4,000 shares of PMR Common Stock issuable upon the exercise of an option held by Mr. Nickens. Under the terms of the Nickens Agreement, if PMR proposes to register any PMR Common Stock for its own account for an offering to the public (other than on a Form S-4, S-8 or any successor forms), Mr. Nickens is entitled to notice of such registration and is entitled, subject to certain limitations, to include shares therein. These limitations include the right of the managing underwriter of any such offering to exclude some of Mr. Nickens' shares from such registration if it determines that marketing considerations require a limitation of the number of shares to be underwritten.

     In addition, PMR has entered into a Registration Rights Agreement with each of CMI and MHC, in connection with PMR's Management and Affiliation Agreements. Pursuant to the Registration Rights Agreements, (i) CMI is entitled to certain rights with respect to registration of up to 50,000 shares of PMR Common Stock held by CMI and shares issuable upon exercise of the CMI Warrants and (ii) MHC is entitled to certain rights with respect to the registration of up to 50,000 shares of PMR Common Stock held by MHC and shares issuable upon exercise of the MHC Warrants (the "CMI and MHC Registration Rights"). Under the CMI and MHC Registration Rights, if PMR proposes to register any PMR Common Stock for its own account for an offering to the public (other than on a Form S-4 or S-8 registration statement), each of CMI and MHC is entitled to notice of such registration and is entitled, subject to certain limitations, to include shares therein. These limitations provide, among other things, that PMR is not required to include any of the shares held by CMI or MHC in an underwritten offering.

     PMR Transfer Agent and Registrar. The transfer agent and registrar for the PMR Common Stock is StockTrans, Inc.

                    COMPARISON OF RIGHTS OF PMR STOCKHOLDERS
                              AND BHC STOCKHOLDERS

     The rights of PMR stockholders are governed by PMR's Certificate of Incorporation (the "PMR Certificate"), its Bylaws (the "PMR Bylaws") and the DGCL. The rights of BHC stockholders are currently governed by BHC's Certificate of Incorporation (the "BHC Certificate"), its Bylaws (the "BHC Bylaws") and the DGCL. Upon consummation of the Merger, BHC stockholders will become stockholders of PMR with their rights as stockholders governed by the DGCL, the PMR Certificate and the PMR Bylaws.

     The following is a summary of certain similarities and differences between the rights of PMR stockholders and BHC stockholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the DGCL and the respective corporate documents of PMR and BHC.

     Capital Stock. The authorized capital stock of PMR consists of 19,000,000 shares of PMR Common Stock, $.01 par value, of which 6,959,810 shares were issued and outstanding on July 24, 1998, and 1,000,000 shares of PMR Preferred Stock, issuable in such series and with such rights, powers and privileges as the PMR Board shall determine. The authorized capital stock of BHC consists of
(i) 30,000,000 shares of BHC Common Stock, $.01 par value, of which 13,563,280 shares were issued and outstanding on June 25, 1998, and (ii) 20,000,000 shares of BHC Preferred Stock, $.01 par value, (A) 5,651,367 shares of which have been designated as BHC Series A Preferred Stock, all of which have been issued and are outstanding as of the date hereof and (B) 50,252 shares of which have been designated as BHC Series B Preferred Stock, all of which have been issued and are outstanding as of the date hereof. Each outstanding share of BHC Series A Preferred Stock and BHC Series B Preferred Stock is convertible into one share of BHC Common Stock upon the occurrence of certain events. In addition, BHC has the authority to authorize the issuance of 10.5% Subordinated Notes (the "BHC Notes") in an aggregate amount of $7,500,000 with non-detachable stock purchase warrants attached thereto (the "BHC Warrants") providing for the purchase of 400,000 shares of the BHC Common Stock. Currently there are no BHC Notes issued and outstanding and there are 34,667 issued and outstanding BHC Warrants. The holders of BHC Notes, if any, are entitled to vote on each matter on which BHC stockholders are entitled to vote.

     Amendment of Bylaws. The PMR Bylaws may be amended or repealed by the PMR Board of Directors subject, in certain events, to the approval of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote.

     The BHC Bylaws may be amended or repealed by the holders of a majority of the BHC Common Stock, BHC Preferred Stock and the BHC Notes issued and outstanding and having voting power, if any, and such amendment or alteration shall not be amended or altered by the BHC Board. Subject to the limitations provided above, a majority of the BHC Board may amend or repeal the BHC Bylaws.

     Amendment of PMR Certificate and BHC Certificate. The DGCL provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. The PMR Certificate provides that an amendment of certain provisions must be approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of all of the outstanding stock entitled to vote thereon; provided, however, that in the event that a resolution to amend the PMR Certificate is adopted by the affirmative vote of at least eighty percent (80%) of the PMR Board, approval of the amendment shall only require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally on such amendment, voting together as a single class. The BHC Certificate does not modify the DGCL.

     Special Meetings of PMR Stockholders and BHC Stockholders. Under the PMR Bylaws, a special meeting of stockholders may be called by the Chairman of the Board, the Chief Executive Officer, President or Secretary or any Assistant Secretary at the written request of a majority of the PMR Board. The BHC Certificate permits a special meeting to be called for any purpose or purposes by the President or the Secretary at the request in writing of a majority of the BHC Board, or at the request in writing of stockholders owning at least a majority of shares of the corporation issued and outstanding and entitled to vote.

     Actions by Written Consent of PMR Stockholders or BHC Stockholders. The PMR Bylaws provide that any action which may be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The BHC Bylaws provide that any action which may be taken at a meeting of stockholders may be taken without a meeting if stockholders owning stock having not less than the minimum number of votes which, as required by statute, the BHC Certificate or the BHC Bylaws is necessary to authorize such action at a meeting at which all shares of Common Stock and notes entitled to vote thereon were present and voted.

     Size of the Board of Directors. The PMR Bylaws currently provide that the number of directors shall be fixed from time to time by the affirmative vote of a majority of the directors then in office. The BHC Bylaws currently provide that the number of directors shall consist of up to eleven (11) members.

     Classification of Board of Directors. The PMR Bylaws currently provide that the directors shall be classified, with respect to the time for which they severally held office, into three classes, as nearly equal in number as possible, with each class to hold office until its successor is elected and qualified. At each annual meeting of PMR, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The BHC Bylaws do not provide for a classified board.

     Cumulative Voting. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. There is no provision for cumulative voting in either the PMR Certificate or the BHC Certificate.

     Removal of Directors. Under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The PMR Certificate provides that any director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The BHC Certificate and BHC Bylaws contain no provisions relating to the removal of directors.

     Filling Vacancies on the Board of Directors. Under the DGCL, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The DGCL further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The PMR Certificate does not alter this provision.

     The BHC Bylaws provide that any vacancy on the board of directors may be filled by the majority of the directors, though less than a quorum, or the holders of a plurality of shares issued and outstanding and entitled to vote in elections of directors, subject to the right of the persons and entities in that certain Stockholders Agreement dated as of November 30, 1996, to designate the individual or individuals who shall replace any director or directors previously designated by such person and entity. The termination of the Stockholders Agreement is a condition precedent to completion of the Merger.

     Payment of Dividends; Redemption or Repurchase of Shares. The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The PMR Bylaws provide that the Board of Directors may declare dividends at any regular or special meeting, and may be paid in cash, in property, or in shares of the PMR stock. PMR's Bylaws also provide that the board of directors, in their sole discretion, may set aside or reserve any sum or sums as the directors may think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose.

     The BHC Bylaws provide for the declaration of dividends in accordance with the DGCL. The BHC Bylaws also provide that the BHC Board may set apart, out of any funds of the corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

     Limitation of Liability of Directors. The DGCL permits corporations to adopt a provision in their certificate of incorporation, eliminating, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, a corporation may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     The PMR Certificate and the BHC Certificate provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Under each of the PMR Certificate and the BHC Certificate, if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

     Indemnification. The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The PMR Certificate states that PMR shall indemnify the PMR Board to the fullest extent provided for by the DGCL, as amended from time to time. The BHC Certificate states that BHC shall indemnify the BHC Board to the fullest extent provided for by the DGCL, as amended from time to time.

     Loans to Directors, Officers and Employees. The DGCL and the PMR Bylaws permit PMR to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit PMR. The PMR Bylaws also provide that such assistance may be with or without interest and may be unsecured, or secured in such manner as the PMR Board of Directors shall approve, including, without limitation, a pledge of shares of stock of PMR. The BHC Bylaws contain no similar provision.

                                    EXPERTS

     The consolidated financial statements of PMR at April 30, 1997 and 1998, and for each of the three years in the period ended April 30, 1998 appearing in the PMR Annual Report on Form 10-K for the year ended April 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BHC at June 30, 1997 and 1998, and for each of the three years in the period ended June 30, 1998, appearing in this Prospectus/Joint Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered as part of the Merger Consideration will be passed upon for PMR by Cooley Godward LLP, San Diego, California.

                       BEHAVIORAL HEALTHCARE CORPORATION

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                    CONTENTS

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Income...........................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Behavioral Healthcare Corporation

     We have audited the accompanying consolidated balance sheets of Behavioral Healthcare Corporation as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Behavioral Healthcare Corporation at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Nashville, Tennessee
August 24, 1998

                       BEHAVIORAL HEALTHCARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     JUNE 30
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $  5,443     $  3,548
  Accounts receivable, less allowance for doubtful accounts
    of approximately $14,050 and $19,219 for 1998 and 1997,
    respectively............................................    57,360       64,501
  Supplies..................................................     1,193        1,295
  Deferred income taxes.....................................     1,968           --
  Assets held for sale......................................     8,423        8,718
  Income tax receivable.....................................       288          162
  Prepaid expenses and other current assets.................     5,496        4,142
                                                              --------     --------
    Total current assets....................................    80,171       82,366
Property, plant and equipment:
  Land and improvements.....................................    32,422       36,898
  Buildings and improvements................................   121,921      126,122
  Equipment.................................................    23,744       17,981
  Construction in progress..................................     3,216        3,035
                                                              --------     --------
                                                               181,303      184,036
  Less accumulated depreciation.............................    14,956        9,893
                                                              --------     --------
Net property, plant and equipment...........................   166,347      174,143
Intangibles:
  Unamortized loan costs....................................     1,299        1,519
  Cost in excess of net assets acquired.....................    16,210       16,747
  Other assets..............................................     7,916        8,683
                                                              --------     --------
    Total intangibles.......................................    25,425       26,949
                                                              --------     --------
         Total assets.......................................  $271,943     $283,458
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 10,230     $ 16,049
  Accrued liabilities:
    Salaries and benefits...................................     9,709       14,128
    Interest................................................       822          715
    Other...................................................     5,492        3,987
  Deferred income taxes.....................................        --          509
  Current maturities of long-term debt......................     9,178       10,000
                                                              --------     --------
    Total current liabilities...............................    35,431       45,388
Long-term debt, less current maturities.....................    86,068       97,500
Deferred liability risks....................................     6,043        4,963
Deferred income taxes.......................................    13,921        9,484
Other long-term liabilities.................................       823        1,087
Series B Preferred Stock, $.01 par value, $6 per share
  liquidation value, 20,000,000 combined Series B and Series
  A shares authorized, 50,252 Series B shares issued and
  outstanding...............................................       337          313
Stockholders' equity
  Series A Convertible Preferred Stock, $.01 par value, $6
    per share liquidation value, 20,000,000 combined Series
    A and Series B shares authorized, 5,651,368 Series A
    shares issued and outstanding...........................        57           57
  Common Stock -- $.01 par value: authorized 30,000,000
    shares; issued 13,563,286 and 13,559,311 shares in 1998
    and 1997, respectively..................................       135          135
  Additional paid-in capital................................   115,683      115,655
  Retained earnings.........................................    13,465        8,876
  Cost of treasury stock (2,858 shares in 1998).............       (20)          --
                                                              --------     --------
    Total stockholders' equity..............................   129,320      124,723
                                                              --------     --------
         Total liabilities and stockholders' equity.........  $271,943     $283,458
                                                              ========     ========

                            See accompanying notes.

                       BEHAVIORAL HEALTHCARE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED JUNE 30
                                                              -------------------------------
                                                                1998        1997       1996
                                                              --------    --------    -------
                                                                      (IN THOUSANDS)
Revenue.....................................................  $313,837    $223,811    $58,059
Expenses:
  Operating expenses........................................   260,463     179,358     49,474
  Marketing, general, and administrative....................     8,978       6,260      1,765
  Provision for bad debts...................................    18,464      12,576      2,442
  Depreciation and amortization.............................     9,504       5,708      1,766
  Nonrecurring charge.......................................     1,058          --         --
  Interest, net.............................................     7,848       5,409      1,555
                                                              --------    --------    -------
                                                               306,315     209,311     57,002
                                                              --------    --------    -------
Income before income taxes and extraordinary item...........     7,522      14,500      1,057
Income tax expense..........................................     2,909       5,983        459
                                                              --------    --------    -------
Income before extraordinary item............................     4,613       8,517        598
Extraordinary item -- loss on extinguishment of debt, net of
  income tax benefit of approximately $255..................        --         415         --
                                                              --------    --------    -------
Net income..................................................     4,613       8,102        598
Accrued preferred dividends.................................        24          12         --
                                                              --------    --------    -------
Net income available for common stockholders................  $  4,589    $  8,090    $   598
                                                              ========    ========    =======

                            See accompanying notes.

                       BEHAVIORAL HEALTHCARE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       SERIES A
                                                     CONVERTIBLE
                               COMMON STOCK        PREFERRED STOCK     ADDITIONAL                TREASURY STOCK         TOTAL
                            -------------------   ------------------    PAID-IN     RETAINED   ------------------   STOCKHOLDERS'
                              SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     EARNINGS    SHARES    AMOUNT       EQUITY
                            ----------   ------   ---------   ------   ----------   --------   --------   -------   -------------
                                                                   (DOLLARS IN THOUSANDS)
Balance at July 1, 1995...   5,041,714    $ 50           --    $--      $ 31,071    $   188    (149,078)  $(1,042)    $ 30,267
  Issuance of Common
    Stock.................       2,500      --           --     --            17         --          --        --           17
  Purchase of treasury
    shares................          --      --           --     --            --         --      (7,313)      (51)         (51)
  Other...................          --      --           --     --            15         --          --        --           15
  Net income..............          --      --           --     --            --        598          --        --          598
                            ----------    ----    ---------    ---      --------    -------    --------   -------     --------
Balance at June 30,
  1996....................   5,044,214      50           --     --        31,103        786    (156,391)   (1,093)      30,846
  Issuance of stock for
    acquisition, net of
    recorded expenses.....   6,000,000      60    5,651,368     57        69,559         --          --        --       69,676
  Issuance of Common Stock
    for cash, net of
    recorded expenses.....   2,488,123      25           --     --        14,818         --          --        --       14,843
  Accrual of dividends on
    Preferred Stock.......          --      --           --     --            --        (12)         --        --          (12)
  Exercise of stock
    options...............      17,800      --           --     --           115         --          --        --          115
  Exercise of warrants....       9,174      --           --     --            57         --          --        --           57
  Issuance of treasury
    shares................          --      --           --     --             3         --     156,391     1,093        1,096
  Net income..............          --      --           --     --            --      8,102          --        --        8,102
                            ----------    ----    ---------    ---      --------    -------    --------   -------     --------
Balance at June 30,
  1997....................  13,559,311     135    5,651,368     57       115,655      8,876          --        --      124,723
  Exercise of stock
    options...............       3,975      --           --     --            28         --          --        --           28
  Purchase of treasury
    shares................          --      --           --     --            --         --      (2,858)      (20)         (20)
  Accrual of dividends on
    Preferred Stock.......          --      --           --     --            --        (24)         --        --          (24)
  Net income..............          --      --           --     --            --      4,613          --        --        4,613
                            ----------    ----    ---------    ---      --------    -------    --------   -------     --------
Balance at June 30,
  1998....................  13,563,286    $135    5,651,368    $57      $115,683    $13,465      (2,858)  $   (20)    $129,320
                            ==========    ====    =========    ===      ========    =======    ========   =======     ========

                            See accompanying notes.

                       BEHAVIORAL HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                                1998        1997         1996
                                                              --------    ---------    --------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  4,613    $   8,102    $    598
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Deferred income taxes.....................................         7        1,468         229
  Loss on sale of property, plant and equipment.............        --          106          --
  Loss on extinguishment of debt............................        --          670          --
  Depreciation and amortization.............................     9,504        5,708       1,766
  Changes in operating assets and liabilities, net of effect of acquisitions and sales:
    Net accounts receivable.................................     3,356      (10,054)     (2,132)
    Prepaid expenses and other current assets...............    (1,677)        (489)       (159)
    Accounts payable........................................     1,801          926         267
    Income taxes receivable.................................     1,827         (270)        (25)
    Other accrued liabilities...............................    (6,248)       4,673         (23)
    Deferred liability risks................................     1,080        1,179         350
                                                              --------    ---------    --------
Net cash provided by operating activities...................    14,263       12,019         871
INVESTING ACTIVITIES
Acquisition of facilities, net of cash acquired.............        --     (117,250)     (9,039)
Amounts received through acquisition due to (paid to)
  seller....................................................    (7,620)       7,620          --
(Increase) decrease in other assets and unamortized loan
  costs.....................................................       180       (2,529)       (704)
Proceeds from the sale of property, plant and equipment.....    18,980          833          --
Purchases of property, plant and equipment..................   (11,662)      (8,734)       (743)
                                                              --------    ---------    --------
Net cash (used in) investing activities.....................      (122)    (120,060)    (10,486)
FINANCING ACTIVITIES
Payment of principal on long-term debt......................  $(22,254)   $ (14,427)   $(17,246)
Payment of Subordinated Notes...............................        --         (822)         --
Proceeds from long-term debt................................    10,000      107,000      15,740
Issuance of Common Stock....................................        --       14,843          17
Proceeds from exercise of stock options.....................        28          115          --
Proceeds from exercise of warrants..........................        --           57          --
Issuance of treasury shares.................................        --        1,096          --
Purchase of treasury shares.................................       (20)          --         (51)
                                                              --------    ---------    --------
Net cash provided by (used in) financing activities.........   (12,246)     107,862      (1,540)
                                                              --------    ---------    --------
Net increase (decrease) in cash and cash equivalents........     1,895         (179)    (11,155)
Cash and cash equivalents at beginning of year..............     3,548        3,727      14,882
                                                              --------    ---------    --------
Cash and cash equivalents at end of year....................  $  5,443    $   3,548    $  3,727
                                                              ========    =========    ========
Supplemental cash flow information:
  Interest paid.............................................  $  8,038    $   4,897    $  1,219
                                                              ========    =========    ========
  Income taxes paid.........................................  $  2,061    $   6,253    $    204
                                                              ========    =========    ========
Acquisitions:
  Cash paid.................................................  $     --    $ 117,600    $  9,264
  Note issued...............................................        --          500          --
  Stock issued..............................................        --       70,000          --
                                                              --------    ---------    --------
                                                                    --      188,100       9,264
  Fair value of assets acquired.............................        --      194,575       6,564
  Liabilities assumed.......................................        --       19,700       1,200
  Net assets................................................        --      174,875       5,364
                                                              --------    ---------    --------
  Cost in excess of net assets acquired.....................  $     --    $  13,225    $  3,900
                                                              ========    =========    ========

                            See accompanying notes.

                       BEHAVIORAL HEALTHCARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Behavioral Healthcare Corporation (the "Company"), was formed for the purpose of owning and operating healthcare facilities providing psychiatric and related mental health services. At June 30, 1998, the Company owned and operated 38 hospitals and 5 residential treatment centers in 18 states and Puerto Rico. The Company is also a partner in several joint ventures that own and operate facilities providing various related mental health services.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include all subsidiaries and entities controlled by the Company. Investments in entities which the Company does not control, but in which it has a substantial ownership interest and can exercise significant influence, are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE

     The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Medicare, Medicaid and CHAMPUS programs comprised approximately 18%, 23%, and 3% of patient receivables, respectively, at June 30, 1998 and 19%, 22%, and 4% of patient receivables, respectively, at June 30, 1997. Receivables from Medicaid include amounts from the various states in which the Company operates. Remaining receivables relate primarily to various commercial insurance carriers and HMO/PPO programs. Concentration of credit risk from other payers is limited by the number of patients and payers.

SUPPLIES

     Supply inventory is stated at the lower of cost (first-in, first-out) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which approximates 4 to 40 years. Depreciation expense was approximately $8,158,000, $5,118,000, and $1,750,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

     The Company is currently engaged in an expansion project at one of its hospitals which is expected to be completed by September 30, 1998. At June 30, 1998, approximately $3,200,000 had been expended for this project and is included in "Construction in Progress" on the accompanying Consolidated Balance Sheet. The additional estimated cost to complete the project is approximately $600,000.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

  Unamortized Loan Costs

     Loan costs are deferred and amortized over the life of the related debt. The amounts reported are net of accumulated amortization of approximately $445,000 and $161,000 at June 30, 1998 and 1997, respectively.

  Cost in Excess of Net Assets Acquired

     The determination of the fair value of identifiable net assets acquired (property, plant and equipment) is based on the cost/replacement approach by third-party appraisers in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." Cost in excess of net assets acquired represents costs in excess of the fair value of identifiable net assets of acquired entities and is amortized using the straight-line method over 30 years. The amounts reported are net of accumulated amortization of approximately $915,000 and $378,000 at June 30, 1998 and 1997, respectively.

     When events, circumstances, and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, the Company assesses whether the carrying value of the assets will be recovered through undiscounted future cash flows expected to be generated from the use of the assets and their eventual disposition. No impairment losses were recorded during fiscal 1998, 1997 or 1996.

  Other Assets

     A noncompete agreement is included in "Other Assets" on the accompanying Consolidated Balance Sheets and is amortized over the 15-year contract term (see
Note 2). At June 30, 1998 and 1997, the noncompete agreement was net of accumulated amortization of approximately $633,000 and $233,000, respectively.

RISK MANAGEMENT

     The Company maintains a self-insured medical and dental plan for employees. Claims are accrued under the plan as the incidents that give rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. The Company has entered into a reinsurance agreement with an independent insurance company to limit its losses on claims. Under the terms of the agreement, the insurance company will reimburse the Company for claims exceeding $150,000 up to $1,000,000 per employee.

     The Company carries general and professional liability insurance from an unrelated commercial insurance carrier for per occurrence losses up to $1,000,000 with policy limits of $3,000,000 in the aggregate, on a claims-made basis. In addition, the Company has an umbrella policy with an unrelated insurance carrier with coverage up to $25,000,000 per occurrence and in the aggregate. The Company increased the coverage under the umbrella policy to $50,000,000 per occurrence and in the aggregate effective July 1, 1998.

     The Company has prior acts retroactive coverage and tail coverage for pre-acquisition general and professional liability assumed by the Company with respect to certain of the Company's acquired facilities. The Company also carries workers' compensation insurance from an unrelated commercial insurance carrier. The reserve for general and professional and workers' compensation liability risks is based on actuarially determined estimates and is classified as "Deferred Liability Risks" on the accompanying Consolidated Balance Sheets.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Management is aware of no potential professional liability or workers' compensation claims whose settlement, if any, would have a material adverse effect on the Company's consolidated financial position or results of operations.

NET PATIENT SERVICE REVENUE

     Patient service revenue is reported on the accrual basis in the period in which services are provided, at established rates, regardless of whether collection in full is expected.

     Net patient service revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the facilities and the differences (contractual allowances) are reported as deductions from patient service revenue at the time the service is rendered. The effect of other arrangements for providing services at less than established rates is also reported as deductions from patient service revenue.

     Settlements under cost reimbursement agreements with third party payers are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. The adjustments to estimated settlements for prior years are not considered material.

     Net patient service revenue is net of contractual adjustments and policy discounts of approximately $417,317,000, $280,525,000 and $63,919,000 for the
years ended June 30, 1998, 1997 and 1996, respectively.

STOCK-BASED COMPENSATION

     The Company has elected to record stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations. Under APB 25, the Company has recognized no compensation expense related to the options as the exercise price of the options equals the market price of the underlying stock on the grant date.

INCOME TAXES

     Income taxes are provided based on the liability method of accounting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and Cash Equivalents

     The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Accounts Receivable and Accounts Payable

     The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value. Accounts receivable are usually unsecured.

  Long-Term Debt

     Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the balance sheets for long-term debt approximate fair value.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified in order to conform to current period presentation. Such reclassifications had no material effect on the financial position and results of operations as previously reported.

NON-RECURRING CHARGES

     During fiscal 1998, the Company paid $600,000 in consideration for the termination of a services agreement with a former director of the Company. Such consideration released the Company from future obligations including all compensation due under the remainder of the services agreement. The Company also paid approximately $458,000, for such costs as legal and accounting fees, associated with an unsuccessful proposed merger transaction. The costs are classified as "Non-recurring Charges" in the accompanying Consolidated Statement of Income.

 2. ACQUISITIONS

1997 ACTIVITIES

  United Psychiatric Group

     On November 19, 1996, the Company acquired substantially all of the assets of four psychiatric facilities previously related through a majority owner, United Psychiatric Group ("UPG"), for an aggregate purchase price of approximately $45,350,000, including approximately $600,000 of direct costs of the transaction. The aggregate purchase price consisted approximately of cash paid of $40,500,000, note payable of $500,000 and assumption of liabilities of $4,350,000. The aggregate purchase price was allocated approximately as follows: property, plant and equipment -- $18,800,000; patient receivables -- $7,925,000; other current assets -- $1,000,000; covenant not to compete -- $6,000,000; current liabilities assumed -- $4,350,000; note payable -- $500,000; and cost in excess of net assets acquired -- $11,625,000.

     In consideration for the covenant not to compete, the Company paid $6,000,000 to the majority owner of UPG. The term of the agreement which commenced on November 19, 1996 is for fifteen years. The covenant not to compete, net of accumulated amortization, is recorded in "Other Assets" in the accompanying Consolidated Balance Sheets.

     The acquisition was financed through a bridge loan which was subsequently refinanced under the 1996 Credit Agreement.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 2. ACQUISITIONS (CONTINUED)
  Community Psychiatric Centers

     On November 30, 1996, the Company acquired substantially all of the assets of Transitional Hospitals Corporation's (formerly Community Psychiatric Centers or "CPC") psychiatric operations in the United States and Puerto Rico for a combination of cash and the Company's stock. The acquisition included twenty four operating hospitals, joint venture interest in two separate psychiatric operations, an outpatient psychiatric center, two closed hospitals and certain other vacant land which the Company acquired, along with certain of the operating hospitals, with the intent to sell.

     The aggregate purchase price of the transaction was approximately $148,400,000, including approximately $3,400,000 of direct acquisition costs. The aggregate purchase price consisted approximately of cash paid of $63,400,000, issuance of 6,000,000 shares of Common Stock at $5.98 per share, issuance of 5,651,368 shares of Series A Convertible Preferred Stock at $5.98 per share, issuance of 50,252 shares of Series B Preferred Stock at $5.98 per share, and assumption of liabilities of $15,000,000. The determination of the value of the stock and stock equivalents was based upon an analysis of multiples generally accorded to publicly-traded psychiatric hospitals applied to a pro forma combination of CPC's and the Company's EBITDA (earnings before interest, taxes, depreciation and amortization). Based upon this analysis, the total value of the equity interest in the Company was determined to be approximately $70,000,000.

     The aggregate purchase price was allocated approximately as follows: property, plant and equipment -- $112,050,000; patient receivables -- $33,950,000; other current assets -- $2,400,000; current liabilities assumed -- $12,000,000 and other liabilities assumed -- $3,000,000.

     The carrying value of approximately $8,700,000 of the assets acquired by the Company with the intent to sell were classified as "Assets Held for Sale" in the accompanying Consolidated Balance Sheet at June 30, 1997 (See Note 3). During fiscal 1998, the majority of such assets were sold.

     In addition to the issuance of stock and stock equivalents as described above, the acquisition was financed through additional borrowings under the 1996 Credit Agreement.

     In accordance with the terms of the acquisition agreement, certain settlements of approximately $7,600,000 received by the Company from Medicare, subsequent to the date of acquisition, were remitted to CPC during fiscal 1998. Such amounts were included in "Accounts Payable" in the accompanying Consolidated Balance Sheet as of June 30, 1997.

     In accordance with the terms of the acquisition agreement, the Company sought indemnification from the sellers for claims related primarily to the collectibility of acquired receivables and settlements associated with federal cost reimbursement agreements. In consideration for discharging certain of their claims and in accordance with the indemnification provisions of the acquisition agreement, the Company was paid $3,000,000 during fiscal 1998, which is included in "Net Patient Service Revenue" in the accompanying Consolidated Statement of Income. Management believes the Company is adequately reserved or protected through future indemnification for the remainder of the claims.

  Sterling Healthcare Corporation

     On May 31, 1997, the Company acquired substantially all of the assets of five psychiatric hospitals previously owned by Sterling Healthcare Corporation for an aggregate purchase price of approximately $14,050,000, including approximately $300,000 of direct costs of the transaction. The aggregate purchase price consisted approximately of cash paid of $13,700,000 and assumption of liabilities of $350,000. The aggregate purchase price was allocated approximately as follows: property, plant and equipment -- $12,450,000; cost in excess of net assets acquired -- $1,600,000; and current liabilities assumed -- $350,000.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 2. ACQUISITIONS (CONTINUED)
     The acquisition was financed through available cash on hand and additional borrowings under the 1996 Credit Agreement.

1996 ACTIVITIES

  Mental Health Management, Inc.

     On May 31, 1996, the Company acquired certain assets and liabilities of four psychiatric hospitals and one residential treatment center from Mental Health Management, Inc. for an aggregate purchase price of approximately $10,464,000, including approximately $225,000 of direct costs of the transaction. The aggregate purchase price consisted approximately of cash paid of $9,264,000 and assumption of liabilities of $1,200,000. The aggregate purchase price was allocated approximately as follows: property, plant and equipment -- $6,100,000; patient receivables -- $230,000; other current assets -- $200,000; cost in excess of net assets acquired -- $3,900,000; other assets -- $34,000 and current liabilities assumed -- $1,200,000.

     The acquisition was financed through available cash on hand and additional borrowings under the 1995 Credit Agreement.

  Other Information

     The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the acquired companies have been included in the accompanying Consolidated Statements of Income from the respective dates of acquisition.

     The following represents the unaudited pro forma results of operations as if the above-noted acquisitions had occurred as of July 1, 1996, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values, changes in net interest expense resulting from changes in consolidated debt, and decreased allocated overhead expenses:

                                                           1997        1996
                                                         --------    --------
                                                            (IN THOUSANDS)
Net patient service revenue............................  $320,236    $300,726
Net income.............................................    11,996      11,266

     The pro forma information given above does not purport to be indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented, and is not intended to be a projection of the impact on fiscal 1998 results or future results or trends.

 3. ASSETS HELD FOR SALE

     Certain vacant land acquired by the Company in fiscal 1997 with the intent to sell remains classified as "Assets Held for Sale" at June 30, 1998 on the accompanying Consolidated Balance Sheet (See Note 2). During fiscal 1998, the Company's management identified certain assets which are expected to be sold within one year. In the opinion of management, the carrying value of the assets held for sale approximate their fair value less cost to sell. Net revenues and net loss recognized in fiscal 1998 associated with the assets approximated $21,551,000 and $2,805,000, respectively.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 4. LONG-TERM DEBT

     The Company's long-term debt includes the following:

                                                                 JUNE 30,
                                                          -----------------------
                                                            1998          1997
                                                          ---------    ----------
                                                          (DOLLARS IN THOUSANDS)
Long-term debt payable to banks.........................   $94,746      $107,000
Note payable to UPG.....................................       500           500
                                                           -------      --------
                                                            95,246       107,500
Less current maturities.................................     9,178        10,000
                                                           -------      --------
                                                           $86,068      $ 97,500
                                                           =======      ========

LONG-TERM DEBT PAYABLE TO BANKS

  1996 Credit Agreement

     On November 27, 1996, the Company entered into a credit agreement ("1996 Credit Agreement") with a group of nine banks, with Morgan Guaranty Trust Company of New York as document and collateral agent and with Bank of America National Trust and Savings as administrative agent and issuing bank, for the purpose of financing the acquisition of CPC, refinancing the outstanding principal balance due under the 1995 Credit Agreement, repaying a bridge loan, financing working capital, and for general corporate purposes. Under the 1996 Credit Agreement, the Company may borrow up to $70,000,000 in the form of a term loan and an additional amount under a revolving credit arrangement of $75,000,000, less amounts available under letters of credit. As of June 30, 1998, the Company had approximately $51,700,000 and $43,000,000 outstanding under the term loan and the revolving credit agreement, respectively. As of June 30, 1998, credit available under the revolving credit agreement, less $2,250,000 available credit under certain letters of credit, was $29,750,000. Effective July 21, 1998, total commitments under the revolving credit facility were reduced to $55,000,000 thus reducing the available credit, including credit available under certain letters of credit, to $12,000,000.

     Effective March 26, 1998, the 1996 Credit Agreement was amended to allow the Company to make any asset sale through the period ending June 30, 1999, if the aggregate fair value of assets disposed of in all asset sales during that period does not exceed $40,000,000. The Company is required to prepay the term loan with net cash proceeds in excess of $30,000,000 received from any asset sale through the period ending June 30, 1999, or with net cash proceeds in excess of $10,000,000 received from any asset sale in any fiscal year beginning after June 30, 1999.

     The Company may borrow from time to time a minimum of $3,000,000 under the revolving credit agreement. Any amounts borrowed under the revolving credit agreement mature on November 27, 2001.

     Under the 1996 Credit Agreement, interest is payable quarterly based upon either a base rate representing the higher of the Bank of America's reference rate or the sum of one-half of 1% plus the Federal Funds Rate or a Euro-Dollar Rate equal to the sum of the Euro-Dollar margin plus the Adjusted LIBOR rate. The type of rate used is at the discretion of the Company. The interest rate on the outstanding principal balance under the 1996 Credit Agreement at June 30, 1998 was approximately 7%.

     The 1996 Credit Agreement contains various financial covenants that include requirements for the Company to maintain a maximum leverage ratio; minimum fixed charge and net worth ratios; and restricts the payment of any dividends, capital expenditures, investments in new businesses, issuances of new debt, and disposal of assets. At June 30, 1998, the Company was in compliance with all such financial covenants of the

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 4. LONG-TERM DEBT (CONTINUED)
1996 Credit Agreement (as amended). The 1996 Credit Agreement is collateralized by the assignment of all rights, title, and interest in all equipment, fixtures, real property, inventory, and Common Stock of the Company and its subsidiaries.

NOTE PAYABLE TO UPG

     In conjunction with the purchase of certain stock and assets of UPG on November 18, 1996, the Company withheld $500,000 from the acquisition cash payment and entered into a promissory note whereby such amount plus accrued interest will be paid contingent upon the absence of any adjustments to the purchase price. The interest rate on this note is 7% which accrues until the maturity date of December 31, 1998. This note is separately collateralized by a letter of credit with Bank of America National Trust and Savings.

OTHER

  Deferred Loan Costs

     The Company incurred deferred loan costs of approximately $1,700,000 related to the 1996 Credit Agreement, which have been capitalized and are being amortized over the life of the term loan.

  Letters of Credit

     The Company has available $2,250,000 in letters of credit for which no amounts were outstanding at June 30, 1998.

  Extinguishment of Debt

     During 1997, in conjunction with the refinancing of the 1995 Credit Agreement with the proceeds of the 1996 Credit Agreement, the Company wrote off approximately $670,000 of deferred loan costs associated with the 1995 Credit Agreement. Such amount was treated as an extraordinary loss on the extinguishment of debt on the consolidated Statement of Operations. The extraordinary loss, net of the related income tax effect of approximately $255,000, was approximately $415,000.

  Future Maturities

     Future maturities of long-term debt are as follows (dollars in thousands):

1999.......................................................  $ 9,178
2000.......................................................   10,848
2001.......................................................   13,018
2002.......................................................   56,028
2003.......................................................    6,174
                                                             -------
                                                             $95,246
                                                             =======

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 5. CONTINGENCIES AND HEALTHCARE REGULATION

CONTINGENCIES

     The Company is presently, and from time to time, subject to other various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

CURRENT OPERATIONS

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of the Company's management, adequate provision has been made for any adjustments that may result from such reviews.

     Laws and regulations governing the Medicare, Medicaid and other federal health care programs are complex and subject to interpretation. The Company's management believes that the Company is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs.

RISKS ASSOCIATED WITH LIABILITIES OF ACQUIRED BUSINESSES

     The Company has acquired and will continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. The Company has from time to time identified certain past practices of acquired companies that do not conform to its standards. Although the Company institutes policies designed to conform such practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 6. INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 and 1997 are as follows:

                                                                 1998         1997
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Accrued liabilities.......................................   $  2,627      $ 3,646
  State net operating loss carryforward.....................      1,013          512
                                                               --------      -------
Total deferred tax assets...................................      3,640        4,158
Valuation allowance for deferred tax assets.................     (1,189)        (382)
                                                               --------      -------
Net deferred tax assets.....................................      2,451        3,776
Deferred tax liabilities:
  Differences in book and tax provision for doubtful
     accounts...............................................        573        4,085
  Tax over book depreciation and amortization...............     13,831        9,684
                                                               --------      -------
Total deferred tax liabilities..............................     14,404       13,769
                                                               --------      -------
Net deferred tax (liability) asset..........................   $(11,953)     $(9,993)
                                                               ========      =======

     At June 30, 1998, the Company has net operating loss carryforwards of approximately $26,459,000 for state income tax purposes that expire in years 1999 through 2013. For financial reporting purposes, a valuation allowance of $1,200,000 has been recognized to offset the deferred tax assets related to those net operating carryforwards and other deferred tax assets. The net deferred tax liability reflects an increase in the valuation allowance of approximately $807,000.

     For financial reporting purposes, income before income taxes includes the following components:

                                                                    JUNE 30
                                                          ---------------------------
                                                           1998      1997       1996
                                                          ------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Pretax income:
  United States.........................................  $3,808    $11,596    $1,057
  Foreign...............................................   3,714      2,234        --
                                                          ------    -------    ------
                                                          $7,522    $13,830    $1,057
                                                          ======    =======    ======

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 6. INCOME TAXES (CONTINUED)
     Significant components of the provision for income taxes attributable to operations are as follows:

                                                                     JUNE 30
                                                             ------------------------
                                                              1998      1997     1996
                                                             ------    ------    ----
                                                              (DOLLARS IN THOUSANDS)
Current:
  Federal..................................................  $1,791    $2,544    $102
  Foreign..................................................   1,010       927      --
  State....................................................     101       789     128
                                                             ------    ------    ----
Total current..............................................   2,902     4,260     230
Deferred:
  Federal..................................................    (383)    1,572     255
  Foreign..................................................    (306)      (55)     --
  State....................................................     696       (49)    (26)
                                                             ------    ------    ----
Total deferred.............................................       7     1,468     229
                                                             ------    ------    ----
Provision for income taxes.................................  $2,909    $5,728    $459
                                                             ======    ======    ====

     The Company's consolidated effective tax rate differed from the federal statutory rate as set forth below:

                                                              JUNE 30
                                      --------------------------------------------------------
                                            1998                1997                1996
                                      ----------------    ----------------    ----------------
                                      AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                      ------   -------    ------   -------    ------   -------
                                                       (DOLLARS IN THOUSANDS)
Tax at U.S. statutory rates.........  $2,633     35%      $4,823     35%       $359      34%
State taxes, net of federal
  benefits..........................     (10)    --          580      4         (80)     (8)
Higher/(Lower) effective income
  taxes of other countries..........    (595)    (8)         109      1          --      --
Changes in valuation allowance......     807     11          128      1         183      17
Other, net..........................      74      1           88      1          (3)     --
                                      ------     --       ------     --        ----      --
          Total.....................  $2,909     39%      $5,728     42%       $459      43%
                                      ======     ==       ======     ==        ====      ==

 7. SERIES B PREFERRED STOCK

     In conjunction with the acquisition of CPC, the Company issued 50,252 shares of Series B Preferred Stock at $5.98 per share. The Series B Preferred shares are entitled to accrued dividends equal to 8% per annum of the liquidation value of the shares. Such dividends are cumulative and accrue automatically whether or not paid by the Company. Accumulated and accrued dividends as of June 30, 1998 and 1997 were $36,181 and $12,060, respectively. Except as otherwise required by law, the holders of Series B Preferred Stock shall not be entitled to vote on any matter on which the stockholders of the Company are otherwise entitled to vote. Holders of the Series B Preferred Stock are entitled to a preference in the amount of $6 per share of Series B Preferred Stock, plus any accrued but unpaid dividends on such shares in the event of the liquidation or dissolution of the Company.

     At any time after December 31, 1999, the Company has the option to redeem all Series B Preferred shares at a price equal to the liquidation preference plus the accrued dividends. The Company is required to redeem all Series B Preferred shares at a price equal to the liquidation preference plus accrued dividends by December 31, 2001.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 8. STOCKHOLDERS' EQUITY

COMMON STOCK

     In conjunction with the acquisition of CPC on November 30, 1996 (see Note
2), the Company issued 6,000,000 shares of Common Stock. Also, in November 1996, the Company issued an additional 2,488,123 shares of Common Stock to provide a portion of the funds required in the acquisition of UPG (see Note 2).

     The Company has reserved 8,235,423 shares of its Common Stock for issuance upon conversion of the Series A Convertible Preferred Stock, exercise of stock warrants, or exercise of stock options under the 1996 Stock Option Plan.

SERIES A CONVERTIBLE PREFERRED STOCK

     In conjunction with the acquisition of CPC, the Company issued 5,651,368 shares of Series A Convertible Preferred Stock at $5.98 per share. The Series A Convertible Preferred Stock is subject to a $.48 per share quarterly dividend at the discretion of the Company's Board of Directors. Such dividends are not cumulative and, if not declared by the Board of Directors for a particular quarter, shall not accrue or be paid. Except as otherwise required by law, the holders of Series A Convertible Preferred Stock are not entitled to vote on any matter on which the stockholders of the Company are otherwise entitled to vote.

     Holders of Series A Convertible Preferred Stock are entitled to a preference in the amount of $6 per share of Series A Convertible Preferred Stock in the event of a dissolution or liquidation of the Company (for which a merger or consolidation would not qualify). Such preference shall be paid after the satisfaction of the obligations to the Series B Preferred shareholders.

     Each share of Series A Convertible Preferred Stock shall automatically convert to one share of the Company's Common Stock upon (i) the sale or transfer of the Company to a non-affiliate of the Series A Convertible Preferred shareholders or (ii) at the shareholders' election to the extent the shareholders would own in the aggregate less than 20% of the outstanding Common Stock of the Company. The Company has the option, but not the obligation, to redeem all or any portion of the outstanding Series A Convertible Preferred shares at the conversion price on or after the ten year anniversary of the CPC purchase agreement.

 9. EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

  1993 Plan

     The 1993 Incentive Stock Plan ("1993 Plan") provided for the grant of options to purchase up to 210,000 shares of Common Stock to directors, officers, and other key employees. In 1995, the Company amended the 1993 Incentive Stock Plan to increase the number of options available for grant to 447,000 options. Under the plan, the Company may grant incentive stock options and nonqualified stock options. Options are exercisable as determined by the Board of Directors.

     Incentive stock options (but not nonqualified stock options) must have a term not exceeding ten years, and must have an exercise price not less than the fair market value of the Common Stock at the date of the grant. Nonqualified options shall not have an exercise price of less than 50% of the fair market value at the date of the grant, and must have a term not exceeding ten years and become exercisable ratably over a five-year period commencing six months after the date of grant.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 9. EMPLOYEE BENEFIT PLANS (CONTINUED)
  1996 Plan

     On November 22, 1996, the Company established the 1996 Stock Option Plan ("1996 Plan") to provide a performance incentive and to encourage stock ownership by officers, directors, consultants, and advisors of the Company and its Affiliates, and to align the interests of such individuals with those of the Company, its Affiliates, and its shareholders. The 1996 Plan effectively supersedes the 1993 Plan in that only those options outstanding as of the date of the adoption of the 1996 Plan can be exercised. The maximum number of options to be granted under the 1996 Plan is 1,927,779.

     The 1996 Plan is administered by the Board Committee who has ultimate authority to determine the number of options to be granted to certain participants. The Committee may issue incentive or nonqualified options, with a prescribed annual option limit not to exceed 500,000 shares of stock. To the extent that the aggregate fair market value of stock with respect to which incentive options are exercisable for the first time by a participant during any calendar year exceeds $100,000, such options are to be treated as nonqualified options. The exercise price of an incentive option shall not be less than 100% of the fair market value of the Company's stock on the day the option is granted and the maximum period in which an option may be exercised is ten years from the grant date. Options vest ratably by 20% at the beginning of each year of a five-year period.

     Adjustment shall be made in the number of shares subject to each outstanding option or the exercise price or both, in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, or consolidations. The options are callable by the Company at any time during the life of the option at the per option price paid by the participant except at the point of public offering or change in control of the Company.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 9. EMPLOYEE BENEFIT PLANS (CONTINUED)
     Information with respect to the 1993 Incentive Stock Plan and the 1996 Stock Option Plan for the years ended June 30 is as follows:

                                                 WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                                  AVERAGE                     AVERAGE                     AVERAGE
                                                 EXERCISE                    EXERCISE                    EXERCISE
                                     1998          PRICE         1997          PRICE         1996          PRICE
                                 -------------   ---------   -------------   ---------   -------------   ---------
1993 INCENTIVE STOCK PLAN:
Options outstanding at July
  1............................        214,687     6.33            187,812     6.57            198,312     6.52
  Granted......................             --     7.00             71,750     7.00              7,875     7.00
  Exercised....................         (3,150)    6.25            (17,800)    6.50                 --       --
  Canceled.....................        (23,100)    6.25            (27,075)    6.25            (18,375)    6.25
                                 -------------     ----      -------------     ----      -------------     ----
Options outstanding at June
  30...........................        188,437     6.52            214,687     6.78            187,812     6.57
                                 =============               =============               =============
Options available for grant at
  June 30......................             --                          --                     259,188
                                 =============               =============               =============
Options exercisable at June
  30...........................        155,812     6.33            120,462     6.48             90,325     6.42
                                 =============     ====      =============     ====      =============     ====
Option price range at June
  30...........................  $6.25 - $7.00               $6.25 - $7.00               $6.25 - $7.00
                                 =============               =============               =============
Weighted-average value of
  options granted during the
  year.........................  $          --               $        1.81               $        1.81
                                 =============               =============               =============
1996 STOCK OPTION PLAN:
Options outstanding at July
  1............................      1,487,125     7.00                 --       --
  Granted......................        379,500     7.00          1,493,125     7.00
  Exercised....................           (825)    7.00                 --       --
  Canceled.....................       (219,800)    7.00             (6,000)    7.00
                                 -------------     ----      -------------     ----
Options outstanding at June
  30...........................      1,646,000     7.00          1,487,125     7.00
                                 =============     ====      =============     ====
Options available for grant at
  June 30......................        280,954     7.00            440,654       --
                                 =============     ====      =============     ====
Options exercisable at June
  30...........................        592,500     7.00            297,425     7.00
                                 =============     ====      =============     ====
Option price range at June
  30...........................  $        7.00               $        7.00
                                 =============               =============
Weighted-average value of
  options granted during the
  year.........................  $        1.81               $        1.81
                                 =============               =============

     Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," requires those entities electing to account for stock options under APB 25 to provide certain net income pro forma information in the footnotes to the financial statements. The fair value of the Company's stock options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 6.0%, dividend yield of 0.0%, and a weighted-average expected life of the options of 5 years.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                       JUNE 30
                                                              1998      1997      1996
                                                             ------    -------    ----
                                                                  (IN THOUSANDS)
Net income.................................................  $4,613    $8,102     $598
Pro forma compensation expense from stock options, net of
  taxes....................................................    (630)     (403)      (2)
                                                             ------    ------     ----
Pro forma net income.......................................  $3,983    $7,699     $596
                                                             ======    ======     ====

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

 9. EMPLOYEE BENEFIT PLANS (CONTINUED)
     The effects of applying FAS 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

     Under FAS 123, disclosure of exercise prices is required for the years ended June 30, 1998 and 1997 only. The weighted-average fair value of options granted during 1998 and 1997 was approximately $1.81 per share. The weighted-average remaining contractual life of those options is eight years.

401(K) PLAN

     The Company has a defined contribution retirement plan, the Behavioral Healthcare Corporation 401(k) Plan (the "Plan"). The Plan covers all employees who have worked at least 1,000 hours in the calendar year, attained the age of 21 and have completed one year of service. The Company makes contributions to the Plan each year equal to 100% of eligible employees' pretax contributions not to exceed a maximum of 3% of the eligible employee's compensation contributed to the Plan.

     Effective January 1, 1997, the Plan was amended to provide for the adoption of the Plan by those entities acquired through merger transactions with UPG and CPC and to provide that service performed by employees of UPG and CPC prior to the respective merger transaction shall be treated as service for purposes of eligibility and vesting.

     In connection with the UPG merger transaction, the Company established the Behavioral Healthcare Corporation (UPG) 401(k) Plan ("the UPG Plan"), effective November 19, 1996, for the purpose of maintaining assets that have been transferred from the retirement plan of UPG on account of individuals who became employed by the Company on November 19, 1996. Management merged the UPG Plan and the associated assets into the existing Behavioral Healthcare Corporation 401(k) Plan effective April 9, 1998. Consolidated retirement plan expense for both the Plan and the UPG Plan was approximately $1,494,000, $812,000 and $335,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

10. IMPACT OF YEAR 2000 (UNAUDITED)

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company's computer programs and certain computer aided medical equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather that the year 2000. This could result in system failures or miscalculations causing disruption of operations or medical equipment malfunctions that could affect patient diagnosis and treatment. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems.

     However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

     The Company has initiated a company-wide program to prepare its computer systems and applications for the Year 2000. The Company expects to incur internal staff costs as well as external consulting and other expenses related to infrastructure and facility enhancements necessary to prepare the systems for the Year 2000. However, there can be no assurance that the systems of other companies, on which the Company's systems rely, will be timely converted or that any such failure to convert by another company (such as third-party payers) would not have an adverse effect on the Company.

                       BEHAVIORAL HEALTHCARE CORPORATION

                                 JUNE 30, 1998

11. SUBSEQUENT EVENT

     On July 30, 1998, the Company and PMR Corporation ("PMR") entered into an agreement and plan of merger in which a subsidiary of PMR will be merged with and into the Company. The Company shall be the surviving corporation in the merger and shall continue its corporate existence. Upon completion of the transaction, the Company will be a wholly-owned subsidiary of PMR. This transaction has been approved by the Company's Board of Directors and is subject to certain closing conditions including approval by the Company's and PMR's shareholders.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of July 30, 1998, by and among: PMR CORPORATION, a Delaware corporation ("Parent"); BHC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and BEHAVIORAL HEALTHCARE CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     C. Concurrently with or promptly after the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the directors and executive officers of the Company who are stockholders of the Company, and the affiliates of such directors (collectively, the "Principal Stockholders"), are entering into a Stockholders Agreement in the form attached hereto as Exhibit B (the "Stockholders Agreement") pursuant to which each of the Principal Stockholders has agreed, among other things, to vote its shares of common stock in favor of this Agreement, the Merger and any other matter which requires its vote in connection with the transactions contemplated by this Agreement. In connection therewith, the Company has or will promptly after the date hereof obtain and deliver to Parent valid consents and agreements executed by all of the Principal Stockholders who are parties to (a) the Country Amended and Restated Stockholders Agreement made as of the 30th day of June, 1993, as amended and restated as of the 30th day of December, 1993, and the 31st day of May, 1995, and/or (b) the Country Stockholders Agreement made as of the 30th day of November, 1996 (collectively, the "Existing Stockholders Agreements") irrevocably consenting and agreeing to the termination of each of the Existing Stockholders Agreements, subject only to the consummation of the Merger.

     D. Concurrently with or promptly after the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain persons identified on Exhibit C-1 are entering into an Affiliate and Lock-Up Agreement in the form attached hereto as Exhibit C-2 (the "Affiliate and Lock-Up Agreement").

     E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Welsh, Carson, Anderson & Stowe, VI, L.P., a Delaware corporation ("Welsh Carson") is entering into a Series B Preferred Stock Agreement in the form attached hereto as Exhibit D (the "Series B Preferred Stock Agreement") pursuant to which Welsh Carson has agreed, among other things, to exchange its Series B Preferred Stock for Company Common Stock (as defined in
Section 1.5(a)) on or prior to the Effective Time.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1. Description of the Transaction.

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m. on September 30, 1998, or at such other time and date as Parent and Company may designate (which date shall, in no event, be later than five (5) business days following the satisfaction or waiver of the conditions set forth in Sections 5 and 6 of this Agreement) (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (or Certificate of Merger) conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such agreement of merger (or Certificate of Merger) is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4  Certificate of Incorporation and Bylaws; Directors and
Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit E;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit F.

     1.5  Conversion of Shares.

     (a) Subject to Sections 1.5(c), 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

          (i) the shares of Common Stock of the Company, par value $.01 per share ("Company Common Stock"), held by Vencor, Inc. a Delaware corporation ("Vencor") (the "Vencor Shares"), shall be converted into the right to receive $65,000,000 in cash in the aggregate;

          (ii) each share of Company Common Stock (other than the Vencor Shares) and each share of Series A Preferred Stock (collectively, the "Converted Shares") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) the fraction of a share of common stock, $.01 par value per share, of Parent ("Parent Common Stock") that results from multiplying (x) one share of Parent Common Stock by (y) the Exchange Ratio (as defined in Section 1.5(b)(i)), (B) an amount equal to $28,500,000 divided by the number of Outstanding Shares (as defined in Section 1.5(b)(ii)) outstanding immediately prior to the Effective Time and
     (C) an amount equal to $925,000 (in the form of promissory notes in the form attached hereto as Exhibit G (the "Notes")) divided by the number of Outstanding Shares outstanding immediately prior to the Effective Time (collectively, together with the Vencor Shares, the "Merger Consideration"); and

          (iii) each share of the common stock, par value $.01 per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

          (iv) each share of Company Common Stock then held as treasury shares shall be cancelled.

     (b) For purposes of this Agreement:

          (i) The term "Exchange Ratio" shall mean a fraction (as may be adjusted in accordance with Section 1.5(c)) equal to (A) 2,600,000 divided by (B) the number of Outstanding Shares (as defined in

     Section 1.5(b)(ii)) outstanding immediately prior to the Effective Time, which shall initially equal 0.3401.

          (ii) The term "Outstanding Shares" shall mean, at the Effective Time, the total number of issued and outstanding Converted Shares.

     (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Converted Shares are changed into a different number or class of shares by reason of any stock, cash or property dividend or distribution, stock split, reverse stock split, reclassification, recapitalization, or similar transaction, then the Exchange Ratio shall be appropriately adjusted.

     (d) If any shares of Converted Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such Converted Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.6  Stock Options, Series B Preferred Stock and Warrants.

     (a) On the Closing Date, Parent shall pay to each Person that has accepted the Repurchase Offer (as defined in Section 4.14) the amount in accordance with the terms thereof, with respect to such Person's stock options that were exercisable immediately prior to the Closing Date.

     (b) The Company shall cause any stock options (other than the 1993 Options, as defined below) (i) that remain unexercised as of the Closing and (ii) are held by Persons who do not accept the Repurchase Offer, to be terminated as of the Closing and be of no further force or effect.

     (c) At the Effective Time, each stock option that is then outstanding under the Company's 1993 Stock Plan (after giving effect to the Repurchase Offer), whether vested or unvested (a "1993 Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1993 Stock Plan and the stock option agreement by which such 1993 Option is evidenced. All rights with respect to Company Common Stock under outstanding 1993 Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each 1993 Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed 1993 Option shall be equal to the number of shares of Company Common Stock that were subject to such 1993 Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed 1993 Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such 1993 Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed 1993 Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such 1993 Option shall otherwise remain unchanged; provided, however, that each such assumed 1993 Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's 1993 Stock Plan and otherwise) to effectuate the provisions of this Section 1.6(c). Following the Closing, Parent will send to each holder of an assumed 1993 Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed 1993 Option, and
(ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed 1993 Option.

     (d) Subsequent to the Closing Date, the employees of the Surviving Corporation shall be eligible to participate in Parent's stock option plan.

     (e) The Company hereby agrees that, prior to the Effective Time, each share of Series B Preferred Stock shall be exchanged for one share of Company Common Stock as provided in the Series B Preferred Stock Agreement.

     (f) The Company shall cause any warrants that remain unexercised as of the Closing to be terminated as of the Closing and be of no further force or effect. The Company shall notify each holder of warrants that such warrants will be terminated if not exercised prior to the Closing.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

     (a) At or as soon as practicable after the Effective Time, StockTrans, Inc. (the "Exchange Agent") will send to the holders of Company Stock Certificates
(i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent or the Exchange Agent, except for the Merger Consideration to be deposited in escrow pursuant to
Section 1.10, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate. As of the Effective Time, Parent shall (i) make available to the Exchange Agent, for the benefit of holders of Company Stock Certificates, for exchange in accordance with this Section 1.8, certificates representing shares of Parent Common Stock issuable pursuant to
Section 1.8 in exchange for outstanding Converted Shares, (ii) deposit with the Exchange Agent the cash of the Merger Consideration (other than the cash to be deposited in escrow pursuant to Section 1.10), and (iii) from time-to-time deposit as necessary, cash in an amount reasonably expected to be paid pursuant to Section 1.8(c) (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall be distributed pursuant to an agreement by and among Parent and the Exchange Agent and in the form attached hereto as Exhibit H (the "Exchange Agent Agreement").

     (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

     (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $9.2596.

     (d) Parent and the Surviving Corporation (or the Exchange Agent on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation reasonably determine are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, Parent or the Exchange Agent, at Parent's option, may request tax information and other documentation no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of the Delaware General Corporation Law shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the Delaware General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10  Escrow.

     (a) At the Effective Time, Parent (or the Exchange Agent, as applicable) shall withhold (i) $4,388,507 of the cash to be delivered to Vencor pursuant to
Section 1.5(a)(i) and (ii) cash in the amount of $1,061,430, the Notes (in the aggregate amount of $925,000) and 175,500 shares of the Merger Consideration to be delivered to the holders of the Converted Shares pursuant to Section 1.5 (with respect to the shares, rounded down to the nearest whole share to be issued to such holders) (collectively, the "Escrow Amount"). The Merger Consideration otherwise distributable as of the Effective Time to Vencor and to each holder of the Converted Shares (collectively, the "Stockholders") pursuant to Section 1.5 shall be proportionally reduced to reflect the deposit in escrow of the Escrow Amount pursuant to this Section 1.10. The Escrow Amount shall be delivered to StockTrans, Inc. (the "Escrow Agent") as collateral for the Stockholders' reimbursement and indemnification obligations set forth in this
Section 1.10 and in Section 8.2. Except as set forth in Section 8, the Escrow Amount shall be held in escrow by the Escrow Agent to satisfy any claims (pursuant to the provisions set forth in Section 8) made on or before the 18-month anniversary of the Effective Time (the

"Escrow Period"). The administration by the Escrow Agent of the Escrow Amount during the Escrow Period shall be conducted pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit I (the "Escrow Agreement") among Parent, the Escrow Agent and the Stockholders' Representatives (as defined in Section 9.1).

     (b) Notwithstanding the Stockholders' Threshold Amount, Parent shall be entitled to and shall draw down from (in one or more draws made at any time after incurring such costs or expenses) the Escrow Amount an amount equal to (i) 50% of the aggregate of all payments, costs and expenses that are incurred by Parent, the Company or the Surviving Corporation after the date of this Agreement to retrofit and/or remove, dispose and close (in accordance with all Environmental Laws (as defined in Section 2.16)) of all underground storage tanks located on any Real Property, including without limitation any containment costs and cleanup costs associated with such retrofitting or removal and closure or required to be made as a result of any Release (as defined in Section 2.16) of any such underground storage tanks, minus (ii) $300,000 (the "UST Removal Costs").

     1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a purchase.

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

     The Company represents and warrants, to and for the benefit of the Parent Indemnitees, as follows:

     2.1  Due Organization, Etc.

     (a) The Company and each of the Company Partnerships and Company Subsidiaries, as set forth in Part 2.1 of the Company Disclosure Schedule (collectively with the Company, the "Acquired Companies"), that is a corporation, partnership or limited liability company is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. Each of the Acquired Companies has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.

     (b) None of the Acquired Companies is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. Each of the Acquired Companies is in good standing as a foreign corporation in each of the jurisdictions identified in
Part 2.1 of the Company Disclosure Schedule except where the failure to be in good standing would not have a Material Adverse Effect on the Company.

     (c) Except for the equity interests identified in Part 2.1 of the Company Disclosure Schedule, none of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity not identified in Part 2.1 of the Company Disclosure Schedule.

     2.2 Governing Documents; Records. The Company has delivered or made available to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and bylaws, including all amendments thereto, and all charter documents, certificates of limited partnership, certificates of formation, bylaws, partnership agreements and limited liability agreements, and all amendments thereto, relating to the other Acquired Companies; (2) the stock records of each of the Acquired Companies; and (3) except as set forth in

Part 2.2 of the Company Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Companies, the board of directors of each of the Acquired Companies and all committees of the board of directors of each of the Acquired Companies. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not adequately reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or, except as would not have a Material Adverse Effect on the Company, the bylaws or other charter documents, partnership agreements or limited liability agreements of any of the Acquired Companies, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by its stockholders, its board of directors or any committee of its board of directors. The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects.

     2.3  Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Common Stock (with par value $.01), of which 13,560,422 shares have been issued and are outstanding as of the date of this Agreement (not including 2,858 shares of Common Stock held in the Company's treasury); (ii) 20,000,000 shares of Preferred Stock (with par value $.01), of which (A) 5,651,367 shares have been designated shares of Series A Preferred Stock (with par value $.01) (the "Series A Preferred Stock"), of which 5,651,367 shares have been issued and are outstanding as of the date of this Agreement; and (B) 50,252 shares have been designated as Series B Preferred Stock (with par value $.01) (the "Series B Preferred Stock, or collectively with the Series A Preferred Stock, the "Company Preferred Stock"), of which 50,252 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part
2.3 of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

     (b) The Company has reserved 4,506,663 shares of Company Common Stock for issuance under its Stock Option Plans, of which options (the "Company Options") to purchase 2,128,937 shares are outstanding as of the date of this Agreement, and 34,667 shares of Company Common Stock for issuance upon exercise of certain outstanding warrants (the "Company Warrants"). Part 2.3 of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option and Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and Company Warrant; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option and Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best knowledge of the Company, condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (c) All outstanding shares of Company Common Stock and Company Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

     (d) All securities that have been reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     (e) Except as set forth in Part 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company Subsidiaries are validly issued (in compliance with all applicable securities laws and other Legal Requirements and applicable Company Contracts), fully paid and nonassessable and are owned beneficially by the Company, free and clear of any Encumbrance other than Permitted Liens (as defined in Section 2.6). The interests of the Company in each of the Company Partnerships are owned beneficially by the Company, free and clear of any Encumbrance other than Permitted Liens.

     2.4  Financial Statements.

     (a) The Company has delivered to Parent the following consolidated financial statements and notes (collectively, the "Company Financial Statements"):

          (i) The audited balance sheet of the Company as of June 30, 1997 (the "Balance Sheet"), the audited balance sheets of the Company as of June 30, 1996 and 1995, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

          (ii) the unaudited balance sheet of the Company as of May 31, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eleven months then ended.

     (b) The Company Financial Statements present fairly the consolidated financial position of the Company and the other Acquired Companies as of the respective dates thereof and the consolidated results of operations of the Company and the other Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet:

          (a) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, considered as a whole, and, to the best knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Acquired Companies' properties or assets (whether or not covered by insurance);

          (c) except as required with respect to the Series A Preferred Stock, the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options and Company Warrants and upon conversion of, or in exchange for, the Company Preferred Stock), (ii) any option or right to acquire any capital stock or any other security (except for Company Options

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

     and Company Warrants described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under (i) any provision of its Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or
     (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any Company Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Acquired Companies has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since the date of the Unaudited Interim Balance Sheet, exceeds the amounts set forth in the Company's capital expenditures budget set forth in Part 2.5(h) of the Company Disclosure Schedule.

          (i) none of the Acquired Companies has (i) entered into or permitted any of the properties or assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

          (j) none of the Acquired Companies has (i) acquired, leased or licensed any right, real or personal property or other asset from any other Person having a value in excess of $250,000, (ii) sold or otherwise disposed of, or leased or licensed, any right, real or personal property or other asset to any other Person having a value in excess of $250,000, or
     (iii) waived or relinquished any right, except for immaterial rights or other immaterial properties or assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Acquired Companies' past practices, taken as a whole;

          (k) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of account receivables or other indebtedness;

          (l) none of the Acquired Companies has made any pledge of any of its properties or assets, except for pledges of immaterial properties or assets made in the ordinary course of business and consistent with the Acquired Companies' past practices, taken as a whole;

          (m) none of the Acquired Companies has (i) lent money to any Person, other than pursuant to routine travel advances made to employees in the ordinary course of business and other than loans made in the ordinary course of business and consistent with past practice in an amount not in excess of $250,000 to any one Person (other than a Related Party as defined in Section 2.18), or (ii) incurred or guaranteed any indebtedness for borrowed money (other than intercompany debt between or among the Acquired Companies);

          (n) none of the Acquired Companies has (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business and consistent with past practice, (iii) hired any new employee having an annual salary in excess of $150,000 or (iv) adopted any severance plan or arrangement or entered into any severance agreement, or entered into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

          (p) the Company has not made any material Tax election;

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

          (q) none of the Acquired Companies has commenced or settled any material Legal Proceeding;

          (r) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Property.

     (a) Property. Part 2.6(a) of the Company Disclosure Schedule contains a complete and accurate list of all real property owned, leased or occupied by each of the Acquired Companies (the "Land"). The Land, together with all fixtures and improvements located on, and/or below the surface of the Land, including without limitation the structures located thereon commonly known by the property addresses indicated in Part 2.6(a) of the Company Disclosure Schedule (the "Improvements"), together with all rights, easements, rights-of-way and appurtenances to the Land, is referred to collectively herein as the "Real Property." Part 2.6(a) of the Company Disclosure Schedule also indicates which of the Real Property is leased or occupied by any of the Acquired Companies (individually, a "Leased Property" and collectively, the "Leased Properties"). All presently effective leases, lease amendments or modifications, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions, guarantees and other agreements relating to the Acquired Companies' use or occupancy of the Leased Property are collectively referred to herein as the "Leases." True and complete copies of the Leases have been delivered or made available to Parent. All furnishings, fixtures, equipment, appliances, signs, personal property and other assets owned by the Acquired Companies and located in or about the Real Property or used in connection with the management and operation of the Real Properties are hereinafter referred to as the "Personal Property." All management agreements, maintenance contracts, service contracts and equipment leases pertaining to the Real Property or the Personal Property, and all other presently effective contracts, agreements, warranties and guaranties relating to the ownership, leasing, advertising, promotion, design, construction, management, operation, maintenance or repair of the Real Property are herein collectively referred to as the "Real Property Plans and Contracts." The Real Property, the Leased Properties, the Personal Property and the Real Property Plans and Contracts are referred to collectively as the "Property."

     (b) Title. The Acquired Companies own, or will at the Closing own, fee simple title to all Real Property other than the Leased Properties (the "Owned Properties"). The Acquired Companies have, or will at the Closing have, good and marketable title to the Owned Properties, free and clear from all Encumbrances other than (i) those matters listed in the policies of title insurance provided to Parent (the "Title Policies"), (ii) liens for current real property taxes not yet due and payable and for which adequate reserves have been established in the Balance Sheet and the Unaudited Interim Balance Sheet in accordance with generally accepted accounting principles, (iii) municipal and zoning ordinances and easements for public utilities, (iv) those matters listed in Part 2.6(b) of the Company Disclosure Schedule, none of which materially interfere with the continued use of Owned Property as currently utilized and (v) pledges to secure the Company's obligations under its credit facilities with Bank of America (the "Permitted Liens"). None of the Acquired Companies nor, to the knowledge of the Company, any previous owner of the Owned Properties, has sold, transferred, conveyed, or entered into any agreement regarding "air rights," "excess floor area ratio" or other development rights or restrictions relating to any of the Owned Properties, except as otherwise expressly set forth in the Title Policies. Except as listed on Part 2.6(b) of the Company Disclosure Schedule, none of the Acquired Companies has entered into any contracts for the sale of any of the Owned Property, nor do there exist any rights of first offer or first refusal or options to purchase all or any part of the Owned Property. The Acquired Companies have, or will at the Closing have, good and marketable leasehold title to the Leased Properties, free and clear from all Encumbrances, other than the Leases and Permitted Liens. Each of the Leases is in full force and effect. None of the Acquired Companies is in material breach or default under, nor has any event occurred that, with the giving of notice or the passage of time or both, would constitute a material breach or event of default by any of the Acquired Companies, under any of the Leases and, to the knowledge of the Company, no other party to any of the Leases is in breach or default under, nor, to the knowledge of the Company, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a breach or event of default by such other party under any of the Leases.

     (c) Possession and Use of Real Properties. The Acquired Companies have possession of the Real Properties. Except as set forth in Part 2.6(c) of the Company Disclosure Schedule, there are no persons leasing, using or occupying the Real Property or any part thereof (except for the easements and rights-of-way) other than the Acquired Companies and there are no oral or written leases, subleases, occupancies or tenancies in effect pertaining to the Real Property other than the Leases and other than with respect to the easements and rights-of-way. The Acquired Companies possess all certificates, permits, licenses and approvals, not including permits necessary due to the regulated nature of the business conducted on the Real Property, that are required by law to own, operate, use and occupy the Real Property as it is presently owned, operated, used and occupied, except where failure to possess any such Permit would not have a Material Adverse Effect on the Company (the "Permits"). The Permits are in full force and effect. The Acquired Companies have fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the Permits, except for any failures to be in compliance that would not have a Material Adverse Effect on the Company.

     (d) Compliance with Laws. No notices of violation of Legal Requirements (including, without limitation, planning, zoning and building laws and ordinances) relating to the Real Property, Leased Properties or the Real Property Plans and Contracts have been issued to any of the Acquired Companies, or entered against or received by any of the Acquired Companies, and no such violations exist, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (e) Anticipated Changes. Other than changes that would impact the Company's industry in general, the Company has no knowledge of any plan, study or effort of any Governmental Body or any other Person which in any way would materially affect the use of the Real Property, or any portion thereof, for its intended uses or any intended public improvements which will result in any material charge being levied against, or any material lien assessed upon, the Real Property. The Company has no knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the any of the Real Properties. To the knowledge of the Company, there is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation action or proceeding of any kind pending or threatened or being contemplated with respect to the Real Property or any part thereof which could have a Material Adverse Effect on the Company. To the knowledge of the Company, except as set forth in
Part 2.6(e) of the Company Disclosure Schedule, there is no Legal Proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no supplemental real property taxes have been or, to the knowledge of the Company, will be levied against or assessed with respect to the Owned Property or any part thereof based on any change in ownership or new construction or other event or occurrence relating to the Owned Property before the date of this Agreement, except any such supplemental real property taxes as have been paid in full and discharged. The Company has no knowledge of any special assessments which will result from work, activities or improvements done to any of the Real Properties by any of the Acquired Companies or by any tenants or other parties, or Encumbrances on or other matters affecting the Real Properties or any of them, except for Permitted Liens.

     (f) Eminent Domain. There is no pending proceeding in eminent domain or otherwise, or any action to quiet title, which would decrease the acreage of the Owned Property or, to the knowledge of the Company, any Leased Property, or any portion thereof, nor does the Company know of the existence of any threatened proceedings or of the existence of any facts which might give rise to such action or proceeding.

     (g) Utilities. Except as listed in Part 2.6(g) of the Company Disclosure Schedule, each Real Property is connected to and served by water, solid waste and sewage disposal, drainage, telephone, gas or electricity and other utility equipment facilities and services required by law and which are adequate for the present use and operation of such Real Property, or any portion thereof ("Utilities"). Other than acts of God or war, the Company is not aware of any facts or conditions which would result in the termination or impairment in the furnishing of utility services to any Real Property. To the knowledge of the Company, all Utilities with respect to any Owned Property are installed to the boundary lines of such Owned Property and are connected with valid permits, and the cost of installation and connection of all such utilities to such Owned Property has been fully paid.

     (h) Condition of the Property. To the knowledge of the Company, except as set forth in 2.6(h) of the Company Disclosure Schedule, there are no material physical or mechanical defects or deficiencies in the condition, design, construction, fabrication, manufacture or installation of any of the Real Properties or any part thereof or any material system, element or component thereof, ordinary wear and tear excepted. To the knowledge of the Company, all material systems, elements and components of each of the Real Properties (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, plumbing, electrical, utility, sprinkler and life safety systems, apparatus and appliances located on the Real Properties) are in good working order and repair and sound operating condition, ordinary wear and tear excepted. The Company has not received and, to the knowledge of the Company, none of the other Acquired Companies has received, any notice of any kind from any insurance broker, agent or underwriter of any defects or inadequacies in or that any noninsurable condition exists in, on or about any Real Property or any part thereof that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. To the knowledge of the Company, the Real Properties are free from infestation by termites or other pests, insects or animals. To the knowledge of the Company, no Real Property located in the State of California has been designated as "hazardous waste property" or "border zone property" pursuant to California Health and Safety Code sec. 25220 et seq., no proceedings for a determination as to whether any Real Property located in the State of California should be so designated are pending or threatened, and no portion of the Real Property located in the State of California is located within two thousand (2,000) feet of a significant disposal of "hazardous waste" within the meaning of California Health and Safety Code section 25221 or any similar statute or regulation, which could cause such Real Property to be classified as "border zone property." To the knowledge of the Company, except as listed in Part 2.6(h) of the Company Disclosure Schedule, there are no storage or other tanks or containers, wells or other improvements below the surface of any Real Property.

     (i) Personal Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Acquired Companies have good and valid title to the Personal Property, free and clear of all Encumbrances (except for leases and Permitted Liens). The Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

     2.7 Receivables. Part 2.7 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies, as of May 31, 1998. Except as set forth in Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts and any other reserves set forth in the Unaudited Interim Balance Sheet (which allowance and reserves are reasonable and not in excess of such allowances provided by the Company in the past)).

     2.8 Condition and Sufficiency of the Property. The Property is adequate for the uses to which it is being put and sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     2.9  Proprietary Assets.

     (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each material Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other material Company Proprietary Assets owned by each Acquired Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each material Proprietary Asset licensed to each Acquired Company by any Person (except for any Proprietary Asset that is licensed to an Acquired Company under any third party software license generally available to the public), and identifies the license agreement under which such Proprietary Asset is being licensed to such Acquired Company. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, each Acquired Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule as owned by such Acquired Company, free and clear of all liens and other Encumbrances (other than Permitted Liens), and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, none of the Acquired Companies is obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of such Company Disclosure Schedule, none of the Acquired Companies has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

     (b) The Acquired Companies have taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

     (c) To the knowledge of the Company, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the knowledge of the Company, none of the Acquired Companies is infringing, misappropriating or making any unlawful use of, or has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

     (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable each Acquired Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in
Part 2.9(d) of the Company Disclosure Schedule, (i) none of the Acquired Companies has licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) none of the Acquired Companies has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets.

     2.10  Contracts.

     (a) Part 2.10 of the Company Disclosure Schedule identifies:

          (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor that is not terminable on 60 days or less notice or involves payments or other liabilities in excess of $150,000 per year;

          (ii) each Company Contract involving the acquisition, transfer, use, development, sharing or license of any material Proprietary Asset;

          (iii) each Company Contract imposing any restriction on any Acquired Company's right or ability (A) to compete with any other Person or (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;

          (iv) each Company Contract involving the acquisition, issuance or transfer of any equity securities (other than those that have been fully performed);

          (v) each Company Contract involving the creation of any Encumbrance (other than Permitted Liens) with respect to any material property or asset of any Acquired Company;

          (vi) each Company Contract involving or incorporating any material guaranty, any material pledge, any material performance or completion bond, any material indemnity or any material surety arrangement;

          (vii) each Company Contract creating any material partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (viii) each Company Contract involving the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

          (ix) each Company Contract constituting a Government Contract or Government Bid;

          (x) each Company Contract involving the purchase or sale of any real or personal property having a value in excess of $250,000;

          (xi) any other Company Contract of any Acquired Company that was entered into outside the ordinary course of business or was inconsistent with such Acquired Company's past practices, that has a term of greater than one year and that may not be terminated within 90 days; and

          (xii) any other Company Contract of any Acquired Company that (A) has a term of more than 90 days and that may not be terminated by such Acquired Company (without penalty) within 90 days after the delivery of a termination notice by such Acquired Company; and (B) involves the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $250,000 in any one year or $500,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiv)" above are referred to in this Agreement as "Company Material Contracts.")

     (b) The Company has delivered or made available to Parent accurate and complete copies of all written Company Material Contracts identified in Part
2.10 of the Company Disclosure Schedule, including all amendments thereto. Part
2.10 of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form. Each Company Material Contract identified in Part 2.10 of the Company Disclosure
Schedule is valid and in full force and effect, and is enforceable by the applicable Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.10 of the Company Disclosure Schedule:

          (i) none of the Acquired Companies has violated or breached, or committed any default under, any Company Material Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Material Contract;

          (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (D) give any Person the right to cancel, terminate or modify any Company Material Contract;

          (iii) since June 30, 1996, none of the Acquired Companies has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any Company Material Contract that has not been cured or is of a continuing or repetitive nature; and

          (iv) none of the Acquired Companies has waived any of its material rights under any Company Material Contract.

     (d) Except with respect to the renegotiation of any managed care contract (other than capitated contracts) involving amounts payable of less than 15% of the per diem rate of such contract, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

     (e) Part 2.10 of the Company Disclosure Schedule identifies and provides a brief description of each proposed Company Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by any of the Acquired Companies since the date of the Unaudited Interim Balance Sheet.

     2.11 Liabilities. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by any Acquired Company since May 31, 1998 in the ordinary course of business and consistent with such Acquired Company's past practices; (c) liabilities under the Company Material Contracts identified in
Part 2.10 of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Material Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. Except as set forth in Part 2.12 of the Company Disclosure Schedule, each of the Acquired Companies is, and has at all times since June 30, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company; provided, however, that with respect to any Acquired Company that was acquired by the Company since June 30, 1996, with respect to the operations of such company prior to such acquisition, such representation shall be made only to the knowledge of the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since June 30, 1996, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement that could have a Material Adverse Effect on the Company; provided, however, that with respect to any Acquired Company that was acquired by the Company since June 30, 1996, with respect to the operations of such company prior to such acquisition, such representation shall be made only to the knowledge of the Company.

     2.13  Governmental Authorizations. Part 2.13 of the Company Disclosure
Schedule identifies each Governmental Authorization held by any Acquired Company, the absence of which would have a Material Adverse Effect on the Company, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in
Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each Acquired Company to conduct its business in the manner in which its business is currently being conducted, except as would not have a Material Adverse Effect on the Company. Each of the Acquired Companies is, and at all times since June 30, 1996 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Company Disclosure Schedule except for any failure to comply that would not have a Material Adverse Effect on the Company. Since June 30, 1996, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except for any of the foregoing that would not have a Material Adverse Effect on the Company. There are no provisions in, or agreements relating to, any such Governmental Authorizations which would preclude or limit the Acquired Companies from owning or operating their respective healthcare facilities (the "Healthcare Facilities") and using all of the beds of the Healthcare Facilities as they are currently classified. The Company has delivered to Parent the most recent state licensing reports and lists of deficiencies, if any, for each of the Healthcare Facilities. The Acquired Companies have cured (or will cure within the time permitted by such reports) all deficiencies, if any, noted therein, except for those that would not, individually or in the aggregate, have a material adverse effect on any Healthcare Facility.

     2.14  Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns that have been requested by Parent.

     (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

     (c) Except as set forth in Part 2.14 of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return by any Governmental Body. The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any Acquired Company or any other Person), and no such extension or waiver has been requested from any Acquired Company.

     (d) Except as set forth in Part 2.14 of the Company Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to any Acquired Company in respect of any Tax. There are no liens for Taxes upon any of the assets of any Acquired Company except liens for current Taxes not yet due and payable. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

     (e) Except as listed in Part 2.14 or Part 2.15(f) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Acquired Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Companies is, or has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15  Employee and Labor Matters; Benefit Plans.

     (a) Part 2.15(a) of the Company Disclosure Schedule identifies each written or unwritten salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any Acquired Company for the benefit of any employee of any Acquired Company ("Employee").

     (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, none of the Acquired Companies maintains, sponsors or contributes to, or has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

     (c) Each of the Acquired Companies maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (d) With respect to each Plan, the Company has delivered or made available to Parent:

          (i) an accurate and complete copy of such Plan (including all amendments thereto);

          (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last five years;

          (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

          (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

          (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

          (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) None of the Acquired Companies is required to be, and, to the best of the knowledge of the Company, has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Companies has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Companies has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) Except as listed in Part 2.15(f) of the Company Disclosure Schedule, none of the Acquired Companies has any plan or commitment to create any additional Welfare Plan or Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, but not limited to, ERISA and the Code.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

     (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Acquired Company (whether or not under any Plan), materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (l) Except as listed in Part 2.15(l) of the Company Disclosure Schedule, none of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as listed in Part 2.15(l) of the Company Disclosure Schedule, all of the Acquired Companies' employees are "at will" employees.

     (m) Except where the failure to comply has not had and will not have a Material Adverse Effect on the Company, each of the Acquired Companies is, and has at all times since June 30, 1996 been, in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters; provided, however, that with respect to any Acquired Company that was acquired by the Company since June 30, 1996, with respect to the operations of such company prior to such acquisition, such representation shall be made only to the knowledge of the Company.

     2.16  Environmental Matters.

     (a) None of the Real Properties is or has ever been, nor is any of the Acquired Companies or any other Person for whom any Acquired Company may be liable, in violation of, and each of such Persons and the Real Properties is in full compliance with, all Environmental Laws, except as would not, singly or in the aggregate, have a Material Adverse Effect on the Company. During the time in which any Real Property has been owned, operated, occupied or leased by any Acquired Company, neither such Acquired Company nor any third party has used, generated, manufactured, produced, stored or disposed of on, under or about the Real Property, or transported to or from such Real Property any Hazardous Material, except in compliance with Environmental Laws. There is no present or, to the knowledge of the Company, threatened Release of any Hazardous Materials in, on or under the Property. If any pesticides have been disposed of, or placed, sprayed or deposited on any Real Property, such acts have been in full compliance with and such pesticides are registered under the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 136 et seq.), as amended, or any successor statute, and any other applicable federal, state or local law or regulation promulgated thereunder.

     (b) Except as disclosed in Part 2.16 of the Company Disclosure Schedule, none of the Acquired Companies has received any citation, directive, inquiry, summons, warning, order, notice or other written communication, whether from a governmental authority, citizens' group, employee, the current or prior owner or operator of any Facilities or otherwise, alleging that any Acquired Company or any other Person for whom any Acquired Company may be liable or any Real Property is not in full compliance with any Environmental Laws or permit or authorization required under applicable Environmental Laws, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no legal or administrative proceeding or inquiry pending or, to the knowledge of the Company, threatened by any Person or any Governmental Body (including, without limitation, the United States Environmental Protection Agency and any other federal or state agency with jurisdiction over the Acquired Companies and/or the Real Property under any Environmental Laws) with respect to the presence of Hazardous Materials on any Real Property or the migration thereof from or to other property. Each Acquired Company has all permits, licenses and approvals (which are included in the Permits) required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property, each Acquired Company is in full compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued and are in full force and effect, except for such failures to have permits, licenses or approvals or non-compliance that would not, singly or in the aggregate, have a Material Adverse Effect on the Company.

     (c) Except as disclosed in Part 2.16 of the Company Disclosure Schedule, there is no claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence in or release into the environment of any Hazardous Materials at any location owned, leased or operated, now or in the past, including, without limitation, any Real Property, by any Acquired Company or any other Person for whom any Acquired Company may be liable, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law (collectively, "Environmental Claims") pending or threatened against any Acquired Company or any other Person whose liability for any Environmental Claim any Acquired Company has retained or assumed either contractually or by operation of law.

     (d) Except as disclosed in the Part 2.16 of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that could reasonably be expected to form the basis of any Environmental Claim against any Acquired Company with respect to property owned, leased or operated by or for any Acquired Company, now or in the past, including, without limitation, any Real Property, or with respect to any property in, on or under which are located Hazardous Materials that were generated by any Acquired Company or any other Person for whom any Acquired Company may be liable, or against any Person whose liability for any Environmental Claim any Acquired Company has retained or assumed either contractually or by operation of law.

     (e) The following terms when used in this Agreement have the following meanings:

     "Environmental Laws" means any and all federal, state, local, provincial or foreign laws or regulations relating to pollution or protection of human health or safety, industrial hygiene or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to use, manufacture, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Hazardous Materials" means all flammable explosives, radioactive materials, hazardous wastes, infectious wastes, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos or asbestos-containing materials, or polychlorinated biphenyls, corrosive, ignitable, toxic, reproductive toxins or carcinogenic substances, materials, products, chemicals or compounds, whether injurious by themselves or in combination with other materials. Hazardous Materials shall include, but shall not be limited to, (a) "hazardous waste," "extremely hazardous waste," "restricted hazardous waste" or "acutely hazardous waste" as defined in Chapter 6.5 of Division 20 (section 25100 et seq.) of the California Health and Safety Code, as amended, or any successor statute, (b) "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. section 9601 et seq.), as amended, or any successor statute, (c) "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq.), as amended, or any successor statute, (d) "hazardous waste," "solid waste," "sludge," "used oil," "recycled oil," "lubricating oil" and "re-refined oil" as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. section 6901 et seq.), as amended, or any successor statute, (e) "hazardous substance" as defined in the Carpenter-Presley-Tanner Hazardous Substance Account Act, Chapter 6.8 of Division 20 (section 25300 et seq.) of the California Health and Safety Code, as amended, or any successor statute, (f) "hazardous substance" as defined in Chapter 6.7 of Division 20 (section 25280 et seq.) of the California Health and Safety Code, as amended, or any successor statute, (g) "hazardous material," "hazardous substance" or "hazardous waste" as defined in Chapter 6.95 of Division 20 (section 25501 et seq.) of the California Health & Safety Code, as amended, or any successor statute, (h) "hazardous substance" as defined in the Clean Water Act (33 U.S.C. section 1251 et seq.), as amended, or any successor statute, (i) any substances known to cause cancer or reproductive toxicity now or in the future listed pursuant to or regulated under the Safe Drinking Water and Toxic

Enforcement Act of 1986 (California Health Safety Code section 25249.5 et seq.), as amended, or any successor statute, or (j) any substances, materials or wastes now or in the future listed in: (1) the United States Department of Transportation Hazardous Materials Table (49 C.F.R. section 172.101), as amended; (2) the Environmental Protection Agency list (40 C.F.R. Part 302), as amended; (3) the list published in Title 26 of the California Administrative Code, as amended; or (4) any other list published by any federal or state governmental entity now or in the future.

     "Violation" includes, but is not limited to, noncompliance with any Governmental Authorization required under applicable Environmental Laws and noncompliance with the terms and conditions of any such Governmental Authorization.

     "Release" means any release, spill, emission, discharge, leaking, pumping, pouring, emitting, emptying, discharge, dispersal, injection, escaping, leaching, dumping, disposing or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including continuing migration, of Hazardous Materials into or through soil, surface water or groundwater.

     2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Companies and identifies any material claims currently outstanding thereunder, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part
2.17 of the Company Disclosure Schedule is in full force and effect. Since June 30, 1996, none of the Acquired Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any covered claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule and except pursuant to ownership of the Company's outstanding securities: (a) no Related Party has, and no Related Party has at any time since June 30, 1996 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any Acquired Company; (b) no Related Party is, or has at any time since June 30, 1996 been, indebted to any Acquired Company; (c) since June 30, 1996, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Material Contract, transaction or business dealing involving any Acquired Company; (d) no Related Party is competing, or has at any time since June 30, 1996 competed, directly or indirectly, with any Acquired Company; and
(e) to the knowledge of the Company, no Related Party has any claim or right against any Acquired Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of any such Acquired Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Principal Stockholders; (ii) each individual who is an executive officer or director of any Acquired Company;
(iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19  Legal Proceedings; Orders.

     (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company or any of the properties or assets owned or used by any Acquired Company; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To the best of the knowledge of the Company, except as set forth in Part 2.19 of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 2.19 of the Company Disclosure Schedule or that will not have a Material Adverse Effect on the Company, since June 30, 1997, no Legal Proceeding has been commenced by or has been pending against any Acquired Company.

     (c) Except as set forth in Part 2.19 of the Company Disclosure Schedule or that will not have a Material Adverse Effect on the Company, there is no order, writ, injunction, judgment or decree to which any Acquired Company, or any of the properties or assets owned or used by any Acquired Company, is subject. To the best of the knowledge of the Company, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

     2.20  Medicare and Medicaid Participation.

     (a) The cost reports for reimbursement by Medicare, Medicaid (if required), Blue Cross (if required), or any other cost-based third party payor (the "Programs") have been audited (i.e., settled, with a Notice of Program Reimbursement issued) through the period set forth in Part 2.20 of the Company Disclosure Schedule attached hereto, and all cost reports were filed when due. Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, all cost reports are complete and correct in all material respects. Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, (i) no Acquired Company has received written notice of any dispute between a Healthcare Facility and Blue Cross, a Governmental Entity or any Medicare or Medicaid fiscal intermediary regarding cost reports (with respect to the audited cost reports, only for any period subsequent to the period specified in Part 2.20(a) of the Company Disclosure Schedule) other than with respect to net reimbursable adjustments thereto made in the ordinary course of business which do not involve individual amounts in excess of $50,000 per cost report or $750,000 in the aggregate; (ii) there are no pending or, to the knowledge of the Company, threatened claims or investigations by any of the Programs against any Healthcare Facility; and (iii) each Healthcare Facility currently meets the conditions for participation in the Programs.

     (b) None of the Acquired Companies or, to the knowledge of the Company, any other Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. sec.1001.1001(a)(2)) in any Acquired Company, or who has an ownership or control interest in any Acquired Company, or who is an officer, director, agent, or managing employee of any Acquired Company, and (ii) to the knowledge of the Company, no person with any relationship with such entity who has an indirect ownership interest in any Acquired Company: (A) has had a civil monetary penalty assessed against it under SSA sec.1128A; (B) has been excluded from participation under the Medicare programs or a State Health Care Program;
(C) has been convicted (as that term is defined in 42 C.F.R. sec.1001.2) or any of the following categories of offenses as described in SSA sec.1128(a) and
(b)(1), (2), (3): (i) criminal offenses relating to the delivery of any item or service under Medicare, Medicaid or any other State Health Care Program or any Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental entity;
(iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or (v) criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     (c) Each Healthcare Facility is duly accredited (except as set forth in Part 2.20(c) of the Company Disclosure Schedule) by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the three-year period specified in Part 2.20(c) of the Company Disclosure Schedule. The Company has delivered or made available to Parent true and complete copies of the Healthcare Facilities' most recent JCAHO accreditation survey report and deficiency list, if any, and the Healthcare Facilities' most recent Statement of Deficiencies and Plan of Correction.

     2.21 Illegal Payments. None of the Acquired Companies has, directly or indirectly, paid or delivered, or agreed to pay or deliver, any fee, commission or other sum of money or item or property, however characterized, to any finder, agent or government official, in the United States or any other country, which is in any manner related to the business or operations of any Acquired Company, which the Company knows or has reason to believe to have been illegal under any applicable Legal Requirements; and none of the Acquired Companies has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     2.22 Fraud and Abuse. To the knowledge of the Company, none of the Acquired Companies nor any Affiliate is engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. sec.sec. 1320a-7 - 1320a-7b, 1395nn, and 1396b(s), the
False Claims Act or the regulations promulgated pursuant to such statutes, or any similar federal, state or local statutes or regulations or which are prohibited by binding rules of professional conduct or any other criminal or civil statute invoked to penalize the submission of false claims, the making of false statements, the failure to disclose information for which disclosure is required, or financial relationships with physicians or others that constitute illegal remuneration or violate the "Stark law," including, but not limited to, the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) failing to disclose knowledge by a claimant of occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or

          (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable governmental payors, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other governmental payors.

The term "Affiliate" shall mean any corporation, partnership or organization, whether now existing or hereafter created, which directly or indirectly controls, is controlled by, or is under common control with, any Acquired Company, and any director or officer of each Acquired Company or any such Affiliate.

     2.23 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.24 Non-Contravention; Consents. Except as set forth in Part 2.24 of the Company Disclosure Schedule and except as contemplated by Section 4.5, neither
(1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or
     (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the properties or assets owned or used by any of the Acquired Companies, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business or to any of the properties or assets owned or used by any of the Acquired Companies which, in any event, would have a Material Adverse Effect on the Company or the ability to consummate the Merger or the other transactions contemplated hereby;

          (d) except as would not have a Material Adverse Effect on the Company, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Material Contract, (ii) accelerate the maturity or performance of any such Company Material Contract, or (iii) cancel, terminate or modify any such Company Material Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any property or asset owned or used by any Acquired Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the properties or assets subject thereto or materially impair the operations of any such Acquired Company).

Except as set forth in Part 2.24 of the Company Disclosure Schedule, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.25  Full Disclosure.

     (a) This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) The information supplied by the Company for inclusion in the S-4 Registration Statement (as defined in Section 4.11) will not, as of the date of the S-4 Registration Statement or as of the date of the Company Stockholders' Meeting (as defined in Section 4.6), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

     2.26 Compliance with Application for Certificate of Need. Except as set forth in Part 2.26 of the Company Disclosure Schedule, no application for any Certificate of Need has been made by any Acquired Company which is currently pending or open and, except as set forth in Part 2.26 of the Company Disclosure Schedule, no such application (collectively, the "Applications") filed by any Acquired Company has been ultimately denied by any Governmental Body or withdrawn by any Acquired Company. No Applications are being prepared by or for, or on behalf of, any Acquired Company for submission to or before any Governmental Body. Each of the Acquired Companies has properly filed all required Applications which are complete and correct in all material respects with respect to any and all material improvements, projects, changes in services, zoning requirements, construction and equipment purchases, and other changes for which approval is required under applicable law. As used herein, "Certificate of Need" means a written statement issued by the appropriate Governmental Body evidencing community need for a new, converted, expanded or otherwise significantly modified healthcare facility or health service.

     2.27 Medical Staff Matters. The Company has made available to Parent true, correct and complete copies of the bylaws and rules and regulations of the medical staff of each of the Healthcare Facilities. With regard to the medical staffs of the Healthcare Facilities, except as set forth in Part 2.27 of the Company Disclosure Schedule or as can not reasonably be expected to have a material adverse effect on any Healthcare Facility, there are no pending or, to the knowledge of the Company, threatened disputes with applicants, staff members or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

SECTION 3. Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub jointly and severally represent and warrant to the Company, to and for the benefit of the Stockholder Indemnitees, as follows:

     3.1  SEC Filings; Financial Statements.

     (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1997 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (the "Parent Financial Statements") contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary corporate action on the part of the respective boards of directors of Parent and Merger Sub. The board of directors of Parent has approved the Merger and the transactions contemplated hereby on behalf of Parent as the sole stockholder of Merger Sub and has recommended approval of the principal terms of the Merger by the holders of Parent Common Stock and directed that such matters be submitted for consideration of Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 4.7). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4  Capitalization, Etc.

     (a) The authorized capital stock of Parent consists of: (i) 19,000,000 shares of Common Stock (with par value $.01), of which 6,959,810 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,000,000 shares of Preferred Stock (with par value $.01), none of which is outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

     (b) Parent has reserved (i) 2,000,000 shares of Parent Common Stock for issuance under its 1997 Equity Incentive Plan, of which options to purchase 879,297 shares are outstanding as of the date of this Agreement; (ii) 525,000 shares of Parent Common Stock for issuance under its 1992 Outside Directors' Plan, of which options to purchase 291,500 shares are outstanding as of the date of this Agreement; (iii) 270,671 shares of Parent Common Stock for issuance under outstanding non-plan stock options; and (iv) 138,000 shares of Parent Common Stock for issuance under outstanding warrants. Except as set forth in this Section 3.4 and in Part 3.4 of the Parent Disclosure Schedule, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of Parent, condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

     (c) All outstanding shares of Parent Common Stock, and all outstanding options and warrants of Parent, have been issued and granted in compliance with
(i) all applicable securities laws and other applicable Legal Requirements, and
(ii) all material requirements set forth in applicable Parent Contracts.

     (d) All securities that have been reacquired by Parent were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Parent Contracts.

     (e) All of the outstanding shares of capital stock of each of the Parent Subsidiaries are validly issued (in compliance with all applicable securities laws and other Legal Requirements and applicable Parent Contracts), fully paid and nonassessable and are owned beneficially by Parent, free and clear of any Encumbrance.

     3.5 Non-Contravention; Consents. Except as contemplated by Section 4.5, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by Parent's stockholders, Parent's board of directors or any committee of Parent's board of directors;

          (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent or any of the Parent Subsidiaries or Parent Partnerships (collectively, the "Parent Companies"), is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by any of the Parent Companies or that otherwise relates to the business or to any of the assets owned or used by any of the Parent Companies which, in any event, would have a Material Adverse Effect on Parent or the ability to consummate the Merger or the other transactions contemplated hereby;

          (d) except as would not have a Material Adverse Effect on Parent, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract (as defined in Section 3.13), or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Contract,
     (ii) accelerate the maturity or performance of any such Parent Material Contract, or (iii) cancel, terminate or modify any such Parent Material Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Parent Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any such Parent Company).

Except as set forth in Part 3.5 of the Parent Disclosure Schedule, none of the Parent Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     3.6  Due Organization, Etc.

     (a) Parent and each of the Parent Subsidiaries, as set forth in Part 3.6 of the Parent Disclosure Schedule, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all of its Contracts.

     (b) None of the Parent Companies is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.6 of the Parent Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on Parent. Each of the Parent Companies is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.6 of the Parent Disclosure Schedule except where the failure to be in good standing would not have a Material Adverse Effect on Parent.

     (c) Except for the equity interests identified in Part 3.6 of the Parent Disclosure Schedule, none of the Parent Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Parent Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity not identified in Part 3.6 of the Parent Disclosure Schedule.

     3.7 Governing Documents; Records. Parent has delivered or made available to the Company accurate and complete copies of: (1) Parent's Certificate of Incorporation and bylaws, including all amendments thereto, and all charter documents and bylaws, and all amendments thereto, relating to the Parent Subsidiaries; (2) the stock records of each of the Parent Subsidiaries; and (3) [except as set forth in Part 3.7 of the Parent Disclosure Schedule,] the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Parent Companies, the board of directors of each of the Parent Companies and all committees of the board of directors of each of the Parent Companies. There have been no formal meetings or other proceedings of the stockholders of Parent, the board of directors of Parent or any committee of the board of directors of Parent that are not adequately reflected in such minutes or other records. There has not been any violation of any of the provisions of Parent's Certificate of Incorporation or, except as would not have a Material Adverse Effect on Parent, the bylaws or other charter documents of any of the Parent Companies, and none of the Parent Companies has taken any action that is inconsistent in any material respect with any resolution adopted by its stockholders, its board of directors or any committee of its board of directors. The minute books of each of the Parent Companies are accurate, up-to-date and complete in all material respects.

     3.8 Absence of Changes. Except as set forth in the Parent SEC Documents or in Part 3.8 of the Parent Disclosure Schedule, since April 30, 1998:

          (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there has not been any change in the business, condition, assets, liabilities, operations or financial performance of the Parent Companies and, to the best knowledge of Parent, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Parent;

          (b) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Parent Companies' properties or assets (whether or not covered by insurance);

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          (c) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) Parent has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Parent Common Stock issued upon the exercise of outstanding options and warrants), (ii) any option or right to acquire any capital stock or any other security (except for options described in Section 3.4), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) Parent has not amended or waived any of its rights under (i) any provision of its 1997 Equity Incentive Plan, (ii) any provision of any agreement evidencing any outstanding option or warrant, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to Parent's Certificate of Incorporation or bylaws, and Parent has not effected or been a party to any Parent Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Parent Companies has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) none of the Parent Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Parent Companies between April 30, 1998 and the date of this Agreement, exceeds $750,000.

          (i) none of the Parent Companies has (i) entered into or permitted any of the properties or assets owned or used by it to become bound by any Contract that is or would constitute a material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such material Contract;

          (j) none of the Parent Companies has (i) acquired, leased or licensed any right, real or personal property or other asset from any other Person having a value in excess of $250,000, (ii) sold or otherwise disposed of, or leased or licensed, any right, real or personal property or other asset to any other Person having a value in excess of $250,000, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial properties or assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Parent Companies' past practices, taken as a whole;

          (k) none of the Parent Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of account receivables or other indebtedness;

          (l) none of the Parent Companies has made any pledge of any of its properties or assets, except for pledges of immaterial properties or assets made in the ordinary course of business and consistent with the Parent Companies' past practices, taken as a whole;

          (m) none of the Parent Companies has (i) lent money to any Person, other than pursuant to routine travel advances made to employees in the ordinary course of business and other than loans made in the ordinary course of business and consistent with past practice in an amount not in excess of $250,000 to any one Person (other than a Related Party as defined in Section 2.18), or (ii) incurred or guaranteed any indebtedness for borrowed money (other than intercompany debt between or among Parent and the Parent Subsidiaries);

          (n) none of the Parent Companies has (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business and consistent with past practice, (iii) hired any new employee having an annual salary in excess of $150,000 or (iv) adopted any severance plan or arrangement or entered into any severance agreement, or entered into any other plan,

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

     arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

          (o) Parent has not changed any of its methods of accounting or accounting practices in any material respect;

          (p) Parent has not made any material Tax election;

          (q) none of the Parent Companies has commenced or settled any material Legal Proceeding;

          (r) none of the Parent Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) Parent has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     3.9  Property.

     (a) Property. Part 3.9(a) of the Parent Disclosure Schedule contains a complete and accurate list of all real property owned, leased or occupied by each of the Parent Companies (the "Land"). The Land, together with all fixtures and improvements located on, and/or below the surface of the Land, including without limitation the structures located thereon commonly known by the property addresses indicated in Part 3.9(a) of the Parent Disclosure Schedule (the "Improvements"), together with all rights, easements, rights-of-way and appurtenances to the Land, is referred to collectively herein as the "Real Property." Part 3.9(a) of the Parent Disclosure Schedule also indicates which of the Real Property is leased or occupied by any of the Parent Companies (individually, a "Leased Property" and collectively, the "Leased Properties"). All presently effective leases, lease amendments or modifications, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions, guarantees and other agreements relating to the Parent Companies' use or occupancy of the Leased Property are collectively referred to herein as the "Leases." True and complete copies of the Leases have been delivered or made available to the Company. All furnishings, fixtures, equipment, appliances, signs, personal property and other assets owned by the Parent Companies and located in or about the Real Property or used in connection with the management and operation of the Real Properties are hereinafter referred to as the "Personal Property." All management agreements, maintenance contracts, service contracts and equipment leases pertaining to the Real Property or the Personal Property, and all other presently effective contracts, agreements, warranties and guaranties relating to the ownership, leasing, advertising, promotion, design, construction, management, operation, maintenance or repair of the Real Property are herein collectively referred to as the "Real Property Plans and Contracts." The Real Property, the Leased Properties, the Personal Property and the Real Property Plans and Contracts are referred to collectively as the "Property."

     (b) Title. The Parent Companies own no Real Property. The Parent Companies have good and marketable leasehold title to the Leased Properties, free and clear from all Encumbrances, other than the Leases. Each of the Leases is in full force and effect. None of the Parent Companies is in material breach or default under, nor has any event occurred that, with the giving of notice or the passage of time or both, would constitute a material breach or event of default by any of the Parent Companies, under any of the Leases and, to the knowledge of Parent, no other party to any of the Leases is in breach or default under, nor, to the knowledge of Parent, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a breach or event of default by such other party under any of the Leases.

     (c) Possession and Use of Real Properties. The Parent Companies have possession of the Real Properties. There are no persons leasing, using or occupying the Real Property or any part thereof (except for the easements and rights-of-way) other than the Parent Companies and there are no oral or written leases, subleases, occupancies or tenancies in effect pertaining to the Real Property other than the Leases and other than with respect to the easements and rights-of-way. The Parent Companies possess all certificates, permits, licenses and approvals, not including permits necessary due to the regulated nature of the business conducted on the Real Property, that are required by law to own, operate, use and occupy the Real Property as it is presently owned, operated, used and occupied, except where failure to possess any such Permit would not have

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

a Material Adverse Effect on Parent (the "Permits"). The Permits are in full force and effect. The Parent Companies have fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the Permits, except for any failures to be in compliance that would not have a Material Adverse Effect on Parent.

     (d) Compliance with Laws. No notices of violation of Legal Requirements (including, without limitation, planning, zoning and building laws and ordinances) relating to the Real Property, Leased Properties or the Real Property Plans and Contracts have been issued to any of the Parent Companies, or entered against or received by any of the Parent Companies, and no such violations exist, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     (e) Anticipated Changes. Other than changes that would impact Parent's industry in general, Parent has no knowledge of any plan, study or effort of any Governmental Body or any other Person which in any way would materially affect the use of the Real Property, or any portion thereof, for its intended uses or any intended public improvements which will result in any material charge being levied against, or any material lien assessed upon, the Real Property. Parent has no knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the any of the Real Properties. To the knowledge of Parent, there is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation action or proceeding of any kind pending or threatened or being contemplated with respect to the Real Property or any part thereof which could have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no Legal Proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes. Parent has no knowledge of any special assessments which will result from work, activities or improvements done to any of the Real Properties by any of the Parent Companies or by any tenants or other parties, or Encumbrances on or other matters affecting the Real Properties or any of them.

     (f) Eminent Domain. To the knowledge of Parent, there is no pending proceeding in eminent domain or otherwise, or any action to quiet title, which would decrease the acreage of the Leased Property, or any portion thereof, nor does Parent know of the existence of any threatened proceedings or of the existence of any facts which might give rise to such action or proceeding.

     (g) Utilities. Each Real Property is connected to and served by water, solid waste and sewage disposal, drainage, telephone, gas or electricity and other utility equipment facilities and services required by law and which are adequate for the present use and operation of such Real Property, or any portion thereof. Other than acts of God or war, Parent is not aware of any facts or conditions which would result in the termination or impairment in the furnishing of utility services to any Real Property.

     (h) Condition of the Property. To the knowledge of Parent, there are no material physical or mechanical defects or deficiencies in the condition, design, construction, fabrication, manufacture or installation of any of the Real Properties or any part thereof or any material system, element or component thereof, ordinary wear and tear excepted. To the knowledge of Parent, all material systems, elements and components of each of the Real Properties (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, plumbing, electrical, utility, sprinkler and life safety systems, apparatus and appliances located on the Real Properties) are in good working order and repair and sound operating condition, ordinary wear and tear excepted. Parent has not received and, to the knowledge of Parent, none of the Parent Subsidiaries has received, any notice of any kind from any insurance broker, agent or underwriter of any defects or inadequacies in or that any noninsurable condition exists in, on or about any Real Property or any part thereof that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent. To the knowledge of Parent, the Real Properties are free from infestation by termites or other pests, insects or animals. To the knowledge of Parent, no Real Property located in the State of California has been designated as "hazardous waste property" or "border zone property" pursuant to California Health and Safety Code sec. 25220 et seq., no proceedings for a determination as to whether any Real Property located in the State of California should be so designated are pending or threatened, and no portion of the Real Property located in the State of California is located within two

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

thousand (2,000) feet of a significant disposal of "hazardous waste" within the meaning of California Health and Safety Code section 25221 or any similar statute or regulation, which could cause such Real Property to be classified as "border zone property." To the knowledge of Parent, there are no storage or other tanks or containers, wells or other improvements below the surface of any Real Property.

     (i) Personal Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, the Parent Companies have good and valid title to the Personal Property, free and clear of all Encumbrances (except for leases). The Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

     3.10 Receivables. Part 3.10 of the Parent Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Parent, on a consolidated basis, as of April 30, 1998. Except as set forth in Part 3.10 of the Parent Disclosure Schedule, all existing accounts receivable of the Parent Companies (including those accounts receivable that have not yet been collected and those accounts receivable that have arisen since April 30, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Parent Companies arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts and any other reserves set forth in Parent's audited balance sheet (the "Parent Balance Sheet") for the year ended April 30, 1998 (which allowance and reserves are reasonable and not in excess of such allowances provided by Parent in the past)).

     3.11 Condition and Sufficiency of the Property. The Property is adequate for the uses to which it is being put and sufficient for the continued conduct of the Parent Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.12  Proprietary Assets.

     (a) Part 3.12(a)(i) of the Parent Disclosure Schedule sets forth, with respect to each material Parent Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 3.12(a)(ii) of the Parent Disclosure Schedule identifies and provides a brief description of all other material Parent Proprietary Assets owned by each Parent Company. Part 3.12(a)(iii) of the Parent Disclosure
Schedule identifies and provides a brief description of each material Proprietary Asset licensed to each Parent Company by any Person (except for any Proprietary Asset that is licensed to a Parent Company under any third party software license generally available to the public), and identifies the license agreement under which such Proprietary Asset is being licensed to such Parent Company. Except as set forth in Part 3.12(a)(iv) of the Parent Disclosure Schedule, each Parent Company has good, valid and marketable title to all of the Parent Proprietary Assets identified in Parts 3.12(a)(i) and 3.12(a)(ii) of the Parent Disclosure Schedule as owned by such Parent Company, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 3.12(a)(iii) of the Parent Disclosure Schedule. Except as set forth in Part 3.12(a)(v) of the Parent Disclosure Schedule, none of the Parent Companies is obligated to make any payment to any Person for the use of any such Parent Proprietary Asset. Except as set forth in Part 3.12(a)(vi) of the Parent Disclosure Schedule, none of the Parent Companies has developed jointly with any other Person any Parent Proprietary Asset with respect to which such other Person has any rights.

     (b) The Parent Companies have taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Parent Proprietary Assets.

     (c) To the knowledge of Parent, none of the Parent Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the knowledge of Parent, none of the Parent Companies is infringing, misappropriating or making any unlawful use of, or has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappro-

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

priation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of Parent, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Parent Proprietary Asset.

     (d) The Parent Proprietary Assets constitute all the Proprietary Assets necessary to enable each Parent Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 3.12(d) of the Parent Disclosure Schedule, (i) none of the Parent Companies has licensed any of the Parent Proprietary Assets to any Person on an exclusive basis, and (ii) none of the Parent Companies has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets.

     3.13  Contracts.

     (a) Part 3.13 of the Parent Disclosure Schedule identifies:

          (i) each Parent Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor that is not terminable on 60 days or less notice or involves payments or other liabilities in excess of $150,000 per year;

          (ii) each Parent Contract involving the acquisition, transfer, use, development, sharing or license of any material Proprietary Asset;

          (iii) each Parent Contract imposing any restriction on any Parent Company's right or ability (A) to compete with any other Person or (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;

          (iv) each Parent Contract for the management of any freestanding or hospital-based health program including, without limitation, partial hospitalization, community mental health or chemical dependency programs (the "Parent Programs").

          (v) each Parent Contract involving the acquisition, issuance or transfer of any equity securities (other than those that have been fully performed);

          (vi) each Parent Contract involving the creation of any Encumbrance with respect to any material property or asset of any Parent Company;

          (vii) each Parent Contract involving or incorporating any material guaranty, any material pledge, any material performance or completion bond, any material indemnity or any material surety arrangement;

          (viii) each Parent Contract creating any material partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (ix) each Parent Contract involving the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 3.23);

          (x) each Parent Contract constituting a Government Contract or Government Bid;

          (xi) each Parent Contract involving the purchase or sale of any real or personal property having a value in excess of $250,000;

          (xii) any other Parent Contract of any Parent Company that was entered into outside the ordinary course of business or was inconsistent with such Parent Company's past practice, that has a term of greater than one year and that may not be terminated within 90 days; and

          (xiii) any other Parent Contract of any Parent Company that (A) has a term of more than 90 days and that may not be terminated by such Parent Company (without penalty) within 90 days after the delivery of a termination notice by such Parent Company; and (B) involves the payment or delivery of

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

     cash or other consideration in an amount or having a value in excess of $250,000 in any one year or $500,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through '(xiii)" above are referred to in this Agreement as "Parent Material Contracts.")

     (b) Parent has delivered or made available to the Company accurate and complete copies of all written Parent Material Contracts identified in Part 3.13 of the Parent Disclosure Schedule, including all amendments thereto. Part 3.13 of the Parent Disclosure Schedule provides an accurate description of the terms of each Parent Material Contract that is not in written form. Each Parent Material Contract identified in Part 3.13 of the Parent Disclosure Schedule is valid and in full force and effect, and is enforceable by the applicable Parent Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) except as set forth in Part 3.13 of the Parent Disclosure Schedule:

          (i) none of the Parent Companies has violated or breached, or committed any default under, any Parent Material Contract, and, to the best of the knowledge of Parent, no other Person has violated or breached, or committed any default under, any Parent Material Contract;

          (ii) to the best of the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (D) give any Person the right to cancel, terminate or modify any Parent Material Contract;

          (iii) since June 30, 1996, none of the Parent Companies has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any Parent Material Contract that has not been cured or is of a continuing or repetitive nature; and

          (iv) none of the Parent Companies has waived any of its material rights under any Parent Material Contract.

     (d) Except with respect to the renegotiation of any managed care contract (other than capitated contracts) involving amounts payable of less than 15% of the per diem rate of such contracts, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to renegotiate, any amount paid or payable to any Parent Company under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

     (e) The Contracts identified in Part 3.13 of the Parent Disclosure Schedule collectively constitute all of the material Contracts being used by the Parent Companies to conduct their businesses in the manner in which their businesses are currently being conducted.

     (f) Part 3.13 of the Parent Disclosure Schedule identifies and provides a brief description of each proposed Parent Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by any of the Parent Companies since the date of the Parent Balance Sheet.

     3.14 Liabilities. None of the Parent Companies has accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities identified as such in the "liabilities" column of the Parent Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by any Parent Company since April 30, 1998 in the ordinary course of business and consistent with past practice; (c) liabilities under the Parent Material Contracts identified in Part 3.13 of the Parent Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Parent Material Contracts; and (d) the liabilities identified in Part 3.14 of the Parent Disclosure Schedule.

     3.15 Compliance with Legal Requirements. Except as set forth in the Parent SEC Documents, each of the Parent Companies is, and has at all times since June 30, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Except as set forth in Part 3.15 of the Parent Disclosure Schedule, since June 30, 1996, none of the Parent Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement that could have a Material Adverse Effect on Parent.

     3.16  Governmental Authorizations. For purposes of this Section 3.16 and
Section 3.24 hereof, any representation with respect to any Parent Company or Parent Program should only be deemed to be made by Parent with respect to the activities of such Parent Company (or failures to act) in connection with such Parent Company or Parent Program and not with respect to activities or failures to act of any other Person, unless any Parent Company has actual knowledge of any such activities or failure to act by a Parent Program. To the knowledge of Parent, the Parent Companies and the Parent Programs have complied in all material respects and are owned and operated in compliance in all material respects with all applicable laws and regulations including, without limitation regulations, guidelines and rules relating to Medicare, Medicaid, Tenncare, Blue Cross, CHAMPUS and MediCal; and are certified for participation in the Medicare, Medicaid, CHAMPUS, TennCare, and MediCal programs; and possess all licenses, permits, certificates of need, registrations, contracts, requirements, accreditations, certificates, authorizations, rights and approvals necessary to own, operate or conduct the business in the manner presently conducted except for any of the foregoing the failure of which to have would not have a Material Adverse Effect on Parent (the "Regulatory Approvals"). To the knowledge of Parent, each Regulatory Approval, whether issued in the name of a Parent Company or maintained by any Parent Company for another pursuant to the terms of a Parent Material Contract, has been lawfully and validly issued, is in full force and effect, and no proceeding is pending or proposed to cancel, withdraw, revoke, suspend, modify or limit any such Regulatory Approval. To the knowledge of Parent, except as set forth in the Parent SEC Documents, none of the Parent Companies nor any Parent Program has any knowledge of or has received either orally or in writing any communication from any Governmental Body regarding any actual or possible limitation, revocation, withdrawal, suspension, cancellation, termination or modification of any Regulatory Approval applicable to any Parent Company or Parent Program. There are no provisions or agreements which would preclude or limit in any material respect any Parent Company from operating the Parent Programs in a manner consistent with how such Parent Programs have been operated prior to the date hereof. To the knowledge of Parent, any Parent Company or Parent Program receiving funds from a federal, state or local government are in compliance with the requirements of the governmental program, except as set forth in the Parent SEC Documents and except for any failure to be in compliance that would not have a Material Adverse Effect on Parent. To the knowledge of Parent, except as disclosed in the Parent SEC Documents or Part
3.16 of the Parent Disclosure Schedule, no Parent Program is under investigation with respect to, charged with violating or been given notice of any violation of, any applicable law, statute, order, rule, regulation, policy, guideline, or judgment entered, by any federal, state, local or foreign Governmental Authority.

     3.17  Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any Parent Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Parent has delivered or made available to the Company accurate and complete copies of all Parent Returns that have been requested by the Company.

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

     (b) The Parent Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Parent will establish, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes through the Closing Date, and Parent will disclose the dollar amount of such reserves to the Company on or prior to the Closing Date.

     (c) Except as set forth in Part 3.17 of the Parent Disclosure Schedule, there have been no examinations or audits of any Parent Return by any Governmental Body. Parent has delivered or made available to the Company accurate and complete copies of all audit reports and similar documents (to which Parent has access) relating to the Parent Returns. Except as set forth in
Part 3.17 of the Parent Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by any Parent Company or any other Person), and no such extension or waiver has been requested from any Parent Company.

     (d) No claim or Proceeding is pending or has been threatened against or with respect to any Parent Company in respect of any Tax. There are no liens for Taxes upon any of the assets of any Parent Company except liens for current Taxes not yet due and payable. None of the Parent Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

     (e) Except as listed in Part 3.17 of the Parent Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. None of the Parent Companies is, or has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     3.18  Employee and Labor Matters; Benefit Plans.

     (a) Part 3.18(a) of the Parent Disclosure Schedule identifies each written or unwritten salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any Parent Company for the benefit of any employee of any Parent Company ("Employee").

     (b) None of the Parent Companies maintains, sponsors or contributes to, nor has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

     (c) Each of the Parent Companies maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 3.18(c) of the Parent Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (d) With respect to each Plan, Parent has delivered or made available to the Company:

          (i) an accurate and complete copy of such Plan (including all amendments thereto);

          (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last five years;

          (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

          (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

          (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

          (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) None of the Parent Companies is required to be, and, to the best of the knowledge of Parent, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c),
(m) or (o) of the Code. Parent has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Parent Companies has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

     (f) None of the Parent Companies has any plan or commitment to create any additional Welfare Plan or Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Parent Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, but not limited to, ERISA and the Code.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked.

     (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Parent Company (whether or not under any Plan), materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (l) None of the Parent Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Parent Companies' employees are "at will" employees.

     (m) Except where the failure to comply has not had and will not have a Material Adverse Effect on Parent, each of the Parent Companies is, and has at all times since June 30, 1996 been, in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     3.19  Environmental Matters.

     (a) None of the Real Properties is or has ever been, nor is Parent or any of the Parent Subsidiaries or any other Person for whom Parent may be liable, in violation of, and each of such Persons and the Real Properties is in full compliance with, all Environmental Laws, except as would not, singly or in the aggregate, have a Material Adverse Effect on Parent. During the time in which any Real Property has been owned, operated, occupied or leased by any Parent Company, neither such Parent Company nor any third party has used, generated, manufactured, produced, stored or disposed of on, under or about the Real Property, or transported to or from such Real Property any Hazardous Material, except in compliance with Environmental Laws. There is no present or, to the knowledge of the Parent, threatened Release of any Hazardous Materials in, on or under the Property. If any pesticides have been disposed of, or placed, sprayed or deposited on any Real Property, such acts have been in full compliance with and such pesticides are registered under the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 136 et seq.), as amended, or any successor statute, and any other applicable federal, state or local law or regulation promulgated thereunder.

     (b) Neither Parent nor any of the Parent Subsidiaries has received any citation, directive, inquiry, summons, warning, order, notice or other written communication, whether from a governmental authority, citizens' group, employee, the current or prior owner or operator of any Facilities or otherwise, alleging that any Parent Company or any other Person for whom any Parent Company may be liable or any Real Property is not in full compliance with any Environmental Laws or permit or authorization required under applicable Environmental Laws, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no legal or administrative proceeding or inquiry pending or, to the knowledge of Parent, threatened by any Person or any Governmental Body (including, without limitation, the United States Environmental Protection Agency and any other federal or state agency with jurisdiction over the Parent Companies any/or the Real Property under any Environmental Laws) with respect to the presence of Hazardous Materials on any Real Property or the migration thereof from or to other property. Parent and each Parent Subsidiary has all permits, licenses and approvals (which are included in the Permits) required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property, Parent and each Parent Subsidiary is in full compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued and are in full force and effect, except for such failures to have permits, licenses or approvals or non-compliance that would not, singly or in the aggregate, have a Material Adverse Effect on Parent.

     (c) There is no claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence in or release into the environment of any Hazardous Materials at any location owned, leased or operated, now or in the past, including, without limitation, any Real Property, by any Parent Company or any other Person for whom any Parent Company may be liable, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law (collectively, "Environmental Claims") pending or threatened against any Parent Company or any other Person whose liability for any Environmental Claim any Parent Company has retained or assumed either contractually or by operation of law.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary with respect to property owned, leased or operated by or for Parent or any Parent Subsidiary, now or in the past, including, without limitation, any Real Property or with respect to any property in, on or under which are located Hazardous Materials that were generated by any Parent Company or any other Person for whom any Parent Company may be liable, or against any Person whose liability for any Environmental Claim any Parent Company has retained or assumed either contractually or by operation of law.

     3.20 Insurance. Part 3.20 of the Parent Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of Parent and the Parent Subsidiaries and identifies any material

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

claims currently outstanding thereunder, and Parent has delivered or made available to the Company accurate and complete copies of the insurance policies identified on Part 3.20 of the Parent Disclosure Schedule. Each of the insurance policies identified in Part 3.20 of the Parent Disclosure Schedule is in full force and effect. Since June 30, 1996, none of the Parent Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any covered claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     3.21  Legal Proceedings; Orders.

     (a) Except as set forth in Part 3.21 of the Parent Disclosure Schedule, or the Parent SEC Documents, there is no pending Legal Proceeding, and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal
Proceeding: (i) that involves any Parent Company or any of the properties or assets owned or used by any Parent Company; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To the best of the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 3.21 of the Parent Disclosure Schedule or the Parent SEC Documents or that will not have a Material Adverse Effect on Parent, since June 30, 1996, no Legal Proceeding has been commenced by or has been pending against any Parent Company.

     (c) Except as will not have a Material Adverse Effect on Parent, there is no order, writ, injunction, judgment or decree to which any Parent Company, or any of the properties or assets owned or used by any Parent Company, is subject. To the best of the knowledge of Parent, no officer or other employee of any Parent Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Parent Company.

     3.22  Full Disclosure.

     (a) This Agreement (including the Parent Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) The information supplied by Parent for inclusion in the S-4 Registration Statement (as defined in Section 4.11) will not, as of the date of the S-4 Registration Statement or as of the date of the Parent Stockholders' Meeting (as defined in Section 4.7), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

     3.23 Related Party Transactions. Except as set forth in the Parent SEC Documents and except pursuant to ownership of Parent's outstanding securities:
(a) no Related Party has, and no Related Party has at any time since June 30, 1996 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any Parent Company; (b) no Related Party is, or has at any time since June 30, 1996 been, indebted to any Parent Company;
(c) since June 30, 1996, no Related Party has entered into, or has had any direct or indirect financial interest in, any Parent Material Contract, transaction or business dealing involving any Parent Company; (d) no Related Party is competing, or has at any time since June 30, 1996 competed, directly or indirectly, with any Parent Company; and (e) to the knowledge of Parent, no Related Party has any claim or right against any Parent Company (other than rights under stock options and rights to receive compensation for services performed as an employee of any such Parent Company). (For purposes of the
Section 3.23 each of the following shall be deemed to be a "Related Party": (i) each individual who is an executive officer or director of any Parent Company;
(iii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Parent Companies) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     3.24  Medicare and Medicaid Participation.

     (a) (i) There are no pending or, to the knowledge of Parent, threatened claims or investigations by Medicare, Medicaid, Blue Cross or any other cost-based third party payor (the "Programs") against any Parent Company or Parent Program; and (ii) each Parent Company and Parent Program currently meets the conditions for participation in the Programs.

     (b) None of the Parent Companies or, to the knowledge of Parent, any other Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. sec. 1001.1001(a)(2)) in any Parent Company or Parent Program or who has an ownership or control interest in any Parent Company, or who is an officer, director, agent, or managing employee of any Parent Company or Parent Program and (ii) to the knowledge of Parent, no person with any relationship with such entity who has an indirect ownership interest in any Parent Company or Parent Program: (A) has had a civil monetary penalty assessed against it under SSA sec. 1128A; (B) has been excluded from participation under the Medicare programs or a State Health Care Program; (C) has been convicted (as that term is defined in 42 C.F.R. sec. 1001.2) or any of the following categories of offenses as described in SSA sec. 1128(a) and (b)(1), (2), (3):
(i) criminal offenses relating to the delivery of any item or service under Medicare, Medicaid or any other State Health Care Program or any Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental entity;
(iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or (v) criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     3.25 Illegal Payments. None of the Parent Companies has, directly or indirectly, paid or delivered, or agreed to pay or deliver, any fee, commission or other sum of money or item or property, however characterized, to any finder, agent or government official, in the United States or any other country, which is in any manner related to the business or operations of any Parent Company, which Parent knows or has reason to believe to have been illegal under any applicable Legal Requirements; and none of the Parent Companies has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     3.26 Fraud and Abuse. To the knowledge of Parent, none of the Parent Companies nor any Affiliate is engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. sec.sec. 1320a-7 - 1320a-7b, 1395nn, and 1396b(s), the False Claims Act or the regulations promulgated pursuant to such statutes, or any similar federal, state or local statutes or regulations or which are prohibited by binding rules of professional conduct or any other criminal or civil statute invoked to penalize the submission of false claims, the making of false statements, the failure to disclose information for which disclosure is required, or financial relationships with physicians or others that constitute illegal remuneration or violate the "Stark law," including, but not limited to, the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) failing to disclose knowledge by a claimant of occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or

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

          (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable governmental payors, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other governmental payors.

The term "Affiliate" shall mean any corporation, partnership or organization, whether now existing or hereafter created, which directly or indirectly controls, is controlled by, or is under common control with, any Parent Company, and any director or officer of each Parent Company or any such Affiliate.

SECTION 4. Covenants of the Parties

     4.1  Access and Investigation.

     (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

     (b) During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (i) provide the Company and the Company's Representatives with reasonable access to the Parent Companies' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Parent Companies, and with such additional financial, operating and other data and information regarding the Parent Companies, as the Company may reasonably request.

     4.2  Operation of Business.

     (a) During the Pre-Closing Period, except pursuant to prior written consent of Parent, the Company shall, and shall cause each of the other Acquired Companies to:

          (i) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (ii) use reasonable efforts (which shall not include or require the expenditure of any funds, except consistent with the ordinary course of business) to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

          (iii) pay the premiums required by, and use its best efforts to keep in full force, all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

          (iv) except as required by any agreement or designations (as set forth in Part 2.5 of the Company Disclosure Schedule), not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (v) not sell, issue or authorize the issuance of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or other security, or (3) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to

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

     grant stock options to employees in accordance with its past practices and,
     (y) to issue Company Common Stock to employees upon the exercise of outstanding stock options, warrants and shares of preferred stock);

          (vi) except as contemplated herein, not amend or waive any of its rights under, or permit the acceleration of vesting under, (1) any provision of the Company's stock option plans, (2) any provision of any agreement evidencing any outstanding stock option or warrant, or (3) any provision of any restricted stock purchase agreement;

          (vii) except as contemplated herein, not amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or, except as set forth in Part 4.2(a)(vii) of the Company Disclosure Schedule, not effect or permit Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (viii) except as set forth in Part 4.2(a)(viii) of the Company Disclosure Schedule, not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (ix) not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed the amounts set forth on Part 2.5 of the Company Disclosure Schedule;

          (x) except for Company Material Contracts described in clauses (iii),
     (vi), (ix), (xi) or (xii) of Section 2.10(a) that are entered into, amended, terminated or waived in the ordinary course of business consistent with past practice, not (1) enter into, or permit any of the properties or assets owned or used by it to become bound by, any Company Material Contract, or (2) amend or prematurely terminate, or waive any material right or remedy under, any such Company Material Contract;

          (xi) not (1) acquire, lease or license any right, personal or real property or other asset from any other Person or, (2) sell or otherwise dispose of, or lease or license, or waive or relinquish any right with respect to, any right, personal or real property or other asset to any other Person (other than the sale or other disposition of certain subsidiaries of the Company listed in Part 4.2(a)(xi) of the Company Disclosure Schedule), in each case, except for any such actions (x) pursuant to Contracts that can be performed wholly or terminated (without penalty) within one year by the Acquired Companies and (y) which do not exceed $250,000 in value or liability (in any one transaction or series of related transactions);

          (xii) not lend money to any Person, except for any loan not exceeding $250,000 for any one-year period to any Person who is not a Related Person (as defined in Section 2.18) in the ordinary course of business consistent with past practice;

          (xiii) not incur or guarantee any indebtedness for borrowed money in excess of $250,000 (except that the Acquired Companies may (1) make routine borrowings in the ordinary course of business under their existing lines of credit with Bank of America and (2) incur intercompany indebtedness in the ordinary course of business consistent with past practice);

          (xiv) except as set forth in Part 4.2(a)(xiv) of the Company Disclosure Schedule, not (i) establish, adopt or amend any Employee Benefit Plan except as contemplated herein, (ii) except in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iii) hire any new employee whose aggregate annual compensation is expected to exceed $150,000 or (iv) adopt any severance plan or arrangement or enter into any severance agreement, or enter into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

          (xv) not change any of its methods of accounting or accounting practices in any material respect;

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

          (xvi) except as set forth in Part 2.9(a)(vi) of the Company Disclosure Schedule, not make any Tax election;

          (xvii) not commence or settle any material Legal Proceeding; provided, however, that consent by Parent with respect to the commencement of any Legal Proceeding shall not be unreasonably withheld or delayed;

          (xviii) not agree or commit to take any of the actions described in clauses "(iv)" through "(xvii)" above.

     (b) During the Pre-Closing Period, except pursuant to prior written consent of the Company, each of the Parent Companies shall:

          (i) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (ii) use reasonable efforts (which shall not include or require the expenditure of any funds, except consistent with the ordinary course of business) to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

          (iii) pay the premiums required by, and use its best efforts to keep in full force, all insurance policies identified in Part 3.20 of the Parent Disclosure Schedule;

          (iv) except as required by any agreement or designations (as set forth in Part 4.2(b)(iv) of the Parent Disclosure Schedule), not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (v) not sell, issue or authorize the issuance of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or other security, or (3) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent shall be permitted
     (x) to grant stock options to employees in accordance with its past practices and, (y) to issue Parent Common Stock to employees upon the exercise of outstanding stock options, warrants and shares of preferred stock);

          (vi) except as contemplated herein, not amend or waive any of its rights under, or permit the acceleration of vesting under, (1) any provision of Parent's stock option plans, (2) any provision of any agreement evidencing any outstanding stock option or warrant, or (3) any provision of any restricted stock purchase agreement;

          (vii) except as contemplated herein, not amend or permit the adoption of any amendment to Parent's Certificate of Incorporation or bylaws, or, except as set forth in Part 4.2(b)(vii) of the Parent Disclosure Schedule, not effect or permit Parent to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (viii) except as set forth in Part 4.2(b)(viii) of the Parent Disclosure Schedule, not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (ix) not make any capital expenditure, except for capital expenditures that do not exceed $250,000 per month in the aggregate;

          (x) except for Parent Material Contracts described in clauses (iii),
     (vi), (ix), (xi) or (xii) of Section 3.13(a) that are entered into, amended, terminated or waived in the ordinary course of business consistent with past practice, not (1) enter into, or permit any of the properties or assets owned or used by it to become bound by, any Parent Material Contract, or (2) amend or prematurely terminate, or waive any material right or remedy under, any such Parent Material Contract;

          (xi) not (1) acquire, lease or license any right, personal or real property or other asset from any other Person or, (2) sell or otherwise dispose of, or lease or license, or waive or relinquish any right with
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

     respect to, any right, personal or real property or other asset to any other Person, in each case, except for any such actions (x) pursuant to Contracts that can be performed wholly or terminated (without penalty) within one year by Parent and (y) which do not exceed $250,000 in value or liability (in any one transaction or series of related transactions);

          (xii) not lend money to any Person, except for any loan not exceeding $250,000 for any one-year period to any Person who is not a Related Person (as defined in Section 3.23) in the ordinary course of business consistent with past practice;

          (xiii) not incur or guarantee any indebtedness for borrowed money in excess of $250,000 (except that the Parent Companies may (1) make routine borrowings in the ordinary course of business under their existing lines of credit with Sanwa Bank and (2) incur intercompany indebtedness in the ordinary course of business consistent with past practice);

          (xiv) except as set forth in Part 4.2(b)(xiv) of the Parent Disclosure Schedule, not (i) establish, adopt or amend any Employee Benefit Plan except as contemplated herein, (ii) except in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (iii) hire any new employee whose aggregate annual compensation is expected to exceed $150,000 or (iv) except as contemplated herein, adopt any severance plan or arrangement or enter into any severance agreement, or enter into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

          (xv) not change any of its methods of accounting or accounting practices in any material respect;

          (xvi) not make any Tax election;

          (xvii) not commence or settle any material Legal Proceeding; provided, however, that consent by the Company with respect to the commencement of any Legal Proceeding shall not be unreasonably withheld or delayed;

          (xviii) not agree or commit to take any of the actions described in clauses "(iv)" through "(xvii)" above.

     4.3  Notification; Updates to Company Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and

          (iii) any breach of any covenant or obligation of the Company.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 5 has been satisfied.

     (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

          (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and

          (iii) any breach of any covenant or obligation of Parent.

     (d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(c) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4  No Negotiation.

     (a) During the Pre-Closing Period, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or cooperate in any other way with, any Person (other than Parent) relating to or in connection with a possible Company Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction.

     This Section 4.4(a) does not prohibit the Company from furnishing information regarding the Company or entering into discussions or negotiations, or any agreement, with any Person in response to an unsolicited bona fide written proposal or offer relating to a possible Company Acquisition Transaction submitted by such Person if the Board of Directors of the Company concludes in good faith, based upon the advice of legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law.

     The parties acknowledge that any breach of the foregoing provisions by any officer, director or agent (including any employee acting as agent) of any of the Acquired Companies (including any breach by a Principal Stockholder) shall be deemed a breach by the Company.

     The Company shall, and shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than with Parent) relating to a possible Company Acquisition Transaction. The Company shall promptly notify Parent orally and in writing of any expression of interest, inquiry, proposal, offer or request for information relating to a possible Company Acquisition Transaction that is received by the Company, any of the Principal Stockholders or any of their respective Representatives during the Pre-Closing Period.

     (b) During the Pre-Closing Period, Parent shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Company) relating to a possible Parent Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or cooperate in any other way with, any Person (other than the Company) relating to or in connection with a possible Parent Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any Person (other than the Company) relating to a possible Parent Acquisition Transaction.

     This Section 4.4(b) does not prohibit Parent from furnishing information regarding Parent or entering into discussions or negotiations, or any agreement, with any Person in response to an unsolicited bona fide written proposal or offer relating to a possible Parent Acquisition Transaction submitted by such Person if the Board of Directors of Parent concludes in good faith, based upon the advice of legal counsel, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law.

     The parties acknowledge that any breach of the foregoing provisions by any officer, director or agent (including any employee of Parent acting as agent) of Parent shall be deemed a breach by Parent.

     Parent shall, and shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than with the Company) relating to a possible Parent Acquisition Transaction. Parent shall promptly notify the Company orally and in writing of any expression of interest, inquiry, proposal, offer or request for information relating to a possible Parent Acquisition Transaction that is received by Parent or any of its Representatives during the Pre-Closing Period.

     4.5 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, including any filings required under the Securities Act, the HSR Act and applicable state licensure laws, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

     4.6  Company Stockholders' Meeting.

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock (the "Company Stockholders' Meeting") to consider and vote upon this Agreement and the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the S-4 Registration Statement (as defined in Section 4.11) is declared effective under the Securities Act and Parent delivers to the Company the number of Proxy Statements reasonably requested by the Company (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC).

     (b) The board of directors of the Company (by at least a majority vote) shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and, subject to Section 4.6(c) below, neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the board of directors of the Company that the Company's stockholders vote in favor of the adoption and approval this Agreement and the approval of the Merger.

     (c) Notwithstanding the foregoing, nothing in this Section 4.6 shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger and approval and adoption of this Agreement (and the Joint Proxy Statement may reflect such withdrawal, amendment or modification) to the extent that the Board of Directors of the Company shall conclude in good faith, based upon the advice of legal counsel, that such withdrawal, amendment or modification is required in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations under applicable law.

     4.7  Parent Stockholders' Meeting.

     (a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of outstanding Parent Common Stock to consider and vote upon the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the S-4 Registration Statement is declared effective under the Securities Act (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the
SEC).

     (b) The board of directors of Parent (by at least a majority vote) shall recommend that Parent's stockholders vote in favor of the approval of the Merger; the Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent has recommended that Parent's stockholders vote in favor of the approval of the principal terms of the Merger; and, subject to
Section 4.7(c) below, neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the recommendation of the board of directors of Parent that Parent's stockholders vote in favor of the approval of the principal terms of the Merger.

     (c) Notwithstanding the foregoing, nothing in this Section 4.7 shall prevent the Board of Directors of Parent from withdrawing, amending or modifying its recommendation in favor of the Merger and approval and adoption of this Agreement (and the Joint Proxy Statement may reflect such withdrawal, amendment or modification) to the extent that the Board of Directors of Parent shall conclude in good faith, based upon the advice of legal counsel, that such withdrawal, amendment or modification is required in order for the Board of Directors of Parent to act in a manner that is consistent with its fiduciary obligations under applicable law.

     4.8 Public Announcements. During the Pre-Closing Period, neither the Company nor Parent shall (and the Company and Parent shall not permit any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent; provided, however, that either party may make a public statement or issue a press release in the event that such disclosure is required by applicable law, based upon the written advice of outside legal counsel, in which case the other party shall be consulted regarding the disclosure to be made and shall be entitled to make or issue the same or similar disclosure or release.

     4.9  Surveys; Title Insurance.

     (a) The Company shall use its best efforts to assist Parent in obtaining a land survey for each parcel of Real Property owned by the Acquired Companies as requested by Parent, which surveys shall be certified to Parent and the Company (and any other party reasonably requested by Parent) and shall name Parent and the Company (and such other parties as reasonably requested) as the parties for whose benefit it is prepared. Parent shall pay for the costs of such surveys.

     (b) The Company shall cause to be prepared and delivered to Parent within thirty (30) days after the date of this Agreement a current, effective commitment for title insurance (or at Parent's election for endorsement of existing title insurance policies) for each parcel of Real Property owned by the Acquired Companies (the "Title Commitments") issued by a title company or companies (the "Title Company") reasonably satisfactory to Parent, with the Surviving Corporation as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitments.

     (c) Parent shall be entitled to object to any title matters (other than title matters which (1) are listed in clauses (ii) through (iv) of the definition of Permitted Liens and (2) do not materially interfere with the continued use of Owned Property as currently utilized) shown in the Title Commitments, in its reasonable discretion, by a written notice of objections delivered to the Company. The Company shall cooperate with Parent in curing any objections Parent may have to title to the Real Property or obtaining affirmative title insurance protection for such exceptions satisfactory to Parent in Parent's reasonable discretion.

     (d) The Title Company shall deliver to Parent at Closing a commitment to issue an ALTA Owner's Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Company as of the Closing Date containing the Endorsements, insuring the Acquired Companies as owner of good, marketable (to the extent available in the particular jurisdiction) and indefeasible fee simple title to the Real Property owned by any Acquired Company, and subject only to the Title Exceptions (the "New Title Policies"). "Title Exceptions" shall mean, except as do not materially interfere with the continued use of Owned Property as currently utilized, (A) exceptions to title to the Real Property owned by any Acquired Company set forth on the Title Commitments and approved by Parent and (B) clauses (ii), (iii), (iv) and
(v) of the definition of Permitted Liens. "Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which Real Property is located: (1) owner's comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) legal lot; (7) zoning 3.1, with parking and loading docks; and (8) such other endorsements as Parent may reasonably require. The Company shall execute at Closing an ALTA Statement (Owner's Affidavit) and any other documents, undertakings or agreements reasonably required by the Title Company to issue the New Title Policies in accordance with the provisions of this Agreement.

     4.10 Best Efforts. Each of the parties to this Agreement shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement as promptly as possible (including, without limitation, using its reasonable efforts to cause the conditions set forth in Sections 5 and 6 for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     4.11  Registration Statement; Proxy Statement.

     (a) As promptly as practicable after the date of this Agreement, Parent shall prepare (and the Company shall assist Parent in such preparation) and cause to be filed with the SEC a registration statement on Form S-4 covering the Parent Common Stock to be issued to the Company stockholders in the Merger (the "S-4 Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Parent shall use all reasonable efforts to cause the S-4 Registration Statement (including the Joint Proxy Statement) to comply with the rules and regulations promulgated by the SEC, and each of Parent and the Company shall use all reasonable efforts to respond promptly to any comments of the SEC or its staff, and Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Companies and the Company's stockholders that is required or reasonably requested by Parent in connection with any action contemplated by this Section 4.11. If any event relating to the Acquired Companies or if the Company becomes aware of any information that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Joint Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

     (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

     (c) Parent shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

     4.12 Regulatory Approvals. The Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     4.13 Termination of Employee Plans. At the Closing, the Company shall terminate its 1993 Stock Option Plan and its 1996 Stock Option Plan (collectively, the "Option Plans") and shall ensure that no employee or former employee of the Company has any rights under any of the Option Plans and that any liabilities of the Company under the Option Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

     4.14 Repurchase Offer. Promptly after the execution of this Agreement, the Company shall offer to repurchase, as of the Closing Date, all outstanding stock options of the Company for an aggregate purchase price of $1,135,546 (the "Repurchase Offer"). The offering documents to be sent to such option holders shall be in form and substance reasonably acceptable to Parent.

     4.15 Board Composition of Parent. Parent shall use all reasonable efforts, subject to the fiduciary duties of Parent's directors, to ensure that, as soon as practicable following the Effective Time, the board of directors of Parent shall appoint Stack as a director of Parent pending Parent's 1998 Annual Meeting of Stockholders and shall nominate Stack to be elected as a director of Parent in the Proxy Statement for such Annual Meeting.

SECTION 5. Conditions Precedent to Obligations of Parent and Merger Sub.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     5.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects on the Closing Date as if made on the Closing Date (without giving effect to any update to the Company Disclosure Schedule not consented to in writing by Parent).

     5.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     5.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) a majority of the Company Common Stock entitled to vote with respect thereto, (b) a majority of the Series A Preferred Stock entitled to vote with respect thereto and (c) a majority of the Parent Common Stock entitled to vote with respect thereto.

     5.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.24 of the Company Disclosure Schedule and in Part
3.5 of the Parent Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     5.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) the Affiliate and Lock-Up Agreements executed by the Persons identified on Exhibit C-1;

          (b) the Company shall have obtained and delivered to Parent prior to August 29, 1998 valid consents and agreements executed by all of the Persons who are parties to the Existing Stockholders Agreements irrevocably consenting and agreeing to the termination of each of the Existing Stockholders Agreements, subject only to the consummation of the Merger;

          (c) the Stockholder Agreements shall have been executed by each Principal Stockholder and shall be enforceable against each Principal Stockholder;

          (d) the Series B Preferred Stock Agreement shall have been executed by Welsh Carson shall have performed and complied with all obligations under the Series B Preferred Stock Agreement required to be performed or complied by it at or prior to the Effective Time;

          (e) the Escrow Agreement shall have been executed by the Escrow Agent and the Stockholders' Representatives;

          (f) a legal opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, dated as of the Closing Date, in form and substance reasonably acceptable to Parent and its counsel;

          (g) written resignations of all directors and officers of the Company (other than Stack), effective as of the Effective Time; and

          (h) customary closing certificates.

     5.6 Stock Options and Warrants. Each and every unexpired and unexercised stock option (not included in the Repurchase Offer) (other than the 1993 Options) and warrant of the Company outstanding immediately prior to the Closing shall have been exercised by the holder thereof or shall have been terminated and canceled effective upon the Effective Time.

     5.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq Stock National Market.

     5.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or reasonably deemed applicable to the Merger that (i) makes consummation of the Merger illegal or (ii) as a whole, is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

     5.9 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued or threatened by the SEC with respect to the S-4 Registration Statement.

     5.10 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of damages in connection with the Merger or (ii) seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation, in each case which is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

     5.11 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     5.12 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 4.13.

     5.13 Fairness Opinion. The board of directors of Parent shall have received the written opinion of SunTrust Equitable Securities, financial advisor to Parent, in customary form and to the effect that the consideration to be received by the stockholders of the Company is fair to the stockholders of Parent from a financial point of view.

     5.14 Financing. Parent shall have received bank financing of at least $175,000,000, on terms reasonably acceptable to Parent.

     5.15  1998 Audited Financial Statements.

     (a) Parent shall have received from the Company the audited balance sheet of the Company as of June 30, 1998 and the related audited income statement, statement of stockholders' equity and statement of cash flows of the Company for the fiscal year ended June 30, 1998, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto (collectively, the "1998 Financial Statements").

     (b) Except as set forth in Part 2.5 of the Company Disclosure Schedule (without giving effect to any update to the Company Disclosure Schedule not consented to in writing by Parent), the 1998 Financial Statements shall not reflect, when compared to the unaudited Company Financial Statements for the May 31, 1998 period ended May 31, 1998 to Parent on or prior to the date hereof, any material adverse change, in the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, considered as a whole.

     5.16 Environmental Reports. Parent shall have received from the Company (at the sole cost of Parent) Phase I reports and any additional environmental reports reasonably requested by Parent with respect to (i) each of the Owned Properties listed on Exhibit J hereto and (ii) each stand-alone building leased by the Acquired Companies.

     5.17 New Title Policies. (i) Parent shall have received the New Title Policies with respect to the Real Property owned by the Acquired Companies complying with the requirements of Section 4.9 and (ii) Parent shall have also received results of Uniform Commercial Code, judgment and tax lien searches (dated within thirty (30) days of the Closing Date from the state and county in which each Acquired Company's principal place of business is located and each other state and county in which any of the Property is located), in each case delivered by Company at Parent's expense, evidencing that no Encumbrances or judgments of record exist against such Acquired Company, other than Permitted Liens.

     5.18 Amendment of THC Agreements. Section 9.6 of the Asset Purchase Agreement, dated as of October 22, 1996, and Section 9.6 of the Merger Agreement, dated October 22, 1996, between the Company and Transitional Hospitals Corporation ("THC"), shall have been amended to the reasonable satisfaction of Parent.

     5.19 Acquisition of Stock and/or Assets of CBHS. The Company shall have completed the acquisition of the stock and/or assets of CBHS, an affiliate of Vencor; provided, however, that Parent shall have the option, at its sole discretion after the completion of reasonable due diligence, to direct the Company not to complete such acquisition (in which case this condition shall be deemed waived by Parent).

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

     5.20 Government Regulations. There shall not have been a material adverse change in governmental laws or regulations, or interpretations thereof, relating to the healthcare industry from that in effect as of the date hereof.

     5.21 Review of Leases. Parent shall have had the opportunity to review the leases identified in Part 2.6(c) of the Company Disclosure Schedule and shall have determined, in its sole reasonable discretion, that the provisions of such leases would not result in a Material Adverse Effect on the Company; provided, however, that this condition shall be deemed waived by Parent unless on or prior to August 6, 1998, Parent terminates this Agreement due to the failure of this condition to be satisfied.

SECTION 6. Conditions Precedent to Obligations of the Company

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects on the Closing Date as if made on the Closing Date (without giving effect to any update to the Parent Disclosure Schedule not conformed to in writing by the Company).

     6.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) a majority of the Company Common Stock entitled to vote with respect thereto and (b) a majority of the Parent Common Stock entitled to vote with respect thereto.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.24 of the Company Disclosure Schedule and in Part
3.5 of the Parent Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. The Company shall have received the following documents:

          (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date in form and substance reasonably acceptable to the Company and its counsel;

          (b) the Escrow Agreement shall have been executed by the Escrow Agent and Parent;

          (c) the Exchange Agent Agreement shall have been executed by the Exchange Agent and Parent and shall be in full force and effect; and

          (d) customary closing documents.

     6.6 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that (i) makes consummation of the Merger illegal or
(ii) as a whole, is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

     6.8 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of damages in connection with the Merger or (ii) seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation, in each case which is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

     6.10 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.11 Fairness Opinion. The board of directors of Parent shall have received the written opinion of SunTrust Equitable Securities, financial advisor to Parent, in customary form and to the effect that the consideration to be received by the stockholders of the Company is fair to the stockholders of Parent from a financial point of view.

     6.12  Unaudited Interim Financial Statements.

     (a) The Company shall have received from Parent the unaudited balance sheet of Parent as of July 31, 1998 and the related unaudited income statement of the Company for the quarter ended July 31, 1998, together with the notes thereto (collectively, the "Unaudited Interim Financial Statements").

     (b) Except as set forth in the Parent SEC Documents and in Part 3.8 of the Parent Disclosure Schedule (without giving effect to any update to the Parent Disclosure Schedule not consented to in writing by the Company), the Unaudited Interim Financial Statements shall not reflect, when compared to the audited financial statements of Parent for the year ended April 30, 1998 delivered to the Company on or prior to the date hereof, any material adverse change, in the business, condition, assets, liabilities, operations or financial performance of the Parent Companies, considered as a whole.

     6.13 Government Regulations. There shall not have been a material adverse change in governmental laws or regulations, or interpretations thereof, relating to the healthcare industry from that in effect as of the date hereof.

SECTION 7.  Termination

     7.1  Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 5 (other than Section 5.5(b)) has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of the Company or any of the Principal Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in the Stockholders Agreements, respectively);

          (c) by Parent if the Closing has not taken place on or before January 31, 1999 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before January 31, 1999 (other than as a result of the failure on the part of the Company or any of the Principal Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in the Stockholders Agreements, respectively);

          (e) by the mutual consent of Parent and the Company;

          (f) by Parent (at any time prior to stockholder approval of this Agreement, the Merger and the transactions contemplated hereby) if, pursuant to and in compliance with Section 4.4(b), Parent and its

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

     Board of Directors conclude in good faith that Parent must accept an unsolicited bona fide written proposed Parent Acquisition Transaction which could reasonably be expected to result in a transaction that is more favorable to Parent's stockholders than the Merger (any such more favorable proposed Parent Acquisition Transaction being referred to in this Agreement as a "Superior Proposal"); provided, however, that if this Agreement is terminated pursuant to this Section 7.1(f), Parent shall pay to the Company a nonrefundable fee of $7.5 million in cash (and no additional fee will be required under Section 7.3) upon Parent's (or its Board of Directors') election to accept such Superior Proposal. In reaching such conclusion, the Board of Directors shall consult with outside legal counsel (and other advisors as appropriate);

          (g) by Parent as provided in Section 7.3;

          (h) by the Company as provided in Section 7.3; or

          (i) by Parent after August 29, 1998 if the condition set forth in
     Section 5.5(b) has not been satisfied.

     7.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 7.1(a), Section 7.1(c), Section 7.1(f), Section 7.1(g) or
Section 7.1(i), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 7.1(b), Section 7.1(d) or
Section 7.1(h), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     7.3  Termination Fees.

     (a) Parent may terminate this Agreement immediately (unless already terminated as provided in clause (iv) below) and the Company shall pay to Parent a nonrefundable termination fee of $7.5 million in cash payable upon termination of this Agreement, if (i) at any time prior to the Closing Date, the Company accepts a third party proposal or offer relating to a possible Company Acquisition Transaction; (ii) the Company fails to complete the Company Stockholders' Meeting as required herein; (iii) the Company's board of directors withdraws, amends or modifies, in a manner adverse to Parent, its recommendation that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger; or (iv) the Company terminates this Agreement other than pursuant to Section 7.1; provided, however, that no termination fee shall be payable in the event that Parent terminates this Agreement pursuant to Section 5.21.

     (b) The Company may terminate this Agreement immediately (unless already terminated as provided in clause (iv) below) and Parent shall pay to the Company a nonrefundable termination fee of $7.5 million in cash payable upon termination of this Agreement, if (i) at any time prior to the Closing Date, Parent accepts a third party proposal or offer relating to a possible Parent Acquisition Transaction; (ii) Parent fails to complete the Parent Stockholders' Meeting as required herein; (iii) Parent's board of directors withdraws, amends or modifies, in a manner adverse to the Company, its recommendation that the Parent's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger; or (iv) Parent terminates this Agreement other than pursuant to Section 7.1.

     7.4  Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement or any obligation to pay a termination fee as set forth in Section 7.3; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 4.8.

SECTION 8.  Indemnification, Etc.

     8.1  Survival of Representations, Etc.

     (a) The representations and warranties made (i) by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in any certificate delivered at Closing by an officer of the Company) and (ii) by Parent and Merger Sub (including the representations and warranties set forth in Section 3 and the representations and warranties set forth in any certificate delivered at Closing by an officer of Parent or Merger Sub) shall survive the Closing and shall expire on the 18-month anniversary of the Closing Date (the "Expiration Date").

     (b) The representations, warranties, covenants and obligations of Parent, Merger Sub and the Company, and the rights and remedies that may be exercised by such parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the such parties or any of their Representatives.

     (c) For purposes of this Agreement, (i) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a part of the representations and warranties made by the Company in this Agreement and (ii) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a part of the representations and warranties made by Parent and Merger Sub in this Agreement.

     8.2  Indemnification by Stockholders.

     (a) From and after the Effective Time (but subject to Section 8.1(a), this
Section 8.2, Section 8.4 and Section 9.11), the Stockholders, jointly and severally, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in any certificate delivered at Closing by an officer of the Company (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to the Company Disclosure Schedule and any update thereto delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Section 4); (iii) any activities of any Acquired Company of the type described in Section 2.22 engaged in by such Acquired Company prior to the Closing Date or; (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 8 or the Escrow Agreement). Notwithstanding the foregoing, the Parent Indemnitees' sole recourse for any Damages with respect to which indemnification is sought under this Section 8 (other than Damages determined by a court of competent jurisdiction in a proceeding from which no further appeal is permitted to be taken to have been primarily caused by fraud or intentional misrepresentation) shall be to the Escrow Amount. In no event shall a Stockholder's liability for any Damages with respect to which indemnification is sought be in excess of such Stockholder's pro rata amount of the Escrow Amount and no Stockholder shall have any personal liability for any Damages except with respect to Damages determined by a court of competent jurisdiction in a proceeding from which no further appeal is permitted to be taken to have been primarily caused by fraud or intentional misrepresentation or intentional breach by the Company.

     (b) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation identified in clause (i), (ii) or (iii) of Section 8.2(a), then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     (c) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Parent Indemnitee) with respect to which the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to this Section 8.2, Parent shall have the right, at its election, subject to the Escrow Agreement, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders solely from the Escrow Amount; provided, however, that Parent shall reimburse the Stockholders (or the Escrow Agent, as appropriate) for such expenses if it is ultimately determined by a court of competent jurisdiction, in a final, non-appealable order, that the Parent Indemnitees were not entitled to be indemnified against such claim or Legal Proceeding;

          (ii) each Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Representatives; provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders' Representatives prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholders' Representatives shall not limit any of the obligations of the Stockholders under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     8.3 Indemnification by Parent. From and after the Effective Time (but subject to Section 8.1(a), this Section 8.3, Section 8.4 and Section 9.11), Parent shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim), and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 or in any certificate delivered at Closing by an officer of Parent or Merger Sub (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to the Parent Disclosure Schedule and any update thereto delivered by Parent to the Company prior to the Closing); (ii) any breach of any covenant or obligation of Parent or Merger Sub (including the covenants set forth in Section 4); (iii) any activities of any Parent Company of the type described in Section 3.26 engaged in by such Parent Company prior to the Closing Date; or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Stockholder Indemnitee for the purpose of enforcing any of its rights under this Section 8. For purposes of measuring the Damages suffered or incurred by the Stockholder Indemnitees pursuant to this Section 8.3, the Stockholders' percentage ownership in Parent Common Stock as of the Effective Time shall be multiplied by the actual damages to Parent relating to clauses (i), (ii) and
(iii) above. Notwithstanding the foregoing, the maximum aggregate liability of Parent pursuant to this Section 8 (other than Damages determined by a court of competent jurisdiction in a proceeding from which no further appeal is permitted to be taken to have been primarily caused by fraud or intentional misrepresentation) shall not exceed $1,630,000.

     The Stockholders' Representatives shall give Parent prompt notice of the commencement of any such Legal Proceeding against the Stockholders; provided, however, that any failure on the part of the Stockholders' Representatives to so notify Parent shall not limit any of the obligations of Parent under this
Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     8.4 Further Limitations on Indemnification. Notwithstanding the foregoing, the right to indemnification under this Section 8 shall be subject to the following:

          (a) The Stockholders shall have no liability under Section 8.2 except to the extent that the Damages exceed $2,000,000 in the aggregate (the "Stockholders' Threshold Amount"), in which event the Stockholders shall be liable for $1,000,000 of such Threshold Amount and for all Damages in excess of the Threshold Amount, pursuant to the provisions of this Section 8; provided, however, in no event shall the Stockholders be liable for Damages, in the aggregate, in excess of $8,000,000.

          (b) Parent shall have no liability under Section 8.3 except to the extent that the Damages exceed $407,500 in the aggregate (the "Parent Threshold Amount"), in which event Parent shall be liable for $203,750 of such Parent Threshold Amount and for all Damages in excess of the Parent Threshold Amount, pursuant to the provisions of this Section 8; provided, however, in no event shall Parent be liable for Damages, in the aggregate, in excess of $1,630,000.

          (c) No indemnification shall be payable pursuant to Sections 8.2 or 8.3, as the case may be, after the Expiration Date, except for claims for Damages made prior to the Expiration Date but not then resolved.

          (d) All indemnification claims made under Section 8.2 shall be satisfied solely from the Escrow Amount.

          (e) The limitations of Sections 8.4(a), 8.4(b), 8.4(c) and 8.4(d) shall not apply to any claim for Damages that are determined by a court of competent jurisdiction in a proceeding from which no further appeal is permitted to be taken to have been primarily caused by fraud or intentional misrepresentation or intentional breach of any party.

          (f) In determining the amount of any indemnity under Section 8.2 or 8.3, the Damages shall be reduced (including, without limitation, retroactively) by any insurance proceeds, tax benefit or other similar recovery or offset (collectively, a "Third Party Recovery") realized, directly or indirectly, by the Indemnitee actually recovered by or on behalf of such Indemnitee in reduction of the loss giving rise to the claim for Damages. In connection with the foregoing sentence, the Indemnitee shall, or shall cause its Representatives to, pursue any such Third Party Recovery to the extent the Indemnitee determines, in its reasonable business judgement, that the prospects of recovery justify the expenses of pursuing such Third Party Recovery.

          (g) Neither Parent nor the Stockholders (as a group) (as applicable, the "Indemnifying Party") shall have liability under Section 8.2 or Section 8.3, as applicable, for Damages directly relating to changes in governmental laws or regulations, or interpretations thereof, relating to the healthcare industry from that in effect as of the Closing Date.

     8.5  Satisfaction of Indemnification Claim by Stockholder Indemnitees.

     (a) In the event Parent shall have any liability (for indemnification or otherwise) to any Stockholder Indemnitee under this Section 8, Parent shall, at Parent's option, satisfy such liability either (i) in cash, (ii) by delivering to such Stockholder Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) $9.2596 (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Effective Time and the date such liability is satisfied) or
(iii) any combination thereof.

     (b) If a Stockholder has incurred or suffered Damages for which it is entitled to indemnification under this Section 8, such Stockholder, shall, on or prior to the Expiration Date, give written notice of such claim (a "Claim Notice") to Parent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim. No Stockholder shall make any claim for Damages after the Expiration Date.

     (c) Within thirty (30) days of receipt of a Claim Notice, Parent shall provide to the Stockholder a written response (the "Response Notice") in which Parent shall (i) agree that the full Claimed Amount is valid, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is valid, or (iii) contest that any or all of the Claimed Amount is valid. Parent may contest a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which a Stockholder Indemnitee at issue is entitled to indemnification under this Section 8. If no Response Notice is delivered by Parent within such thirty
(30) day period, Parent shall be deemed to have agreed that the Claimed Amount is valid and that the Stockholder Indemnitee at issue is entitled to indemnification under this Section 8.

     (d) If Parent in the Response Notice agrees or, by failing to provide a Response Notice, is deemed to have agreed that the Claimed Amount is valid, Parent shall promptly following the required delivery date for the Response Notice deliver to the Stockholders who have incurred such Damages, in cash and/or shares of Parent Common Stock, the amount sufficient to satisfy the Claimed Amount, as determined pursuant to Section 8.5(a).

     (e) If Parent in the Response Notice agrees that part, but not all, of the Claimed Amount is valid, Parent shall promptly following the required delivery date for the Response Notice deliver to the Stockholders who have incurred such Damages, in cash and/or shares of Parent Common Stock, the amount necessary to satisfy the Agreed Amount, as determined pursuant to Section 8.5(a).

     (f) If Parent in the Response Notice contests the release of all or a part of the Claimed Amount (the "Contested Amount"), Parent shall not be required to deliver any Contested Amount to the Stockholders until (i) such time as the Stockholders shall agree in writing as to the amount to be delivered to the Stockholders, if any, or (ii) receipt by Parent of a final, nonappealable copy of a court order setting forth instructions to Parent as to the amount to be delivered to the Stockholders, if any.

     8.6 No Contribution. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     8.7 Right to Assume Defense. Subject to the provisions hereinafter stated, in case any action pursuant to Section 8.2 or 8.3 shall be brought against an Indemnitee and the Indemnifying Party shall have been notified thereof, such Indemnifying Party shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee. After notice from the Indemnifying Party to such Indemnitee of its election to assume the defense thereof, such Indemnifying Party shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate under applicable standards of professional conduct, in the written opinion of counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and such Indemnifying Party, the Indemnitee shall be entitled to retain its own counsel at the expense of such Indemnifying Party; provided, however, that no Indemnifying Party shall be responsible for the fees and expenses of more than one separate counsel for all Indemnitees.

SECTION 9. Miscellaneous Provisions.

     9.1  Appointment of Stockholders' Representatives.

     (a) Vencor, Welsh Carson and Stack shall, by virtue of the Merger, be irrevocably appointed representatives of the Stockholders and authorized and empowered to act for and on behalf of any or all of the Stockholders in connection with the indemnification provisions of Section 8 and the Escrow Agreement as they relate to the Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representatives of the Stockholders to resolve, dispose of or otherwise handle all claims arising out of or related to this Agreement in accordance with the terms hereof, to compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement or the Escrow Agreement (the above named representatives, as

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

well as any subsequent representatives of the Stockholders elected by vote of holders owning a majority of the Converted Shares outstanding immediately prior to the Effective Time being referred to herein as the "Stockholders' Representatives"). The Stockholders further irrevocably appoint Stack as the principal representative (the "Principal Representative") with full power and authority to act on behalf of the Stockholders' Representatives with respect to any action to be taken or omitted to be taken by the Stockholders' Representatives under or in connection with this Agreement and the Escrow Agreement. Notwithstanding any statement contained in this Agreement or the Escrow Agreement to the contrary, Parent and the Escrow Agent may rely conclusively, and shall be protected in so acting, upon any written order, notice, demand, certificate, statement, document or instruction (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) executed and delivered by the Principal Representative (but not any of the other Stockholders' Representatives) whether delivered in original form, by facsimile or otherwise. The Stockholders' Representatives shall not be liable to any Stockholder with respect to any action taken or omitted to be taken by any of the Stockholders' Representatives acting in his capacity as Stockholders' Representative under or in connection with this Agreement or the Escrow Agreement, unless such action or omission results from or arises out of fraud, recklessness, willful misconduct, criminal action or bad faith on the part of the Stockholders' Representative. Parent and Merger Sub shall be entitled to rely on such appointments and treat the Stockholders' Representatives as the duly appointed representatives of each Stockholder. Each Stockholder who votes in favor of the Merger and the transactions contemplated by this Agreement, by such vote, without any further action, and each Stockholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority of the Stockholders' Representatives and the Principal Representative and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

     (b) Each Stockholders' Representative shall be solely responsible for all fees, costs and expenses incurred by it in connection with serving as a representative of the Stockholders hereunder; provided, however, the Stockholders' Representatives shall be entitled to reimbursement for all such fees, costs and expenses out of the funds, if any, otherwise distributable to the Stockholders upon the final release to the Stockholders of funds held pursuant to the Escrow Agreement.

     9.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     9.3  Fees and Expenses.

     (a) Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the business of the Acquired Companies (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, however, that, in the event that this Agreement is terminated for any reason other than
(x) because of the failure of the stockholders of Parent to approve the Merger and this Agreement at the Parent's Stockholders' Meeting or (y) one for which Parent becomes obligated to pay a termination fee to the Company pursuant to
Section 7.3, Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the printing and filing of the S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms, if necessary, relating to the Merger under the HSR Act; provided, further that the liability of the Acquired Companies pursuant to the preceding provision shall not exceed $125,000 in the aggregate;

     (b) In the event that this Agreement is terminated pursuant to Section 7.1(i), the Company promptly shall reimburse Parent for Parent's fees, costs and expenses (not to exceed $2,000,000) incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of the type described in Section 9.3(a) (not giving effect to the limitations set forth in the last proviso of Section 9.3(a); and

     (c) In the event that this Agreement is terminated because of the failure of the stockholders of Parent to approve the Merger and this Agreement at the Parent's Stockholders' Meeting, Parent promptly shall reimburse the Company for the Company's fees, costs and expenses (not to exceed $500,000) incurred in connection with the transaction contemplated by this Agreement, including, without limitation, the fees, costs and expenses of the type described in
Section 9.3(a).

     9.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     9.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Parent:

          PMR Corporation
           Attn: Allen Tepper
           501 Washington Street, 5th Floor
           San Diego, CA 92103
           Telephone: (619) 610-4001
           Facsimile: (619) 610-4184

        with a copy to:

          Jeremy D. Glaser, Esq.
           Cooley Godward LLP
           4365 Executive Drive, Suite 1100
           San Diego, CA 92121
           Telephone: (619) 550-6000
           Facsimile: (619) 453-3555
        if to the Company or to the Stockholders' Representatives:

          Edward A. Stack
           Attn: Chief Executive Officer
           102 Woodmont Boulevard, Suite 800
           Nashville, TN 37205
           Telephone: (615) 269-3492
           Facsimile: (615) 269-9814

        with a copy to:

          William F. Carpenter III, Esq.
           Waller Lansden Dortch & Davis, PLLC
           Nashville City Center
           511 Union Street, Suite 2100
           Post Office Box 198966
           Nashville, Tennessee 37219-8966
           Telephone:(615) 244-6380
           Facsimile:(615) 244-6804

     9.6  Time of the Essence. Time is of the essence of this Agreement.

     9.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     9.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any).

     9.11 Exclusive Remedies. Parent, Merger Sub and the Company hereby expressly agree that the remedies provided in Section 7.3 of this Agreement constitute liquidated damages and do not constitute a penalty. Parent, Merger Sub and the Company hereby expressly agree that (i) such liquidated damages shall be the sole and exclusive remedy for any claim arising out of the termination of this Agreement and (ii) the remedies provided in Section 1.10 and
Section 8 of this Agreement and in the Escrow Agreement shall be the sole and exclusive remedies for any other claim arising out of or relating to the negotiation, execution, delivery or performance of this Agreement or the Merger. Notwithstanding the foregoing, nothing in this Section 9.11 shall relieve any party to this Agreement of liability for fraud or a willful and intentional breach of any provision of this Agreement.

     9.12  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     9.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.15 Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     9.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent on and the Company on May 7, 1998 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     9.17  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered
as of July   , 1998.

                                          PMR CORPORATION
                                          a Delaware corporation

                                          By:       /s/ ALLEN TEPPER
                                            ------------------------------------

                                          BHC ACQUISITION CORP.,
                                          a Delaware corporation

                                          By:       /s/ ALLEN TEPPER
                                            ------------------------------------

                                          BEHAVIORAL HEALTHCARE CORPORATION,
                                          a Delaware corporation

                                          By:      /s/ EDWARD A. STACK
                                            ------------------------------------

                                                                       EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule and the Parent Disclosure Schedule), as it may be amended from time to time.

     Company Acquisition Transaction. "Company Acquisition Transaction" shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any subsidiary of the Company (except for subsidiaries which have been identified by the Company for sale or disposition as discussed with Parent on June 11, 1998 and as included in the Company's Board of Directors package in connection with its meeting held on April 29, 1998 (collectively, the "Excluded Subsidiaries")); (ii) the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of the Company or any subsidiary of the Company other than the Excluded Subsidiaries, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any subsidiary of the Company other than the Excluded Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any subsidiary of the Company other than the Excluded Subsidiaries; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any subsidiary of the Company other than the Excluded Subsidiaries; provided, however, that (1) the grant of stock options by the Company to its employees in the ordinary course of business will not be deemed to be a "Company Acquisition Transaction," (2) the issuance of stock by the Company to its employees upon the exercise of outstanding stock options and (3) the restructuring of the Company and its subsidiaries in order to take advantage of tax savings available under Indiana and Tennessee law will not be deemed to be a "Company Acquisition Transaction;" provided, however, that, with respect to clause (3) above, such restructuring shall not be deemed a "Company Acquisition Transaction" only in the event that no reduction in ownership by the Company of such subsidiaries occurs as a result of such restructuring.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of their properties or assets is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Company Partnerships. "Company Partnerships" shall mean all of the partnerships, joint ventures and limited liability companies, other than the Company Subsidiaries, in which the Company is a direct or indirect participant or member as of the Effective Time.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Companies or otherwise used by any of the Acquired Companies.

     Company Subsidiaries. "Company Subsidiaries" shall mean all of the corporate entities with respect to which the Company has the direct or indirect right to vote shares representing fifty percent (50%) or more of the votes eligible to be cast in the election of directors of each such entity.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, license, equity, conditional sales contract, lease, assessment, covenant, condition or restriction, right-of-way, reservation, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, any other matter affecting title or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other property or asset, any restriction on the receipt of any income derived from any property or asset, any restriction on the use of any property or asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any property or asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Facilities. "Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any of the Acquired Companies or any of the Parent Companies, as applicable, and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any of the Acquired Companies or any of the Parent Companies, as applicable.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnitees. "Indemnitees" shall mean, collectively, the Stockholder Indemnitees and the Parent Indemnitees.

     Joint Proxy Statement. "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to the Company's and Parent's stockholders in connection with the Company and Parent Stockholders' Meetings.

     Knowledge of the Company. "Knowledge of the Company" shall mean the actual knowledge and current awareness, or knowledge which a reasonable person would have acquired following a reasonable investigation, of the executive officers and directors of the Company, together with that of the chief executive officer of each Acquired Company.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, considered as a whole. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and the Parent Subsidiaries, considered as a whole.

     Nasdaq National Market. "Nasdaq National Market" shall mean the Nasdaq Stock Market's National Market.

     Parent Acquisition Transaction. "Parent Acquisition Transaction" shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of Parent or any Parent Subsidiary; (ii) the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of Parent or any Parent Subsidiary, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Parent or any Parent Subsidiary, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Parent or any Parent Subsidiary; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Parent or any Parent Subsidiary; provided, however, that (1) the grant of stock options by Parent to its employees in the ordinary course of business will not be deemed to be a "Parent Acquisition Transaction" and (2) the issuance of stock by Parent to its employees upon the exercise of outstanding stock options will not be deemed to be a "Parent Acquisition Transaction."

     Parent Contract. "Parent Contract" shall mean any Contract: (a) to which any of the Parent Companies is a party; (b) by which any of the Parent Companies or any of their properties or assets is bound or under which any of the Parent Companies has, or may become subject to, any obligation; or (c) under which any of the Parent Companies has or may acquire any right or interest.

     Parent Disclosure Schedule. "Parent Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent.

     Parent Indemnitees. "Parent Indemnitees" shall mean the following Persons:
(a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Parent Partnerships. "Parent Partnerships" shall mean all of the Partnerships, joint ventures and limited liability companies, other than the Parent Subsidiaries, in which the Parent is a direct or indirect participant or member as of the Effective Time.

     Parent Proprietary Asset. "Parent Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to Parent or any Parent Subsidiary or otherwise used by Parent or any Parent Subsidiary.

     Parent Subsidiaries. "Parent Subsidiaries" shall mean all of the corporate entities with respect to which Parent has the direct or indirect right to vote shares representing fifty percent (50%) or more of the votes eligible to be cast in the election of directors of each such entity.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     S-4 Registration Statement. "S-4 Registration Statement" shall have the meaning set forth in Section 4.11.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Stockholder Indemnitees. "Stockholder Indemnitees" shall mean the following
Persons: (a) the Stockholders other than Vencor; (b) the Stockholders' other than Vencor's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                                                       EXHIBIT B

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT (the "Stockholder Agreement") is entered into as of July 30, 1998 by and between PMR CORPORATION, a Delaware corporation ("Parent"), and ("Principal Stockholder").

                                    RECITALS

     A. Parent, BHC ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, and BEHAVIORAL HEALTHCARE CORPORATION, a Delaware corporation (the "Company"), intend to enter into an Agreement and Plan of Merger of even date herewith (as amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined in this Stockholder Agreement have the meanings assigned to such terms in the Merger Agreement), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

     B. As of the date hereof, Principal Stockholder owns in aggregate the number of shares of Company Common Stock set forth below Principal Stockholder's name on the signature page hereof (such Common Stock of each Principal Stockholder, referred to as the "Existing Shares" of such Principal Stockholder, and together with any shares of capital stock of the Company acquired by such Principal Stockholder after the date hereof and prior to the termination hereof (whether upon exercise of options or otherwise), hereinafter collectively referred to as the "Subject Shares") of such Principal Stockholder); and

     C. The Company has agreed to obtain and deliver to Parent prior to August 29, 1998, valid consents and agreements executed by all of the persons (other than the Principal Stockholders) who are parties to (a) the Country Amended and Restated Stockholders Agreement made as of the 30th day of June, 1993, as amended and restated as of the 30th day of December, 1993, and the 31st day of May, 1995, and/or (b) the Country Stockholders' Agreement made as of the 30th day of November, 1996 (collectively, the "Existing Stockholders Agreements") irrevocably consenting and agreeing to the termination of each of the Existing Stockholders Agreements as of the date hereof subject only to the consummation of the Merger.

     D. As a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that Principal Stockholder agree, and in order to induce Parent to enter into the Merger Agreement Principal Stockholder has agreed, to enter into this Stockholder Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

 1. NO TRANSFER OF SUBJECT SHARES

     1.1  No Disposition or Encumbrance of Subject Shares.

     (a) Principal Stockholder hereby covenants and agrees that, prior to the Expiration Date (as defined below), Principal Stockholder will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any option to purchase or other disposition or transfer of) any Subject Shares to any Person, (ii) create or permit to exist any additional Encumbrance with respect to any of the Subject Shares and will release any such Encumbrances prior to the Effective Date, (iii) reduce his beneficial ownership of, interest in or risk relating to any of the Subject Shares or (iv) commit or agree to do any of the foregoing.

     (b) As used in this Stockholder Agreement, the term "Expiration Date" shall mean the earlier of the date upon which the Merger Agreement is terminated in accordance with its terms or the Effective Time of the Merger.

     1.2 No Transfer of Voting Rights. Principal Stockholder covenants and agrees that, prior to the Expiration Date, Principal Stockholder will not deposit any of the Subject Shares into a voting trust or grant any proxy (except as provided herein) or enter into any other voting agreement, or any other agreement or arrangement with respect to the voting of any of the Subject Shares other than the Existing Stockholders Agreement.

 2. VOTING OF SUBJECT SHARES

     2.1 Voting. Principal Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Principal Stockholder shall vote the Subject Shares:

          (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof or thereof;

          (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company (other than the Excluded Subsidiaries (as such term is defined in the Merger Agreement)); (ii) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (other than the Excluded Subsidiaries); (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company (other than the Excluded Subsidiaries); (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company's certificate of incorporation; (vi) any change in the capitalization of the Company or the Company's corporate structure; or (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Parent of the Merger or any of the other transactions contemplated by the Merger Agreement or this Stockholder Agreement.

     Prior to the Expiration Date, Principal Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the preceding sentence.

     2.2  Proxy; Further Assurances.

     (a) Contemporaneously with the execution of this Stockholder Agreement, Principal Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law prior to the Expiration Date, with respect to the Subject Shares (the "Proxy").

 3. WAIVER OF APPRAISAL RIGHTS

     Principal Stockholder hereby waives any rights of appraisal and any dissenters' rights that Principal Stockholder may have in connection with the Merger.

 4. NO SOLICITATION

     Principal Stockholder covenants and agrees that, during the period commencing on the date of this Stockholder Agreement and ending on the Expiration Date, Principal Stockholder shall not, directly or indirectly, or authorize or permit any representative of Principal Stockholder, directly or indirectly, to: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction, (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or cooperate in any other way with, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Company Acquisition Transaction. Principal Stockholder acknowledges that a breach of the foregoing provision may cause the Company to breach its obligations set forth in Section 4.4 of the Merger Agreement. Principal Stockholder shall immediately cease and cause to be terminated any existing discussions with any Person that relate to a possible Company Acquisition Transaction.

 5. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDER

     Principal Stockholder hereby represents and warrants to Parent as follows:

     5.1 Due Authorization, etc. Principal Stockholder has all requisite individual, corporate, partnership or limited liability company, as applicable, power and capacity to execute and deliver this Stockholder Agreement and the Proxy and to perform his obligations hereunder and thereunder. Subject to the termination of the Existing Stockholder Agreements, this Stockholder Agreement has been duly executed and delivered by Principal Stockholder and constitutes a legal, valid and binding obligation of Principal Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     5.2  No Conflicts, Required Filings and Consents.

     (a) Subject to the termination of the Existing Stockholder Agreements, the execution and delivery of this Stockholder Agreement and the Proxy by Principal Stockholder do not, and the performance of this Stockholder Agreement by Principal Stockholder, and the actions taken pursuant to the terms of the Proxy, will not: (i) conflict with or violate any order, decree or judgment applicable to Principal Stockholder or by which he or any of his properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on the Subject Shares pursuant to, any Contract to which Principal Stockholder is a party or by which Principal Stockholder or any of his properties is bound or affected.

     (b) Subject to the termination of the Existing Stockholder Agreements, the execution and delivery of this Stockholder Agreement and the Proxy by Principal Stockholder do not, and the performance of this Stockholder Agreement by Stockholder and the voting of the Subject Shares pursuant to the Proxy will not, require any Consent of any Person.

     5.3 Title to Subject Shares. Principal Stockholder beneficially owns the Subject Shares and rights to acquire shares of capital stock of the Company (if any) set forth under Principal Stockholder's name on the signature page hereof and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of the Company, or rights to acquire any shares of capital stock of the Company, other than the Subject Shares set forth below Principal Stockholder's name on the signature page hereof.

     5.4 Accuracy of Representations. The representations and warranties contained in this Stockholder Agreement are accurate in all material respects as of the date of this Stockholder Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

     5.5 Termination of Existing Stockholders Agreements. Principal Stockholder hereby irrevocably consents and agrees to execute the Agreement to Terminate relating to the Existing Stockholders Agreements and waives any rights to assert that this Stockholders Agreement is unenforceable or invalid on account of any agreement previously entered into, by Principal Stockholder, including, without limitation, the Existing Stockholders Agreements.

 6. COVENANTS OF PRINCIPAL STOCKHOLDER

     6.1 Further Assurances. From time to time and without additional consideration, Principal Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further arrangements, proxies, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Stockholder Agreement.

 7. MISCELLANEOUS

     7.1 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by Principal Stockholder and Parent in this Stockholder Agreement shall promptly terminate upon the Expiration Date.

     7.2 Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Parent, Principal Stockholder shall hold harmless and indemnify Parent from and against any Damages (regardless of whether or not such Damages relate to a third party claim) which are directly or indirectly suffered or incurred at any time by Parent, or to which Parent otherwise becomes subject and that arise from any breach of any representation, warranty, covenant or obligation of Principal Stockholder contained herein.

     7.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Stockholder Agreement shall be paid by the party incurring such costs and expenses.

     7.4 Notices. Any notice or other communication required or permitted to be delivered to either party under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

        if to Parent:

               PMR Corporation
           501 Washington Street, 5th Floor
           San Diego, CA 92103
           Telephone: (619) 610-4001
           Facsimile: (619) 610-4184
           Attn: Chief Executive Officer

        with a copy to:

               Cooley Godward LLP
           4365 Executive Drive
           Suite 1100
           San Diego, CA 92121-2128
           Attention: Jeremy D. Glaser, Esq.
           Telephone: (619) 550-6000
           Facsimile: (619) 453-3555

        if to Principal Stockholders:

               at the address set forth below the Principal Stockholders' signature on the signature page hereto with a copy to:

               Edward A. Stack
           Behavioral Healthcare Corporation
           102 Woodmont Boulevard, Suite 800
           Nashville, TN 37205
           Telephone: (615) 269-3492
           Facsimile: (615) 269-9814
        with a copy to:

               Waller Lansden Dortch & Davis, PLLC
           Nashville City Center
           511 Union Street, Suite 2100
           Post Office Box 198966
           Nashville, Tennessee 37219-8966
           Telephone:(615) 244-6380
           Facsimile:(615) 244-6804

     7.5 Severability. Any term or provision of this Stockholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Stockholder Agreement or affecting the validity or enforceability of any of the terms or provisions of this Stockholder Agreement in any other jurisdiction. If any provision of this Stockholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7.6 Entire Agreement. This Stockholder Agreement and any documents delivered by the parties in connection herewith, including the Proxy, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Stockholder Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto.

     7.7 Assignment, Binding Effect. Neither this Stockholder Agreement nor any portion hereof shall be assignable (whether by operation of law or otherwise and including, for this purpose, a change in control as an assignment). Subject to the preceding sentence, this Stockholder Agreement shall be binding upon and shall inure to the benefit of (i) Principal Stockholder and his heirs, successors and assigns and (ii) Parent and its successors and assigns. Notwithstanding anything contained in this Stockholder Agreement to the contrary, nothing in this Stockholder Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Stockholder Agreement.

     7.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Stockholder Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Stockholder Agreement and the Proxy and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which Parent is entitled at law or in equity.

     7.9 Other Agreements. Nothing in this Stockholder Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Principal Stockholder under any agreement between Parent and Principal Stockholder.

     7.10 Governing Law. This Stockholder Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to contracts entered into and to be performed entirely within the State of Delaware.

     7.11 Counterparts. This Stockholder Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     7.12  Construction.

     (a) Headings of the Sections of this Stockholder Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     (b) For purposes of this Stockholder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders;

the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Stockholder Agreement.

     (d) As used in this Stockholder Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (e) Except as otherwise indicated, all references in this Stockholder Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Stockholder Agreement and Exhibits to this Stockholder Agreement.

     IN WITNESS WHEREOF, Parent and Principal Stockholder have caused this Stockholder Agreement to be executed as of the date first written above.

                                          PMR CORPORATION

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          PRINCIPAL STOCKHOLDER:

                                          --------------------------------------
                                          Name
                                          address
                                          fax

                                          Number of Shares of Company Common
                                          Stock owned as of the date of this
                                          Stockholder Agreement:

                                          --------------------------------------

                                          Description (including number of
                                          underlying
                                          shares) of rights to acquire shares of
                                          capital stock of the Company:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                                                       EXHIBIT A

                           FORM OF IRREVOCABLE PROXY
                               IRREVOCABLE PROXY

     The undersigned Principal Stockholder ("Principal Stockholder") of Behavioral Healthcare Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes PMR Corporation, a Delaware corporation ("Parent"), the attorney-in-fact and proxy of the undersigned, with full power of substitution, with respect to (i) the shares of capital stock of the Company beneficially owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire after the date hereof. (The shares of the capital stock of the Company referred to in clauses
(i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with the Stockholder Agreement, dated as of the date hereof, between Parent and the undersigned (the "Stockholder Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, BHC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the "Merger Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

     The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares, at any time until the earlier to occur of the termination of the Merger Agreement in accordance with its terms or the Effective Time (the "Expiration Date"), at any meeting of the stockholders of the Company, however called, or in any written action by consent of the stockholders of the Company:

          (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof or thereof;

          (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company (other than the Excluded Subsidiaries); (ii) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (other than the Excluded Subsidiaries); (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company (other than the Excluded Subsidiaries); (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company's certificate of incorporation; (vi) any change in the capitalization of the Company or the Company's corporate structure; or
     (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Parent of the Merger or any of the other transactions contemplated by the Merger Agreement or this Stockholder Agreement.

     The undersigned Principal Stockholder may vote the Shares on all other matters.

     This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

     Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

     This proxy shall terminate upon the Expiration Date.

Dated:             , 1998

                                          PRINCIPAL STOCKHOLDER

                                          --------------------------------------
                                          Name

                                          Number of Shares of Company Common
                                          Stock:

                                          --------------------------------------

                                                                     EXHIBIT C-1

                        PERSONS TO ENTER INTO AFFILIATE
                             AND LOCK-UP AGREEMENTS
                  Vencor, Inc.
                  Welsh, Carson, Anderson & Stowe, IV, LP
                  NationsBanc Capital Corporation
                  RFE Investment Partners
                  Charles and Patricia Elcan
                  Edward Stack
                  Calver Fund
                  William R. Frist
                  Thomas Frist III
                  Drake & Company
                  Stack Family Limited
                  WCAS Healthcare Partners
                  Sally J. Stack, Trustee
                  Russell I. Carson
                  Jack R. Anderson
                  Helen Cummings
                  Patrick Welsh
                  Bruce Anderson
                  Richard Stowe
                  Andrew Paul
                  Winfield Dunn
                  Robert Minicucci
                  Thomas McInerney
                  James Hoover
                  De Charter Trust Co., Trustee
                  Laura VanBuren
                  Anthony deNicola

                                                                     EXHIBIT C-2

                        AFFILIATE AND LOCK-UP AGREEMENT

     This Affiliate and Lock-Up Agreement (this "Agreement") is entered into as
of July   , 1998, by and between PMR CORPORATION, a Delaware corporation
("Parent"), and the undersigned affiliate ("Affiliate") of BEHAVIORAL HEALTH CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     A. Pursuant to that certain Agreement and Plan of Merger (the "Merger
Agreement"), dated as of July   , 1998, by and among Parent, BHC ACQUISITION
CORP. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Parent and, the Company, Merger Sub will merge with and into the Company (the "Merger").

     B. As a result of the Merger, the stockholders of the Company are entitled to receive shares (the "Shares") of Parent Common Stock (other than the shares of Parent Common Stock to be deposited in an escrow (the "Escrow Shares") pursuant to Section 1.10 of the Merger Agreement). Affiliate understands that he, she or it may be deemed an "affiliate" of the Company as such term is used in paragraphs (c) and (d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and as such Affiliate may only transfer, sell or dispose of Shares in accordance with this Agreement and Rule 145.

     C. Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

     2. Affiliate represents, warrants, understands and agrees that:

          (a) Affiliate has full power and capacity to execute and deliver this Agreement and to make the representations, warranties and agreements herein and to perform Affiliate's obligations hereunder;

          (b) Affiliate has carefully read this Agreement and has discussed the terms hereof with counsel, to the extent Affiliate felt necessary, the requirements, limitations and restrictions on Affiliate's ability to sell, transfer or otherwise dispose of the Shares and the Escrow Shares Affiliate may receive pursuant to the Merger and fully understands the requirements, limitations and restrictions this Agreement places upon Affiliate's ability to transfer, sell or otherwise dispose of such Shares and Escrow Shares;

          (c) If Affiliate has executed any other agreement in connection herewith, Affiliate understands and agrees to abide by all restrictions contained therein;

          (d) Affiliate will not sell, pledge, transfer or otherwise dispose of any of the Shares or Escrow Shares held by Affiliate unless at such time
     (A) (i) such transfer shall be in conformity with the provisions of Rule 145, (ii) Affiliate shall have furnished to Parent an opinion of counsel reasonably satisfactory to Parent, to the effect that no registration under the Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition or (iii) a registration statement under the Act covering the proposed offer, sale, pledge, or other disposition shall be effective under the Act and (B) such transfer is in accordance with paragraph 3 below; and

          (e) Affiliate is the beneficial owner of the Company Common Stock, Company Preferred Stock, Company Options and/or Company Warrants set forth on the signature page hereto.

     3. Affiliate agrees that:

          (a) As an inducement to and in consideration of Parent's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Affiliate hereby agrees, except as permitted in this paragraph 3, not to, directly or indirectly, offer to sell, contract to sell, transfer, assign, cause to be redeemed or otherwise sell or dispose of any of the Shares (except to or for the benefit of any family member or entity controlled by Affiliate, as long as such family member or entity agrees in writing to remain subject to this Agreement) (collectively, a "Disposition") received by Affiliate in the Merger for a one-year period commencing on the Closing Date and ending on the first anniversary thereof (the "Lock-up Period"). Affiliate hereby agrees and consents to the entry of stop transfer instructions with Parent's transfer agent against the transfer of the Shares except in compliance with this Agreement.

          (b) None of the restrictions on Disposition contained herein shall apply to a bona fide gift or gifts, or to transfers to family members of Affiliate, provided the donee, donees or transferees thereof agree to be bound by the restrictions on Disposition contained in this Agreement. Affiliate will not be subject to the restrictions on Disposition contained herein following the termination of the Lock-up Period.

     4. Affiliate understands and agrees that Parent is under no obligation to register the sale, transfer or other disposition of the Shares or Escrow Shares or to take any other action necessary in order to make compliance with an exemption from registration available.

     5. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Affiliate fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure.

     6. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

     7. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. The parties hereto waive their right to a trial by jury in any action at law or suit in equity based upon, or arising out of, this Agreement or the subject matter hereof.

     8. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors; this Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in compliance with this paragraph shall be void and have no effect. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

     10. Parent agrees to file on a timely basis the reports required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Securities and Exchange Commission thereunder and to make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          PMR CORPORATION

                                          By:

                                          Print Name and Title

                                          Address:

                                          AFFILIATE

                                          Print Name, and Title (if applicable)

                                          Address:

                                          Shares of Company Common
                                          Stock Beneficially Owned:

                                          Shares of Company Preferred
                                          Stock Beneficially Owned:

                                          Shares of Company Common
                                          Stock Subject to Company Options:

                                          Shares of Company Common
                                          Stock Subject to Company
                                          Warrants:

                                                                       EXHIBIT D

                       SERIES B PREFERRED STOCK AGREEMENT

     THIS SERIES B PREFERRED STOCK AGREEMENT ("Agreement") is entered into as of
            , 1998 by and BEHAVIORAL HEALTHCARE CORPORATION (the "Company") and WCAS HEALTHCARE PARTNERS, L.P., ("WCAS");

     WHEREAS, PMR Corporation ("PMR"), BHC Acquisition Sub ("Acquisition Sub") and the Company have entered into an Agreement and Plan of Merger dated as of
July   , 1998 (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions set forth therein, Acquisition Sub will merge with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue in its corporate existence under the laws of the State of Delaware;

     WHEREAS, the Company and WCAS have agreed to exchange the Series B Preferred Stock for Common Stock as provided herein in order to satisfy a condition of the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions

     All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. WCAS acknowledges receipt and review of a copy of the Merger Agreement.

SECTION 2. Exchange of Series B Preferred Stock

     Immediately prior to the Closing (and provided the Closing occurs), WCAS shall exchange the 50,252 shares of Series B Preferred Stock owned by it for 50,252 shares of Common Stock to be issued by the Company, and the Company shall issue 50,252 shares of Common Stock to WCAS in exchange for 50,252 shares of Series B Preferred Stock to be transferred to the Company by WCAS. The Company shall issue and deliver to WCAS a stock certificate representing 50,252 shares of Common Stock registered in the name of WCAS upon receipt of the stock certificate or certificates representing the 50,252 shares of Series B Preferred Stock duly endorsed (or accompanied by duly executed stock transfer powers) by WCAS, for transfer to the Company.

SECTION 3. Representations and Warranties

     WCAS hereby represents and warrants to the Company as follows:

     3.1 Organization; Individual Capacity; Enforceability. WCAS is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and no other proceedings on the part of WCAS are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of WCAS, enforceable against WCAS in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and as may be limited by the application of principles of equity.

     3.2 Title to and Ownership of Series B Preferred Stock. As of the date of this Agreement and as of the time of transfer to the Company pursuant to Section 2 hereof, WCAS owns and will own beneficially and of record good, valid and marketable title to 50,252 shares of Series B Preferred Stock, free and clear of any and all encumbrances.

SECTION 4. Entire Agreement; Counterparts; Descriptive Headings

     (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     (b) This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

     (c) The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 5. Assignment

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by WCAS, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 6. Governing Law

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 7. Specific Performance

     The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 8. Parties in Interest

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9. Amendment; Waivers

     (a) This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto.

     (b) No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 10. Conflict of Terms

     In the event any provision of this Agreement is directly in conflict with, or inconsistent with, any provision of the Merger Agreement, the provision of the Merger Agreement shall control.

SECTION 11. Termination

     This Agreement hereunder shall terminate on the earlier to occur of (a) the date on which the Merger is consummated or (b) the date on which the Merger Agreement is terminated in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Series B Preferred Stock Agreement, or have caused this Series B Preferred Stock Agreement to be duly executed and delivered in their names and on their behalf as of the date first written above.

                                          BEHAVIORAL HEALTHCARE CORPORATION

                                          By:

                                          --------------------------------------
                                              Name:
                                            Title:

                                          WCAS HEALTHCARE PARTNERS, L.P.,

                                          By:

                                          --------------------------------------
                                              Name:
                                            Title:

                                                                       EXHIBIT E

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       BEHAVIORAL HEALTHCARE CORPORATION

     BEHAVIORAL HEALTHCARE CORPORATION, a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

     ONE: The name of the corporation is Behavioral Healthcare Corporation (the "Corporation").

     TWO: The date of the filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was December 28, 1993 under the name Behavioral Healthcare Corporation.

     THREE: The Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

                                       I.

     The name of this corporation is Behavioral Healthcare Corporation

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman, Dover, Delaware, 19901, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is One Hundred (100), each having a par value of one-tenth of one cent ($0.001).

                                       V.

     The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

                                      VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.

     FOUR: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation.

     FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the Delaware General Corporation Law by the board of directors and the stockholders of the Corporation. The total number of outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the Delaware General Corporation Law and written notice of such was given by the Corporation in accordance with
Section 228.

     IN WITNESS WHEREOF, said Behavioral Healthcare Corporation has caused this Certificate to be signed by its President, Edward A. Stack, and attested to by
its Secretary, Michael E. Davis, this      of                1998.

                                          --------------------------------------
                                          Edward A. Stack
                                          President

------------------------------------------------------
Michael E. Davis
Secretary

                                                                       EXHIBIT F

                             DIRECTORS AND OFFICERS
                            OF SURVIVING CORPORATION
               Directors

               Allen Tepper
               Mark Clein
               Edward A. Stack

               Officers

               Allen Tepper -- President and Secretary
               Edward A. Stack -- Chief Executive Officer and Treasurer

                                                                       EXHIBIT G

     THIS UNSECURED SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO BORROWER, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                     UNSECURED SUBORDINATED PROMISSORY NOTE

$925,000                                                                   ,1998
                                                           San Diego, California

     FOR VALUE RECEIVED, PMR Corporation, a Delaware corporation ("Borrower"), hereby promises to pay to the order of the persons listed on the Schedule of Holders attached hereto as Exhibit A (the "Holders"), in lawful money of the United States of America and in immediately available funds, the aggregate principal sum set forth on Exhibit A with respect to each Holder aggregating a total of Nine Hundred Twenty-five Thousand dollars ($925,000) (the "Note") together with accrued and unpaid interest thereon, payable on the date and in the manner set forth below.

     This Note is executed and delivered in connection with that certain Agreement and Plan of Merger dated July 29, 1998, by and between Borrower, Behavioral Healthcare Corporation, a Delaware corporation, and BHC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Borrower (as the same may from time to time be amended, modified or supplemented, the "Merger Agreement").

     1. Repayment. Subject to Section 6 hereof, the outstanding principal amount of the Note and all accrued and unpaid interest thereon shall be due and payable
in full on             , 2001 ("Maturity Date"), except that Borrower may delay
and/or reduce the payment of principal and interest in an amount equal to any actual Damages (as defined in the Merger Agreement) or a good faith estimate of Damages reasonably expected to be incurred for any indemnification claim made pursuant to Section 8 of the Merger Agreement until such indemnification claim is resolved in accordance with the Merger Agreement.

     2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of seven percent (7%) per annum, simple interest. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Borrower shall not be required to make any interest payments prior to the Maturity Date.

     3. Place of Payment. All amounts payable hereunder shall be payable by delivery of a check to the Holders' respective addresses listed on the Schedule of Holders attached hereto as Exhibit A.

     4. Application of Payments. Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

     5. Offset. Borrower and any Parent Indemnitees (as defined in the Merger Agreement) shall be entitled to offset Damages first against accrued interest and, if the Damages exceed the amount of accrued interest, then against the outstanding principal balance hereof.

     6. Subordination.

     (a) Senior Debt. For purposes of this Note, "Senior Debt" shall mean all presently existing and hereafter arising indebtedness and other obligations for borrowed money of any kind or nature of Borrower, and all renewals, extensions and refundings thereof.

     (b) Agreement to Subordinate. The Borrower and Holder agree that the indebtedness evidenced by this Note is subordinated in right of payment to the extent and in the manner provided in this Section 6 to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of the Senior Debt.

     (c) Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Borrower in a liquidation or dissolution of Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Borrower or its property:

          (i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Debt before the Holder shall be entitled to receive any payment of principal of or interest on this Note; and

          (ii) until the Senior Debt is paid in full in cash, any distribution to which the Holder would be entitled but for this Section 6 shall be made to the holders of the Senior Debt, except that the Holder may receive securities that are subordinated to the Senior Debt to at least the same extent as this Note.

     (d) Default on Senior Debt.

          (i) Upon the maturity of the Senior Debt by lapse of time, acceleration or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of the Senior Debt, before any payment is made by the Borrower or any person acting on behalf of the Borrower on account of the principal of or interest on this Note.

          (ii) The Borrower may not pay the principal of or interest on this Note and may not acquire this Note for cash or property (other than capital stock of the Borrower or other securities of the Borrower that are subordinated to the Senior Debt to at least the same extent as this Note) if: (A) a default on the Senior Debt occurs and is continuing that permits the holders of such Senior Debt to accelerate its maturity, and (B) the default is the subject of judicial proceedings or the Borrower receives a notice of the default.

          (iii) The Borrower may resume payments on this Note and may acquire them when: (A) the default is cured or waived, or (B) 180 days pass after the notice is given if the default is not the subject of judicial proceedings.

     (e) Subrogation. After all Senior Debt is paid in full and until this Note is paid in full, the Holder shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holder have been applied to the payment of the Senior Debt. A distribution made under this Section to the holders of the Senior Debt which otherwise would have been made to the Holder is not, as between the Borrower and the Holder, a payment by the Borrower on Senior Debt.

     (f) Relative Rights. This Section defines the relative rights of the Holder and the holders of the Senior Debt. Nothing in this Note shall:

          (i) impair, as between the Borrower and the Holder, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with its terms; and

          (ii) affect the relative rights of the Holder and creditors of the Borrower other than the holders of the Senior Debt.

     (g) Subordination May Not Be Impaired by Borrower. No right of the holders of the Senior Debt to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Note.

     7. Prepayment. Borrower may prepay this Note at any time either in whole or in part without penalty.

     8. Waiver; Payment of Fees and Expenses. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

      9. Amendments. This Note may not be amended, altered, changed or otherwise modified except by a written instrument signed by Holders, or the Stockholders' Representatives (as defined in the Merger Agreement) on behalf of Holders, and Borrower.

     10. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     11. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower. This Note is not a negotiable instrument and Holders shall not be entitled to assign the Note without the prior written consent of Borrower and the agreement by the assignee to become a substitute obligor under the stockholder indemnification provisions of the Merger Agreement.

BORROWER:                                 PMR CORPORATION

                                          By:

                                            ------------------------------------
                                            Allen Tepper, Chief Executive
                                              Officer

                                                                       EXHIBIT H

                            EXCHANGE AGENT AGREEMENT
                                    BETWEEN
                                STOCKTRANS, INC.
                                      AND
                                PMR CORPORATION

     THIS EXCHANGE AGENT AGREEMENT (the "Agreement") is entered into as of
            , 1998 between PMR CORPORATION, a Delaware corporation ("Parent"), and STOCKTRANS, INC. ("Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement defined below.

     WHEREAS, Parent is a party to that certain Agreement and Plan of Merger,
dated as of July   , 1998, (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A among Parent, BHC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and BEHAVIORAL HEALTHCARE CORPORATION, a Delaware corporation (the "Company"); and

     WHEREAS, in accordance with Section 1.8 of the Merger Agreement, Parent desires to appoint Agent to act as exchange agent, and Agent desires to accept such appointment, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

 1. Conversion of Shares.

     Agent understands that, and will perform services hereunder based upon, the following:

     1.1 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, and except as provided in Section 1.5(a) of the Merger Agreement, (i) the shares of Common Stock, $0.01 par value per share of the Company (the "Company Common Stock") held by Vencor, Inc. ("Vencor") immediately prior to the Effective Time (the "Vencor Shares") shall be converted into the right to receive an aggregate of $65,000,000 in cash (the "Vencor Payment") and (ii) the shares of Company Common Stock (other than the Vencor Shares) and shares of Series A Preferred Stock of the Company (together with the Company Common Stock, the "Converted Shares") issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive (subject to the provisions of Section 1.2 below) (a) an aggregate of $28,500,000 in cash (together with the Vencor Payment, the "Cash Payment"), (b) promissory notes in the aggregate principal amount of $925,000 (the "Note Payment") and (c) an aggregate of 2,600,000 shares of Common Stock, $0.01 par value per share, of Parent (the "Parent Common Stock" and collectively with the Cash Payment and the Note Payment, the "Merger Consideration"), in each case upon surrender of certificates representing such Converted Shares ("Certificates") (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required by Parent)) in the manner provided in Section 1.8 of the Merger Agreement and Section 2.7 hereof.

     1.2 No fractional shares of Parent Common Stock shall be issued in connection with the Merger and no certificate for any such fractional share shall be issued. In lieu thereof, any holder of Converted Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that such holder is entitled to receive) shall, upon surrender of such holder's Certificate, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $9.2596.

     1.3 As soon as practicable following the Effective Time: (a) Parent will inform Agent of the Effective Time and will provide Agent with instructions with respect to any legends that must be placed on certificates representing shares of Parent Common Stock to be issued in connection with the Merger, and (b) the

Company will provide Agent with a Schedule of Disbursement (the "Schedule of Disbursement") setting forth a list of the holders of Converted Shares immediately prior to the Effective Time and the Merger Consideration to which each such holder is entitled pursuant to the Merger Agreement, including the amount to be held by the Agent and the amount to be held by the Escrow Agent (as described below).

     1.4 Agent shall have no duty to inquire into the terms of the Merger Agreement or any other agreement. Agent's rights and duties shall be as specifically set forth herein.

     1.5 At the Effective Time, Parent shall deliver to the Escrow Agent $5,449,937 of the Cash Payment (the "Escrow Payment") and the Note Payment pursuant to the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement").

     1.6 At the Effective Time, Parent will deposit or cause to be deposited with Agent in an account for the benefit of holders of Converted Shares immediately available funds equal to the sum of (collectively, the "Payment Fund"): (a) $88,050,063 of the Cash Payment; and (b) cash in the aggregate amount needed to make payments in lieu of fractional shares of Parent Common Stock based on the Schedule of Disbursement and any applicable tax withholding. Agent will draw upon such funds as required from time to time in order to make payment for the Converted Shares and any applicable tax withholding payments. Agent shall pay interest to Parent on the average daily balance of the Payment Fund at a floating rate equal to the rate of interest publicly announced by Bank of America N.T.&S.A. from time to time as its prime, base or reference rate, per annum of the average daily balance of the Payment Fund. Agent shall return to Parent any amounts remaining in the Payment Fund on that date which is six (6) months after the Effective Date; thereafter, in the event that additional Converted Shares are surrendered to Agent for exchange, Agent shall notify Parent of the number of such Converted Shares surrendered for exchange and Parent shall promptly deposit or cause to be deposited with Agent immediately available funds sufficient to pay for such surrendered Converted Shares and any payments in lieu of fractional shares with respect thereto.

     1.7 As of the Effective Time, Agent and the Escrow Agent shall become the sole recordkeeping agents for the Converted Shares, in accordance with their standard practices.

     Upon the exchange of Converted Shares, certificates representing such Converted Shares shall be physically canceled by Agent and posted to the records maintained by Agent.

 2. Services.

     In addition to any other services described in this Agreement, Agent shall perform the following services:

     2.1 Agent shall mail, first class mail, postage prepaid at Parent's expense, as soon as practicable after the Effective Time, to each holder of record of Converted Shares: (a) a Letter of Transmittal (which shall be in the form attached hereto as Exhibit C, which form has been provided to Agent by Parent); and (b) instructions (which have been provided to Agent by Parent and are included as part of Exhibit C) for use in effecting the surrender of the Certificates representing such shares in exchange for the Merger Consideration.

     2.2 Agent shall receive Certificates, Letters of Transmittal and any other accompanying documents and shall examine each Letter of Transmittal, each related Certificate and each other accompanying document to ascertain (a) whether such Letter of Transmittal and other document has been completed and executed in accordance with the instructions set forth therein, (b) whether such Certificate is in proper form for exchange, and (c) whether there are any discrepancies between the number of shares of Converted Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number of Converted Shares that the Schedule of Disbursement indicates are owned by such stockholder immediately prior to the Effective Time. In each instance in which any discrepancy referred to in clause "(c)" of the preceding sentence exists or in which a Letter of Transmittal, Certificate or any accompanying document has been improperly completed or executed, or for any other reason is not in proper form or where any other irregularity in connection with the exchange appears to Agent to exist, Agent shall notify the presenter of such Letter of Transmittal, Certificate or other document, and shall follow, where possible, Agent's regular procedures to attempt to cause such discrepancy or irregularity to be corrected. If the discrepancy or irregularity is not corrected within 30 days, Agent shall consult with Parent for instructions as to the number of Converted Shares, if any, Agent is authorized to accept for exchange. In the absence of such instructions, Agent is not authorized to accept any such shares for exchange.

     2.3 Agent shall stamp each Letter of Transmittal received by it as to the date and the time of receipt thereof and Agent shall preserve each such Letter of Transmittal for a period of time at least equal to the period of time Agent preserves other records pertaining to the transfer of securities. Agent shall dispose of unused Letters of Transmittal and other surplus materials by returning them to Parent.

     2.4 Upon surrender to Agent of a Certificate in proper form for exchange, together with a properly executed Letter of Transmittal, Agent, in its capacity as transfer agent for Parent, as promptly as possible, shall prepare certificates for shares of Parent Common Stock in the denominations listed on the Schedule of Disbursement. Agent shall deliver certificates representing an aggregate of up to 175,500 shares of the Parent Common Stock to the Escrow Agent (the "Escrow Shares") to be held together with the Escrow Payment and the Note Payment pursuant to the Escrow Agreement. The Agent shall deliver to the persons indicated in the Letter of Transmittal, certificates representing the Parent Common Stock (other than the Escrow Shares), the Cash Payment (other than the Escrow Payment) and the entire payment in lieu of fractional shares to which such persons are entitled (including such payment with respect to the Escrow Shares).

     2.5 If Agent shall receive a Letter of Transmittal with a completed instruction block indicating that the certificate for shares of Parent Common Stock is to be issued in a name other than that of the registered holder of the related Certificate, Agent shall act in accordance with the instructions indicated therein only if: (a) the Letter of Transmittal or the Certificate has been properly assigned by the holder of record; (b) the signature or signatures on such assignment correspond exactly with the name or names which appear on the face of such Certificate; (c) the signature or signatures on such assignment are properly guaranteed; and (d) the person requesting such exchange shall have paid to Parent or Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered.

     2.6 All certificates representing Parent Common Stock issued in exchange for Converted Shares may be issued without restrictive legend(s); provided, however, Parent Common Stock issued to each of the persons listed on Exhibit D attached hereto shall contain the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 OR RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

     If any certificates are to be issued with any additional restrictive legend(s), Parent shall provide the appropriate legend(s) and a list identifying the stockholders and certificate numbers of Converted Shares.

     2.7 If any holder of shares of Converted Shares as of the Effective Time reports to Agent that such holder's failure to surrender a Certificate representing any such shares is due to the theft, loss or destruction of such holder's Certificate, Agent shall require such stockholder to furnish an affidavit of such theft, loss or destruction and a bond of indemnity (unless Parent advises Agent that a bond of indemnity is not required), both in form and substance satisfactory to Agent. Upon receipt of such affidavit and, if necessary, bond of indemnity, and compliance with any other applicable requirements, Agent shall effect the issuance of the Merger Consideration to the former stockholder as though such stockholder had surrendered a Certificate representing shares of Converted Shares.

     2.8 On or before January 31st of the year following the year of the payment, Agent shall prepare and mail to each stockholder, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the amount of such cash, in accordance with Treasury Regulations. Agent shall prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service (the "IRS") on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations. On or before January 31st of the year following the year of the payment, Agent shall prepare and mail to each stockholder who received any dividends held pending exchange of the Converted Shares, other than stockholders who demonstrate their status as Foreign Stockholders, a Form 1099-DIV reporting the amount of such cash, in accordance with Treasury Regulations. Agent shall also prepare and file copies of such Forms 1099-DIV by magnetic tape with the IRS on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations. Should any issue arise regarding Federal income tax reporting or withholding, Agent shall take such action as instructed by Parent in writing.

     2.9 Agent shall take such action as may from time to time be requested by Parent or its counsel (and such other action as Agent may reasonably deem appropriate) to furnish copies of the Letter of Transmittal or such other forms as may be approved from time to time by Parent, to all persons requesting such documents, and to accept and comply with telephone requests for information relating to the exchange of Certificates in connection with the Merger.

     2.10 Agent shall advise Parent by cable, telex, facsimile transmission or telephone, and, if by telephone, promptly thereafter confirm in writing to Parent, weekly (and daily during the three weeks immediately following the Effective Time) during the term of this Agreement, as to the number of shares of Converted Shares and the identity by Certificate number of Certificates which have been surrendered, and as to the aggregate amount of Merger Consideration (specifically setting forth the number of shares of Parent Common Stock which have been issued in exchange therefor, including the number of shares delivered to the Escrow Agent in connection therewith), delivered pursuant to the Merger, and the items received by Agent in connection therewith, separately reporting and giving cumulative totals as to items properly received and items improperly received. Agent shall prepare a final list of each person who surrendered one or more Certificates (or one or more affidavits of the type referred to in Section 2.7), the aggregate number of Converted Shares surrendered by each such person and the aggregate amount of Merger Consideration (specifically setting forth the number of shares of Parent Common Stock issued to each such person), and deliver said list to Parent within 30 days after the termination of this Agreement. In addition, Agent shall provide Parent with such other reports as Parent may reasonably request.

 3. Limitations on Agent's Duties.

     As exchange agent hereunder, Agent: (a) shall have no duties or obligations other than those specifically set forth herein or as may be agreed to in writing by Agent and Parent and no implied duties or obligations shall be read into this Agreement against Agent; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any Certificate or of any Converted Shares represented thereby and surrendered to Agent hereunder or of any shares of Parent Common Stock issued in exchange therefor, and shall not be required to make any representation as to the validity of the Merger Agreement; provided that, in no way will Agent's general duty to act in good faith be discharged by the foregoing; and (c) shall not be obligated to take any legal action hereunder which might in the judgment of Agent involve any expense or liability, unless Agent shall have been furnished with reasonable indemnity therefor.

 4. Dividends.

     Parent shall deposit with Agent cash in sufficient amount to account for any dividends or other distributions with respect to shares of Parent Common Stock that become payable after the Effective Time. However, no dividends or other distributions with respect to shares of Parent Common Stock which become payable after the Effective Time shall be paid by Agent to any holder of a Certificate (with respect to the number of shares of Parent Common Stock to be issued to such holder upon surrender of such Certificate) until such holder shall have surrendered such Certificate for exchange as herein provided, whereupon such dividends and other distributions shall be delivered (without interest or earnings) to such holder. Promptly after the termination of Agent's appointment, Agent shall deliver to Parent (without interest or earnings thereon), all such dividends and other distributions held by Agent for holders of Certificates who by that date have not surrendered such Certificates for exchange as provided herein.

 5. Reliance on Communication.

     As exchange agent hereunder, Agent may rely on and shall be protected in acting in reliance upon any agreement, stock certificate, opinion, notice, letter, telegram, or other instrument, which Agent shall reasonably and in good faith believe to be genuine and to have been signed by a proper person or entity. Agent may rely on and shall be protected in acting in reliance upon the written or oral instructions (confirmed in writing) of Allen Tepper or Mark Clein, each an officer of Parent; provided, however, that failure to confirm said instructions in writing shall not affect the validity of said instructions.

 6. Right to Consult Counsel.

     Agent may consult legal counsel of its own selection, including counsel for Parent and attorneys in Agent's employ, with respect to any questions relating to its duties and responsibilities hereunder. Agent shall not be liable for any action taken or omitted by it in good faith in reliance upon the written opinion of counsel.

 7. Indemnification and Defense of Claims.

     7.1 Parent shall indemnify and hold Agent harmless in its capacity as exchange agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with: (a) the performance by Agent of its duties hereunder; or (b) the reliance by Agent upon the information relating to the Converted Shares furnished to Agent by Parent or by the Company's transfer agent; provided, however, that: (i) in any case in which there is a discrepancy between such information and the information contained in a Certificate or Certificates surrendered to Agent by a former stockholder of the Company for exchange under the terms hereof, Agent shall have a duty to inquire as to the reason for such discrepancy, and if Agent is unable to resolve said discrepancy within 30 days, Agent shall act with respect to said discrepancy only as directed by Parent; and (ii) Parent shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of Agent's gross negligence or willful misconduct. In no case shall Parent be liable under this indemnity with respect to any claim against Agent unless Parent shall be notified in writing by Agent of the assertion of such claim promptly after Agent shall have received notice of any such assertion unless such delay did not prejudice Parent's rights with respect to such claim. Parent shall be entitled to participate at its own expense in the defense of any such claim, and, if Parent so elects, Parent shall assume the defense of any proceeding brought with respect to any such claim. In the event that Parent shall assume the defense of any such proceeding, Parent shall not be liable for the fees and expenses of any additional counsel thereafter retained by Agent unless counsel to Agent reasonably determines that representation of Agent by counsel to, or counsel selected by, Parent would give rise to a conflict of interest, in which case Agent shall be entitled to retain a single firm as counsel and Parent shall be liable for the reasonable fees and expenses of such counsel. The indemnification provided for hereunder shall survive the termination of this Agreement.

 8. Attorney's Fees.

     In connection with any action at law or suit in equity arising under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

 9. Fees and Expenses.

     For Agent's services hereunder, Parent shall pay Agent the fees set forth in Exhibit E attached hereto. Parent shall also reimburse Agent for its reasonable out-of-pocket expenses in connection with its services hereunder, including, but not limited to, postage, insurance, telephone charges and reasonable counsel fees which may be incurred in such connection.

10. Notices.

     All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Agent:   StockTrans, Inc.
                   7 E. Lancaster Avenue
                   Ardmore, PA 19003
                   Telephone: (610) 649-6300
                   Facsimile: (610) 649-7302
                   Attention: Jonathan Miller

        If to Parent:  PMR Corporation
                   501 Washington Street, 5th Floor
                   San Diego, CA 92103
                   Telephone: (619) 610-4001
                   Facsimile: (619) 610-4184
                   Attention: Chief Executive Officer

     All such notices and other communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery;
(b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication; (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch; and (d) in the case of mailing, on the fifth business day following such mailing.

11. Entire Agreement; Counterparts; Applicable Law.

     This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within Delaware.

12. Modification.

     This Agreement shall not be, and shall not be deemed or construed to be modified or amended, in whole or in part, except by a written instrument signed by a duly authorized representative of each party to this Agreement.

13. Assignability.

     This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns.

14. Severability.

     In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Termination.

     At any time following the one year anniversary of the Effective Time, Parent may terminate this Agreement at any time by so notifying Agent in writing. Agent may terminate this Agreement upon 30 days' prior written notice to Parent. This Agreement shall terminate thirteen months after the Effective Time unless extended by agreement of both parties hereto. Section 7 of this Agreement shall survive any termination of this Agreement. Upon any termination of this Agreement, Agent shall promptly deliver to Parent any certificate, funds or other property then held by Agent pursuant to this Agreement. After such time, any party entitled to such certificates, funds or property shall look solely to Parent and not to Agent with respect thereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                          STOCKTRANS, INC.

                                          By:
                                            ------------------------------------

                                          Name:
                                              ----------------------------------

                                          Title:
                                             -----------------------------------

                                          PMR CORPORATION

                                          By:
                                            ------------------------------------

                                          Name:
                                              ----------------------------------

                                          Title:
                                             -----------------------------------

                                                                       EXHIBIT I

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT dated as of                , 1998 (the "Agreement")
is made and entered into by and among PMR CORPORATION, a Delaware corporation ("Parent"), STOCKTRANS, INC. (the "Escrow Agent") and VENCOR, INC. ("Vencor"), WELSH, CARSON, ANDERSON & STOWE, VI, L.P. ("Welsh, Carson") and EDWARD A. STACK ("Stack"), as Representatives (the "Stockholders' Representatives") of the common stockholders and Series A Preferred stockholders (collectively, the "Stockholders") of BEHAVIORAL HEALTHCARE CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Company, Parent and BHC ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") are parties to
that certain Agreement and Plan of Merger dated July   , 1998 (the "Merger
Agreement"), whereby Merger Sub will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation and become a wholly owned subsidiary of Parent;

     WHEREAS, pursuant to the Merger Agreement, an aggregate of 2,600,000 shares (the "Merger Shares") of Common Stock of Parent are to be issued, an aggregate of $93,500,000 (the "Cash Consideration") is to be paid, and promissory notes in the aggregate principal amount of $925,000 (the "Note Consideration") are to be issued, in the Merger to the Stockholders;

     WHEREAS, the Merger Agreement provides that 175,500 of the Merger Shares to be issued to the Stockholders in the Merger (the "Escrow Shares"), $5,449,937 of the Cash Consideration to be paid to the Stockholders in the Merger (the "Escrow Fund") and a promissory note representing the Note Consideration (the "Escrow Note") be placed in an escrow account as collateral to secure certain indemnification obligations of the Stockholders under the Merger Agreement on the terms and conditions set forth herein; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

 1. Defined Terms.

     Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

 2. Escrow and Indemnification.

     (a) Escrow Account. On the Closing Date, Parent shall or shall cause its transfer agent to deposit with the Escrow Agent the Escrow Shares, the Escrow Fund and the Escrow Note, such deposit to constitute an escrow account to be designated as "Pacific Corporation Escrow Agreement" or an account having such other similar designation (the "Escrow Account"). The Escrow Shares allocable to the Stockholders shall be delivered by Parent or the Exchange Agent (as defined in the Merger Agreement) defined to the Escrow Agent in the form of duly authorized stock certificates issued in the respective names of each Stockholder thereof together with endorsed stock powers. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such in the Escrow Account subject to the terms and conditions of this Agreement.

     (b) Investments. The Escrow Agent shall invest the cash held in the Escrow Fund in an interest-bearing account, or money market instruments or other investments in accordance with instructions from Parent and Stockholders' Representatives. Any interest payable on the funds held in the Escrow Fund

("Interest") shall be distributed to the Stockholders immediately prior to any distribution to the Stockholders and in any event at least once during each calendar year commencing on or about January 1, 1999.

     (c) The Stockholders shall not have any right to distributions of the Escrow Fund or the Escrow Note until the termination of the Escrow Agreement pursuant to its terms.

     (d) Stockholder Indemnification. The Escrow Shares, Escrow Fund and Escrow Note shall be available to satisfy the reimbursement and indemnity obligations of the Stockholders to the Parent Indemnitees contained in Section 1.10 and
Section 8.2 of the Merger Agreement, subject to the limitations, and in the manner provided, in the Merger Agreement and this Agreement.

     (e) Limitation on Liability. The obligations of the Stockholders under this Agreement are subject to the limitations set forth in Section 8 of the Merger Agreement.

     (f) Dividends, Voting and Rights of Ownership. Any cash dividends paid in respect of the Escrow Shares shall be distributed currently by Parent (or Parent's transfer agent) to the Stockholders and will not be available to satisfy the indemnification obligations of the Stockholders. The Stockholders will have the right to vote the Escrow Shares so long as such Escrow Shares are held in escrow and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Stockholders will retain and will be able to exercise all incidents of ownership of such shares that are not inconsistent with the terms of this Agreement.

     (g) No Transfer by Stockholders. The interests of the Stockholders in the Escrow Account shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Parent, and no such assignment or transfer shall be valid until such notice is given.

     (h) Escrow Agent's Power to Transfer. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Shares, the Escrow Fund and the Escrow Note permitted by this Agreement and the Merger Agreement. Parent shall cooperate with the Escrow Agent in promptly issuing (or causing Parent's transfer agent to issue) stock certificates or promissory notes to effect such transfer.

 3. Claims for Damages.

     (a) Delivery of Claim Notice. If any Parent Indemnitee is entitled to reimbursement under Section 1.10 of the Merger Agreement or has incurred or suffered Damages for which it is entitled to indemnification under Section 8.2 of the Merger Agreement, Parent shall, on or prior to the 18-month anniversary of the Closing Date (the "Expiration Date"), give written notice of such claim (a "Claim Notice") to the Stockholders' Representatives, with a copy being provided to the Escrow Agent. Each Claim Notice shall state the amount of claimed UST Removal Costs or Damages (the "Claimed Amount") and the basis for such claim. No Parent Indemnitee shall make, and shall not be entitled to make, any claim for UST Removal Costs or Damages after the Expiration Date.

     (b) Response Notice; Uncontested Claims. Within thirty (30) days of receipt of a Claim Notice, the Stockholders' Representatives shall provide to Parent, with a copy being provided to the Escrow Agent, a written response (the "Response Notice") in which the Stockholders' Representatives shall (i) agree that the full Claimed Amount is valid, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is valid, or (iii) contest that any or all of the Claimed Amount is valid. The Stockholders' Representatives may contest all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute UST Removal Costs for which a Parent Indemnitee is entitled to reimbursement under Section 1.10 of the Merger Agreement or Damages entitled to indemnification under Section 8.2 of the Merger Agreement. If no Response Notice is delivered by the Stockholders' Representatives within such thirty (30) day period, the Stockholders' Representatives shall be deemed to have agreed that the Claimed Amount is valid and that the Parent Indemnitee at issue is entitled to such reimbursement and/or indemnification.

     (c) Uncontested Claims. If the Stockholders' Representatives in the Response Notice agree or, by failing to provide a Response Notice, are deemed to have agreed that the Claimed Amount is valid, the Escrow Agent shall in a timely manner following the required delivery date for the Response Notice (i) first, reduce the amount of the Escrow Note in accordance with Section 4 hereof in an amount equal to the Claimed Amount, and provide Parent with a schedule indicating the amount by which the Escrow Note has been reduced; and (ii) if the full principal amount of the Escrow Note has been reduced, disburse to Parent from the Escrow Account, in accordance with Section 4 hereof, cash plus that number of Escrow Shares which Value (as defined in Section 4(b)), together with such cash and the Escrow Note, the Claimed Amount. The reduction of the Escrow Note, the amount of cash and the number of Escrow Shares equal to the Claimed Amount shall be calculated and agreed upon by the Stockholders' Representatives and Parent and certified in writing by such persons to the Escrow Agent. The Escrow Agent shall have no duty to verify or determine the amount by which the Escrow Note shall be reduced or the amount of cash or number of Escrow Shares necessary to satisfy the Claimed Amount.

     (d) Contested Claims.

          (i) If the Stockholders' Representatives in the Response Notice agree that part, but not all, of the Claimed Amount is valid (the "Agreed Amount"), the Escrow Agent shall in a timely manner following the required delivery date for the Response Notice (i) first, reduce the amount of the Escrow Note in accordance with Section 4 hereof in an amount equal to the Agreed Amount, and provide Parent with a schedule indicating the amount by which the Escrow Note has been reduced; and (ii) if the full principal amount of the Escrow Note has been reduced, disburse to Parent from the Escrow Account, in accordance with Section 4 hereof, cash plus that number of Escrow Shares which Value, together with such cash and the Escrow Note, is necessary to satisfy the Agreed Amount. The reduction of the Escrow Note, the amount of cash and the number of Escrow Shares necessary to satisfy the Agreed Amount shall be calculated and agreed upon by the Stockholders' Representatives and Parent and certified in writing by such persons to the Escrow Agent. The Escrow Agent shall have no duty to verify or determine the amount by which the Escrow Note is reduced or the amount of cash or number of Escrow Shares necessary to satisfy the Agreed Amount.

          (ii) If the Stockholders' Representatives in the Response Notice contest the release of all or a part of the Claimed Amount (the "Contested Amount"), the Escrow Agent shall continue to hold in the Escrow Account, the Escrow Note and the cash plus that number of Escrow Shares necessary to satisfy the Contested Amount, notwithstanding the occurrence of the Expiration Date, until (i) delivery of a copy of a settlement agreement executed by the Stockholders' Representatives and Parent setting forth instructions to the Escrow Agent as to disbursement of the Escrow Account, if any, or (ii) delivery of a copy of a final, nonappealable court order setting forth instructions to the Escrow Agent as to disbursement of the Escrow Account, if any. The reduction of the Escrow Note, the amount of cash and the number of Escrow Shares necessary to satisfy the Contested Amount shall be calculated and agreed upon by the Stockholders' Representatives and Parent and certified in writing by such persons to the Escrow Agent. The Escrow Agent shall have no duty to verify or determine the amount by which the Escrow Note is reduced or the amount of cash or number of Escrow Shares necessary to satisfy the Contested Amount.

 4. Disbursements in Respect of Claims.

     (a) Whenever the Escrow Agent becomes obligated to make a disbursement to a Parent Indemnitee pursuant to Section 3, the Escrow Agent shall make such disbursement from the Escrow Account as promptly as practicable and in accordance with Parent's written instructions. Whenever a disbursement or reservation is to be made from the Escrow Account pursuant to Section 3, such disbursements or reservations shall be made, first, from the Escrow Note by applying the Claimed Amount against any accrued and unpaid interest under the Escrow Note, thereafter against the principal balance of the Note and, if the Claimed Amount has not been satisfied, then from the Escrow Fund and from the Escrow Shares (in the same proportion as the Escrow Fund and the Escrow Shares were originally placed in the Escrow Account) such that the sum of reduction of the Escrow Note and all such cash plus the aggregate Value of such Escrow Shares is equal to the amount to be disbursed from or reserved against the Escrow Account. Nothing herein shall require the payment of claims in excess of the limitations set forth in Section 8 of the Merger Agreement.

     (b) "Value," when used with respect to an Escrow Share, shall be $9.2596 per share.

 5. Release of Escrow Shares and Escrow Fund.

     Within five (5) business days after the Expiration Date, the Escrow Agent shall notify Parent and Stockholders' Representative as to the remaining principal and interest of the Escrow Note. Parent shall immediately thereafter issue and deliver to the Escrow Agent individual promissory notes (the "Notes") in accordance with the Stockholders' pro rata interest in the Escrow Note. Within fifteen (15) business days after the Expiration Date, the Escrow Agent shall distribute to the Stockholders the Notes, and on a pro rata basis, all of the Escrow Shares and the Escrow Fund (together with interest accrued thereon) then being held by the Escrow Agent. The Escrow Agent shall deliver the Escrow Note to Parent for cancellation. Notwithstanding the foregoing, any Contested Amount being held by the Escrow Agent on the Expiration Date shall be held and disbursed only in accordance with Section 3(d)(ii) of this Agreement.

 6. Fees and Expenses.

     Upon execution of this Agreement and initial deposit of the Escrow Shares, Escrow Fund and Escrow Note with the Escrow Agent, an acceptance fee of
$          will be payable to the Escrow Agent by Parent. This acceptance fee will cover the Escrow Period. In the event the Escrow Agent is required to administer the Escrow Account after the Escrow Period, an administrative fee will be payable to the Escrow Agent by Parent in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement on demand from Parent for extraordinary expenses incurred in performance of its duties hereunder including, without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. Parent shall pay the reasonable fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder including reasonable legal fees incurred in connection with the preparation of this Agreement.

 7. Limitation of Escrow Agent's Liability.

     (a) Neither Escrow Agent nor any of its directors, officers or employees shall incur any liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it nor shall the Escrow Agent be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, including in-house counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be responsible for any of the agreements referred to herein, including the Merger Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement.

     (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Note, the Escrow Fund or the Escrow Shares, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 10 hereof or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Parent will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 7(b) (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 6 hereof).

     (c) Parent hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, damage, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder including, but not limited to reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

     (d) Parent and Stockholders, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the release of any Escrow Shares, the Escrow Note and the Escrow Fund under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such release or other activities under this Agreement. Parent and Stockholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Parent and Stockholders, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

 8. Termination.

     This Agreement shall terminate upon the later of the Expiration Date or the release by the Escrow Agent of all of the Escrow Shares and the Escrow Fund and the cancellation or release of the Escrow Note in accordance with this Agreement. The provisions of Section 7 shall survive termination of this Agreement.

 9. Notices.

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Parent:
                                 PMR Corporation
                                 Attn: Chief Executive Officer
                                 501 Washington Street, 5th Floor
                                 San Diego, CA 92103
                                 Telephone: (619) 610-4001
                                 Facsimile: (619) 610-4184
        with a copy to:
                                 Jeremy D. Glaser, Esq.
                                 Cooley Godward LLP
                                 4365 Executive Drive, Suite 1100
                                 San Diego, CA 92121
                                 Telephone: (619) 550-6000
                                 Facsimile: (619) 453-3555
        if to the Stockholders:
                                 Edward A. Stack
                                 102 Woodmont Boulevard, Suite 800
                                 Nashville, TN 37205
                                 Telephone: (615) 269-3492
                                 Facsimile: (615) 269-9814
        with a copy to:
                                 Waller Lansden Dortch & Davis, PLLC
                                 Nashville City Center
                                 511 Union Street, Suite 2100
                                 Post Office Box 198966
                                 Nashville, Tennessee 37219-8966
                                 Telephone: (615) 244-6380
                                 Facsimile: (615) 244-6804
        if to the Escrow Agent:
                                 StockTrans, Inc.
                                 7 E. Lancaster Avenue
                                 Ardmore, PA 19003
                                 Telephone: (610) 649-6300
                                 Facsimile: (610) 649-7302

10. Successor Escrow Agent.

     In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than 30 days' prior written notice of the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent without the consent of the Stockholders' Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Stockholders' Representatives, which shall not be unreasonably withheld. If, within such notice period, Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Shares, Escrow Note and Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Escrow Shares, Escrow Note and Escrow Fund to such designated successor. If, however, Parent shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

11. Stockholders' Representatives.

     (a) For purposes of this Agreement, the Stockholders hereby consent to the appointment of Vencor, Welsh, Carson and Stack as the Stockholders' Representatives and each or any one of them as attorneys-in-fact for and on behalf of the each Stockholder, and the taking by the Stockholders' Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement, including without limitation, the exercise of the power to (i) authorize the reduction of the Escrow Note; (ii) authorize delivery to Parent of the Escrow Shares and the Escrow Fund, or any portion thereof, in satisfaction of Claims, (iii) agree to negotiate, enter into settlements and compromises with respect to such Claims,
(iv) resolve any Claims, and (v) take all actions necessary in the judgment of the Stockholders' Representatives for the accomplishment of the foregoing and all of the other terms, conditions and limitations contained in this Agreement. The Stockholders further consent to the appointment of Edward A. Stack as the principal representative (the "Principal Representative") with full power and authority to act on behalf of the Stockholders' Representatives with respect to any action to be taken or omitted to be taken by the Stockholders' Representatives under or in connection with this Agreement.

     (b) Notwithstanding any statement contained in this Agreement or the Escrow Agreement to the contrary, Parent and the Escrow Agent may rely conclusively, and shall be protected in so acting, upon any written order, notice, demand, certificate, statement, document or instruction (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) executed and delivered by the Principal Representative (but not any of the other Stockholders' Representatives) whether delivered in original form, by facsimile or otherwise.

12. General.

     (a) Governing Law; Forum. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without regard to conflict-of-law principles and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be decreed an original, but all of which together shall constitute one and the same instrument.

     (c) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     (e) Amendment. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and the Principal Representative (or their duly designated successors).

     (f) Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent within 30 days from the date hereof. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any income earned on the investment of the Escrow Shares.

     (g) Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Note, Escrow Shares and the Escrow Fund, or should any claim be made upon the Escrow Account by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Note, Escrow Shares and Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relates to the Escrow Account.

     (h) Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     (i) Binding Effect. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

     (j) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          PMR CORPORATION

                                          By:

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          STOCKTRANS, INC.

                                          By:

                                          --------------------------------------

                                          Name:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          STOCKHOLDERS' REPRESENTATIVES:

                                          --------------------------------------
                                          Edward A. Stack

                                          --------------------------------------
                                          Vencor, Inc.

                                          --------------------------------------
                                          Welsh, Carson, Anderson & Stowe, VI,
                                          L.P.

                                                                       EXHIBIT J

                           OWNED PROPERTIES REQUIRING
                             ENVIRONMENTAL REPORTS
               Pioneer Trail RTC
               San Luis Rey Hospital
               Valle Vista Hospital
               West Hills Hospital
               Windsor Hospital

                                                                      APPENDIX B

             [SUNTRUST EQUITABLE SECURITIES CORPORATION LETTERHEAD]

STRICTLY CONFIDENTIAL

JULY 30, 1998

BOARD OF DIRECTORS
PMR CORPORATION
501 WASHINGTON STREET, 5TH FLOOR
SAN DIEGO, CALIFORNIA 92103

LADIES AND GENTLEMEN:

     You have asked us to advise you with respect to the fairness to the common stockholders of PMR Corporation (the "Company"), from a financial point of view, of the consideration to be paid by the Company pursuant to the Agreement and Plan of Merger dated as of July 29, 1998 (the "Agreement"), by and between the Company and Behavioral Healthcare Corporation ("BHC"). Under the terms of the Agreement, BHC will merge with and into a wholly-owned subsidiary of the Company (any such transaction being hereinafter referred to as the "Merger"). Pursuant to the Merger, holders of BHC common stock and Series A Preferred Stock will receive (i) 2,600,000 shares of common stock of the Company, (ii) aggregate cash consideration of $93,500,000 and (iii) promissory notes in the amount of $925,000. The Company, or its wholly-owned subsidiary, shall be the surviving corporation in the Merger. The Merger is expected to be accounted for as a purchase.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and BHC. We have reviewed certain other information, including financial forecasts and related assumptions, and other internal financial analyses, provided to us by the Company and BHC, and we have met with the senior management of both the Company and BHC to discuss the business prospects of their respective companies and the joint prospects of a combined company. In addition, we have: (i) reviewed the macro trends and general market conditions in the behavioral health care industry; (ii) reviewed the reported price and trading activity for the common stock of the Company; (iii) reviewed the historical operating performance of both the Company and BHC; (iv) reviewed the terms of certain mergers between companies in the behavioral health care industry; (v) compared certain financial and stock market information for the Company with similar information for certain other comparable companies whose securities are publicly traded; and
(vi) performed such other studies and analyses as we considered appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of the Company and BHC as to the likely future financial performance of their respective companies. In addition, we have not made an independent valuation or appraisal of the assets of the Company or BHC. Our opinion is based on market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

     SunTrust Equitable Securities Corporation ("STES") has received a fee for rendering this opinion; however, our fee for rendering this opinion was not contingent upon the consummation of the Merger. STES served as lead managing underwriter in connection with the sale of common stock by the Company in October 1997. In the normal course of business, STES publishes research reports regarding the Company and actively trades the equity securities of the Company for its own account and for the accounts of its customers. Accordingly, STES may at any time hold a long or short position in such securities. In the past, STES also has provided investment banking services for BHC for which STES received customary compensation.

     Based on the analysis described above and subject to the foregoing limitations and qualifications, it is our opinion that, as of the date hereof, the consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the common stockholders of the Company.

     It is understood that this letter is for the information of the Board of Directors of the Company only and is not to be quoted or referred to, in whole or in part, without our written consent; provided, however, that we hereby consent to the inclusion of this opinion in any registration or proxy statement used in connection with the Merger, so long as the opinion is quoted in full in such registration or proxy statement.

                                          Very truly yours,

                                          SUNTRUST EQUITABLE SECURITIES
                                          CORPORATION

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PMR's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require PMR to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. PMR believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to PMR, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of PMR or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to PMR or its stockholders when the director was aware or should have been aware of a risk of serious injury to PMR or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to PMR or its stockholders, for improper transactions between the director and PMR and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     Delaware corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers. PMR maintains directors and officers liability insurance providing aggregate coverage of $10 million.

     At present, there is no pending litigation or proceeding involving a director or officer of PMR as to which indemnification is being sought nor is PMR aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     2.1     Agreement and Plan of Merger dated as of July 30, 1998,
             among PMR, PMR Sub and BHC.(5)*
     3.1     PMR's Restated Certificate of Incorporation, filed with the
             Delaware Secretary of State on March 9, 1998.(4)
     3.2     PMR's Amended and Restated Bylaws.(2)
     4.1     Common Stock Specimen Certificate.(1)
     5.1     Opinion of Cooley Godward LLP.+
    10.1     PMR's 1997 Equity Incentive Plan.+
    10.2     Form of Incentive Stock Option Agreement under the 1997 Plan
             (filed as Exhibit 10.2).(2)
    10.3     Form of Nonstatutory Stock Option Agreement under the 1997
             Plan (filed as Exhibit 10.).(2)

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
    10.4     Outside Directors' Non-Qualified Stock Option Plan of 1992
             (the "1992 Plan") (filed as Exhibit 10.4).(2)
    10.5     Form of Outside Directors' Non-Qualified Stock Option
             Agreement (filed as Exhibit 10.5).(2)
    10.6     Amended and Restated Stock Option Agreement dated April 30,
             1996, evidencing award to Allen Tepper (filed as Exhibit
             10.6).(2)
    10.7     Amended and Restated Stock Option Agreement dated April 30,
             1996, evidencing award to Susan Erskine (filed as Exhibit
             10.7).(2)
    10.8     Amended and Restated Stock Option Agreement dated February
             1, 1996, evidencing award to Mark Clein (filed as Exhibit
             10.8).(2)
    10.9     Amended and Restated Stock Option Agreement dated February
             1, 1996, evidencing award to Mark Clein (filed as Exhibit
             10.9).(2)
    10.10    Amended and Restated Warrant dated July 9, 1997, evidencing award to Fred Furman (filed as Exhibit 10.11).(2)
    10.11    Restated Management Agreement dated April 11, 1997 with
             Scripps Health (filed as Exhibit 10.12).(2)
    10.12    Amendment to Restated Management Agreement dated July 15,
             1998 with Scripps Health.
    10.13    Sublease dated April 1, 1997 with CMS Development and
             Management Company, Inc. (filed as Exhibit 10.13).(2)
    10.14    Management and Affiliation Agreement dated April 13, 1995, between Mental Health Cooperative, Inc. and Tennessee Mental
             Health Cooperative, Inc. with Addendum (filed as Exhibit
             10.14). (Tennessee Mental Health Cooperative, Inc.
             subsequently changed its name to Collaborative Care
             Corporation.)(2)
    10.15    Second Addendum to Management and Affiliation Agreement
             dated November 1, 1996 between Mental Health Cooperative,
             Inc. and Collaborative Care Corporation (filed as Exhibit
             10.15).(3)
    10.16    Provider Services Agreement dated April 13, 1995, between
             Tennessee Mental Health Cooperative, Inc. and Mental Health
             Cooperative, Inc. (filed as Exhibit 10.15). (Tennessee
             Mental Health Cooperative, Inc. subsequently changed its
             name to Collaborative Care Corporation.).(2)
    10.17    Management and Affiliation Agreement dated April 13, 1995, between Case Management, Inc. and Tennessee Mental Health
             Cooperative, Inc. with Addendum (filed as Exhibit 10.16).
             (Tennessee Mental Health Cooperative, Inc. subsequently
             changed its name to Collaborative Care Corporation.)(2)
    10.18    Provider Services Agreement dated April 13, 1995, between
             Tennessee Mental Health Cooperative, Inc. and Case
             Management, Inc. (filed as Exhibit 10.17). (Tennessee Mental
             Health, Cooperative, Inc. subsequently changed its name to
             Collaborative Care Corporation.)(4)
    10.19    Provider Agreement dated December 4, 1995, between Tennessee
             Behavioral Health, Inc. and Tennessee Mental Health
             Cooperative, Inc.(4)
    10.20    Addendum No. 1 to Provider Agreement dated December 4, 1995, between Tennessee Behavioral Health, Inc. and Tennessee
             Mental Health Cooperative, Inc.(4)
    10.21    Addendum No. 2 to Provider Agreement dated February 4, 1996, between Tennessee Behavioral Health, Inc. and Tennessee
             Mental Health Cooperative, Inc.(4)
    10.22    Provider Participation Agreement dated December 1, 1995,
             among Green Spring Health Services, Inc., AdvoCare, Inc. and
             Tennessee Mental Health Cooperative, Inc.(4)
    10.23    Amendment to Provider Participation Agreement dated February
             13, 1996, among Green Spring Health Services, Inc., AdvoCare of Tennessee, Inc. and Tennessee Mental Health Cooperative,
             Inc.(4)
    10.24    Subscription Agreement dated June 8, 1998, between PMR and
             Stadtlander Drug Distribution Co., Inc.(4)
    10.25    Sanwa Bank California Credit Agreement dated February 2,
             1996, as amended on October 31, 1996.(3)
    13.1     Annual Report on Form 10-K for the year ended April 30,
             1998.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
    13.2     Annual Report to Stockholders for the year ended April 30,
             1998.
    21.1     List of Subsidiaries.(4)
    23.1     Consent of Ernst & Young LLP.
    23.2     Consent of Ernst & Young LLP.
    23.3     Consent of Cooley Godward LLP (included in Exhibit 5.1).+
    23.4     Consent of SunTrust Equitable Securities Corporation++
    24.1     Power of Attorney (included in Part II of Registration
             Statement).
    27.1     Financial Data Schedule.
    99.1     PMR Form of Proxy Card
    99.2     BHC Form of Proxy Card+

---------------
 * Schedules omitted pursuant to Regulation S-K, Item 601(b) of the Commission. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.

 +  To be filed by amendment.

++ Included in Appendix B attached to the Prospectus/Joint Proxy Statement included in this Registration Statement.

(1) Incorporated by reference to exhibits filed with the SEC in PMR's Registration Statement on Form S-18 (Reg. No. 23-20095-A).

(2) Incorporated by reference to exhibits filed with the SEC in PMR's Annual Report on Form 10-K for the year ended April 30, 1997.

(3) Incorporated by reference to exhibits filed with the SEC in PMR's Registration Statement on Form S-2 (Reg. No. 333-36313).

(4) Incorporated by reference to exhibits filed with the SEC in PMR's Annual Report on Form 10-K for the year ended April 30, 1998.

(5) Filed as Exhibit 99.1 to PMR's Current Report on Form 8-K dated August 4, 1998, and incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 ("the Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference to the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

     (6) The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PMR Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 24th day of August, 1998.

                                          PMR CORPORATION

                                          By: /s/ ALLEN TEPPER
                                            ------------------------------------
                                            Allen Tepper
                                            Chairman of the Board and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ALLEN TEPPER, FRED D. FURMAN and MARK P. CLEIN, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                                     TITLE                          DATE
                ---------                                     -----                          ----

/s/ ALLEN TEPPER                            Chairman of the Board, Chief Executive      August 24, 1998
------------------------------------------  Officer and Director (Principal Executive
Allen Tepper                                Officer)

/s/ MARK P. CLEIN                           Executive Vice President and Chief          August 24, 1998
------------------------------------------  Financial Officer (Principal Financial
Mark P. Clein                               Officer)

/s/ FRED D. FURMAN                          President                                   August 24, 1998
------------------------------------------
Fred D. Furman

/s/ SUSAN D. ERSKINE                        Executive Vice President, Secretary and     August 24, 1998
------------------------------------------  Director
Susan D. Erskine

/s/ DANIEL L. FRANK                         President of Disease Management Division    August 24, 1998
------------------------------------------  and Director
Daniel L. Frank

/s/ CHARLES MCGETTIGAN                      Director                                    August 24, 1998
------------------------------------------
Charles C. McGettigan

/s/ EUGENE D. HILL                          Director                                    August 24, 1998
------------------------------------------
Eugene D. Hill